Filed Pursuant to Rule 424(b)(4)

Registration No. 333-249647

PROSPECTUS

Ebang International Holdings Inc.

Up to 8,000,000 Units

Each Unit Consisting of One Class A Ordinary Share and One Warrant to Purchase One-Half of One Class A Ordinary Share

We are offering in a best-efforts offering up to 8,000,000 units (the “Units”), with each Unit consisting of one Class A ordinary share and one warrant to purchase one-half of one Class A ordinary share. The public offering price is US$5.25 per Unit. Up to 4,000,000 of the Units will be sold to investors at an initial closing and, thereafter, for a period of 45 days, such investors who purchased Units at the initial closing will have the right to purchase up to such number of additional units as equals the number of Units purchased by each of them at the initial closing, on the same terms as the Units purchased at the initial closing (the “Additional Units”). Each Class A ordinary share is being sold together with one warrant to purchase one-half of one Class A ordinary share. Each two warrants will have an exercise price per share at US$5.50, equal to 105% of the public offering price per Unit in this offering. The warrants will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. The warrants may be exercised only for a whole number of shares, and no fractional shares will be issued upon exercise of the warrants. As a result, you must purchase Units in multiples of two in order to obtain full value from the fractional interest of the warrants. The Units will not be certificated. The Class A ordinary shares and related warrants are immediately separable and will be issued separately, but must be purchased together as a Unit in this offering.

Our Class A ordinary shares are listed on the Nasdaq Global Select Market under the symbol “EBON.” On November 17, 2020, the closing trading price of our Class A ordinary shares, as reported on the NASDAQ Global Select Market, was US$7.53 per Class A ordinary share. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Units or the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Because there is no minimum offering amount required as a condition to closing this offering, we may sell fewer than all of the Units offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of Units sufficient to pursue the business goals outlined in this prospectus. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Also, any proceeds from the sale of Units offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. See “Risk Factors” for more information. The proceeds from the sale of the Units in this offering will be deposited in a separate non-interest bearing bank account (limited to funds received on our behalf) established by our escrow agent. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the Additional Units. Therefore, investor funds that are held in escrow will be released to us in our sole discretion at any time, and without regard to meeting any particular contingency. Any such funds that the escrow agent receives shall be held in escrow until the applicable closing of the offering or such other time as mutually agreed between us and the placement agent, and then used to complete securities purchases, or returned if this offering fails to close. We expect the initial closing of the offering to occur on November 23, 2020 but the offering will be terminated by January 7, 2021, provided that the closing(s) of the offering for all of the Units have not occurred by such date, and may not be extended.

We are an “emerging growth company” as defined under applicable U.S. securities laws and are eligible for reduced public company reporting requirements.

Our outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. Each Class A ordinary share is entitled to one vote, and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

Additionally, we are, and following the completion of this offering, will continue to be a “controlled company” as defined under the Nasdaq Stock Market Listing Rules, because our existing controlling shareholder Mr. Dong Hu will be able to exercise 91.4% of the total voting power of our issued and outstanding ordinary shares immediately after the consummation of this offering, assuming sales of all 4,000,000 Units at the initial closing (91.0% assuming sales of all of the Units in this offering) and, in each case, no exercise of the related warrants. For further information, see “Principal Shareholders.”

Investing in the Units, the Class A ordinary shares and the warrants (collectively, “Securities”) involves a high degree of risk, including the risk of losing your entire investment. See “Risk Factors” beginning on page 14 to read about factors you should consider before buying the Securities.

PRICE US$5.25 PER UNIT

	Per Unit		Total (assuming maximum offering)(3)
Public offering price	US$	5.250	US$	21,000,000
Placement agent’s fees (1)	US$	0.315	US$	1,260,000
Proceeds, before expenses, to us (2)	US$	4.935	US$	19,740,000

(1)	We have agreed to pay Univest Securities, LLC (the “placement agent”) a cash fee of 6.0% of the aggregate gross proceeds raised in this offering. For a description of compensation payable to the placement agent, see “Plan of Distribution.”
(2)	We estimate the total expenses of this offering payable by us, excluding the placement agent’s fees, will be approximately US$433,505.
(3)	If all 4,000,000 Additional Units are sold, the total public offering price will be $42,000,000, the total placement agent’s fees will be $2,520,000 and the total proceeds to us, before expenses, will be $39,480,000.

We have engaged Univest Securities, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase our securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. Because there is no minimum offering amount required as a condition to closing in this offering the actual public offering amount, the placement agent’s fee, and proceeds to us, if any, are not presently determinable and may be substantially less than the total maximum offering amounts set forth above and throughout this prospectus. We have agreed to pay the placement agent the placement agent fees set forth in the table above and to provide certain other compensation to the placement agent. See “Plan of Distribution” beginning on page 172 of this prospectus for more information regarding these arrangements.

Neither the United States Securities and Exchange Commission nor any other regulatory body has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

We will deliver the Class A ordinary shares being issued to the investors electronically and will mail such investors physical warrant certificates for the warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus. We expect the delivery of such securities against payment in U.S. dollars will be made in New York, New York on or about November 23, 2020.

PROSPECTUS DATED NOVEMBER 18, 2020

You should rely only on the information contained in this prospectus or in any related free writing prospectus that we have filed with the U.S. Securities and Exchange Commission, or the SEC. We have not authorized anyone to provide you with information different from that contained in this prospectus or in any related free-writing prospectus. We are offering to sell, and seeking offers to buy the Units offered hereby, but only under circumstances and in jurisdictions where offers and sales are permitted and lawful to do so. The information contained in this prospectus is current only as of its date, regardless of the time of delivery of this prospectus or of any sale of the Units.

Neither we nor the placement agent have done anything that would permit this offering or possession or distribution of this prospectus or any filed free writing prospectus in any jurisdiction where other action for that purpose is required, other than in the United States. Persons outside the United States who come into possession of this prospectus or any filed free writing prospectus must inform themselves about, and observe any restrictions relating to, the offering of the Units and the distribution of this prospectus or any filed free writing prospectus outside the United States.

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PROSPECTUS SUMMARY

The following summary is qualified in its entirety by, and should be read in conjunction with, the more detailed information and financial statements appearing elsewhere in this prospectus. In addition to this summary, we urge you to read the entire prospectus carefully, especially the risks of investing in the Securities discussed under “Risk Factors,” before deciding whether to invest in the Securities. This prospectus contains information from an industry report which we commissioned from Frost & Sullivan, an independent research firm, to prepare. We refer to this report as the F&S report.

Our Mission

Our mission is to apply technological innovation to become a globally prominent blockchain company.

Overview

We are a leading application-specific integrated circuit, or ASIC, chip design company and a leading manufacturer of high performance Bitcoin mining machines in the global market in terms of computing power sold in 2019, according to the F&S report. We have strong ASIC chip design capability underpinned by nearly a decade of industry experience and expertise in the telecommunications business. We are one of the few fabless integrated circuit, or IC, design companies with the advanced technology to independently design ASIC chips, established access to third-party wafer foundry capacity and a proven in-house capability to produce blockchain and telecommunications products, according to the F&S report. We have dedicated our technology and efforts to ASIC applications for Bitcoin mining machines and were a leading Bitcoin mining machine producer in the global market in terms of computing power sold in 2019, according to the F&S report.

We are a pioneer in researching and developing ASIC chip technology used in blockchain applications in China. We are also one of the earliest contract manufacturers of Bitcoin mining machines in China to own self-developed proprietary ASIC chips, according to the F&S report. Our Ebit E10 model, launched in December 2017, was the first commercially available mining machine to use 10 nm ASIC chips among major mining machine producers, according to the F&S report. Our latest commercialized Ebit E12 series mining machines, which incorporate the most recent iteration of our proprietary 10 nm ASIC chips, are capable of a hash rate of up to 50 TH/s and a computing power efficiency of 57W/TH. We have completed the design of our 8 nm ASIC chips and 7 nm ASIC chips and are ready to mass-produce our proprietary 8 nm ASIC chips when the market conditions become suitable. We currently focus on developing our proprietary 5 nm and 6 nm ASIC chips and mining machines for non-Bitcoin cryptocurrencies such as Litecoin and Monero. We will continue to devote significant resources to new innovations applying blockchain technology.

Leveraging our deep understanding of the cryptocurrency industry and strong blockchain technology as applied to ASIC chip design, we strive to expand into the upstream and downstream markets of the blockchain and cryptocurrency industry value chain to diversify our offerings and achieve a more stable financial performance. We intend to start with the cryptocurrency mining and farming business as well as cryptocurrency trading exchange business, as described below, and explore applying blockchain technology into non-cryptocurrency industries, such as the financial services and healthcare industries. We believe our extensive experience in the blockchain and cryptocurrency industry positions us well in our future endeavors.

In addition, we are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial businesses to capture the growth opportunity along the value chain of the blockchain industry outside of the PRC, specifically in Canada, Australia, New Zealand and Singapore. We carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We currently have no plans to establish our cryptocurrency trading exchange or online brokerage businesses in the United States. See “—Recent Developments” below.

Market Trends

Market interest in developing blockchain technology has been growing in recent years. As of December 31, 2019, there were 5,035 cryptocurrencies in circulation with a total aggregate market capitalization of approximately US$193.4 billion, which represented a 48.5% increase from approximately US$130.2 billion as of December 31, 2018. The largest cryptocurrency, Bitcoin, accounted for approximately 68.2% of the market capitalization of all cryptocurrencies, or approximately US$131.9 billion as of December 31, 2019, according to the F&S report.

In recent years, sales of Bitcoin mining machines have increased as a result of the increasing adoption of blockchain technology and interest in cryptocurrencies, particularly when cryptocurrency prices increased. Global sales of Bitcoin computing hardware, the majority of which comprise sales of Bitcoin mining machines, have surged at a compound annual growth rate, or CAGR, of 61.3% from approximately US$0.2 billion in 2015 to approximately US$1.4 billion in 2019 and are expected to further increase at a CAGR of 24.8% to approximately US$4.3 billion in 2024, according to the F&S report.

ASIC chip designers are major participants in the Bitcoin mining machine industry. An ASIC chip will generally excel at processing the targeted application but has little flexibility to process other types of transactions. Because it is narrowly tailored to a specific function, it requires less time and cost compared to developing a customized IC chip with both targeted and general applications. Several entry barriers exist for ASIC chip designers, including design expertise, long development time, ability to source high quality wafers, and high fixed cost.

Market demands and unit price of Bitcoin mining machines correlate with the economic returns of Bitcoin mining machines and are primarily affected by the Bitcoin price, according to the F&S report. A rise in the Bitcoin price will generally increase the market demand for Bitcoin mining machines, which in turn will allow us to price our products higher, and vice versa. The price of Bitcoin experienced a significant drop in 2018, remained relatively low through the end of the first quarter of 2019, and experienced modest recovery starting from the second quarter of 2019. The price of Bitcoin tends to have a direct impact on the market demand for our Bitcoin mining machines, in terms of both the price and the quantity, and we expect this trend to continue. Furthermore, the significant drop in the Bitcoin price is expected to have a negative effect on the value of our Bitcoin mining machine inventory and incentivize us to increase credit sales. The market panics over the global outbreak of a novel strain of coronavirus (COVID-19) adversely affected the Bitcoin price and caused a drastic drop in the Bitcoin price in March 2020. However, the Bitcoin price has regained most of the ground since the drastic drop in March 2020 and has experienced a significant increase since April 2020. We expect the volatility of the Bitcoin price to continue in the near term, which may significantly affect our business of operations and financial condition.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

●	market pioneer with strong and proven capabilities in ASIC design capability;

●	a world-leading Bitcoin mining machine producer with a strong market position globally and steady access to wafer foundry capacity;

●	outstanding technical expertise and production experience offering high-quality products; and

●	tech-savvy and seasoned senior management team.

Our Strategies

We intend to grow our business using the following key strategies:

●	strengthen our leadership position and increase our investment in ASIC chip and blockchain technology;

●	expand into new business opportunities in the blockchain and cryptocurrency industry to diversify our offerings;

●	continue to develop and offer cutting-edge cryptocurrency mining machines;

●	expand our production capacity; and

●	further strengthen our brand image and recognition and expand our overseas customer base.

Our Risks and Challenges

Investing in our Units entails a significant level of risk. Before investing in our Units, you should carefully consider all of the risks and uncertainties mentioned in the section titled “Risk Factors,” in addition to all of the other information in this prospectus, including the financial statements and related notes. The occurrence of one or more of the events or circumstances described in the section titled “Risk Factors,” alone or in combination with other events or circumstances, may adversely affect our business, results of operations and financial condition. Such risks include, but are not limited to:

Risks Relating to Our Business and Industry

●	significant impact from the fluctuation of Bitcoin price, and in particular, significant negative impact from sharp Bitcoin price decrease;

●	the concentration of our revenues in Bitcoin mining machines;

●	our ability to adapt to the constant changes in the industries in which we operate, continuously innovate and provide products that meet the expectations of our customers;

●	our ability to generate positive cash flows from operating activities and achieve or sustain profitability;

●	our limited operating history and our volatile historical results of operations;

●	the recent global coronavirus COVID-19 outbreak;

●	the increasing mining difficulty and decreasing mining rewards resulting in downward pressure on the expected economic returns of Bitcoin mining;

●	our ability to maintain relationships with major customers and find replacement customers

●	our current and future involvement in disputes, claims or proceedings arising from our operations from time to time;

●	our ability to obtain additional external capital resources

●	our dependency on the development of blockchain technology and applications, particularly in the field of Bitcoin, and our ability to maintain the performance of our Bitcoin mining machines;

●	our ability to price our products at our desired margins

●	current regulatory environment and adverse changes in the regulatory environment in the PRC market and foreign markets;

●	limited operating history of our subsidiaries in Canada, Australia and Singapore and difficulty in evaluating their ability to generate revenue through operation;

●	the novel businesses that we are pursuing subject to technical, operational, financial, regulatory, legal, reputational and marketing risks;

●	our ability to license technology and intellectual property rights from unaffiliated third parties for our cryptocurrency exchanges and online brokerages;

●	our ability to successfully develop, market and launch cryptocurrency exchanges or online brokerages.

●	our ability to maintain relationships with a limited number of third parties to fabricate our ASIC chips;

●	our ability to maintain appropriate inventory levels in line with the approximate level of demand for our products.

Risks Relating to Conducting Business in China

●	changes in China’s economic, political or social conditions or government policies;

●	uncertainties in the interpretation and enforcement of PRC laws and regulations;

●	potentially severe or prolonged downturn in China’s economy and political tensions between the United States and China;

●	inflation or labor shortage in China;

●	being considered a PRC resident enterprise and subject to EIT on our worldwide income;

●	increases in labor costs and enforcement of stricter labor laws and regulations in the PRC.

Risks Relating to This Offering

●	our ability to raise the amount of capital required for our business plans given that no minimum number or dollar amount of securities is required to be sold in this best-efforts offering;

●	investors in this offering being unable to receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals;

●	no public market for the Units or the warrants;

●	speculative nature of the warrants;

●	potentially volatile trading price of our Class A ordinary shares.

Recent Developments

In August 2020, we established wholly-owned subsidiaries in Singapore and Canada in preparation for establishing cryptocurrency exchanges. In October 2020, we established a wholly-owned subsidiary in Australia to apply for an Australian financial services license with the Australian Securities & Investments Commission (the Australian Government body that regulates the Australian financial services industry) and for registration with the Australian Transaction Reports and Analysis Centre (“AUSTRAC”) (the Australian Government body that regulates bitcoin exchanges). We carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial business to capture the growth opportunity along the value chain of the blockchain industry. As of the date of this prospectus, we have received the Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada, and we are in the process of obtaining relevant licenses and approvals for our subsidiaries in Singapore and Australia. We expect that it will take approximately two months and 12 months to obtain such licenses in Australia and Singapore, respectively, subject to approvals from local authorities, which is typical for such applications; if and once obtained, these licenses will allow us to operate cryptocurrency exchanges in these countries in such jurisdictions. Meanwhile, we are focused on application development, regulatory compliance and talent recruitment to ramp up execution of our new business plans for the expansion in these countries. We expect such ramp-up will support our future operations and our compliance with local rules and regulations. Our expenses to date to implement our new business plans, including establishing and acquiring subsidiaries in Canada, Australia, New Zealand and Singapore have not been significant, but we expect that we will require an initial investment of approximately US$4.0 million for server rentals, application development, regulatory compliance and talent acquisition to set up cryptocurrency exchanges in the abovementioned countries. There is no guarantee that we will receive any additional required approvals and licenses for our proposed business in these countries in a timely manner or on commercially reasonable terms, or at all, or that we will commence the proposed business as planned, or at all. Our current plan is to launch our operation in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. In the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of the businesses in the jurisdictions described above, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such businesses.

In addition, in October 2020, we entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. This will enable us to capitalize on New Zealand’s friendly and comprehensive regulatory regime. However, the consummation of the proposed acquisition in New Zealand is subject to, among other matters, the negotiation of a definitive agreement among the relevant parties, the satisfaction of the closing conditions provided thereunder, and the requisite corporate or other approvals from the relevant parties. A definitive agreement may not be entered into, and the proposed transaction may not be consummated in time, or at all.

Cryptocurrency is a recent technological innovation and the regulatory schemes to which cryptocurrency and the related exchange may be subject have not been fully explored or developed by foreign jurisdictions. Thus, cryptocurrency faces an uncertain regulatory landscape in many foreign jurisdictions. Various foreign jurisdictions may from time to time adopt laws, regulations or directives that affect our cryptocurrency businesses. Due in part to its international nature and the nascent stage of regulation, along with the limited experience with cryptocurrency, and language barriers between international journalists, translators and regulators, information regarding the regulation of cryptocurrency in various jurisdictions may be incomplete, inaccurate or unreliable. As both the regulatory landscape develops and journalistic familiarity with cryptocurrency increases, mainstream media’s understanding of cryptocurrency and the regulation thereof may improve. As we enter into the markets in Canada, Australia, New Zealand and Singapore, we expect to continue to monitor the local regulations regarding cryptocurrency and financial service platforms and retain local regulatory counsels. See “Business—Recent Developments”, “Risk Factors—The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses,” “Risk Factors—If we are unable to manage our growth or execute our strategies effectively, our business, results of operations and financial condition may be materially and adversely affected” and “Risk Factors—We may not successfully develop, market or launch any cryptocurrency exchanges or online brokerages” for details of the associated risks.

Corporate History and Structure

In January 2010, Mr. Dong Hu, our chairman of the board of directors and chief executive officer, founded Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, which established Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, in August 2010, to conduct development and sales of communications network access devices and related equipment. In early 2014, in view of the burgeoning opportunities in the blockchain industry, we began to conduct research and feasibility studies on the blockchain business and develop blockchain computing equipment. In August 2015, Zhejiang Ebang was listed on the National Equities Exchange and Quotations Co., Ltd., or the NEEQ. In August 2016, we acquired 51.05% of the equity interest in Hangzhou Dewang Information Technology Co., Ltd., or Hangzhou Dewang, through a capital injection in Hangzhou Dewang. In March 2018, Zhejiang Ebang was delisted from the NEEQ in preparation for the reorganization.

On May 17, 2018, we incorporated Ebang International Holdings Inc., our holding company, as an exempted company with limited liability in the Cayman Islands. In 2018, we underwent a series of corporate reorganizations for our initial public offering, including incorporation of our company as the listing vehicle, incorporation of our oversea holding companies and issuance of shares to shareholders of Hangzhou Ebang Hongfa Technology Co., Ltd., or Ebang Hongfa, to reflect their respective shareholdings before the reorganization. We completed the reorganization in May 2018.

On June 26, 2020, our Class A ordinary shares commenced trading on the Nasdaq Global Select Market under the symbol “EBON.” We raised from our initial public offering approximately US$91.7 million in net proceeds after deducting underwriting discounts and offering expenses payable by us.

The chart below summarizes our corporate structure and identifies the principal subsidiaries as of the date of this prospectus:

(1)	The remaining 48.95% equity interest is owned by Huzhou Meiman Investment Management LLP, an unaffiliated third party.

(2)	The remaining 0.0036% equity interest is owned by an unaffiliated individual.

Implications of Being an Emerging Growth Company

As a company with less than US$1.07 billion in revenue during our last fiscal year, we qualify as an “emerging growth company” as defined in the Jumpstart Our Business Startups Act of 2012, as amended, or the JOBS Act. As long as we remain an emerging growth company, we may rely on exemptions from some of the reporting requirements applicable to public companies that are not emerging growth companies. These exemptions include: (1) being permitted to provide only two years of selected financial data (rather than five years) and only two years of audited financial statements (rather than three years), in addition to any required unaudited interim financial statements, with correspondingly reduced “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosure; (2) not being required to comply with the auditor attestation requirements of the Sarbanes-Oxley Act of 2002 in the assessment of our internal control over financial reporting; and (3) not being required to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. We have taken, and may continue to take, advantage of some of these exemptions until we are no longer an emerging growth company. As a result, we will not be required to comply with new or revised accounting standards when they are adopted for public companies until a private company is otherwise required to comply with such new or revised accounting standards.

We will remain an emerging growth company until the earliest of: (1) the last day of our fiscal year during which we have total annual gross revenues of at least US$1.07 billion; (2) the last day of our fiscal year following the fifth anniversary of the completion of our initial public offering; (3) the date on which we have, during the previous three-year period, issued more than US$1.00 billion in non-convertible debt; or (4) the date on which we become a “large accelerated filer” under the Securities Exchange Act of 1934, as amended, or the Exchange Act, which would occur if we have been a public company for at least 12 months and the market value of our Class A ordinary shares held by non-affiliates exceeds US$700 million as of the last business day of our most recently completed second fiscal quarter. We will not be entitled to the above exemptions if we cease to be an emerging growth company.

Corporate Information

Our principal executive offices are located at 26-27/F, Building 3, Xinbei Qianjiang International Building, Qianjiang Economic and Technological Development Zone, Yuhang District, Hangzhou, Zhejiang, China. Our telephone number at this address is +86 571-8817-6197. Our registered office in the Cayman Islands is located at Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman KY1-1111.

Investors should submit any inquiries to the address and telephone number of our principal executive offices. Our corporate website is http://www.ebang.com.cn. The information contained on our websites is not a part of this prospectus. Our agent for service of process in the United States is located at 122 East 42nd Street, 18th Floor, New York, N.Y. 10168, United States.

Conventions that Apply to this Prospectus

Unless we indicate otherwise, references in this prospectus to:

●	“AI” are to artificial intelligence;

●	“ASICs” are to application-specific ICs, meaning ICs designed for a specific application;

●	“Bitcoin” and “Bitcoins” are to the first cryptocurrency created and managed using blockchain technology;

●	“China” and the “PRC” are to the People’s Republic of China, excluding, for the purposes of this prospectus only, Taiwan, the Hong Kong Special Administrative Region and the Macao Special Administrative Region;

●	“Class A ordinary shares” are to our Class A ordinary shares, par value HK$0.001 per share;

●	“Class B ordinary shares” are to our Class B ordinary shares, par value HK$0.001 per share, which are beneficially owned by our controlling shareholder, Mr. Dong Hu;

●	“hash” are to a function used to map data of arbitrary size to data of fixed size and, in the context of Bitcoin mining, a function to solve the mining puzzle;

●	“hash rate” are to the processing power of the Bitcoin network and represents the number of computations that is processed by the network in a given time period;

●	“HK$” or “Hong Kong dollars” are to the legal currency of Hong Kong;

●	“ICs” or “chips” are to integrated circuits;

●	“nm” are to nanometer;

●	“POW” are to proof-of-work;

●	“RMB” or “Renminbi” are to the legal currency of China;

●	“shares” or “ordinary shares” are to our ordinary shares, par value HK$0.001 per share, comprising our Class A ordinary shares and Class B ordinary shares;

●	“tape-out” are to the final result of the design process for ICs when the graphic for the photomask of the IC is sent to the fabrication facility, and a successful tape-out means all the stages in the design and verification process of ICs have been completed;

●	“Thash” are to Terahash, the measuring unit of the processing power of the Bitcoin mining machine;

●	“Thash/s” or “TH/s,” “GH/s,” “PH/s” or “EH/s” are to the measuring unit of hash rate. 1 EH/s = 1,000 PH/s; 1 PH/s = 1,000 TH/s; 1 TH/s = 1,000 GH/s;

●	“US$,” “$” or “U.S. dollars” are to the legal currency of the United States; and

●	“we,” “us,” “our company,” “our”, “our group” or “Ebang” are to Ebang International Holdings Inc., our Cayman Islands holding company, its predecessor entity and its subsidiaries, as the context requires.

We have made rounding adjustments to reach some of the figures included in this prospectus. Consequently, numerical figures shown as totals in some tables may not be arithmetic aggregations of the figures that precede them.

We use U.S. dollars as our reporting currency in our financial statements and in this prospectus, which forms a part of the registration statement on Form F-1, as amended, that initially we filed with the SEC on October 23, 2020 and which was declared effective by the SEC on November 17, 2020. Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. We make no representation that the Renminbi and Hong Kong dollars referred to in this prospectus could have been or could be converted into U.S. dollars, Renminbi and Hong Kong dollars as the case may be, at any particular rate or at all.

The Offering

Units offered by us	Up to 8,000,000 Units, with each Unit consisting of one Class A ordinary share and one warrant to purchase one-half of a Class A ordinary share at an exercise price of $5.50 (or 105% of the price of each Unit sold in the offering) which will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Up to 4,000,000 of the Units will be sold to investors at an initial closing and, thereafter, for a period of 45 days, such investors who purchased Units at the initial closing will have the right to purchase up to such number of additional units as equals the number of Units purchased by each of them at the initial closing, on the same terms as the Units purchased at the initial closing. The Units will not be certificated and the Class A ordinary shares and the warrant are immediately separable and will be issued separately in this offering.

Public price per Unit	US$5.25.

Class A ordinary shares offered by us	Up to 8,000,000 Class A ordinary shares, with 4,000,000 Class A ordinary shares included in the 4,000,000 Units sold to investors at the initial closing and an additional 4,000,000 Class A ordinary shares included in the Additional Units that may be sold to such investors.

Warrants offered by us	Up to 8,000,000 warrants to purchase up to 4,000,000 Class A ordinary shares, with 4,000,000 warrants to purchase up to 2,000,000 Class A ordinary shares included in the 4,000,000 Units sold to investors at the initial closing and an additional 4,000,000 warrants to purchase up to 2,000,000 Class A ordinary shares included in the Additional Units that may be sold to such investors. Each Class A ordinary share is being sold together with one warrant to purchase one-half of one Class A ordinary share. Each two warrants will have an exercise price per Class A ordinary share equal to US$5.50, or 105% of the public offering price per Unit in this offering, will be immediately exercisable and will expire on the fifth anniversary of the original issuance date. Warrants may be exercised only for a whole number of shares. No fractional shares will be issued upon exercise of the warrants. As a result, you must purchase warrants in multiples of two in order to obtain full value from the fractional interest. The Class A ordinary shares and warrants are immediately separable and will be issued separately, but must be purchased together in this offering as Units. This prospectus also relates to the offering of the Class A ordinary shares issuable upon exercise of the warrants.

Best-efforts offering

We are offering the Units on a best-efforts basis. We have engaged Univest Securities, LLC as our exclusive placement agent to use its reasonable best efforts to solicit offers to purchase the Units in this offering. The placement agent has no obligation to buy any of the Units from us or to arrange for the purchase or sale of any specific number or dollar amount of the Units.

No minimum offering amount is required as a condition to closing this offering. We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of Additional Units. Investor funds that are held in escrow will be released to us in our sole discretion at any time, and without regard to meeting any particular contingency. We expect to hold an initial closing of the offering on November 23, 2020, but the offering will be terminated by January 7, 2021, provided that closing(s) of the offering for all of the Units have not occurred by such date, and may not be extended.

We will deliver the Class A ordinary shares being issued to the investors electronically and will mail such investors physical warrant certificates for the warrants sold in this offering, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus, if any.

Escrow Account and Deposit of Proceeds

The proceeds from the sale of the Units in this offering will be payable to “Ebang International Holdings Inc.” and will be deposited in a separate non-interest bearing bank account (limited to funds received on our behalf). The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the placement agent from prospective purchasers of our Units and are delivered by the placement agent to the escrow agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds. We have appointed Wilmington Trust, National Association, an independent third party, as our escrow agent, or the escrow agent.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the Additional Units. Therefore, investor funds that are held in escrow will be released to us in our sole discretion at any time, and without regard to meeting any particular contingency. Any such funds that the escrow agent receives shall be held in escrow until the applicable closing of the offering or such other time as mutually agreed between us and the placement agent, and then used to complete securities purchases, or returned if this offering fails to close. In event that the offering is terminated, all subscription funds being held in the escrow account at the time of such termination will be returned to investors by noon of the next business day after the termination of the offering. Release of the funds to us is based upon the escrow agent (defined below) reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the escrow agent. Failure to do so will result in subscription funds being returned to the investor.

See “Plan of Distribution-Deposit of Offering Proceeds” for more information.

Ordinary Shares Outstanding Immediately After This Offering	88,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares, assuming the sales of all the Units we are offering at the initial closing, no sales of Additional Units and no exercise of the warrants included in the Units and excluding ordinary shares reserved for issuance under our 2020 Share Incentive Plan; or 92,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares, assuming the sales of all the Units we are offering and no exercise of the related warrants and excluding ordinary shares reserved for issuance under our 2020 Share Incentive Plan.

Warrants Outstanding Immediately After this Offering	4,000,000 warrants to purchase up to 2,000,000 Class A ordinary shares, assuming the sales of all the Units we are offering at the initial closing, no sales of Additional Units and no exercise of the warrants included in the Units; or 8,000,000 warrants to purchase up to 4,000,000 Class A ordinary shares, assuming the sales of all of the Units we are offering and no exercise of the related warrants.

Ordinary Shares

Our issued and outstanding share capital consists of Class A ordinary shares and Class B ordinary shares. Holders of our Class A ordinary shares and holders of our Class B ordinary shares have the same rights, except for voting and conversion rights. In respect of matters requiring a shareholders’ vote, each Class A ordinary share is entitled to one vote and each Class B ordinary share is entitled to 20 votes. Each Class B ordinary share is convertible into one Class A ordinary share, at any time, by the holder thereof. However, Class A ordinary shares are not convertible into Class B ordinary shares at any time, under any circumstances.

Upon any sale, transfer, assignment or disposition of ownership in Class B ordinary shares by a holder thereof to any person that is not our controlling shareholder, Mr. Dong Hu, or an entity that is not ultimately controlled by him, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares without any actions on the part of the transferor or the transferee. For further information, see “Description of Share Capital.”

Use of Proceeds

We estimate that we will receive net proceeds of approximately US$19.3 million from this offering, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Warrants and no exercise of the warrants included in the Units, or US$39.0 million, assuming sales of all of the Units in this offering and no exercise of the related warrants. after deducting estimated placement agent fees and estimated offering expenses payable by us.

We anticipate using the net proceeds of this offering primarily for development and application of blockchain technology into financial services, sourcing core intellectual properties relating to our businesses and corporate branding and marketing activities.

See “Use of Proceeds” for more information.

Lock-Up

We will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares, during the 30-day period from the date of each closing, subject to certain exemptions.

We will also, during the 60-day period after the date of the final closing, not effectuate or enter into an agreement to effect any issuance of Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares (or a combination of units thereof). In addition, for the six-month period after the date of the final closing, we will not effectuate or enter into any agreement to effect any issuance any issuance of Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares (or a combination of units thereof), involving, among others, transactions in which we (i) issue or sell any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Class A ordinary shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Class A ordinary shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the Class A Ordinary Shares (but not including antidilution protections related to future share issuances) or (ii) enter into, or effect a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price, subject to certain exemptions.

Right of Participation	During the one-year period after the final closing of this offering, the purchasers of Units in this offering will have the right to participate in any subsequent financings by us or any of our subsidiaries, which involve the sale of Ordinary Shares or securities convertible or exchangeable for Ordinary Shares, for cash or a combination of units thereof, in an amount equal to 50% of each such subsequent financing on the same terms, conditions and price of such subsequent financing.

Listing	Our Class A ordinary shares are listed on the Nasdaq Global Select Market under the symbol “EBON.” There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the Units or the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the Units or the warrants will be limited.

Transfer Agent and Registrar	The transfer agent and registrar for the Class A ordinary shares is VStock Transfer, LLC, with its business address at 18 Lafayette Place Woodmere, New York 11598.

Payment and Settlement	We expect that the delivery of the Class A ordinary shares and the related warrants against payment therefor for the initial closing will occur on November 23, 2020, and we may undertake one or more additional closings for the sale of the Additional Units.

Risk Factors	See “Risk Factors” and other information included in this prospectus for a discussion of risks you should carefully consider before investing in the Securities.

The total number of ordinary shares that will be outstanding immediately after this offering (assuming the sale of all the Units being offered in this offering) is based upon:

●	84,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares issued and outstanding as of the date of this prospectus; and

●	4,000,000 Class A ordinary shares offered in this offering assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or 8,000,000 Class A ordinary shares offered in this offering, assuming sales of all of the Units in the offering and no exercise of the related warrants;

but excludes:

●	10,482,827 Class A ordinary shares reserved for issuance under our 2020 Share Incentive Plan; and

●	2,000,000 Class A ordinary shares issuable upon full exercise of the warrants included in the Units, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units, or 4,000,000 Class A ordinary shares issuable upon full exercise of the warrants included in the Units, assuming sales of all of the Units in the offering.

SUMMARY CONSOLIDATED FINANCIAL AND OPERATING DATA

The following summary consolidated statements of operations and comprehensive loss data and cash flow data for the years ended December 31, 2018 and 2019 and summary consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary consolidated statements of operations and comprehensive loss data and cash flow data for the six months ended June 30, 2019 and 2020, and summary consolidated balance sheets data as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus. Our consolidated financial statements are prepared and presented in accordance with the accounting principles generally accepted in the United States of America, or the U.S. GAAP.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Summary Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Revenues	319,042	109,060	22,352	11,042
Product sales – Bitcoin mining machines and related accessories	307,127	89,919	12,584	4,489
Product sales – Telecommunications	3,730	3,336	2,527	466
Service – Management and maintenance	8,185	15,804	7,241	6,088
Cost of revenues	(294,596)	(139,624)	40,220	12,009
Gross profit (loss)	24,446	(30,564)	(17,868)	(967)
Operating expenses:
Selling expenses	4,096	1,213	495	453
General and administrative expenses	51,411	18,871	9,103	7,258
Total operating expenses	55,507	20,084	9,597	7,710
Loss from operations	(31,061)	(50,648)	(27,465)	(8,677)
Other income (expenses):
Interest income	454	217	32	13
Interest expenses	(921)	(2,041)	(1,316)	(579)
Other income	1,140	85	29	16
Exchange gain (loss)	(404)	5,694	3,986	474
Government grants	799	6,299	6,184	2,542
VAT refund	27,368	9	9	-
Other expenses	(8,289)	(288)	(102)	(16)
Total other income	20,146	9,975	8,823	2,449
Loss before income taxes provision	(10,915)	(40,673)	(18,642)	(6,228)
Income taxes provision	900	400	429	735
Net loss	(11,814)	(41,073)	(19,071)	(6,963)
Less: net income (loss) attributable to non-controlling interest	494	1,330	(959)	(751)
Net loss attributable to Ebang International Holdings Inc.	(12,308)	(42,403)	(18,112)	(6,212)

Summary Consolidated Balance Sheets

	As of December 31,		As of June 30,
	2018	2019	2020
	US$	US$	US$
			(Unaudited)
	(in thousands)
Current assets:
Cash and cash equivalents	9,998	3,464	1,090
Restricted cash, current	7,272	2,271	824
Accounts receivable, net	21,577	8,128	7,546
Bank acceptance notes from customers	-	-	707
Advances to suppliers	2,627	1,062	1,191
Inventories, net	66,269	13,089	8,822
VAT recoverables	16,099	21,954	19,860
Prepayments	797	13,273	8,493
Other current assets, net	396	224	219
Total current assets	125,033	63,465	48,754
Non-current assets:
Property, plant and equipment, net	16,998	13,225	20,904
Intangible assets, net	4,700	3,784	3,418
Operating lease right-of-use assets	-	1,280	1,125
Operating lease right-of-use assets – relate party	-	37	23
Restricted cash, non-current	2,212	43	21
Other assets	516	776	830
Total non-current assets	24,426	19,146	26,322
Total assets	149,459	82,611	75,076
Current liabilities:
Accounts payable	43,630	11,832	7,174
Bank acceptance notes to vendors	7,725	-	1,432
Accrued liabilities and other payables	8,319	13,739	14,346
Loans due within one year, less unamortized debt issuance costs	15,314	4,865	-
Operating lease liabilities, current	-	794	687
Operating lease liabilities – related party, current	-	37	33
Income taxes payable	1	522	842
Due to related parties	-	6,243	6,908
Advances from customers	2,010	1,016	1,662
Total current liabilities	76,998	39,047	33,084
Non-current liabilities:
Long-term loans – related party	-	17,632	24,114
Long-term loan, less current portion and unamortized debt issuance costs	4,629	-	-
Operating lease liabilities, non-current	-	362	461
Total non-current liabilities	4,629	17,994	24,575
Total liabilities	81,627	57,040	57,659
Total shareholders’ equity	67,832	25,571	17,418
Total liabilities and shareholders’ equity	149,459	82,611	75,076

Summary Consolidated Statements of Cash Flow

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	(108,232)	(13,260)	832	(5,462)
Net cash used in investing activities	(6,285)	(5,809)	(603)	(269)
Net cash provided by financing activities	13,960	8,548	1,495	2,360
Net increase (decrease) in cash, cash equivalents and restricted cash	(113,528)	(13,703)	2,452	(3,843)
Cash, cash equivalents and restricted cash at the beginning of the year/period	133,009	19,481	19,481	5,778
Cash, cash equivalents and restricted cash at the end of the year/period	19,481	5,778	21,934	1,935

Key Operating Data

The following table sets forth the sales volume and average selling prices per unit generated by our different Bitcoin mining machines for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit
					(Unaudited)
	(set)	(US$)	(set)	(US$)	(set)	(US$)	(set)	(US$)
Ebit E9+	139,764	721	2,000	102	-	-	-	-
Ebit E9 series(1)	231,351	178	151,233	74	111,440	67	-	-
Ebit E10 series(2)	44,815	3,676	87,293	341	17,193	300	-	-
Ebit E12	-	-	49,427	948	-	-	5,794	775
Total	415,930	737	289,953	304	128,633	98	5,794	775

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ mining machines.

(2)	Mainly include Ebit E10 and Ebit E10+ series mining machines, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5.

The following table sets forth the total computing power sold and average selling prices per Thash of our Bitcoin mining machines expressed in terms of computing power for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash
					(Unaudited)
	(Thash/s)	(US$)	(Thash/s)	(US$)	(Thash/s)	(US$)	(Thash/s)	(US$)
Ebit E9+	1,257,876	80	18,000	11	-	-	-	-
Ebit E9 series(1)	2,996,713	14	2,015,935	6	1,483,173	5	-	-
Ebit E10 series(2)	806,670	204	1,763,727	17	340,929	15	-	-
Ebit E12	-	-	2,174,788	22	-	-	254,936	18
Total	5,061,259	61	5,972,450	15	1,824,102	7	254,936	18

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ mining machines.

(2)	Mainly include Ebit E10 and Ebit E10+ series mining machines, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5.

RISK FACTORS

An investment in the Securities involves significant risks. You should carefully consider all of the information in this prospectus, including the risks and uncertainties described below, before making an investment in the Securities. Any of the following risks could have a material adverse effect on our business, financial condition and results of operations. The trading price of our Class A ordinary shares could decline due to any of these risks and you may lose all or part of your investment. When determining whether to invest, you should also refer to the other information contained in this prospectus, including our financial statements and the related notes thereto. You should also carefully review the cautionary statements referred to under “Forward-looking Statements.” Our actual results could differ materially and adversely from those anticipated in this prospectus.

Risks Relating to Our Business and Industry

Our results of operations have been and are expected to continue to be significantly impacted by the fluctuation of Bitcoin price, and in particular, significantly and negatively impacted by sharp Bitcoin price decreases

Our mining machines are currently designed primarily for Bitcoin mining. The demand for, and pricing of, our mining machines are therefore affected by the expected economic returns of Bitcoin mining activities, which in turn are primarily driven by, among other factors, the Bitcoin price. The price of Bitcoin has experienced significant fluctuations over its short existence and may continue to fluctuate significantly in the future. Bitcoin price ranged from approximately US$12,619 per coin as of December 31, 2017 to approximately US$3,859 per coin as of December 31, 2018, according to Bitcoin.com. According to the same source, from January 1, 2019 to December 31, 2019, the highest Bitcoin price was US$12,806 per coin and the lowest was US$3,373 per coin. The decrease in the Bitcoin price in 2018 and the first quarter of 2019 resulted in a material decrease in our sales volume and in the average selling price of our Bitcoin mining machines. Although the Bitcoin price started to recover in the second quarter of 2019, our operations generally lag behind increases in Bitcoin price, and we recorded a revenue of US$109.1 million in 2019. The market panics over the global outbreak of a novel strain of coronavirus (COVID-19) caused a drastic drop in the Bitcoin price in March 2020 and has experienced a significant increase since April 2020. Our business and results of operations were adversely affected by the global market panics over the COVID-19 outbreak in the first half of 2020.

We expect our results of operations to continue to be affected by the Bitcoin price, as we generated 96.3%, 82.4%, 56.3% and 40.7% of our revenue from sales of our Bitcoin mining machines and related accessories in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively, and 2.4% and 14.4%, 32.3% and 55.0% from provision of mining machine hosting services in the same periods, respectively. Any future significant reductions in the price of Bitcoin will likely have a material and adverse effect on our results of operations and financial condition. We cannot assure you that the Bitcoin price will remain high enough to sustain the demand for our Bitcoin mining machines or that the Bitcoin price will not decline significantly in the future. Furthermore, fluctuations in the Bitcoin price can have an immediate impact on the trading price of our Class A ordinary shares even before our financial performance is affected, if at all.

In addition to the market volatility, various other factors, mostly beyond our control, could impact the Bitcoin price. For example, the usage of Bitcoins in the retail and commercial marketplace is relatively low in comparison with the usage for speculation, which contributes to Bitcoin price volatility.

If the Bitcoin price or Bitcoin network transaction fees drop and fail to recover, the expected economic return of Bitcoin mining activities will diminish, thereby resulting in a decrease in demand for our Bitcoin mining machines. As a result, we may need to reduce the price of our Bitcoin mining machines. At the same time, if transaction fees increase to such an extent as to discourage users from using Bitcoins as a medium of exchange, it may decrease the transaction volume of the Bitcoin network and may affect the demand for our Bitcoin mining machines and hosting services. In addition, any shortage of power supply due to government control measures or other reasons, and any increase in energy costs, would raise the costs of Bitcoin mining. This in turn could affect our customers’ expected economic return for mining activities and the demand for and pricing of our current Bitcoin mining machines and hosting services.

Furthermore, fluctuations in the Bitcoin price may affect the value of our inventory as well as the provision we make to the inventory as we manage our inventory based on, among others, the sales forecast of our Bitcoin mining machines. As we generally increase our procurement volume and stock up finished goods for the launch of new products or we expect a surge of demand of Bitcoin mining machines, a significant drop in the Bitcoin price can lead to a lower expected sales price and excessive inventory, which in turn will lead to impairment losses with respect to such inventory. For example, in 2018 and 2019, as a result of the significant drop in the Bitcoin price, we recorded write-down for the potentially obsolete, slow-moving inventory and lower of cost or market adjustment of US$61.8 million and US$6.3 million in cost of revenues, respectively, which in turn had a significant negative impact on our profitability. If the Bitcoin price drops significantly in the future, we may need to make similar write-downs again. To the extent that we are able to sell such inventory above its carrying value, our gross profit may also be inflated by such write down.

The Bitcoin price drop also adversely impacted the ability of our customers who purchased our Bitcoin mining products to make payments. We offered sales on credit to some of our customers in response to the Bitcoin price drop in 2018 and may continue to offer credit sales. Additionally, if the Bitcoin price drops significantly in the future, we may need to offer to certain of our customers price concession, even if we generally do not offer a price concession to customers. See “Management’s discussion and analysis on financial condition and results of operations—Critical Accounting Policies—Revenue recognition” for details. For example, we accepted a lower amount of consideration for sales to certain of our significant longstanding customers in China to maintain a good customer relationship when the Bitcoin price dropped significantly in 2018, and thus provided price concession of US$12.1 million to such customers in 2018. We did not provide price concession to customers in 2019 and the six months ended June 30, 2020. However, we cannot assure you that we will not provide such price concession in the future. If we provide any price concession to our customers in the future, our revenues and results of operations may be adversely affected.

We have derived and may continue to derive a significant portion of our revenues from our Bitcoin mining machines business. If the market for Bitcoin mining machines ceases to exist or diminishes significantly, our business, results of operations and financial condition would be materially and adversely affected

We have generated, and expect to generate in the foreseeable future, a significant portion of our revenues from sales of our Bitcoin mining machines. Sales of our Bitcoin mining machines and related accessories accounted for 96.3%, 82.4%, 56.3% and 40.7% of our revenues in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. Revenues from provision of mining machine hosting services also accounted for 2.4%, 14.4% and 32.3% and 55.0% of our revenues in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. If the market for Bitcoin mining machines ceases to exist or diminishes significantly, we would experience a significant loss of sales, cancelation of orders, or loss of customers for our Bitcoin mining machines. Adverse factors that may affect the market for Bitcoin mining machines include:

●	Another cryptocurrency, especially one that is not created using the same mining processes as Bitcoin, displaces Bitcoin as the mainstream cryptocurrency, thereby causing Bitcoin to lose value or become worthless, which could adversely affect the sustainability of our business.

●	Bitcoin fails to gain wide market acceptance and fails to become a generally accepted medium of exchange in the global economy due to certain inherent limitations to cryptocurrencies.

●	Over time, the reward for Bitcoin mining will decline in terms of the amount of Bitcoin awarded, which may reduce the incentive to mine Bitcoin. Specifically, a recent halving event occurred in May 2020, and Bitcoins are expected to be fully mined out by the year of 2140. Therefore, Bitcoin mining machines may become less productive as the available rewards for Bitcoin mining continue to decrease.

If we cannot maintain the scale and profitability of the sales of our Bitcoin mining machines and, at the same time, successfully expand our business in other application markets, our business, results of operations, financial condition and prospects will suffer. Furthermore, excess inventory, inventory markdowns, brand image deterioration and margin squeeze caused by declining economic returns for miners or pricing competition for our Bitcoin mining machines could all have a material and adverse effect on our business, results of operations and financial condition.

The industries in which we operate and which we intend to operate in the future are characterized by constant changes. If we fail to continuously innovate and to provide products that meet the expectations of our customers, we may be unable to attract new customers or retain existing customers, and hence our business and results of operations may be adversely affected

The industries in which we operate and intend to operate in the future are characterized by constant changes, including rapid technological evolution, continual shifts in customer demands, frequent introductions of new products and solutions and constant emergence of new industry standards and practices. Thus, our success will depend, in part, on our ability to respond to these changes in a cost-effective and timely manner. We need to anticipate the emergence of new technologies and assess their market acceptance. We also need to invest significant resources in research and development in order to keep our products competitive in the market.

However, research and development activities are inherently uncertain, and we might encounter practical difficulties in commercializing our research and development results, which could result in excessive research and development expenses or delays. Given the fast pace with which blockchain has been and will continue to be developed, we may not be able to timely upgrade our technologies in an efficient and cost-effective manner, or at all. In addition, new developments in AI, deep learning, Internet-of-things, computer vision, blockchain and cryptocurrency could render our products obsolete or unattractive. If we are unable to keep up with the technological developments and anticipate market trends, or if new technologies render our technologies or solutions obsolete, customers may no longer be attracted to our products and services. As a result, our business, results of operations and financial condition would be materially and adversely affected.

We have incurred losses and negative cash flows from operating activities in the past, and we may not achieve or sustain profitability

We incurred a loss from operations of US$31.1 million, US$50.6 million, US$27.5 million and US$8.7 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. We generated gross profit of US$24.4 million in 2018 and incurred a gross loss of US$30.6 million, US$17.9 million and US$1.0 million in 2019 and the six months ended June 30, 2019 and 2020. We had negative cash flows from operating activities of US$108.2 million, US$13.3 million and US$5.5 million for 2018, 2019 and the six months ended June 30, 2020, respectively, and positive cash flow from operating activities of US$0.8 million for the six months ended June 30, 2019. In addition, we have received significant non-recurring tax rebates from local governments in the past, but we cannot assure you that we will continue to receive significant tax rebates or other discretionary government grants in the future.  Even if we are eligible for any additional tax rebates or other government grants, we cannot assure you of the timing and the amount of any such rebates or other grants.  To the extent that we do not receive any additional tax rebates or other government grants, our financial condition could be materially and adversely affected. We cannot assure you that we will be able to generate net profit or positive cash flow from operating activities in the future. Our ability to achieve profitability will depend in large part on our ability to control expenses and manage our growth effectively, to achieve a more stable performance given the significant fluctuation and volatility of the Bitcoin price and Bitcoin mining machine business, and to maintain our competitive advantage in the Bitcoin markets. We expect to continue to make investments in the development and expansion of our business, which will place significant demands on our management and our operational and financial resources. Continuous expansion may increase the complexity of our business, and we may encounter various difficulties. We may fail to develop and improve our operational, financial and management controls, enhance our financial reporting systems and procedures, recruit, train and retain highly skilled personnel, or maintain customer satisfaction to effectively support and manage our growth. If we invest substantial time and resources to expand our operations but fail to manage the growth of our business and capitalize on our growth opportunities effectively, we may not be able to achieve profitability, and our business, results of operations and financial condition would be materially and adversely affected.

Our limited operating history and our volatile historical results of operations could make it difficult for us to forecast our business and assess the seasonality and volatility in our business

We began producing and selling our own brand mining machines in December 2016. We generated US$319.0 million, US$109.1 million, US$22.4 million and US$11.0 million in revenue in 2018, 2019 and revenue in the six months ended June 30, 2019 and 2020, respectively. As we have suffered from the significant drop in the average Bitcoin price historically, we cannot assure you that we will be able to gain revenue growth or that we will not experience another significant decline.

As the market for Bitcoin mining machines is relatively nascent and still rapidly evolving, we cannot forecast longer-term demand or order patterns for our products. Because of our limited operating history and historical data, as well as the limited visibility into future demand trends for our products, we may not be able to accurately forecast our future total revenue and budget our operating expenses accordingly. As most of our expenses are fixed in the short-term or incurred in advance of anticipated total revenue, we may not be able to adjust our expenses in a timely manner in order to offset any shortfall in revenue.

Our business is subject to the varying order patterns of the Bitcoin mining machine market. In addition, many of the regions in which our products are purchased have varying holiday seasons that differ from traditional patterns observed by other semiconductor suppliers and these seasonal buying patterns can impact our sales. We have experienced fluctuations in orders during our limited operating history, and we expect such volatility to occur in the future. Our volatile historical results of operations could make it difficult to assess the impact of seasonal factors on our business. If we or any of our third-party manufacturing service providers are unable to increase production of new or existing products to meet any increases in demand due to seasonality or other factors, our total revenue would be adversely affected and our reputation with our customers may be damaged. Conversely, if we overestimate customer demand, we may reduce our orders or delay shipments of our products from units forecasted, and our total revenue in a particular period could be lower than expected.

The global coronavirus COVID-19 outbreak has caused significant disruptions in our business, which we expect may continue to materially and adversely affect our results of operations and financial condition

The outbreak of COVID-19 has spread throughout the world. On March 11, 2020, the World Health Organization declared the outbreak a global pandemic. Many businesses and social activities in China and other countries and regions have been severely disrupted in the first quarter of 2020, including those of our suppliers, customers and employees. This global outbreak has also caused market panics, which materially and negatively affected the global financial markets, such as the plunge of global stocks on major stock exchanges in March 2020. Such disruption and the potential slowdown of the world’s economy in 2020 and beyond could have a material adverse effect on our results of operations and financial condition. We and our customers experienced and may continue to experience significant business disruptions and suspension of operations due to quarantine measures to contain the spread of the pandemic, which may cause shortage in the supply of raw materials, reduce our production capacity, increase the likelihood of default from our customers and delay our product delivery. The pandemic has also led to great volatility in the Bitcoin price, which may negatively affect the demand for our mining machines both in terms of the price and the quantity. Our business operation was also disrupted, and may continue to be disrupted, if any of our employees are suspected of having contracted any contagious disease or condition, since it could require our employees to be quarantined or our offices and production to be closed down and disinfected. All of these had, and may continue to, have a material adverse effect on our results of operations and financial condition in the near term. We are closely monitoring the development of the COVID-19 pandemic and continuously evaluating any further potential impact on our business, results of operations and financial condition, which we believe will depend on the duration and degree of the pandemic. If the outbreak persists or escalates, we may be subject to further negative impact on our business operations and financial condition.

Increasing mining difficulty and decreasing mining rewards could result in downward pressure on the expected economic returns on Bitcoin mining

The difficulty of Bitcoin mining, or the amount of computational resources required for a set amount of reward for recording a new block, directly affects the expected economic returns for Bitcoin miners, which in turn affects the demand for our Bitcoin mining machines. Bitcoin mining difficulty is a measure of how much computing power is required to record a new block, and it is affected by the total amount of computing power in the Bitcoin network. The Bitcoin algorithm is designed so that one block is generated, on average, every ten minutes, no matter how much computing power is in the network. Thus, as more computing power joins the network, and assuming the rate of block creation does not change (remaining at one block generated every ten minutes), the amount of computing power required to generate each block and hence the mining difficulty increases. In other words, based on the current design of the Bitcoin network, Bitcoin mining difficulty would increase together with the total computing power available in the Bitcoin network, which is in turn affected by the number of Bitcoin mining machines in operation. For example, Bitcoin mining difficulty would increase based on increases in the total computing power available in the Bitcoin network, which is in turn affected by the number of Bitcoin mining machines in operation. From January 2017 to December 2019, Bitcoin mining difficulty increased by approximately 35 times, according to Blockchain.info. As a result, a strong growth in sales of our Bitcoin mining machines can contribute to further growth in the total computing power in the network, thereby driving up the difficulty of Bitcoin mining and resulting in downward pressure on the expected economic return of Bitcoin mining and the demand for, and pricing of, our products.

In addition, the number of Bitcoins awarded for solving a block in the blockchain halves approximately every four years until the estimated complete depletion of Bitcoin by around the year 2140. In each of 2013, 2014 and 2015, approximately 25 Bitcoins were awarded for each block solved. The number of Bitcoins awarded for solving a block halved in 2016 to 12.5 Bitcoins per block, and halved again in May 2020 to 6.25 Bitcoins per block. We have experienced declined demand for Bitcoin mining machines since the Bitcoin halving event in May 2020 as the mining rewards were slashed and the expected economic returns on Bitcoin mining was adversely affected.

Aside from mining rewards, transaction fees are another form of incentive for participation in Bitcoin verification processes. Bitcoin users may offer to pay a discretionary Bitcoin transaction fee to the network member who solves the block and adds that user’s transaction to the blockchain to incentivize prioritizing that user’s transaction. Transaction fees are discretionary, so if the transaction fees were to become the only or primary income for Bitcoin mining activities in the future, the expected economic returns from Bitcoin mining and therefore the demand for our products will decrease significantly, which will result in a significant negative impact on our business and results of operations.

High customer concentration exposes us to all of the risks faced by our major customers and may subject us to significant fluctuations or declines in revenues

Our customers include both enterprises and individuals. A limited number of our major customers, however, have contributed a significant portion of our revenues in the past. Our revenue from the top three largest customers accounted for approximately 34%, 34% and 54% of our total revenues in 2018, 2019 and the six months ended June 30, 2020, respectively. Our revenue from the top ten largest customers accounted for approximately 57%, 58% and 93% of our total revenues in 2018, 2019 and the six months ended June 30, 2020. Although we continually seek to diversify our customer base, we cannot assure you that the proportion of the revenue contribution from these customers to our total revenues will decrease in the near future. We offer credit sales to our major, long-term customers. Dependence on a limited number of major customers will expose us to the risks of substantial losses and may increase our account receivables and extend its turn over days if any of them reduces or even ceases business collaborations with us. Specifically, any one of the following events, among others, may cause material fluctuations or declines in our revenues and have a material and adverse effect on our business, financial condition, results of operations and prospects:

●	an overall decline in the business of one or more of our significant customers;

●	the decision by one or more of our significant customers to switch to our competitors;

●	the reduction in the prices of our mining machines agreed by one or more of our significant customers; or

●	the failure or inability of any of our significant customers to make timely payment for our services.

If we fail to maintain relationships with these major customers, and if we are unable to find replacement customers on commercially desirable terms or in a timely manner or at all, our business, financial condition, results of operations and prospects may be materially and adversely affected.

We have been involved, and may continue to be involved, in disputes, claims or proceedings arising from our operations from time to time, which could result in significant liabilities and reputational harm and could materially and adversely affect our business, financial condition and results of operations

We have been, and in the future may continue to be, involved in disputes, claims or proceedings arising out of our operations. For example, we are currently involved in several ongoing civil actions in relation to our sales of mining machines to several customers and our procurement of ASIC wafers from a supplier. See “Business—Legal Proceedings.” In addition, we may have disagreements with regulatory bodies in the course of our operations, which may subject us to administrative proceedings and unfavorable orders, directives or decrees that may result in financial losses. Ongoing disputes, claims or proceedings may divert our management’s attention and consume their time and our other resources. Furthermore, any disputes, claims or proceedings which are initially not of material importance may escalate and become important to us, due to a variety of factors, such as the facts and circumstances of the cases, the likelihood of loss, the monetary amount at stake and the parties involved.

Negative publicity arising from disputes, claims or proceedings may damage our reputation and adversely affect the image of our brands and products. In addition, if any verdict or award is rendered against us, we could be required to pay significant monetary damages, assume other liabilities and even to suspend or terminate the related business ventures or projects. Consequently, our business, results of operations and financial condition may be materially and adversely affected.

Our business requires significant financial resources, and we have obtained a significant portion of our borrowings from related parties. We may need additional capital but may not be able to obtain it in a timely manner and on favorable terms or at all

We had negative cash flows from operating activities of US$108.2 million, US$13.3 million and US$5.5 million for 2018, 2019 and the six months ended June 30, 2020, respectively, and positive cash flow from operating activities of US$0.8 million for the six months ended June 30, 2019. We have in the past financed our working capital needs primarily with our net cash from operating activities, capital contributions by shareholders and bank borrowings. In 2019 and up to the date of this prospectus, a significant portion of our loans came from our related parties, incurred primarily to support our operation. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations — Liquidity and Capital Resources” for details. As of the date of this prospectus, the aggregate amount of our outstanding loans is US$10.6 million, US$9.9 million of which are due to our related parties. See “Related Party Transactions” for details.

We may require additional cash resources due to the future growth, development and expansion of our business. Our future capital requirements may be substantial as we seek to expand our operations, diversify our product offering, and pursue acquisitions and equity investments. In addition, we incurred accrued payables of US$14.3 million and accounts payable of US$7.2 million as of June 30, 2020. If our cash resources are insufficient to satisfy our cash requirements, we may be required to seek to issue additional equity or debt securities or obtain new or expanded credit facilities or enter into additional factoring arrangements.

Our ability to obtain external financing in the future is subject to a variety of uncertainties, including our future financial condition, results of operations and cash flows and the liquidity of international capital and lending markets. In addition, our loan agreements may contain financial covenants that restrict our ability to incur additional indebtedness or to distribute dividends. Any indebtedness that we may incur in the future may also contain operating and financial covenants that could further restrict our operations. There can be no assurance that financing will be available in a timely manner or in amounts or on terms acceptable to us, or at all. A large amount of bank borrowings and other debt may result in a significant increase in interest expense while at the same time exposing us to increased interest rate risks. Equity financings could result in dilution to our shareholders, and the securities issued in future financings may have rights, preferences and privileges that are senior to those of our ordinary shares. Any failure to raise needed funds on terms favorable to us, or at all, could severely restrict our liquidity as well as have a material adverse effect on our business, results of operations and financial condition.

Our business growth is dependent on the development of blockchain technology and applications, particularly in the field of Bitcoin

We derive our revenue predominantly from our blockchain products business. The development of blockchain technology is still in a relatively early stage, and there can be no assurance that blockchain applications, including those in the fields of cryptocurrencies and other areas such as AI, will gain wide market acceptance. Any blockchain application may become redundant or obsolete with the introduction of new competing technologies or products. If market acceptance or confidence in blockchain technology is lost or reduced for any reason, such as due to cybersecurity issues, the demand for our existing or future blockchain products may decline.

Our blockchain products business depends significantly on the development of cryptocurrency applications, in particular, Bitcoin applications, as all of our mining machines are currently designed for Bitcoin mining. The cryptocurrency market is rapidly and continuously evolving. Any actual or perceived adverse development in Bitcoin or other cryptocurrencies can significantly affect market demand for mining activities and mining machines. In addition, any event or rumor that generates negative publicity for the cryptocurrency market could hinder the development and reduce market acceptance of cryptocurrency applications. Under such circumstances, our business, results of operations and financial condition could be materially and adversely affected.

The average selling prices of our products may decrease from time to time due to technological advancement and we may not be able to pass onto our suppliers such decreases, which may in turn adversely affect our profitability

The IC design industry is characterized by rapid launches of new products, continuous technological advancements and changing market trends and customer preferences, all of which translate to a shorter life cycle and a decrease in the average selling prices of products over time. For example, the average selling price per unit for our Bitcoin mining machines decreased from US$737 in 2018 to US$304 in 2019, and the average selling price per TH/s for our Bitcoin mining machines decreased from US$61 in 2018 to US$15 in 2019. Because we compete in the environment of rapidly-evolving technology advancement and market trends and developments of the IC design industry, we cannot assume you that we will be able to pass on any decrease in average selling prices of our products to our suppliers. If the average selling prices of our products unusually or significantly decrease and such decreases cannot be offset by a corresponding decrease in the prices of the principal components of our products, our gross profit margins may be materially and adversely affected, which in turn, may adversely affect our profitability.

We may not be able to price our products at our desired margins as a result of any decrease in our bargaining power or changes in market conditions

We set prices for our mining machines and telecommunication products based on a number of internal and external factors, such as the cost of production, the technological contents of our products, market conditions, and competition we face. Our ability to set favorable prices at our desired margins and to accurately estimate costs, among other factors, has a significant impact on our profitability. We cannot assure you that we will be able to maintain our pricing or bargaining power or that our gross profit margin will not be driven down by market conditions or other factors. If we see higher pricing pressure due to intensified competition from other manufacturers as our competitors’ products may be more technologically advanced or energy-efficient, decreases in prices to our customers in the end market or any other reasons, or if we otherwise lose bargaining power due to weaker demand for our products, we may need to reduce the prices and lower the margins of our products and we may even be unable to continue to market our products at all. Moreover, we may not be able to accurately estimate our costs or pass on all or part of any increase in our costs of production, in particular the costs of raw materials, components and parts, to our customers. As a result, our results of operations could be materially and adversely affected.

We are exposed to credit risks and concentration of credit risks in relation to defaults from counterparties

There are credit risks associated with our business. In particular, a drop in the Bitcoin price may also result in lower economic returns for mining activities of our blockchain customers and adversely affect their businesses and financial conditions, which may further affect their credit profiles and their ability to settle our accounts receivables. Although we generally require our blockchain customers to make full payment for our mining machines before delivery of products in 2018, we began offering credit sales to customers in China. As of December 31, 2018 and 2019 and June 30, 2020, our net accounts receivable were US$21.6 million, US$8.1 million and US$7.5 million, respectively, and we recorded allowance for doubtful accounts of US$1.8 million, US$1.8 million and US$1.7 million as of the same dates.

In addition, we also face concentration of credit risks associated with our business. Our exposure to credit risk is influenced mainly by the individual characteristics of each customer as well as the industry or country in which the customers operate, and is concentrated on few number of customers. As of December 31, 2018 and 2019 and June 30, 2020, 33%, 15% and 17% of our total accounts receivables were due from one of our customers, respectively, and approximately 71%, 42% and 36% of our accounts receivables were attributable to three of our customers, respectively.

Although we monitor our exposure to credit risk on an ongoing basis and make periodic judgment on impairment of overdue receivables based on the likelihood of collectability, we cannot assure you that all of our counterparties are creditworthy and reputable and will not default on payments in the future. If we encounter significant delays or defaults in payment by our customers or are otherwise unable to recover our accounts receivables, our cash flow, liquidity and financial condition may be materially and adversely affected.

Adverse changes in the regulatory environment in the PRC market could have a material adverse impact on our blockchain products business

Our revenue from sales in the PRC market accounted for 91.4%, 87.5%, 93.8% and 99.5% of our total revenue in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. Our blockchain products business could therefore be significantly affected by, among other things, the regulatory developments in the PRC. Governmental authorities are likely to continue to issue new laws, rules and regulations governing the cryptocurrency industry we operate in and enhance enforcement of existing laws, rules and regulations. For example, Xinjiang, an autonomous region in northwest China, warned local Bitcoin mining enterprises that were operating illegally to close their operations before August 30, 2018 and the People’s Bank of China, or the PBOC, imposed a ban in September 2017 prohibiting financial institutions from engaging in initial coin offering transactions. Some jurisdictions, including the PRC, restrict various uses of cryptocurrencies, including the use of cryptocurrencies as a medium of exchange, the conversion between cryptocurrencies and fiat currencies or between cryptocurrencies, the provision of trading and other services related to cryptocurrencies by financial institutions and payment institutions, and initial coin offerings and other means of capital raising based on cryptocurrencies. In addition, cryptocurrencies may be used by market participants for black market transactions, to conduct fraud, money laundering and terrorism-funding, tax evasion, economic sanction evasion or other illegal activities. As a result, governments may seek to regulate, restrict, control or ban the mining, use, holding and transferring of cryptocurrencies. We may not be able to eliminate all instances where other parties use our products to engage in money laundering or other illegal or improper activities. We cannot assure you that we will successfully detect all money laundering or other illegal or improper activities which may adversely affect our reputation, business, financial condition and results of operations.

With advances in technology, cryptocurrencies are likely to undergo significant changes in the future. It remains uncertain whether Bitcoin will be able to cope with, or benefit from, those changes. In addition, as Bitcoin mining employs sophisticated and high computing power devices that need to consume large amounts of electricity to operate, future developments in the regulation of energy consumption, including possible restrictions on energy usage in the jurisdictions where we sell our products, may also affect our business operations and the demand for our current Bitcoin mining machines. There has been negative public reaction to surrounding the environmental impact of Bitcoin mining, particularly the large consumption of electricity, and governments of various jurisdictions have responded. For example, in the United States, certain local governments of the state of Washington have discussed measures to address the environmental impacts of Bitcoin-related operations, such as the high electricity consumption of Bitcoin mining activities.

Furthermore, we are in the process of developing mining machines for other cryptocurrencies, and we plan to expand our current mining machine hosting services to establish mining farms which would allow us to engage in both hosting services for third parties and proprietary Bitcoin and other cryptocurrency mining activities to mine cryptocurrencies for ourselves. We also intend to set up a cryptocurrency trading exchange to provide cryptocurrency trading related services to cryptocurrency communities in the near feature in overseas jurisdictions. However, relevant restrictions from existing and future regulations on mining, holding, using, or transferring of cryptocurrencies may adversely affect our future business operations and results of operations. For example, although mining activities have not been explicitly prohibited by the PRC government, any further order of the PRC government to limit cryptocurrency mining may result in a crackdown on the cryptocurrency market and adversely affect our mining machine sales, potential mining activities and other cryptocurrency-related businesses. Furthermore, as advised by our PRC legal advisor, the PRC government has prohibited entities from establishing cryptocurrency exchanges and engaging in cryptocurrency trading businesses. Although we plan to conduct potential cryptocurrency trading related services in overseas jurisdictions to the extent feasible, any further order of the PRC government to block access to foreign platforms that enable centralized trading of cryptocurrencies in China may materially and adversely affect our business expansion plans and prospects. It is possible that the cryptocurrency market may respond to such regulations by moving to other countries or changing its practices to comply. However, it is unclear how various countries will regulate the blockchain or how the market will respond to such regulations. If any jurisdictions impose limitations on the mining, use, holding or transferring of cryptocurrencies or any cryptocurrency-related activity, our business prospects, operations and financial results may be negatively impacted.

In addition, our plan to expand our current mining machine hosting services to establish and operate mining farms, either for the provision of hosting services to third parties or for our proprietary mining activities, may be affected adversely by laws and regulations on securities and the financial regulatory environment in China and other jurisdictions we operate. For example, if cryptocurrencies or the mining of cryptocurrencies are regarded or reclassified retroactively as securities by various governmental authorities, our distribution of cryptocurrencies to potential members of our mining farms is likely to be deemed as issuance of cryptocurrencies to investors for financing purpose and thus prohibited under the PRC laws. Any such regulations, if implemented, will cause us to incur additional compliance costs and have a material adverse effect on our future business operations.

The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses

We currently export our products to various overseas markets and intend to develop our business and operations in jurisdictions outside the PRC in the future. We also intend to set up cryptocurrency trading exchanges outside the PRC to provide cryptocurrency trading related services to cryptocurrency communities, including, but not limited to, Canada, Australia and Singapore. We currently have no plans to establish our cryptocurrency trading exchange or online brokerage businesses in the United States. In addition, in October 2020, we entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. Our blockchain products business and planned cryptocurrency and financial services platform businesses could therefore be significantly affected by regulatory developments in jurisdictions outside the PRC, including the United States and such other jurisdictions. Although we have no immediate plans to operate such businesses in the United States, governmental authorities, including those in the United States and such other jurisdictions, oversee certain aspects of the cryptocurrency markets, have taken actions based on current laws and regulations, and are likely to continue to issue new laws, rules and regulations governing the cryptocurrency industry in which we operate and may operate in the future. As a result, and as discussed further below, existing and future regulations affecting the mining, holding, using, or transferring of cryptocurrencies may adversely affect our future business operations and results of operations, and could even result in our or our customers’ liability for activities conducted by our customers.

As described under “Regulation—Regulatory Overview of United States,” United States federal and state securities laws may specifically limit our ability and the ability of our customers to use our blockchain and telecommunications products where these operations are conducted in connection with cryptocurrencies that are considered “securities” for purposes of U.S. law. We have begun developing new chips for mining cryptocurrencies other than Bitcoin, and the likely status of these cryptocurrencies as securities could limit distributions, transfers, or other actions involving such cryptocurrencies, including mining, in the United States. For example, the distribution of cryptocurrencies to miners through the mining process could be deemed to involve an illegal offering or distribution of securities subject to federal or state law. In addition, miners on cryptocurrency networks could, under certain circumstances, be viewed as statutory underwriters or as “brokers” subject to regulation under the Securities Exchange Act of 1934. This could require us or our customers to change, limit, or cease their mining operations, register as broker-dealers and comply with applicable law, or be subject to penalties, including fines. In addition, we could have liability for facilitating their illegal activities.

Further, cryptocurrencies are subject to additional U.S. laws and regulations related to transactions in commodities as enforced by the Commodity Futures Trading Commission, or CFTC, and to money transmission, money service business, anti-money laundering, and know-your-customer activities as enforced by the Department of the Treasury’s Financial Crimes Enforcement Network, or FinCEN, and by state governments. We or our customers could be subject to regulatory restrictions or regulatory actions based on these laws and regulations.

Any restrictions imposed by a foreign government could force us to restructure operations, perhaps significantly, which could result in significant costs and inefficiencies that harm our profitability, or even cause us to cease operations in the applicable jurisdiction. Cryptocurrency is a recent technological innovation and the regulatory schemes to which cryptocurrency and the related exchange may be subject have not been fully explored or developed by foreign jurisdictions. Thus, cryptocurrency faces an uncertain regulatory landscape in many foreign jurisdictions. Various foreign jurisdictions may from time to time adopt laws, regulations or directives that affect our cryptocurrency businesses. Due in part to its international nature and the nascent stage of regulation, along with the limited experience with cryptocurrency, and language barriers between international journalists, translators and regulators, information regarding the regulation of cryptocurrency in various jurisdictions may be incomplete, inaccurate or unreliable. As both the regulatory landscape develops and journalistic familiarity with cryptocurrency increases, mainstream media’s understanding of cryptocurrency and the regulation thereof may improve. As we enter into the markets in Canada, Australia, New Zealand and Singapore, we expect to continue to monitor the local regulations regarding cryptocurrency and financial service platforms and retain local regulatory counsels. See “Business—Recent Developments”.

We expect that regulation of our current and planned business operations will vary from country to country as well as within countries. We cannot assure you that we will be familiar with local laws and regulations at all times when we establish cryptocurrency and financial services platform businesses or develop any other business and operations in a foreign country. An increase in the regulation of such operations may affect our proposed businesses by increasing compliance costs or prohibiting certain or all of our proposed activities. In addition, existing and proposed laws and regulations can delay or impede the development of new products, result in negative publicity, decrease demand for our products, require significant management time and attention, and subject us to claims or other remedies, including fines or demands that we modify or cease existing business practices.

In addition, any action brought against us or our customers by a foreign regulator, or by an individual in a private action, based on foreign law could cause us or our customers to incur significant legal expenses and divert our management’s attention from the operation of the business. If our or our customers’ operations are found to be in violation of any laws and regulations, we or they may be subject to penalties associated with the violation, including civil and criminal penalties, damages and fines. This could in turn require us to curtail or cease all or some operations. Regulatory action or regulatory change could also decrease demand for our products and services, which would be harmful to the success of our business.

If we are unable to manage our growth or execute our strategies effectively, our business, results of operations and financial condition may be materially and adversely affected

We are in the process of developing ICs for mining other cryptocurrencies in order to adapt our future models of mining machines to other cryptocurrencies promptly and efficiently when all the Bitcoins have been discovered or Bitcoin is replaced by other cryptocurrencies as the mainstream cryptocurrency. We began to provide mining machine hosting services in 2017 and intend to leverage our experience in the mining machine industry to establish mining farms and provide cryptocurrency trading-related services to the cryptocurrency community in order to diversify our offerings. We also intend to set up cryptocurrency trading exchanges outside the PRC to provide cryptocurrency trading related services to cryptocurrency communities, including, but not limited to, Canada, Australia and Singapore, which we have been developing since August 2020. See “Business—Our Strategies—Expand into new business opportunities in the blockchain and cryptocurrency industry to diversify our offerings.” We may fail to successfully execute our expansion plan due to our limited resources and other reasons beyond our control. For example, the gain we obtain from running mining farms may not cover their operating expenses due to a prolonged depression of cryptocurrency prices, and our cryptocurrency trading related services may be unable to compete effectively with other similar services already available to the cryptocurrency community. Should we fail to successfully manage our growth or implement our strategies, the resources we allocate to the new business lines will be wasted, and our business, results of operations and financial condition could be materially and adversely affected.

Each of our subsidiaries in Canada, Australia and Singapore have a limited operating history, which makes it hard for us to evaluate their ability to generate revenue through operations, and to date, each of them has not generated revenue from any commercially available blockchain-based products or services.

Our subsidiaries in Canada, Australia and Singapore were recently formed from August to October 2020 for the purpose of establishing our cryptocurrency exchanges and online brokerages. Their limited operating history and the relative immaturity of the blockchain industry make it difficult for us to evaluate their current business and future prospects. They have encountered, and will continue to encounter, risks and difficulties frequently experienced by growing companies in rapidly developing and changing industries, including challenges in forecasting accuracy, determining appropriate uses of their limited resources, gaining market acceptance, managing a complex and evolving regulatory landscape and developing new products. These subsidiaries’ current or future operating model may require changes in order for them to scale their operations efficiently and be successful. Investors in our securities should consider the business and prospects of our overseas subsidiaries in these countries in light of the risks and difficulties they face as early-stage companies focused on developing products in the field of financial technology.

The businesses that we are pursuing through certain of our subsidiaries’ initiatives are novel and subject to technical, operational, financial, regulatory, legal, reputational and marketing risks.

We have and may continue to acquire interests in various businesses, including financial technology companies, broker-dealers, and digital currency transfer and payment businesses. We have limited experience with the operation of such businesses. In some countries the licensing requirements and regulations expressly cover companies engaged in digital currency activities; in others it is not clear whether or how the existing laws and regulations apply to digital currency activities. Licenses and registrations that we may be required to obtain may subject us to various anti-money laundering, know-your-customer, record-keeping, reporting and capital and bonding requirements, limitations on the investment of customer funds, and inspection by regulatory agencies. These are areas in which we do not have substantial experience and which are subject to the risks of new and novel businesses, including technical, operational, financial, regulatory, legal and reputational risks, as well as the risk that we may be unable to market, license or sell our technology successfully or profitably. The occurrence of any such risks, any such penalties, or even allegations of criminal or civil misconduct, could have a material adverse effect on us and on our financial results and business.

The development and operation of our cryptocurrency exchanges and online brokerages will likely require, technology and intellectual property rights.

The ability of to operate our cryptocurrency exchanges and online brokerages may depend on technology and intellectual property rights that we may license from unaffiliated third parties. If for any reason we fail to comply with our obligations under an applicable license agreement, or are unable to provide or fail to provide the technology and intellectual property that we or any licensee requires, our operations would be negatively affected, which would have a material adverse effect on our operations and financial condition.

We may not successfully develop, market or launch any cryptocurrency exchanges or online brokerages.

We have established wholly-owned subsidiaries in Singapore, Canada and Australia in preparation for establishing cryptocurrency exchanges since August 2020. In addition, we have entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. As of the date of this prospectus, we have received the Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada, and we are in the process of applying for relevant licenses and approvals for our subsidiaries in Singapore and Australia. However, we are only at an initial preparatory stage of executing our plan to launch blockchain-enabled financial business or online brokerages. The consummation of the proposed acquisition in New Zealand is subject to, among other matters, the negotiation of a definitive agreement among the relevant parties, the satisfaction of the closing conditions provided thereunder, and the requisite corporate or other approvals from the relevant parties. A definitive agreement may not be entered into, and the proposed transaction may not be consummated in time, or at all. Also, there is no guarantee that we will receive any additional required approvals and licenses for our proposed business in Singapore, Canada and Australia in a timely manner or on commercially reasonable terms, or at all, or that we will commence the proposed business as planned, or at all. Our current plan is to launch our operations in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. Additionally, as we have limited experience in operating the proposed business, we will need to obtain additional management, regulatory compliance technical expertise and devote substantial time and effort to these initiatives, which may not be as profitable as we expected or at all. We also need to obtain additional capital resources to pursue development of cryptocurrency exchanges or online brokerages, and we may not be successful in raising that capital. In addition, we may face relevant restrictions from existing and future regulations in connection with our expansion into this new line of business. While we have been closely monitoring the development of the relevant regulations and have been in communication with regulatory authorities, this new business initiative may not be viable due to regulatory concerns. Our plan to develop, market or launch any cryptocurrency exchanges or online brokerages may suffer significant delays in our efforts and may ultimately not be successful. It is possible that the launch of our cryptocurrency exchanges and/or online brokerages may never occur, and even if the proposed business is successfully developed, it is possible that it will not be accessed or utilized by a sufficient number of users or will otherwise not achieve viable business scale or market acceptance.

If Bitcoin is replaced by other cryptocurrencies as the mainstream cryptocurrency, we will lose the market for our current mining machines and our results of operations will be materially and adversely affected

Although we have begun to develop new chips for mining other cryptocurrencies, all of our revenue from sales of cryptocurrency mining machines was generated from the sale of mining machines designed for Bitcoin mining in 2018, 2019 and the six months ended June 30, 2020. We face the risk that other cryptocurrencies could replace Bitcoin as the largest cryptocurrency, which may in turn negatively impact the value of Bitcoin and diminish interest in mining Bitcoin. Acceptance of Bitcoin may decline due to various reasons such as the following:

●	potential changes in Bitcoin’s algorithms or source code may negatively impact user acceptance;

●	patches, upgrades, attacks or hacking of Bitcoin’s infrastructure may undermine user interest or confidence;

●	usage of Bitcoin for illicit or illegal activities by bad actors may erode public perception of Bitcoin; or

●	hacking, fraud or other problems with Bitcoin exchanges, wallets or other related infrastructure may negatively impact user confidence.

If fewer people accept Bitcoin currency or fewer merchants accept Bitcoin as a payment method, Bitcoin may decline in value. Although Bitcoin is currently the largest cryptocurrency by market capitalization, a substantial amount of Bitcoin-related transactions may be speculation-related and a technological breakthrough in the form of a better cryptocurrency is a continuous threat. Other cryptocurrencies may be designed with algorithms that are not compatible with the kind of computing done by ASIC chip mining machines. If such a cryptocurrency were to become dominant, our existing technological know-how may not be applicable in creating hardware for participants in that cryptocurrency network, and we may face greater competition from new players. In addition, since the value of and support for Bitcoin depend entirely on the community using it, any disagreement between the users may result in the splitting of the network to support other cryptocurrencies and the users may sell all their Bitcoins and switch to other cryptocurrencies. As a result, our mining machines and our results of operations would be materially and adversely affected.

We rely on a limited number of third parties to fabricate our ASIC chips, which are the core technology used in our mining machines

The ASIC chip is the key component of a mining machine as it determines the efficiency of the device. Currently, only a small number of wafer foundries in the world are capable of producing the highly sophisticated silicon wafers used for ASIC chips. Therefore, the ability to source high-quality wafers is a major barrier to entry for new entrants and has provided us with a great competitive advantage in the market.

In 2018 and 2019, all of our ASIC wafers were fabricated by Samsung. We have historically purchased ASIC wafers through a supply arrangement with an intermediary that directly purchases ASIC chips from Samsung as Samsung’s approved customer. Such intermediary was our largest supplier in 2018. Our purchases of ASIC chips from Samsung and another intermediary that directly purchases from Samsung were the largest in 2019. We have entered into an agreement with Samsung, effective May 2018, for developing ASIC chips, and we are working directly with Samsung on a development project for our second generation 10 nm ASIC chip. However, this agreement does not guarantee that Samsung will reserve foundry capacity for us, which we believe is in line with market arrangements with other wafer foundries. As such, there are risks that Samsung may be unable to accept our purchase orders or continue their supply of ASIC wafers to us. Such changes may result in delays to our production, which could negatively affect our reputation and results of operations.

In order to reduce our reliance on Samsung, we have established working relations with TSMC since November 2017 and are in discussions with other major wafer foundries for possible future orders. However, we cannot guarantee that we will be able to continue to source ASIC wafers from Samsung or TSMC on the same or similar terms or in a timely manner, or start to source ASIC wafers from other suppliers. In addition, replacing a supplier may require that we divert attention and resources away from our business. We may also suffer lower gross profit margins if we fail to pass on any additional costs to our customers. As a result, a change in our relationship with Samsung or TSMC could have a significant negative impact on our business, financial condition and results of operation.

We depend on a limited number of suppliers to allocate to us a portion of their manufacturing capacity sufficient to meet our needs, to produce products of acceptable quality and at acceptable final test yields, and to deliver those products to us on a timely basis and at acceptable prices. These suppliers may raise prices or may be unable to meet our required capacity for any reason, such as shortages or delays in the shipment of semiconductor equipment or raw materials required to manufacture our ICs. In addition, our business relationships with them may deteriorate. For example, in November 2019, we brought a legal action against a then-major supplier for breach of contract for delivering defective products. Under such circumstances, we may not be able to obtain the required capacity and would have to seek alternative suppliers, which may not be available on commercially reasonable terms, or at all. Moreover, it is possible that other customers of these suppliers that are larger and/or better financed than we are, or that have long-term contracts with them, may receive preferential treatment in terms of capacity allocation or pricing. In addition, if we do not accurately forecast our capacity needs, these suppliers may not have available capacity to meet our immediate needs or we may be required to pay higher costs to fulfill those needs, either of which could materially and adversely affect our business, financial condition and results of operations.

In particular, the production of our ASICs may require advanced IC fabrication technologies. Foundries other than Samsung or TSMC, however, might not have sufficient production capacity for such technologies, or at all, to meet our requirements. This may expose us to risks associated with engaging new foundries. For example, using foundries with which we have not established relationships could expose us to potentially unfavorable pricing, unsatisfactory quality or insufficient capacity allocation.

Other risks associated with the concentration of third-party foundry suppliers include limited control over delivery schedules and quality assurance, lack of capacity in periods of excess demand, unauthorized use of our intellectual property and limited ability to manage inventory and parts. In particular, although we have entered into confidentiality agreements with our third-party foundry suppliers for the protection of our intellectual property, it may not protect our intellectual property with the same degree of care as we use to protect our intellectual property. If we fail to properly manage any of these risks, our business and results of operations may be materially and adversely affected. Moreover, if Samsung or TSMC suffers any damage to its facilities, suspends manufacturing operations, loses benefits under material agreements, experiences power outages or computer virus attacks, lacks sufficient capacity to manufacture our products, encounters financial difficulties, is unable to secure necessary raw materials from its suppliers or suffers any other disruption or reduction in efficiency, we may encounter supply delays or disruptions. Further, the recent trade disputes between Japan and South Korea could materially and adversely affect Samsung’s supply of ASIC wafers. In July 2019, Japan decided to restrict exports to South Korea of certain materials used in memory chips. Such measures created massive pressures on the production activities of Samsung. If such trade tensions continue escalating without a resolution and Samsung cannot secure alternative supply of key materials that are banned by Japan, Samsung’s ability to supply us with adequate ASIC wafers, which are the core components of our mining machines, may be jeopardized, and as a result, our business and results of operations may be materially and adversely affected.

Our prepayments to suppliers may subject us to counterparty risk associated with such suppliers and negatively affect our liquidity

We are required to prepay some of our suppliers before the service is provided to secure the supplier’s production capacity. The amount of our prepayments may significantly increase as we continue to pursue technological advancement. We are subject to counterparty risk exposure to our suppliers. Any failure by our suppliers to perform their contract obligations on a timely manner and/or with our requested quality may result in us not being able to fulfill customers’ orders accordingly. In such event, we may not be able to regain the prepayment in a timely manner or in full, even though our suppliers are obligated to return such prepayments under specified circumstances as previously agreed upon. Furthermore, if the cash outflows for the prepayments significantly exceed the cash inflows during any period, our future liquidity position will be adversely affected.

If we fail to maintain appropriate inventory levels in line with the approximate level of demand for our products, we could lose sales or face excessive inventory risks and holding costs

To operate our business successfully and meet our customers’ demands and expectations, we must maintain a certain level of finished goods inventory to ensure immediate delivery when required. We are also required to maintain an appropriate level of raw materials for our production. However, forecasts are inherently uncertain. If our forecasted demand is lower than what eventually transpires, we may not be able to maintain an adequate inventory level of our finished goods or produce our products in a timely manner, and we may lose sales and market share to our competitors. On the other hand, we may also be exposed to increased inventory risks due to accumulated excess inventory of our products or raw materials, parts and components for our products. Excess inventory levels may lead to increases in inventory holding costs, risks of inventory obsolescence and provisions for write-downs, which will materially and adversely affect our business, financial condition and results of operations.

In order to maintain an appropriate inventory level of finished goods and raw materials to meet market demand, we adjust our procurement amount and production schedule from time to time based on customers’ orders and anticipated demand. We also carry out an inventory review and an aging analysis on a regular basis. We make provision for obsolete and slow-moving inventory of raw materials and finished goods that are no longer suitable for use in production or sale. However, we cannot guarantee that these measures will always be effective and that we will be able to maintain an appropriate inventory level. We may also be exposed to the risk of holding excessive inventory, including older generation mining machines that are less marketable as well as older ASIC chips which may increase our inventory holding costs and subject us to the risk of inventory obsolescence or write-offs, which could have a material adverse effect on our business, results of operations and financial condition. For example, we recorded write-down for the potentially obsolete, slow-moving inventory and lower of cost or market adjustment of US$61.8 million and US$6.3 million in 2018 and 2019, respectively, primarily due to the decrease in the market price of the Bitcoin. If we cannot maintain an appropriate inventory level, we may lose sales and market share to our competitors.

Shortages in, or rises in the prices of, the components of our mining machines may adversely affect our business

Given the long production period to manufacture, assemble, and deliver certain components and products, problems could arise in planning production and managing inventory levels that could seriously interrupt our operations, including the possibility of defective parts, an increase in component costs, delays in delivery schedules, and shortages of components. In addition to ASIC chips, the components we use for our mining machines include printed circuit boards, or PCBs, other electronic components, fans, and aluminum casings. The production of our mining machines also requires certain ancillary equipment and components such as controllers, power adaptors, and connectors. The production of our current products depends on obtaining adequate supplies of these components on a timely basis and at competitive prices. We do not typically maintain large inventory of the components, and rather purchase them on an “as-needed” basis from various third-party component manufacturers that satisfy our quality standards and meet our production requirements. We may have to turn to less reputable suppliers if we cannot source adequate components from our regular suppliers. Under such circumstances, the quality of the components may suffer and could cause performance issues in our mining machines.

Shortages of components could result in reduced production or delays in production, as well as an increase in production costs, which may negatively affect our ability to fulfill orders or make timely shipments to blockchain customers, as well as our customer relationships and profitability. Component shortages may also increase our costs of goods sold because we may be required to pay higher prices for components in short supply, or redesign or reconfigure products to accommodate for the substitute components, without being able to pass such cost to our blockchain customers. As a result, our business, results of operations and reputation could be materially and adversely affected by any product defects.

Failure at tape-out or failure to achieve the expected final test yields for our ASIC chips could negatively impact our results of operations

The tape-out process is a critical milestone in our business. A successful tape-out means all the stages in the design and verification process of our ASIC chips have been completed, and the chip design is ready to be sent for manufacturing. The tape-out process requires considerable investment in time and resources and close cooperation with the wafer foundry, and repeated failures can significantly increase our costs, lengthen our product development period and delay our product launch. If the tape-out or testing of a new ASIC chip design fails, either as a result of design flaws by our research and development team or problems with production or the testing process by the wafer foundry, we may incur considerable costs and expenses to fix or restart the design process. Such obstacles may decrease our profitability or delay the launch of new products.

Once tape-out is successful, the ASIC design is sent for manufacturing, and the final test yield is a measurement of the production success rate. The final test yield is a function of both product design, which is developed by us, and process technology, which typically belongs to a third-party foundry, such as Samsung and TSMC in our case. Low final test yields can result from a product design deficiency or a process technology failure or a combination of both. As such, we may not be able to identify problems causing low final test yields until our product designs go to the manufacturing stage, which may substantially increase our per unit costs and delay the launch of new products.

For example, if Samsung or TSMC experiences manufacturing inefficiencies or encounters disruptions, errors or difficulties during production, we may fail to achieve acceptable final test yields or experience product delivery delays. We cannot guarantee that Samsung and TSMC will be able to develop, obtain or successfully implement process technologies needed to manufacture future generations of our mining machines on a timely basis. Moreover, during the periods in which foundries are implementing new process technologies, their manufacturing facilities may not be fully productive. A substantial delay in the technology transitions to smaller geometry process technologies could have a material and adverse effect on us, particularly if our competitors transition to such technologies before us.

In addition, resolution of yield problems requires cooperation among us, Samsung or TSMC, and packaging and testing partners. We cannot assure you that the cooperation will be successful and that any yield problem can be fixed.

If any person, institution or a pool of them acting in concert obtains control of more than 50% of the processing power active on the Bitcoin network, such person, institution or a pool of them could prevent new transactions from gaining confirmations, halt payments between users, and reverse previously completed transactions, which would erode user confidence in Bitcoin

If the award of Bitcoins for solving blocks and transaction fees for recording transactions are not sufficiently high to incentivize miners, miners may cease expending processing power to solve blocks. Miners ceasing operations would reduce the collective processing power on the Bitcoin network, which would adversely affect the confirmation process for transactions and make the Bitcoin network more vulnerable to any person, institution or a pool of them which has obtained over 50% control over the computing power on the Bitcoin network. In such event, such person, institution or a pool of them could prevent new transactions from gaining confirmation, halt payments between users, and reverse previously completed transactions. Such changes or any reduction in confidence in the confirmation process or processing power of the Bitcoin network may erode user confidence in Bitcoin, which would decrease the demand for our products.

The decentralized nature of Bitcoin may be subject to challenges, which could negatively affect our results of operations

A key reason for Bitcoin and other cryptocurrencies to have attracted many new and committed users in a short period of time is its decentralized nature, or the lack of control by a central authority. However, there are divergent views on the decentralized nature of cryptocurrencies. For example, there are claims that most of the actual services and businesses built within the Bitcoin ecosystem are in fact centralized since they are run by specific people, in specific locations, with specific computer systems, and that they are susceptible to specific regulations. Individuals, companies or groups, as well as Bitcoin exchanges that control vast amounts of Bitcoin can affect the market price of Bitcoin. Furthermore, mining equipment production and mining pool locations may become centralized. The concerns or skepticism about the decentralized nature of Bitcoin may cause customers to lose confidence in the Bitcoin industry’s prospects. This in turn could adversely affect the market demand for our mining machines and our business. Furthermore, the possibility that a person or a coordinated group of people may gain more than 50% control of the process power active on Bitcoin and be able to manipulate transactions, despite the intended decentralized structure, may also erode confidence in Bitcoin. Our business, prospects and results of operations therefore may adversely be affected by the divergent views on the decentralized nature of Bitcoin.

Change of Bitcoin algorithms and mining mechanisms may materially and adversely affect our business and results of operations

Our ASIC chips are designed for proof-of-work, or POW, mechanism, which the Bitcoin network uses to validate Bitcoin transactions. Many people within the Bitcoin community believe that POW is a foundation within Bitcoin’s code that would not be changed. However, there have been debates on mechanism change to avoid the “de facto control” by a great majority of the network computing power. With the possibility of a change in rule or protocol of the Bitcoin network, if our Bitcoin mining machines cannot be modified to accommodate any such changes, our mining machines will not be able to meet customer demand, and the results of our operations will be significantly affected. For more details, see “—The administrators of the Bitcoin network’s source code could propose amendments to the Bitcoin network’s protocols and software that, if accepted and authorized by the Bitcoin network’s community, could adversely affect our business, results of operations and financial condition” and “—The acceptance of Bitcoin network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin network could result in a “fork” in the blockchain, resulting in the operation of two separate networks that cannot be merged. The existence of forked blockchains could erode user confidence in Bitcoin and could adversely impact our business, results of operations and financial condition.”

We face risks associated with the expansion of our blockchain products business operations overseas and if we are unable to effectively manage such risks, our business growth and profitability may be negatively affected

We intend to grow our blockchain products business in part by expanding our sales network and operations internationally beyond China. Our expansion plans include possibly establishing an assembly facility and offices for sales, research and development and other operations in the United States and the European Union. However, there are risks associated with such global expansion plans, including:

●	high costs of investment to establish a presence in a new market and manage international operations;

●	competition in unfamiliar markets;

●	foreign currency exchange rate fluctuations;

●	regulatory differences and difficulties in ensuring compliance with multi-national legal requirements and multi-national operations;

●	changes in economic, legal, political or other local conditions in new markets;

●	our limited customer base and limited sales and relationships with international customers;

●	competitors in the overseas markets may be more dominant and have stronger ties with customers and greater financial and other resources;

●	challenges in managing our international sales channels effectively;

●	difficulties in and costs of exporting products overseas while complying with the different commercial, legal and regulatory requirements of the overseas markets in which we offer our products;

●	difficulty in ensuring that our customers comply with the sanctions imposed by the Office of Foreign Assets Control, or OFAC, on various foreign states, organizations and individuals;

●	inability to obtain, maintain or enforce intellectual property rights;

●	inability to effectively enforce contractual or legal rights or intellectual property rights in certain jurisdictions under which we operate; and

●	governmental policies favoring domestic companies in certain foreign markets or trade barriers including export requirements, tariffs, taxes and other restrictions and charges. In particular, a worldwide trend in favor of nationalism and protectionist trade policy and the ongoing trade dispute between the United States and China as well as other potential international trade disputes could cause turbulence in international markets. These government policies or trade barriers could increase the prices of our products and make us less competitive in such countries.

If we are unable to effectively manage such risks, we may encounter difficulties in our overseas expansion plans and our business, reputation, results of operations and financial condition may be impaired.

We plan to increase our export of mining machines to the United States and the European Union in the future, which may be subject to high tariff rates resulting from protectionism trade policies, and as a result, our future sales volumes, profitability and results of operations will be materially and adversely affected

Historically, only a small portion of our mining machines were exported to the United States. Going forward we plan to increase our export of mining machines to the U.S. market. However, the United States and China have recently been involved in controversy over trade barriers in China that have threatened a trade war between these two countries, and have implemented or proposed to implement tariffs on certain imported products. Though the United States had not announced any trade policies that may directly impact the export of our mining machines as of the date of this prospectus, we cannot accurately predict whether any anti-dumping duties, tariffs or quota fees will be imposed on our mining machines by the United States in the future. Any export requirements, tariffs, taxes and other restrictions and charges imposed by the United States on our mining machines could significantly increase our customers’ purchase costs of our mining machines and make our mining machines less competitive in the U.S. market. As a result, our future sales volumes, profitability and results of operations could be adversely affected.

In addition, we also intend to increase our export of mining machines to the European Union and expand to other overseas markets such as South East Asia in the future. However, the worldwide populism trend that calls for protectionism trade policy and potential international trade disputes could cause turbulence in the international markets. These government policies or trade barriers could increase the prices of our mining machines and cause us to lose our sales and market share to our competitors in these countries.

We may be unable to make the substantial research and development investments that are required to remain competitive in our business

Advances in blockchain technology and AI technology have led to increased demand for ICs of higher speed and power efficiency for solving computational problems of increasing complexity. We intend to broaden our product offerings to include other applications. We are committed to investing in new product development in order to stay competitive in our markets. Driven by market demand, we intend to continue to broaden and enhance our product portfolio in order to deliver the most effective products to our customers. Nevertheless, if we are unable to generate enough revenue or raise enough capital to make adequate research and development investments going forward, our product development and relevant research and development initiatives may be restricted or delayed, or we may not be able to keep pace with the latest market trends and satisfy our customers’ needs, which could materially and adversely affect our results of operations. Furthermore, our substantial research and development expenditures may not yield the expected results that enable us to roll out new products, which in turn will harm our prospects and results of operations.

We may fail to anticipate or adapt to technology innovations in a timely manner, or at all

The blockchain and telecommunications markets are experiencing rapid technological changes. Failure to anticipate technology innovations or adapt to such innovations in a timely manner, or at all, may result in our products becoming obsolete at sudden and unpredictable intervals and, accordingly, our products may become unmarketable. To maintain the relevancy of our products, we have actively invested in product planning and research and development. The process of developing and marketing new products is inherently complex and involves significant uncertainties. There are a number of risks, including the following:

●	our product planning efforts may fail in resulting in the development or commercialization of new technologies or ideas;

●	our research and development efforts may fail to translate new product plans into commercially feasible products;

●	our new technologies or new products may not be well received by consumers;

●	we may not have adequate funding and resources necessary for continual investments in product planning and research and development;

●	our products may become obsolete due to rapid advancements in technology and changes in consumer preferences; and

●	our newly developed technologies may not be protected as proprietary intellectual property rights.

Any failure to anticipate the next-generation technology roadmap or changes in customer preferences or to timely develop new or enhanced products in response could result in decreased revenue and market share. In particular, we may experience difficulties with product design, product development, marketing or certification, which could result in excessive research and development expenses and capital expenditure, delays or prevent our introduction of new or enhanced products. Furthermore, our research and development efforts may not yield the expected results, or may prove to be futile due to the lack of market demand.

Our blockchain customers rely on a steady and inexpensive power supply for operating mining farms and running mining hardware. Failure to access a large quantity of power at reasonable costs could significantly increase their operating expenses and adversely affect their demand for our mining machines

Many of our blockchain customers engage in the cryptocurrency mining business. Cryptocurrency mining consumes a significant amount of energy power to process the computations and cool down the mining hardware. Therefore, a steady and inexpensive power supply is critical to cryptocurrency mining. There can be no assurance that the operations of our blockchain customers will not be affected by power shortages or an increase in energy prices in the future. In particular, the power supply could be disrupted by natural disasters, such as floods, mudslides and earthquakes, or other similar events beyond the control of our customers. Further, certain of our customers may experience power shortages due to seasonal variations in the supply of certain types of power such as hydroelectricity. Power shortages, power outages or increased power prices could adversely affect mining farm businesses of our blockchain customers and reduce the expected market demand for our mining machines significantly. Under such circumstances, our business, results of operations and financial condition could be materially and adversely affected.

In addition, as we provide mining machine hosting services to our customers and intend to establish and operate mining farms to provide hosting services for third parties and engage in proprietary Bitcoin and other cryptocurrency mining activities to mine cryptocurrencies for ourselves in the near future, any increase in energy prices or a shortage in power supply in locations where our future mining farms are located may increase our potential mining costs and reduce the expected economic returns from our proprietary mining operation significantly.

We require various approvals, licenses, permits and certifications to operate our business. If we fail to obtain or renew any of these approvals, licenses, permits or certifications, it could materially and adversely affect our business and results of operations

In accordance with the laws and regulations in the jurisdictions in which we operate, we are required to maintain various approvals, licenses, permits and certifications in order to operate our business or engage in the business we plan to enter into. Complying with such laws and regulations may require substantial expenses, any non-compliance may expose us to liability. In the event of that government authorities consider us to be in non-compliance, we may have to incur significant expenses and divert substantial management time to rectify the incidents. If we fail to obtain all the necessary approvals, licenses, permits and certifications, we may be subject to fines or the suspension of operations of the facilities that do not have the requisite approvals, licenses, permits or certifications, which would adversely affect our reputation, business and results of operations. See “Regulation” for further details on the requisite approvals license permits and certifications.

We rely on a limited number of third parties for IC packaging and testing services

Fabrication of IC chips requires specialized services to process the silicon wafers into IC chips by packaging them and to test their proper functioning. We rely on a limited number of production partners for such packaging and testing services. We have worked closely with world-class outsourced semiconductor assembly and test, or OSAT, companies on a limited number of specialized production partners exposes us to a number of risks, including difficulties in finding alternate suppliers, capacity shortages or delays, lack of control or oversight in timing, quality or costs, and misuse of our intellectual property. If any such problems arise with our OSAT partners, we may experience delays in our production and delivery timeline, inadequate quality control of our products or excessive costs and expenses. As a result, our financial condition, results of operation, reputation and business may be adversely affected.

We have previously made sales to Iran, which is subject to sanctions and other regulations administered by the United States

Iran is subject to a comprehensive sanctions program administered by the Office of Foreign Assets Control, or OFAC, and shipments of products subject to the Export Administration Regulations promulgated by the Bureau of Industry and Security, or BIS, in the Commerce Department are also subject to restrictions. In 2016 and 2017, we engaged in transactions that included the sale and/or delivery of our products to Iran under circumstances that may involve breaches of U.S. sanctions and export control laws. On August 2, 2018, we disclosed these transactions to both OFAC and BIS by our submission of Voluntary Self Disclosures, or VSDs. On January 25, 2019, BIS closed the VSD with a Warning Letter and no penalty. On March 4, 2019, OFAC closed the VSD with a Cautionary Letter and no penalty.

While we have implemented internal control measures to mitigate our risk exposure to international sanctions, sanctions laws and regulations are constantly evolving, and new persons and entities are regularly added to the list of Sanctioned Persons. Further, new requirements or restrictions could come into effect which might increase the scrutiny on our business or result in one or more of our business activities being deemed to have violated sanctions. Our business and reputation could be adversely affected if the authorities of the United States, the European Union, the United Nations, Australia or any other jurisdictions were to determine that any of our future activities constitutes a violation of the sanctions they impose or provides a basis for a sanctions designation of our group.

Cryptocurrencies face significant scaling obstacles that can lead to high fees or slowed transaction settlement times, and attempts to increase the transaction processing capacity may not be effective

Many cryptocurrency networks face significant scaling challenges. For example, as of December 31, 2019, Bitcoin network could handle, on average, five to seven transactions per second. A number of solutions have been promoted recently to resolve this problem, including segregated witness, Lightening Network and the introduction of Bitcoin Cash. However, there is no assurance that the cryptocurrencies community will accept these solutions or these solutions will effectively resolve these problems.

As the use of cryptocurrency networks increases without a corresponding increase in throughput of the networks, average fees and settlement times can increase significantly. Bitcoin’s network, for example, has been, at times, at capacity, which has led to very high transaction fees. Increased fees and decreased settlement speeds could preclude certain use cases for Bitcoins (e.g., micropayments), and can reduce demand for and the market price of Bitcoins, which could adversely affect the market demand for our mining machines. There is no guarantee that any of the mechanisms in place or being explored for increasing the scale of settlement of Bitcoin transactions will be effective, or how long they will take to become effective, which could adversely affect the market demand for our mining machines.

Cryptocurrency exchanges and wallets, and to a lesser extent, a cryptocurrency blockchain itself, may suffer from hacking and fraud risks, which may adversely erode user confidence in cryptocurrencies and reduce demand for our mining machines

Cryptocurrency transactions are entirely digital and, as with any virtual system, face risk from hackers, malware and operational glitches. For example, hackers can target cryptocurrency exchanges, wallets, and custodians to gain unauthorized access to the private keys associated with the wallet addresses where cryptocurrencies are stored. Cryptocurrency transactions and accounts are not insured by any type of government program and cryptocurrency transactions generally are permanent by design of the networks. Certain features of cryptocurrency networks, such as decentralization, the open source protocols, and the reliance on peer-to-peer connectivity, may increase the risk of fraud or cyber-attack by potentially reducing the likelihood of a coordinated response. Cryptocurrencies have suffered from hacking risks and several cryptocurrency exchanges and miners have reported cryptocurrency losses, which highlight concerns over the security of cryptocurrencies and in turn affect the demand and the market price of cryptocurrencies. In addition, while cryptocurrencies use private key encryption to verify owners and register transactions, fraudsters and scammers may attempt to sell false cryptocurrencies. These risks may adversely affect the operation of the cryptocurrency network which would erode user confidence in cryptocurrencies, which would negatively affect demand for our mining machines.

The administrators of the Bitcoin network’s source code could propose amendments to the Bitcoin network’s protocols and software that, if accepted and authorized by the Bitcoin network’s community, could adversely affect our business, results of operations and financial condition

The Bitcoin network is based on a cryptographic, algorithmic protocol that governs the end-user-to-end-user interactions between computers connected to the Bitcoin network. A loosely organized group can propose amendments to the Bitcoin network’s source code through one or more software upgrades that alter the protocols and software that govern the Bitcoin network and the properties of Bitcoins, including the irreversibility of transactions and limitations on the mining of new Bitcoins. To the extent that a significant majority of the users and miners on the Bitcoin network install such software upgrade(s), the Bitcoin network would be subject to new protocols and software that may render our mining machines less desirable, which in turn may adversely affect our business, results of operations and financial condition. If less than a significant majority of the users and miners on the Bitcoin network install such software upgrade(s), the Bitcoin network could “fork.”

The acceptance of Bitcoin network software patches or upgrades by a significant, but not overwhelming, percentage of the users and miners in the Bitcoin network could result in a “fork” in the blockchain, resulting in the operation of two separate networks that cannot be merged. The existence of forked blockchains could erode user confidence in Bitcoin and could adversely impact our business, results of operations and financial condition

Bitcoin is based on open source software and has no official developer or group of developers that formally controls the Bitcoin network. Any individual can download the Bitcoin network software and make any desired modifications, which are proposed to users and miners on the Bitcoin network through software downloads and upgrades. However, miners and users must consent to those software modifications by downloading the altered software or upgrade implementing the changes; otherwise, the changes do not become part of the Bitcoin network. Since the Bitcoin network’s inception, changes to the Bitcoin network have been accepted by the vast majority of users and miners, ensuring that the Bitcoin network remains a coherent economic system. However, a developer or group of developers could potentially propose a modification to the Bitcoin network that is not accepted by a vast majority of miners and users, but that is nonetheless accepted by a substantial population of participants in the Bitcoin network. In such a case, a fork in the blockchain could develop and two separate Bitcoin networks could result, one running the pre-modification software program and the other running the modified version. An example is the introduction of Bitcoin Cash in mid-2017. This kind of split in the Bitcoin network could erode user confidence in the stability of the Bitcoin network, which could negatively affect the demand for our mining machines.

Our Bitcoin mining machines use open source software and hardware as their basic controller system, which may subject us to certain risks

We use open source software and hardware in our Bitcoin mining machines. For example, our mining machine controller open source software needs to be installed on open source, which serves as the basic controller system for our mining machines, and we expect to continue to use open source software and hardware in the future. We may face claims from others claiming ownership of, or seeking to enforce the terms of, an open source license, including by demanding the release of the open source software, derivative works or our proprietary source code that was developed using such software. These claims could also result in litigation, requiring us to purchase a costly license or to devote additional research and development resources to change our technologies, either of which would have a negative effect on our business and operating results. In addition, if the license terms for the open source software we utilize change, we may be forced to re-engineer or discontinue our solutions or incur additional costs.

Cryptocurrency assets and transactions may be subject to further taxation in the future

In recent years, the rise of cryptocurrency prices and transaction volume has attracted the attention of tax authorities. As the laws governing cryptocurrencies are still evolving, the tax treatment of cryptocurrencies in various jurisdictions are subject to change. While some countries intend to or have imposed taxation on cryptocurrency assets and transactions, other tax authorities are silent. As there is considerable uncertainty over the taxation of cryptocurrencies, we cannot guarantee that the cryptocurrency assets and transactions denominated in cryptocurrencies will not be subject to further taxation in the future, including but not limited to additional taxes and increased tax rate. These events could reduce the economic return of cryptocurrency and increase the holding costs of cryptocurrency assets, which could materially and adversely affect the businesses and financial performances of our blockchain customers engaging in cryptocurrency mining businesses, and in turn could have material adverse effect on our business and results of operations.

In addition, as we intend to establish operating mining farms, which will allow us to engage in both mining machine hosting services for third parties and proprietary Bitcoin and other cryptocurrency mining activities to mine cryptocurrencies for ourselves in the near future, these events could also reduce the expected economic returns from our proprietary mining operation significantly.

We had historically experienced decrease in our telecommunications business and may be unable to continue to operate our telecommunications business successfully

Revenues from our telecommunications business were US$3.7 million, US$3.3 million, US$2.5 million and US$0.5 million for the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020, respectively. Our telecommunications business will likely continue to be driven by the development of the communications industry in China, government policies, technological changes, user preference, and many other factors beyond our control. There is no guarantee that we will be able to maintain the competitiveness of our products or continue to operate our telecommunications business successfully as a key source of revenue.

Any disruption in our business relationship with our major telecommunications products customers as a result of market consolidation or otherwise will adversely affect our sales and market share in the telecommunications market

The telecommunications industry has experienced, and may continue to experience significant consolidation. The merger and expansion of participants will enable them to maximize their economies of scale to provide more competitive prices and invest a larger amount of resources into research and development. Our telecommunication products are primarily sold to major telecommunications service providers and institutional customers in China. Consolidation of our customers may mean that we could lose out in price and non-price competition and lead to a significant reduction of market share. As a result, our business and results of operations in the telecommunications market could be materially and adversely affected.

We typically engage third-party agents to manage certain aspects of our business dealings with telecommunications products customers, and our business relationship with them may be adversely affected by any actual or perceived misconduct of our agents, over whom we have limited control. For example, in 2018, a local court in China convicted an employee of a major telecommunications products customer for taking bribes from a group of business partners, including our agents, and as a result, we have been blacklisted by such customer until the end of 2020. Any future disruption of our business relationship with major telecommunications products customers could materially and adversely affect our business and results of operations.

The telecommunications industry is subject to extensive and evolving laws and regulations

We may be directly or indirectly affected by changes in government regulations relating to the telecommunications and broadcast industries in the PRC. Failure to comply with the relevant laws and regulations could subject us to severe penalties, which could have a significant impact on our cash flow. Moreover, the change of laws and regulations may render our current products illegal and require us to invest additional resources into the research and development of new products in compliance with the laws. As a result, our business and results of operations may be adversely affected.

Our customers are also subject to laws and regulations applicable to the telecommunications and broadcast industries in the PRC. As they change their products to adapt to any change of telecommunications and broadcast laws, this may also require us to modify our products to fit their new products. Such modified or newly adopted laws and regulations could, directly or indirectly, affect the pricing, distribution and required standards of our telecommunications products and services and may have a material adverse impact on our business.

If we fail to maintain an effective quality control system, our business could be materially and adversely affected

We place great emphasis on product quality and adhere to stringent quality control measures and have obtained quality control certifications for our products. To meet our customers’ requirements and expectations for the quality and safety of our products, we have adopted a stringent quality control system to ensure that every step of the production process is strictly monitored and managed. Failure to maintain an effective quality control system or to obtain or renew our quality standards certifications may result in a decrease in demand for our products or cancellation or loss of purchase orders from our customers. Moreover, our reputation could be impaired. As a result, our business and results of operations could be materially and adversely affected.

The quality of our products and services relies on third party suppliers and service providers we engage. If we fail to provide satisfactory services or maintain their service levels, it could materially and adversely affect our business, reputation, financial condition and results of operations

We rely on third-party suppliers and service providers to provide quality products and services to customers, and our brand and reputation may be harmed by actions taken by them that are beyond our control. Despite the measures we have taken to ensure the quality of products and services provided by third-party suppliers and service providers, to the extent that there are manufacturing defects beyond our control, or our third-party suppliers and service providers are unable to maintain the efficiency of their production facilities, supply sufficient components or raw materials in a timely manner, or provide satisfactory services to our customers, we may suffer reputational damage, and our brand image, business and results of operations may be materially and adversely affected.

Our production facilities may be unable to maintain efficiency, encounter problems in ramping up production or otherwise have difficulty meeting our production requirements

Our future growth will depend upon our ability to maintain efficient operations at our existing production facilities and our ability to expand our production capacity as needed. The average utilization rate of our SMT production lines was 85.6%, 81.7%, 79.9% and 34.4% for 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. The utilization rate of our production facilities depends primarily on the demand for our products and the availability and maintenance of our equipment but may also be affected by other factors, such as the availability of employees, a stable supply of electricity, seasonal factors and changes in environmental laws and regulations. In order to meet our customers’ demands and advancements in technology, we maintain and upgrade our equipment periodically. If we are unable to maintain our production facilities’ efficiency, we may be unable to fulfill our purchase orders in a timely manner, or at all. This would negatively impact our reputation, business and results of operations.

As we continue to grow and expand our business, we expect to acquire additional production lines and possibly a new production facility to increase our production capacity. If we are unable to acquire the necessary equipment or production facility at an acceptable price, or at all, we may not be successful in achieving our business expansion plans.

We have not obtained the construction works commencement permit and the real property ownership certificate for our production facility in Wuhai, and as a result, our production activities, business, results of operations and prospects may be materially and adversely affected if we are required to rectify this incident

To construct a production facility, we must obtain permits, licenses, certificates and other approvals from the relevant administrative authorities at various stages of land acquisition and construction. Obtaining such approvals may require substantial expense, and any non-compliance may expose us to liability.

As of the date of this prospectus, we have not obtained the construction works commencement permit for the construction work carried out in our production facility in Wuhai, and as a result, we had not obtained the real property ownership certificate for this production facility. As advised by our PRC legal advisors, we may be required by relevant PRC government authority to rectify this incident or may be subject to monetary penalties, which may disrupt our schedule of development and production activities to be carried out on this production facility. We are currently in the process of rectifying this incident. Although we do not expect any material obstacle in obtaining the real property ownership certificate for this production facility and the relevant governmental authority permits us to carry out production activities during the period of application for real property ownership certificate, we cannot assure you that we will be able to obtain such certificate as soon as we expected or that we will not be required to suspend production in the future. If there is any delay in obtaining the real property ownership certificate for this production facility, we may be required to suspend our production for a certain period of time or even vacate the relevant property, and as a result, we may experience loss of revenue and may incur significant costs for relocation and therefore our business, results of operations and financial condition could be materially and adversely affected.

We rely on third-party logistics service providers to deliver our products. Disruption in logistics may prevent us from meeting customer demand and our business, results of operations and financial condition may suffer as a result

We engage third-party logistics service providers to deliver the ICs from our production partners to our assembly plant and our products from our warehouses to our customers. Disputes with or termination of our contractual relationships with one or more of our logistics service providers could result in delayed delivery of products or increased costs. There can be no assurance that we can continue or extend relationships with our current logistics service providers on terms acceptable to us, or that we will be able to establish relationships with new logistics service providers to ensure accurate, timely and cost-efficient delivery services. If we are unable to maintain or develop good relationships with our preferred logistics service providers, it may inhibit our ability to offer products in sufficient quantities, on a timely basis, or at prices acceptable to our consumers. If there is any breakdown in our relationships with our preferred logistics service providers, we cannot assure you that no interruptions in our product delivery would occur or that they would not materially and adversely affect our business, prospects and results of operations.

As we do not have any direct control over these logistics service providers, we cannot guarantee their quality of service. In addition, services provided by these logistics service providers could be interrupted by unforeseen events beyond our control, such as poor handling provided by these logistics service providers, natural disasters, pandemics, adverse weather conditions, riots and labor strikes. If there is any delay in delivery, damage to products or any other issue, we may lose customers and sales and our brand image may be tarnished.

We face intense industry competition

As a fabless IC design company in the blockchain hardware industry, we operate in a highly competitive environment. Our competitors include companies that may have a larger market share, greater brand recognition, broader international customer base, greater financial resources or other competitive advantages. We anticipate that competition will increase as cryptocurrencies gain greater acceptance and more players join the market. Furthermore, we anticipate encountering new competition as we expand our sales and operations to new locations geographically and into wider applications of blockchain, cryptocurrency mining and mining farm operations. We also compete in the communication network devices industry in China with respect to our telecommunications business. Some of our competitors in this industry include larger, more well-established companies with greater economies of scale and more bargaining power with suppliers.

Strong competition in the market may require us to lower our prices, increase our sales and marketing expenses or otherwise invest greater resources to maintain or gain market share as needed to adequately compete. Such efforts may negatively impact our profitability. If we are unable to effectively adapt to changes or developments in the competitive landscape, our business, financial conditions and results of operations may be adversely affected.

We may encounter difficulties in recruiting and retaining key personnel

Our future growth and success depend, to a significant extent, on the continuing service and contribution of our engineers and senior management personnel. Many of these key personnel are highly skilled and experienced and are difficult to recruit and retain, particularly as we seek to expand our business with respect to the mining machines. Competition for recruiting qualified personnel is intense, and recruiting personnel with the combination of skills and attributes required to execute our business strategy may be difficult, time-consuming and expensive. As a result, the loss of any key personnel or failure to recruit, train or retain qualified personnel could have a significant negative impact on our operations.

We have and may increasingly become a target for public scrutiny, including complaints to regulatory agencies, negative media coverage, and malicious allegations, all of which could severely damage our reputation and materially and adversely affect our business and prospects

We have been a target for public scrutiny, including complaints to regulatory agencies, negative media coverage, and malicious allegations. For example, in October 2018, a group of individuals initiated a complaint against one of our blockchain customers, alleging that the funds that this customer used to purchase mining machines from Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, one of our PRC subsidiaries, were illegal proceeds from commercial fraud committed by this customer. Although we believe that these allegations are not true, negative publicity surrounding this incident had adversely affected our reputation. Certain features of cryptocurrency networks, such as decentralization, independence from sovereignty and anonymity of transactions, create the possibility of heightened attention from the public, regulators and the media. Heightened regulatory and public concerns over us and cryptocurrency-related issues may subject us to additional legal and social responsibilities and increased scrutiny and negative publicity over these issues, due to our leading position in the industry. From time to time, these allegations, regardless of their veracity, may result in consumer dissatisfaction, public protests or negative publicity, which could result in government inquiry or substantial harm to our brand, reputation and operations.

Moreover, as our business expands and grows, both organically and through acquisitions of and investments in other businesses, domestically and internationally, we may be exposed to heightened public scrutiny in jurisdictions where we already operate as well as in new jurisdictions where we may operate. There is no assurance that we would not become a target for regulatory or public scrutiny in the future or that scrutiny and public exposure would not severely damage our reputation as well as our business and prospects.

We may face difficulties in protecting our intellectual property rights

We rely on our intellectual property rights, in particular, our patents, software copyrights and our registered IC layout designs of our ASIC chips. Even though we have successfully registered certain of our intellectual property rights in the PRC, it may be possible for a third party to imitate or use our intellectual property rights without authorization. Additionally, we have developed and utilized some intellectual property that has not been registered. If a third party misuses or misappropriates our intellectual property, we may not be able to easily differentiate our products from the others in the market. As a result, we may be forced into an adverse price competition that reduces our profit margin. As we develop new technologies, we will need to continue to apply for intellectual property rights protections. There is no guarantee that we will be able to obtain valid and enforceable intellectual property rights in the PRC or in other relevant jurisdictions as needed. Even when we are able to obtain such protections, there is no guarantee that we will be able to effectively enforce our rights.

In this respect, we may incur expenses and efforts to monitor and enforce our intellectual property rights. Infringement of our intellectual property rights and the resulting diversion of resources to protect such rights through litigation or other means could also adversely affect our profitability.

Third parties have claimed and may, from time to time, assert or claim that we infringed their intellectual property rights and any failure to protect our intellectual property rights could have a material adverse impact on our business

We operate in an industry where players own a large number of patents and other intellectual property rights that are material to operations and will vigorously pursue, protect and defend these rights. Our competitors or other third parties may allege to own intellectual property rights and interests that could potentially conflict with our own. It is difficult to monitor all of the patent applications and other intellectual property rights protection registrations or applications that may be filed in the PRC or in other relevant jurisdictions. If we offer products that may potentially infringe on such pending applications and the applications are granted, third parties may initiate intellectual infringement claims against us. For example, we are currently involved in an ongoing civil litigation claim against us and four other defendants in relation to potential infringement of intellectual property rights.

As we expand our operations with new products and into new markets, the chances of encountering infringement claims by third parties will increase. We may incur substantial costs in defending or settling such disputes and such actions could divert significant resources and management attention. If any such claim against us is successful, we may not have a legal right to continue to manufacture and sell the relevant products that are found to have incorporated the disputed intellectual property. The success of such claims may also result in an increase in our costs, including additional royalties, licensing fees or further research and development costs to develop non-infringing alternatives, and negatively affect our profitability. Moreover, such claims, whether successful or not, may cause significant damage to our reputation and a loss of customers, as a result of which our business and results of operations could be materially and adversely affected.

Product defects resulting in a large-scale product recall or product liability claims against us could materially and adversely affect our business, results of operations and reputation

We manufacture products in accordance with internationally accepted quality standards and specifications provided by our customers. However, we cannot assure you that all products produced by us are free of defects. Consequently, any product defects identified by our customers or end users might erode our reputation and negatively affect our customer relationships and future business. Product defects may also result in product returns and large-scale product recalls or product liability claims against us for substantial damages. For example, we are currently involved in an ongoing lawsuit against us in relation to our sales of mining machines to an individual customer who alleged that, among other things, our products did not meet advertised performance and product quality specifications. See “Business—Legal Proceedings.” Such claims, irrespective of the outcomes or the merits, would likely be time-consuming and costly to defend and could divert significant resources and management attention. Furthermore, even if we are able to defend any such claim successfully, we cannot assure you that our customers will not lose confidence in our products or that our future relationships with our customers will not be damaged. As a result, our business, results of operations, reputation and brand image could be materially and adversely affected by any product defects.

If we are unable to maintain or enhance our brand recognition, our business, results of operations and financial condition may be materially and adversely affected

Maintaining and enhancing the recognition, image and acceptance of our brand are important to our ability to differentiate our products from and to compete effectively with our peers. Our brand image, however, could be jeopardized if we fail to maintain high product quality, pioneer and keep pace with evolving technology trends, or timely fulfill the orders for our products. If we fail to promote our brand or to maintain or enhance our brand recognition and awareness among our customers, or if we are subject to events or negative allegations affecting our brand image or the publicly perceived position of our brand, our business, operating results and financial condition could be adversely affected.

Power shortages, labor disputes and other factors may result in constraints on our production activities

Historically, we have not experienced constraints on our production activities, including at our assembly plant, due to power shortages, labor disputes or other factors. However, there can be no assurance that our operations will not be affected by power shortages, labor disputes or other factors in the future, thereby causing material production disruptions and delays in our delivery schedule. In such event, our business, results of operations and financial condition could be materially and adversely affected.

Cyber-security incidents, including data security breaches or computer viruses, could harm our business by disrupting our delivery of services, damaging our reputation or exposing us to liability

We receive, process, store and transmit, often electronically, the data of our customers and others, much of which is confidential. Unauthorized access to our computer systems or stored data could result in the theft, including cyber-theft, or improper disclosure of confidential information, and the deletion or modification of records could cause interruptions in our operations. These cyber-security risks increase when we transmit information from one location to another, including over the Internet or other electronic networks. Despite the security measures we have implemented, our facilities, systems and procedures, and those of our third-party service providers, may be vulnerable to security breaches, acts of vandalism, software viruses, misplaced or lost data, programming or human errors or other similar events which may disrupt our delivery of services or expose the confidential information of our customers and others. Any security breach involving the misappropriation, loss or other unauthorized disclosure or use of confidential information of our customers or others, whether by us or a third party, could subject us to civil and criminal penalties, have a negative impact on our reputation, or expose us to liability to our customers, third parties or government authorities. We are not aware of such breaches to date. Any of these developments could have a material adverse effect on our business, financial condition and results of operations.

If we suffer failure or disruption in our information systems, our ability to effectively manage our business operations could be adversely affected

We use information systems to obtain, process, analyze and manage data crucial to our business such as our enterprise resource planning system. We use these systems to, among other things, monitor the daily operations of our business, maintain operating and financial data, manage our distribution network as well as manage our research and development activities, production operations and quality control systems. Any system damage or failure that interrupts data input, retrieval or transmission or increases service time could disrupt our normal operations. In particular, our operations could be disrupted if such damage or failure includes any security breach caused by hacking or cyber-security incidents, involves efforts to gain unauthorized access to our information or systems, or causes intentional malfunctions, loss or corruption of data, software or hardware, the intentional or inadvertent transmission of computer viruses and similar events or third-party actions. There can be no assurance that we will be able to effectively handle a failure of our information systems, or that we will be able to restore our operational capacity in a timely manner to avoid disruption to our business. The occurrence of any of these events could adversely affect our ability to effectively manage our business operations and negatively impact our reputation.

We may be subject to liability in connection with industrial accidents at our manufacturing facilities

Due to the nature of our operations, we are subject to the risks of potential liability associated with industrial accidents at our production facilities. We cannot assure you that industrial accidents, whether due to malfunction of equipment or other reasons, will not occur in the future at our production facilities. Under such circumstances, we may be subject to employee claims for compensation or penalties imposed by relevant government authorities and may suffer damage to our reputation. In addition, we may experience interruptions in our operations or may be required to change the manner in which we operate, as a result of governmental investigations or the implementation of safety measures due to accidents. Any of the foregoing events could materially and adversely affect our business, financial condition and results of operations.

We currently do not have insurance coverage covering all risks related to our business and operations

We do not maintain insurance policies covering all of our business risks, such as risks relating to properties, receivables, goods in transit and public liability. There is no assurance that the insurance coverage we do have would be sufficient to cover our potential losses. See the section headed “Business—Insurance” for more information on the insurance policies maintained by us. In the event there is any damage to these items, we would have to pay for the difference ourselves where our cash flow and liquidity could be negatively affected.

If we fail to comply with labor, work safety or environmental regulations, we could be exposed to penalties, fines, suspensions or action in other forms

Our operations are subject to the labor, work safety and environmental protection laws and regulations promulgated by the PRC government. These laws and regulations require us to pay social insurance, maintain safe working conditions and adopt effective measures to control and properly dispose of solid waste and other environmental pollutants. We could be exposed to penalties, fines, suspensions or actions in other forms if we fail to comply with these laws and regulations. The laws and regulations in the PRC may be amended from time to time and changes in those laws and regulations may cause us to incur additional costs in order to comply with the more stringent rules. In the event that changes to existing laws and regulations require us to incur additional compliance costs or require costly changes to our production process, our costs could increase and we may suffer a decline in sales for certain products, as a result of which our business, financial conditions and results of operations could be materially and adversely affected.

Bitcoin mining activities are energy-intensive, which may restrict the geographic locations of miners and have a negative environmental impact

Bitcoin mining activities are inherently energy-intensive and electricity costs account for a significant portion of the overall mining costs. The availability and cost of electricity will restrict the geographic locations of mining activities. Any shortage of electricity supply or increase in electricity cost in a jurisdiction may negatively impact the viability and the expected economic return for Bitcoin mining activities in that jurisdiction, which may in turn decrease the sales of our Bitcoin mining machines in that jurisdiction.

In addition, the significant consumption of electricity may have a negative environmental impact, including contribution to climate change, which may give rise to public opinion against allowing the use of electricity for Bitcoin mining activities or government measures restricting or prohibiting the use of electricity for Bitcoin mining activities. Any such development in the jurisdictions where we sell our Bitcoin mining machines could lower the demand for our products, which in turn would have a material and adverse effect on our business, financial condition and results of operations.

Our business operations and international expansion are subject to geopolitical risks

Our business operation and international expansion is subject to geopolitical risks. We mainly rely on our production partners in South Korea and Taiwan, including Samsung and TSMC, for the fabrication, testing and packaging of our ASICs. Any significant deterioration in the cross-strait relationship may have a negative impact on the ability of our production partners in Taiwan to fulfill their contractual obligations and ship the ASICs to us, which could have a material and adverse effect on our business, financial condition and results of operations. Also, we are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial businesses to capture the growth opportunity along the value chain of the blockchain industry outside of the PRC, specifically in Canada, Australia, New Zealand and Singapore. Any significant deterioration in the relationship between China and any of these countries may have a material and adverse effect on our proposed business operations in these countries.

In addition, there might be significant changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding the PRC. China may respond by imposing retaliatory trade measures against the United States. In 2018, the United States was the largest country outside the PRC by sales contribution to which we sold our Bitcoin mining machines. Further, we rely on suppliers in the United States for the supply of certain equipment and tools, such as our electronic design automation, a development tool. If the United States restricts or prohibits the importation of ASICs or related products from China, our international expansion may be negatively affected. If China imposes retaliatory trade measures that affect the importation of the equipment and tools we require, we may face difficulty in our production. In both cases, our business, results of operations and financial condition could be materially and adversely affected.

Increases in labor costs and enforcement of stricter labor laws and regulations in the PRC and our additional payments of statutory employee benefits may adversely affect our business and profitability

The average wage in China has increased in recent years and is expected to continue to grow. The average wage level for our employees has also increased in recent years. We expect that our labor costs, including wages and employee benefits, will continue to increase. Unless we are able to pass on these increased labor costs to our customers, our profitability and results of operations may be materially and adversely affected.

In addition, we have been subject to stricter regulatory requirements in terms of entering into labor contracts with our employees and paying various statutory employee benefits, including pensions, housing funds, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to designated government agencies for the benefit of our employees. Pursuant to the PRC Labor Contract Law and its implementation rules, employers are subject to stricter requirements in terms of signing labor contracts, minimum wages, paying remuneration, determining the term of employee’s probation and unilaterally terminating labor contracts. In the event that we decide to terminate some of our employees or otherwise change our employment or labor practices, the PRC Labor Contract Law and its implementation rules may limit our ability to effect those changes in a desirable or cost-effective manner, which could adversely affect our business and results of operations.

Pursuant to PRC laws and regulations, companies registered and operating in China are required to apply for social insurance registration and housing fund deposit registration within 30 days of their establishment and to pay for their employees different social insurance including pension insurance, medical insurance, work-related injury insurance, unemployment insurance and maternity insurance to the extent required by law. We have not fully paid social insurance and housing provident funds for all of our employees due to inconsistency in implementation or interpretation of the relevant PRC laws and regulations among government authorities in the PRC and, in some cases, voluntary decisions by the relevant employees. Recently, as the PRC government enhanced its enforcement measures relating to social insurance collection, we may be required to make up the contributions for our employees, and may be further subjected to late fees payment and administrative fines, which may materially and adversely affect our financial condition and results of operations. As the interpretation and implementation of labor-related laws and regulations are still evolving, we cannot assure you that our current employment practices do not and will not violate labor-related laws and regulations in China, which may subject us to labor disputes or government investigations. In addition, we may incur additional expenses in order to comply with such laws and regulations, which may adversely affect our business and profitability.

The determination of the fair value changes of our financial assets measured at fair value through profit or loss requires the use of estimates that are based on unobservable inputs, and therefore inherently involves a certain degree of uncertainty

We use significant unobservable inputs, such as discount rate, expected rate of return, expected volatility and risk-free interest rate, in valuing our financial assets measured at fair value through profit or loss including bank wealth management products. The fair value change of financial assets at fair value through profit or loss may affect our financial position and results of operations. Accordingly, such determination requires us to make significant estimates, which may be subject to material changes, and therefore inherently involves a certain degree of uncertainty. Factors beyond our control such as general economic condition and changes in market interest rates may influence and cause adverse changes to the estimates we use and thereby affect the fair value of our financial assets measured at fair value through profit or loss, which in return may adversely affect our results of operation and financial condition.

Our deferred tax assets are subject to accounting uncertainties

In the application of our accounting policies, our management is required to make judgments, estimates and assumptions about the carrying amounts of certain assets and liabilities that are not readily apparent from other sources. The estimates and associated assumptions are based on historical experience and other factors that are considered to be relevant. Therefore, actual results may differ from these accounting estimates. As of December 31, 2018, 2019 and June 30, 2020, the carrying value of our total deferred tax assets was US$0.6 million, US$0.5 million and US$0.5 million, respectively. Based on our accounting policies, deferred tax assets are recognized to the extent that it is probable that future taxable profits will be available against which the temporary differences can be utilized. The realization of a deferred tax asset mainly depends on our management’s estimate as to whether sufficient future profits will be available in the future. Management’s assessment is constantly reviewed and additional deferred tax assets are recognized if it becomes probable that future taxable profits will allow the deferred tax assets to be recovered. If sufficient future taxable profits are not expected to be generated or are less than expected, a material reversal of deferred tax assets may arise in future periods.

Any change or discontinuation of preferential tax treatment we currently enjoy would increase our tax charge

Our PRC subsidiaries are subject to the PRC corporate income tax at a standard rate of 25% on their taxable income, but in 2018, 2019 and the six months ended June 30, 2020, preferential tax treatment was available to three of our PRC subsidiaries. Zhejiang Ebang was recognized as a “High-tech Enterprise” for 2018 and 2019, and Hangzhou Dewang was recognized as a “High-tech Enterprise” for 2018, 2019 and the six months ended June 30, 2020, which allowed them to apply an income tax rate of 15% during respective periods. Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, was qualified as a software enterprise in 2018, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the standard income tax rate for the following three years) in 2018 until its software enterprise qualification ended in 2019.

We cannot assure you that the PRC policies on preferential tax treatments will not change or that the current preferential tax treatments we enjoy or will be entitled to enjoy will not be canceled. Moreover, we cannot assure you that our PRC subsidiaries will be able to renew the same preferential tax treatments upon expiration. If any such change, cancelation or discontinuation of preferential tax treatment occurs, the relevant PRC subsidiaries will be subject to the PRC enterprise income tax, or EIT, at a rate of 25% on taxable income. As a result, the increase in our tax charge could materially and adversely affect our results of operations.

The audit report included in this prospectus is prepared by auditor who is not fully inspected by the Public Company Accounting Oversight Board, and, as such, you are deprived of the benefits of such inspection

Our independent registered public accounting firm that issues the audit report included in our prospectus filed with the SEC, as auditors of companies that are traded publicly in the United States and a firm registered with the Public Company Accounting Oversight Board (United States), or the PCAOB, is required by the laws of the United States to undergo regular inspections by the PCAOB to assess its compliance with the laws of the United States and professional standards.

Because we have substantial operations within the PRC and the PCAOB is currently unable to conduct full inspections of the work of our independent registered public accounting firm as it relates to those operations without the approval of the Chinese authorities, our independent registered public accounting firm is not currently inspected fully by the PCAOB. This lack of PCAOB inspections in the PRC prevents the PCAOB from regularly evaluating our independent registered public accounting firm’s audits and its quality control procedures. As a result, investors may be deprived of the benefits of PCAOB inspections.

On May 24, 2013, the PCAOB announced that it had entered into a Memorandum of Understanding on Enforcement Cooperation with the China Securities Regulatory Commission, or the CSRC, and the Ministry of Finance which establishes a cooperative framework between the parties for the production and exchange of audit documents relevant to investigations in the United States and China. On inspection, it appears that the PCAOB continues to be in discussions with the Mainland China regulators to permit inspections of audit firms that are registered with the PCAOB in relation to the audit of Chinese companies that trade on U.S. exchanges.

On December 7, 2018, the SEC and the PCAOB issued a joint statement highlighting continued challenges faced by the U.S. regulators in their oversight of financial statement audits of U.S.-listed companies with significant operations in China. In a statement issued on December 9, 2019, the SEC reiterated concerns over the inability of the PCAOB to conduct inspections of the audit firm work papers with respect to U.S.-listed companies that have operations in China, and emphasized the importance of audit quality in emerging markets, such as China. On April 21, 2020, the Chairman of the SEC, Chairman of the PCAOB and certain other SEC divisional heads jointly issued a public statement, reminding the investors that with respect to investments in companies that are based in or have substantial operations in many emerging markets, including China, there is substantially greater risk of incomplete or misleading disclosures and, in the event of investor harm, substantially less recourse, in comparison to U.S. domestic companies. The joint statement reinforced past statements of the SEC and the PCAOB on matters including the difficulty to inspect audit work papers in China and its potential harm to investors. These public statements reflect a heightened regulatory interest in this issue. However, it remains unclear what further actions the SEC and the PCAOB will take to address the concerns and the impact on Chinese companies listed in the United States.

Inspections of other firms that the PCAOB has conducted outside the PRC have identified deficiencies in those firms’ audit procedures and quality control procedures, which may be addressed as part of the inspection process to improve future audit quality. The inability of the PCAOB to conduct full inspections of auditors in the PRC makes it more difficult to evaluate the effectiveness of our independent registered public accounting firm’s audit procedures or quality control procedures as compared to auditors outside of the PRC that are subject to PCAOB inspections. Investors may lose confidence in our reported financial information and procedures and the quality of our financial statements.

As part of a continued regulatory focus in the United States on access to audit and other information currently protected by national law, in particular China, in June 2019, a bipartisan group of lawmakers introduced bills in both houses of the U.S. Congress, and passed requiring the SEC to maintain a list of issuers for which the PCAOB is not able to inspect or investigate an auditor report issued by a foreign public accounting firm. The proposed Ensuring Quality Information and Transparency for Abroad-Based Listings on our Exchanges (EQUITABLE) Act prescribes more stringent disclosure requirements for these issuers and, beginning in 2025, the delisting from U.S. national securities exchanges, such as the Nasdaq Stock Market, of issuers included on the SEC’s list for three consecutive years. On May 20, 2020, the U.S. Senate passed the Holding Foreign Companies Accountable Act, or the Kennedy Bill, which includes requirements similar to those in the EQUITABLE Act requiring the SEC to identify issuers whose audit reports are prepared by auditors that the PCAOB is unable to inspect or investigate because of restrictions imposed by non-U.S. authorities. The Kennedy Bill would also require public companies on the SEC’s list to certify that they are not owned or controlled by a foreign government and make certain additional disclosures on foreign ownership and control of such issuers in their SEC filings. If passed by the U.S. House of Representatives and signed by the U.S. President, the Kennedy Bill would amend the Sarbanes-Oxley Act of 2002 to require the SEC to prohibit securities of any U.S.-listed companies from being listed on any of the U.S. securities exchanges, such as the Nasdaq Stock Market, or traded “over-the-counter”, if the registrant’s financial statements have been audited by an accounting firm branch or office that is not subject to PCAOB inspection for a period of three consecutive years after the Kennedy Bill becomes effective. Enactment of the Kennedy Bill or any other similar legislations or efforts to increase U.S. regulatory access to audit information could cause investor uncertainty for affected issuers, including us, and the stock price could be materially and adversely affected. In addition, enactment of these legislations may result in prohibitions on the trading of our Class A ordinary shares on the Nasdaq Stock Market, if our auditors fail to meet the PCAOB inspection requirement in time. There is uncertainty as to whether and when these bills or legislations will be enacted in the proposed form, or at all.

Fluctuations in exchange rates could affect our results of operations and reduce the value of your investment

We primarily operate in China. Our reporting currency is denominated in U.S. dollars. We are exposed to currency risks primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in a currency other than the functional currency of the operations to which the transaction relates. We are therefore subject to the risk of fluctuations in the exchange rate of U.S. dollars against Hong Kong dollars, Renminbi and Euros. The value of U.S. dollars against Hong Kong dollars, Renminbi and Euros fluctuates and is subject to changes resulting from the PRC government’s policies and depends to a large extent on domestic and international economic and political developments, as well as supply and demand in the local market. With the development of the foreign exchange market and progress toward interest rate liberalization and Renminbi internationalization, the PRC government may in the future announce further changes to the exchange rate system, and we cannot assure you that Renminbi will not appreciate or depreciate significantly in value against Hong Kong dollars, U.S dollars or Euros in the future.

We incurred a foreign exchange loss of US$0.4 million in 2018 and foreign exchange gains of US5.7 million, US4.0 million and US0.5 million in 2019 and the six months ended June 30, 2019 and 2020, respectively. We had currency translation losses of US$11.4 million, US$1.2 million and US$1.2 million in 2018, 2019 and the six months ended June 30, 2020, respectively, and a gain of US$0.5 million in the six months ended June 30, 2019, recognized in other comprehensive loss. Such currency translation gains or losses resulted from exchange differences on translation of financial statements of our entities using currencies other than U.S. dollars as their functional currencies, net of nil tax.

In addition, we will receive the proceeds from this offering in U.S. dollars. Should Renminbi appreciate against other currencies, the value of the proceeds from this offering and any future financings, which are to be converted from U.S. dollars or other currencies into Renminbi, would be reduced and might accordingly hinder our business development due to the reduced amount of funds raised. On the other hand, in the event of devaluation of Renminbi, the dividend payments of our company, which are to be paid in U.S. dollars after conversion of the distributable profit denominated in Renminbi, would be reduced. Hence, substantial fluctuation in the currency exchange rate of Renminbi may have a material adverse effect on our business, results of operations and financial condition and the value of your investment in our Class A ordinary shares.

Changes in international trade policies and international barriers to trade, or the escalation of political tensions between the United States and China, may have an adverse effect on our business

We exported our products to a number of countries outside of the PRC and derive sales from exporting to those countries, and we intend to continue to sell our current and future products to countries outside of the PRC. Further, we rely on certain overseas suppliers, including suppliers in the United States, for the supply of certain equipment and tools, such as our electronic design automation, a development tool. Changes to trade policies, treaties and tariffs, any escalation in existing trade tensions or the advent of a trade war, or news and rumors of the escalation of a potential trade war, in or affecting the jurisdictions in which we operate and to which we sell our products, or the perception that these changes could occur, could adversely affect the financial and economic conditions in those jurisdictions, as well as our international sales, financial condition and results of operations.

Political tensions between the United States and China have escalated due to, among other things, the COVID-19 outbreak, the PRC National People’s Congress’ passage of Hong Kong national security legislation, sanctions imposed by the U.S. Department of Treasury on certain officials of the Hong Kong Special Administrative Region and the central government of the PRC and the executive orders issued by U.S. President Donald J. Trump in August 2020 that prohibit certain transactions with ByteDance Ltd., Tencent Holdings Ltd. and the respective subsidiaries of such companies. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of these factors could have a material adverse effect on our business, prospects, financial condition and results of operations. Furthermore, there have been recent media reports on deliberations within the U.S. government regarding potentially limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material and adverse impact on the stock performance of China-based issuers listed in the United States. It is currently unclear whether the proposed or additional legislations would be enacted that would have the effect of potentially limiting or restricting China-based companies from accessing U.S. capital markets.

Any global systemic economic and financial crisis could negatively affect our business, results of operations, and financial condition

Any prolonged slowdown in the Chinese or global economy may have a negative impact on our business, results of operations and financial condition. For example, the global financial markets have experienced significant disruptions since 2008 and the United States, Europe and other economies have experienced periods of recession. The recovery from the lows of 2008 and 2009 has been uneven and there are new challenges, including the escalation of the European sovereign debt crisis from 2011 and the slowdown of the PRC’s economic growth since 2012, which may continue. The market panics over the global outbreak of coronavirus COVID-19 and the drop in oil price have materially and negatively affected the global financial markets in March 2020, which may cause a potential slowdown of the world’s economy. See “—Risks Relating to Our Business and Industry—The recent global coronavirus COVID-19 outbreak has caused significant disruptions in our business, which we expect will materially and adversely affect our results of operations and financial condition.” Additionally, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and the PRC. There have also been concerns over unrest in Ukraine, the Middle East and Africa, which have resulted in volatility in financial and other markets. There have also been concerns over the United Kingdom leaving the European Union as well as the significant potential changes to United States trade policies, treaties and tariffs, including trade policies and tariffs regarding the PRC. There have also been concerns about the economic effect of the tensions in the relationship between the PRC and surrounding Asian countries. There were and could be in the future a number of domino effects from such turmoil on our business, including significant decreases in orders from our customers; insolvency of key suppliers resulting in product delays; inability of customers to obtain credit to finance purchases of our products and/or customer insolvencies; and counterparty failures negatively impacting our operations. Any systemic economic or financial crisis could cause revenues for the semiconductor industry as a whole to decline dramatically and could materially and adversely affect our results of operations.

We face risks of natural disasters, acts of God and occurrence of epidemics, which could severely disrupt our business operations

Natural disasters, epidemics and other acts of God which are beyond our control may adversely affect the economy, infrastructure and livelihood of the people in China and in other territories in which we operate and may materially and adversely affect our operations, as our primary facilities and offices are located in China and we have other facilities and offices outside of China. Material damage to, or the loss of, such facilities due to fire, severe weather, flood, earthquake, or other acts of God or cause may not be adequately covered by proceeds of our insurance coverage and could materially and adversely affect our business and results of operations. Any outbreaks of contagious disease, acts of war or terrorist attacks may cause damage or disruption to our business, our employees and our markets, any of which could adversely impact our business and results of operations.

If we grant employees share options or other equity incentives in the future, our net income could be adversely affected.

We have adopted our 2020 Share Incentive Plan, effective upon the completion of our initial public offering, and may grant options in the future. We are required to account for share-based compensation expenses in accordance with Financial Accounting Standards Board Accounting Standards Codification Topic 718, Compensation—Stock Compensation, which generally requires a company to recognize, as an expense, the fair value of share options and other equity incentives to employees based on the fair value of equity awards on the date of the grant, with the compensation expense recognized over the period in which the recipient is required to provide service in exchange for the equity award. If we grant options or other equity incentives in the future, we could incur significant compensation charges and our results of operations could be adversely affected.

If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected

In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified two material weaknesses and certain other significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of the company’s annual or interim financial statements will not be prevented or detected on a timely basis. The material weaknesses identified are related to (1) lack of sufficient controls in place to manage main raw materials purchase which led to significant inventory write-down and (2) lack of well-established credit policy for customers in place which led to significant accounts receivable and revenue write-down. We intend to implement a number of measures to address these material weaknesses and significant deficiencies in our internal control over financial reporting. We cannot assure you, however, that these measures may fully address these deficiencies in our internal control over financial reporting or that we may conclude that they have been fully remedied.

Since our initial public offering, we have become a public company in the United States subject to the Sarbanes-Oxley Act of 2002. Section 404 of the Sarbanes-Oxley Act of 2002, or Section 404, requires that we include a report of management on our internal control over financial reporting in our annual report on Form 20-F beginning with our second annual report on Form 20-F after becoming a public company. In addition, once we cease to be an “emerging growth company” as such term is defined in the JOBS Act, our independent registered public accounting firm must attest to and report on the effectiveness of our internal control over financial reporting. Our management may conclude that our internal control over financial reporting is not effective. Moreover, even if our management concludes that our internal control over financial reporting is effective, our independent registered public accounting firm, after conducting its own independent testing, may issue a report that is qualified if it is not satisfied with our internal controls or the level at which our controls are documented, designed, operated or reviewed, or if it interprets the relevant requirements differently from us. In addition, as a public company, our reporting obligations may place a significant strain on our management, operational and financial resources and systems for the foreseeable future. We may be unable to timely complete our evaluation testing and any required remediation. During the course of documenting and testing our internal control procedures, in order to satisfy the requirements of Section 404, we may identify other weaknesses and deficiencies in our internal control over financial reporting.

In addition, if we fail to maintain the adequacy of our internal control over financial reporting, as these standards are modified, supplemented or amended from time to time, we may not be able to conclude on an ongoing basis that we have effective internal control over financial reporting in accordance with Section 404. Generally, if we fail to achieve and maintain an effective internal control environment, we could suffer material misstatements in our financial statements and fail to meet our reporting obligations, which would likely cause investors to lose confidence in our reported financial information. This could in turn limit our access to capital markets, harm our results of operations, and lead to a decline in the trading price of our Class A ordinary shares. Additionally, ineffective internal control over financial reporting could expose us to increased risk of fraud or misuse of corporate assets and subject us to potential delisting from the stock exchange on which we list, regulatory investigations and civil or criminal sanctions. We may also be required to restate our financial statements from prior periods.

Risks Relating to Conducting Business in China

Changes in China’s economic, political or social conditions or government policies could have a material adverse effect on our business, results of operations and financial condition

Substantially all of our revenues were and, in a foreseeable future, are expected to be derived in China, and most of our operations, including all of our manufacturing, is conducted in China. Accordingly, our business, prospects, results of operations and financial condition may be influenced to a significant degree by political, economic and social conditions in China generally and by continued economic growth in China as a whole. The Chinese economy differs from the economies of most developed countries in many respects, including the degree of government involvement, level of development, growth rate, control of foreign exchange and allocation of resources. Although the PRC government has implemented measures emphasizing the utilization of market forces for economic reform, the reduction of state ownership of productive assets and the establishment of improved corporate governance in business enterprises, a substantial portion of productive assets in China is still owned by the government. In addition, the Chinese government continues to play a significant role in regulating industry development by imposing industrial policies. The Chinese government also exercises significant control over China’s economic growth through strategically allocating resources, controlling the payment of foreign currency-denominated obligations, setting monetary policy and providing preferential treatment to particular industries or companies.

While the Chinese economy has experienced significant growth over the past decades, growth has been uneven, both geographically and among various sectors of the economy, and the rate of growth has been slowing since 2012. Any adverse changes in economic conditions in China, in the policies of the Chinese government or in the laws and regulations in China could have a material adverse effect on the overall economic growth of China. As a result, changes in economic conditions and government policies could adversely affect our business and operating results, lead to reduction in demand for our services and adversely affect our competitive position.

Uncertainties in the interpretation and enforcement of PRC laws and regulations could limit the legal protections available to you and us

The PRC legal system is a civil law system based on written statutes. Unlike the common law system, prior court decisions may be cited for reference but have limited precedential value. Our PRC legal system is evolving rapidly, but its current slate of laws may not be sufficient to cover all aspects of the economic activities in China, including such activities that relate to or have an impact on our business. Implementation and interpretations of laws, regulations and rules are not always undertaken in a uniform matter and enforcement of these laws, regulations and rules involves uncertainties.

From time to time, we may have to resort to administrative and court proceedings to enforce our legal rights. However, since PRC administrative and court authorities have significant discretion in interpreting and implementing statutory and contractual terms, it may be more difficult to evaluate the outcome of administrative and court proceedings and the level of protection we enjoy than in more developed legal systems. Furthermore, the PRC legal system is based in part on government policies and internal rules (some of which are not published in a timely manner or at all) that may have a retroactive effect. As a result, we may not always be aware of any potential violation of these policies and rules until sometime after the violation. Such uncertainties, including unpredictability towards the scope and effect of our contractual, property (including intellectual property) and procedural rights, and any failure to respond to changes in the regulatory environment in China could materially and adversely affect our business and impede our ability to continue our operations.

A severe or prolonged downturn in China’s economy and political tensions between the United States and China could materially and adversely affect our business, financial condition and results of operations

The global macroeconomic environment is facing challenges, including a new wave of quantitative easing by the U.S. Federal Reserve due to the COVID-19 outbreak, the economic slowdown in the Eurozone since 2014 and the uncertain impact of “Brexit.” The growth of China’s economy has slowed down since 2012 and such slowdown may continue. The outbreak of coronavirus COVID-19 in China has resulted in a severe disruption of social and economic activities in China, which may result in a potential slowdown of China’s economy in 2020 and beyond. See “—Risks Relating to Our Business and Industry—The recent global coronavirus COVID-19 outbreak has caused significant disruptions in our business, which we expect will materially and adversely affect our results of operations and financial condition.” In addition, there is considerable uncertainty over the long-term effects of the expansionary monetary and fiscal policies adopted by the central banks and financial authorities of some of the world’s leading economies, including the United States and China. There have also been concerns on the relationship between China and other countries, including the surrounding Asian countries and the United States. In March 2018, the U.S. President Donald J. Trump announced to impose tariffs on steel and aluminum entering the United States. In June 2018, he announced further tariffs targeting goods imported from China. Subsequently, China and the U.S. each imposed tariffs to the extent that adversely affected trade between the two countries. In October 2019, the U.S. President Donald J. Trump announced that China and the United States had reached a tentative agreement for the first phase of a trade deal, under which China agreed to purchase up to US$50.0 billion of American products and services, while the United States agreed to suspend new tariffs. Such agreement was signed in January 2020. It remains unclear what impact these tariff negotiations may have or what further actions the two countries may take. Moreover, political tensions between the United States and China have escalated as a result of the COVID-19 outbreak and the PRC National People’s Congress’ decision on Hong Kong national security legislation. Rising political tensions could reduce levels of trades, investments, technological exchanges and other economic activities between the two major economies, which would have a material adverse effect on global economic conditions and the stability of global financial markets. Any of the circumstances would have a material adverse effect on our business, prospects, financial condition and results of operations. See “—We plan to increase our export of mining machines to the United States and the European Union in the future, which may be subject to high tariff rates resulting from protectionism trade policies, and as a result, our future sales volumes, profitability and results of operations will be materially and adversely affected.” Furthermore, there have been recent media reports on deliberations within the U.S. government regarding limiting or restricting China-based companies from accessing U.S. capital markets. If any such deliberations were to materialize, the resulting legislation may have a material adverse impact on the stock performance of China-based issuers listed in the United States.

We may be adversely affected by inflation or labor shortage in China

In recent years, the PRC economy has experienced periods of rapid expansion and highly fluctuating rates of inflation. During the past ten years, the rate of inflation in China has been as high as 5.9% and as low as -0.7%. While inflation has slowed in recent years with a moderate rate of 1.6% recorded in 2017, it is uncertain when the general price level may increase or decrease sharply in the future. Moreover, the significant economic growth in China has resulted in a general increase in labor costs and shortage of low-cost labor. Inflation may cause our production cost to continue to increase. If we are unable to pass on the increase in production cost to our customers, we may suffer a decrease in profitability and a loss of customers and our results of operations could be materially and adversely affected.

We may be subject to EIT on our worldwide income if our company or any of our subsidiaries were considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law, or the EIT Law

Under the EIT Law and its implementation rules, enterprises established outside of the PRC with “de facto management bodies” within the PRC are considered a “resident enterprise” and will be subject to EIT at a rate of 25% on their worldwide income. The implementation rules under EIT define the term “de facto management bodies” as “establishments that carry out substantial and overall management and control over the production, operation, personnel, accounting, properties, etc. of an enterprise.” The SAT promulgated the Notice Regarding the Determination of Chinese-Controlled Offshore Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, or Circular 82, on April 22, 2009, which provides certain specific criteria for determining whether the “de facto management body” of a Chinese-controlled offshore incorporated enterprise is located in the PRC. On July 27, 2011, the State Administration of Taxation of the PRC, or the SAT, issued the Measures for Administration of Income Tax of Chinese Controlled Resident Enterprises Incorporated Overseas (Trial), or Circular 45, to supplement Circular 82 and other tax laws and regulations. Circular 45 clarifies certain issues relating to resident status determination. Although Circular 82 and Circular 45 apply only to offshore enterprises controlled by PRC enterprises or PRC group companies and not those controlled by PRC individuals or foreigners, the determining criteria set forth in Circular 82 and Circular 45 may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of offshore enterprises, regardless of whether they are controlled by PRC enterprises or individuals or foreign enterprises. A substantial majority of our senior management team is located in China. If our company or any of our subsidiaries were considered to be a PRC “resident enterprise,” we would be subject to EIT at a rate of 25% on our worldwide income.

Dividends payable to our foreign investors and gains on the sale of our Class A ordinary shares by our foreign investors may become subject to PRC tax

Under the EIT Law and its implementation regulations issued by the State Council, a 10% PRC withholding tax is applicable to dividends payable to investors that are non-resident enterprises, which do not have an establishment or place of business in the PRC or which have such establishment or place of business but the dividends are not effectively connected with such establishment or place of business, to the extent such dividends are derived from sources within the PRC. Similarly, any gain realized on the transfer of our Class A ordinary shares by such investors is also subject to PRC tax at a current rate of 10%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions, if such gain is regarded as income derived from sources within the PRC. If we are deemed a PRC resident enterprise, dividends paid on our Class A ordinary shares, and any gain realized from the transfer of our Class A ordinary shares, would be treated as income derived from sources within the PRC and would as a result be subject to PRC taxation. Furthermore, if we are deemed a PRC resident enterprise, dividends payable to individual investors who are non-PRC residents and any gain realized on the transfer of our Class A ordinary shares by such investors may be subject to PRC tax at a current rate of 20%, subject to any reduction or exemption set forth in applicable tax treaties or under applicable tax arrangements between jurisdictions. If we or any of our subsidiaries established outside China are considered a PRC resident enterprise, it is unclear whether holders of our Class A ordinary shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas. If dividends payable to our non-PRC investors, or gains from the transfer of our Class A ordinary shares by such investors, are deemed as income derived from sources within the PRC and thus are subject to PRC tax, the value of your investment in our Class A ordinary shares may decline significantly.

PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits

In July 2014, the State Administration of Foreign Exchange of the PRC, or SAFE, promulgated the Circular on Relevant Issues Concerning Foreign Exchange Control on Domestic Residents’ Offshore Investment and Financing and Roundtrip Investment through Special Purpose Vehicles, or SAFE Circular 37, which replaces the previous SAFE Circular 75. SAFE Circular 37 requires PRC residents, including PRC individuals and PRC corporate entities, to register with SAFE or its local branches in connection with their direct or indirect offshore investment activities. SAFE Circular 37 is applicable to our shareholders who are PRC residents and may be applicable to any offshore acquisitions that we may make in the future.

Under SAFE Circular 37, PRC residents who make, or have prior to the implementation of SAFE Circular 37 made, direct or indirect investments in offshore special purpose vehicles, or SPVs, are required to register such investments with SAFE or its local branches. In addition, any PRC resident who is a direct or indirect shareholder of an SPV, is required to update its registration with the local branch of SAFE with respect to that SPV, to reflect any material change. Moreover, any subsidiary of such SPV in China is required to urge the PRC resident shareholders to update their registration with the local branch of SAFE to reflect any material change. If any PRC resident shareholder of such SPV fails to make the required registration or to update the registration, the subsidiary of such SPV in China may be prohibited from distributing its profits or the proceeds from any capital reduction, share transfer or liquidation to the SPV, and the SPV may also be prohibited from making additional capital contributions into its subsidiaries in China. In February 2015, SAFE promulgated a Notice on Further Simplifying and Improving Foreign Exchange Administration Policy on Direct Investment, or SAFE Notice 13. Under SAFE Notice 13, applications for foreign exchange registration of inbound foreign direct investments and outbound direct investments, including those required under SAFE Circular 37, must be filed with qualified banks instead of SAFE. Qualified banks should examine the applications and accept registrations under the supervision of SAFE. We have used our best efforts to notify PRC residents or entities who directly or indirectly hold shares in our Cayman Islands holding company and who are known to us as being PRC residents to complete the foreign exchange registrations. However, we may not be informed of the identities of all the PRC residents or entities holding direct or indirect interest in our company, nor can we compel our beneficial owners to comply with SAFE registration requirements. We cannot assure you that all other shareholders or beneficial owners of ours who are PRC residents or entities have complied with, and will in the future make, obtain or update any applicable registrations or approvals required by, SAFE regulations. Failure by such shareholders or beneficial owners to comply with SAFE regulations, or failure by us to amend the foreign exchange registrations of our PRC subsidiaries, could subject us to fines or legal sanctions, restrict our overseas or cross-border investment activities, limit our PRC subsidiaries’ ability to make distributions or pay dividends to us or affect our ownership structure, which could adversely affect our business and prospects.

Furthermore, as these foreign exchange and outbound investment related regulations are relatively new and their interpretation and implementation has been constantly evolving, it is unclear how these regulations, and any future regulation concerning offshore or cross-border investments and transactions, will be interpreted, amended and implemented by the relevant government authorities. For example, we may be subject to a more stringent review and approval process with respect to our foreign exchange activities, such as remittance of dividends and foreign-currency-denominated borrowings, which may adversely affect our financial condition and results of operations. We cannot assure you that we have complied or will be able to comply with all applicable foreign exchange and outbound investment related regulations. In addition, if we decide to acquire a PRC domestic company, we cannot assure you that we or the owners of such company, as the case may be, will be able to obtain the necessary approvals or complete the necessary filings and registrations required by the foreign exchange regulations. This may restrict our ability to implement our acquisition strategy and could adversely affect our business and prospects.

PRC regulation of loans to and direct investment in PRC entities by offshore holding companies and governmental control of currency conversion may delay or prevent us from using the proceeds of this offering to make loans or additional capital contributions to our PRC subsidiaries and its subsidiaries

We are an offshore holding company with some of our operations conducted in China. We may make loans to our PRC subsidiaries subject to the approval, registration, and filing with governmental authorities and limitation of amount, or we may make additional capital contributions to our wholly foreign-owned subsidiaries in China. Any loans to our wholly foreign-owned subsidiaries in China, which are treated as foreign-invested enterprises under PRC law, are subject to foreign exchange loan registrations with the National Development and Reform Commission, or the NDRC, and SAFE or its local branches. In addition, a foreign invested enterprise shall use its capital pursuant to the principle of authenticity and self-use within its business scope. The capital of a foreign invested enterprise shall not be used for the following purposes: (1) directly or indirectly used for payment beyond the business scope of the enterprises or the payment prohibited by relevant laws and regulations; (2) directly or indirectly used for investment in securities or investments other than banks’ principal-secured products unless otherwise provided by relevant laws and regulations; (3) the granting of loans to non-affiliated enterprises, except where it is expressly permitted in the business license; and (4) paying the expenses related to the purchase of real estate that is not for self-use (except for the foreign-invested real estate enterprises).

In light of the various requirements imposed by PRC regulations on loans to and direct investment in PRC entities by offshore holding companies, we cannot assure you that we will be able to complete the necessary government registrations or obtain the necessary government approvals or filings on a timely basis, if at all, with respect to future loans by us to our PRC subsidiaries or with respect to future capital contributions by us to our PRC subsidiaries. If we fail to complete such registrations or obtain such approvals, our ability to use the proceeds from this offering and to capitalize or otherwise fund our PRC operations may be negatively affected, which could adversely affect our liquidity and our ability to fund and expand our business.

We and our shareholders face uncertainties with respect to indirect transfers of equity interests in PRC resident enterprises or other assets attributed to a Chinese establishment of a non-Chinese company, or immovable properties located in China owned by non-Chinese companies

In February 2015, SAT issued a Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7. SAT Public Notice 7 extends its tax jurisdiction to transactions involving transfer of other taxable assets through offshore transfer of a foreign intermediate holding company. In addition, SAT Public Notice 7 provides clear criteria for assessment of reasonable commercial purposes and has introduced safe harbors for internal group restructurings and the purchase and sale of equity through a public securities market. SAT Public Notice 7 also brings challenges to both foreign transferor and transferee (or other person who is obligated to pay for the transfer) of taxable assets. In October 2017, SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprise Income Tax at Source, or SAT Bulletin 37, which came into effect on December 1, 2017. The SAT Bulletin 37 further clarifies the practice and procedure of the withholding of non-resident EIT. Where a non-resident enterprise transfers taxable assets indirectly by disposing of the equity interests of an overseas holding company, which is an indirect transfer, the non-resident enterprise as either transferor or transferee, or the PRC entity that directly owns the taxable assets, may report such Indirect Transfer to the relevant tax authority. Using a “substance over form” principle, the PRC tax authority may disregard the existence of the overseas holding company if it lacks a reasonable commercial purpose and was established for the purpose of reducing, avoiding or deferring PRC tax. As a result, gains derived from such indirect transfer other than transfer of shares acquired and sold on public markets may be subject to EIT, and the transferee or other person who is obligated to pay for the transfer is obligated to withhold the applicable taxes, currently at a rate of 10%. Both the transferor and the transferee may be subject to penalties under PRC tax laws if the transferee fails to withhold the taxes and the transferor fails to pay the taxes.

We face uncertainties as to the reporting and other implications of certain past and future transactions that involve PRC taxable assets, such as offshore restructuring, sale of the shares in our offshore subsidiaries and investments. Our company may be subject to filing obligations or taxed if our company is transferor in such transactions, and may be subject to withholding obligations if our company is transferee in such transactions, under SAT Public Notice 7 or SAT Bulletin 37, or both.

We are subject to PRC restrictions on currency exchange

Some of our revenues and expenses are denominated in Renminbi. The Renminbi is currently convertible under the “current account,” which includes dividends, trade and service-related foreign exchange transactions, but not under the “capital account,” which includes foreign direct investment and loans, including loans we may secure from our onshore subsidiaries. Currently, certain of our PRC subsidiaries may purchase foreign currency for settlement of “current account transactions,” including payment of dividends to us, without the approval of the SAFE by complying with certain procedural requirements. However, the relevant PRC governmental authorities may limit or eliminate our ability to purchase foreign currencies in the future for current account transactions. Foreign exchange transactions under the capital account remain subject to limitations and require approvals from, or registration with, the SAFE and other relevant PRC governmental authorities. Since a part of our future net income and cash flow will be denominated in Renminbi, any existing and future restrictions on currency exchange may limit our ability to utilize cash generated in Renminbi to fund our business activities outside of the PRC or pay dividends in foreign currencies to our shareholders, including holders of our Class A ordinary shares, and may limit our ability to obtain foreign currency through debt or equity financing for our subsidiaries.

If the custodians or authorized users of our controlling non-tangible assets, including chops and seals, fail to fulfill their responsibilities, or misappropriate or misuse these assets, our business and operations may be materially and adversely affected

Under PRC law, legal documents for corporate transactions, including agreements and contracts such as the leases and sales contracts that our business relies on, are executed using the chop or seal of the signing entity or with the signature of a legal representative whose designation is registered and filed with the relevant local branch of the market supervision administration.

In order to maintain the physical security of our chops and the chops of our PRC entities, we generally store these items in secured locations accessible only by the authorized personnel of each of our PRC subsidiary and consolidated entities. Although we monitor such authorized personnel, there is no assurance such procedures will prevent all instances of abuse or negligence. Accordingly, if any of our authorized personnel misuse or misappropriate our corporate chops or seals, we could encounter difficulties in maintaining control over the relevant entities and experience significant disruption to our operations. If a designated legal representative obtains control of the chops in an effort to obtain control over any of our PRC subsidiary or consolidated entities, we, our PRC subsidiaries or consolidated entities would need to pass a new shareholder or board resolution to designate a new legal representative and we would need to take legal action to seek the return of the chops, apply for new chops with the relevant authorities, or otherwise seek legal redress for the violation of the representative’s fiduciary duties to us, which could involve significant time and resources and divert management attention away from our regular business. In addition, the affected entity may not be able to recover corporate assets that are sold or transferred out of our control in the event of such a misappropriation if a transferee relies on the apparent authority of the representative and acts in good faith.

The M&A Rules and certain other PRC regulations establish complex procedures for some acquisitions of Chinese companies by foreign investors, which could make it more difficult for us to pursue growth through acquisitions in China

The Regulations on Mergers and Acquisitions of Domestic Companies by Foreign Investors, or the M&A Rules, adopted by six PRC regulatory agencies in August 2006 and amended in September 2009, and some other regulations and rules concerning mergers and acquisitions established additional procedures and requirements that could make merger and acquisition activities by foreign investors more time consuming and complex, including requirements in some instances that shall obtained an approval from the Ministry of Commerce, or the MOFCOM, in advance of any change-of-control transaction in which a foreign investor takes control of a PRC domestic enterprise. Moreover, the Anti-Monopoly Law requires that the MOFCOM shall be notified in advance of any concentration of undertaking if certain thresholds are triggered. In addition, the security review rules issued by the MOFCOM that became effective in September 2011 specify that mergers and acquisitions by foreign investors that raise “national defense and security” concerns and mergers and acquisitions through which foreign investors may acquire de facto control over domestic enterprises that raise “national security” concerns are subject to strict review by the MOFCOM, and the rules prohibit any activities attempting to bypass a security review, including by structuring the transaction through a proxy or contractual control arrangement. In the future, we may grow our business by acquiring complementary businesses. Complying with the requirements of the above-mentioned regulations and other relevant rules to complete such transactions could be time consuming, and any required approval processes, including obtaining approval from the MOFCOM or its local counterparts may delay or inhibit our ability to complete such transactions, which could affect our ability to expand our business or maintain our market share.

We face regulatory uncertainties in China that could restrict our ability to grant share incentive awards to our employees or consultants who are PRC citizens.

Pursuant to the Notices on Issues concerning the Foreign Exchange Administration for Domestic Individuals Participating in a Stock Incentive Plan of an Overseas Publicly-Listed Company issued by SAFE on February 15, 2012, or Circular 7, a qualified PRC agent (which could be the PRC subsidiary of the overseas-listed company) is required to file, on behalf of “domestic individuals” (both PRC residents and non-PRC residents who reside in China for a continuous period of not less than one year, excluding the foreign diplomatic personnel and representatives of international organizations) who are granted shares or share options by the overseas-listed company according to its share incentive plan, an application with SAFE to conduct SAFE registration with respect to such share incentive plan, and obtain approval for an annual allowance with respect to the purchase of foreign exchange in connection with the share purchase or share option exercise. Such PRC individuals’ foreign exchange income received from the sale of shares and dividends distributed by the overseas listed company and any other income shall be fully remitted into a collective foreign currency account in China, which is opened and managed by the PRC domestic agent before distribution to such individuals. In addition, such domestic individuals must also retain an overseas entrusted institution to handle matters in connection with their exercise of share options and their purchase and sale of shares. The PRC domestic agent also needs to update registration with SAFE within three months after the overseas-listed company materially changes its share incentive plan or make any new share incentive plans.

We have adopted our 2020 Share Incentive Plan, effective upon the completion of our initial public offering, and may grant options in the future. When we do, from time to time, we need to apply for or update our registration with SAFE or its local branches on behalf of our employees or consultants who receive options or other equity-based incentive grants under our share incentive plan or material changes in our share incentive plan. However, we may not always be able to make applications or update our registration on behalf of our employees or consultants who hold any type of share incentive awards in compliance with Circular 7, nor can we ensure you that such applications or update of registration will be successful. If we or the participants of our share incentive plan who are PRC citizens fail to comply with Circular 7, we and/or such participants of our share incentive plan may be subject to fines and legal sanctions, there may be additional restrictions on the ability of such participants to exercise their share options or remit proceeds gained from sale of their shares into China, and we may be prevented from further granting share incentive awards under our share incentive plan to our employees or consultants who are PRC citizens.

The approval of the China Securities Regulatory Commission may be required in connection with this offering under PRC law

The M&A Rules requires an overseas SPV formed for listing purposes through acquisitions of PRC domestic companies and controlled by PRC companies or individuals to obtain the approval of the China Securities Regulatory Commission, or the CSRC, prior to the listing and trading of such SPV’s securities on an overseas stock exchange. The interpretation and application of the regulations remain unclear, and this offering may ultimately require approval from the CSRC. If CSRC approval is required, it is uncertain how long it will take us to obtain the approval and any failure to obtain or delay in obtaining CSRC approval for this offering would subject us to sanctions imposed by the CSRC and other PRC regulatory agencies, which could include fines and penalties on our operations in China, restrictions or limitations on our ability to pay dividends outside of China, and other forms of sanctions that may materially and adversely affect our business, results of operations and financial condition.

Our PRC counsel has advised us that, based on its understanding of the current PRC laws and regulations, we will not be required to submit an application to the CSRC for the approval of the listing and trading of our Class A ordinary shares on the Nasdaq Global Select Market because (1) the CSRC currently has not issued any definitive rule or interpretation concerning whether offerings like ours under this prospectus are subject to this regulation, and (2) our company acquired 100% equity interests in Hangzhou Ebang Hongfa Technology Co., Ltd., or Ebang Hongfa, which is a foreign-invested enterprise rather than a “PRC domestic company” as defined under the M&A Rules. However, we cannot assure you that relevant PRC government agencies, including the CSRC, would reach the same conclusion as our PRC counsel, and hence we may face regulatory actions or other sanctions from the CSRC or other PRC regulatory agencies. These regulatory agencies may impose fines and penalties on our operations in China, limit our operating privileges in China, delay or restrict the repatriation of the proceeds from this offering into China or take other actions that could have a material adverse effect on our business, financial condition, results of operations and prospects, as well as the trading price of our Class A ordinary shares. The CSRC or other PRC regulatory agencies also may take actions requiring us, or making it advisable for us, to halt this offering before settlement and delivery of the Units offered hereby. Consequently, if you engage in market trading or other activities in anticipation of and prior to settlement and delivery, you do so at the risk that settlement and delivery may not occur. In addition, if the CSRC or other regulatory agencies later promulgate new rules or explanations requiring that we obtain their approvals for this offering, we may be unable to obtain a waiver of such approval requirements, if and when procedures are established to obtain such a waiver. Any uncertainties and/or negative publicity regarding such approval requirement could have a material adverse effect on the trading price of our Class A ordinary shares.

Risks Relating to This Offering

This is a best efforts offering, no minimum number or dollar amount of securities is required to be sold, and we may not raise the amount of capital we believe is required for our business plans.

The placement agent has agreed to use its reasonable best efforts to solicit offers to purchase the securities in this offering. The placement agent has no obligation to buy any of the securities from us or to arrange for the purchase or sale of any specific number or dollar amount of the securities. There is no required minimum number of securities that must be sold as a condition to completion of this offering. Because there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth above. We may sell fewer than all of the securities offered hereby, which may significantly reduce the amount of proceeds received by us, and investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to fund our business plan. Thus, we may not raise the amount of capital we believe is required for our operations in the short-term and may need to raise additional funds, which may not be available or available on terms acceptable to us.

Because there is no minimum required for the offering to close, investors in this offering will not receive a refund in the event that we do not sell an amount of securities sufficient to pursue the business goals outlined in this prospectus.

We have not specified a minimum offering amount in connection with this offering. Because there is no minimum offering amount, investors could be in a position where they have invested in our company, but we are unable to fulfill our objectives due to a lack of interest in this offering. Further, any proceeds from the sale of securities offered by us will be available for our immediate use, despite uncertainty about whether we would be able to use such funds to effectively implement our business plan. Investor funds will not be returned under any circumstances whether during or after the offering.

There is no public market for the Units or the warrants.

There is no established public trading market for the Units or the warrants, and we do not expect a market to develop. In addition, we do not intend to apply to list the Units or the warrants on any national securities exchange or other nationally recognized trading system, including the NASDAQ Market LLC. Without an active market, the liquidity of the Units or the warrants will be limited.

The warrants in this offering are speculative in nature.

The warrants in this offering do not confer any rights of Class A ordinary shares ownership on their holders, but rather merely represent the right to acquire Class A ordinary shares at a fixed price. In addition, following this offering, the market value of the warrants, if any, is uncertain and there can be no assurance that the market value of the warrants will equal or exceed their imputed offering price. The warrants will be not listed or quoted for trading on any market or exchange.

Holders of the warrants will not have rights of holders of our Class A ordinary shares until such warrants are exercised.

Until holders of warrants acquire Class A ordinary shares upon exercise of the warrants, holders of warrants will have no rights with respect to the Class A ordinary shares underlying such warrants.

The trading price of our Class A ordinary shares may be volatile, which could result in substantial losses to investors

The trading price of our Class A ordinary shares has been volatile since our Class A ordinary shares began to trade on the Nasdaq Global Select Market on June 26, 2020. The trading price of our Class A ordinary shares could fluctuate widely due to factors beyond our control. This may happen because of broad market and industry factors, like the performance and fluctuation of the market prices of other companies with business operations located mainly in China that have listed their securities in the United States. A number of Chinese companies have listed or are in the process of listing their securities on U.S. stock markets. The securities of some of these companies have experienced significant volatility, including price declines in connection with their initial public offerings. The trading performances of these Chinese companies’ securities after their offerings may affect the attitudes of investors toward Chinese companies listed in the United States in general and consequently may impact the trading performance of the Class A ordinary shares, regardless of our actual operating performance.

In addition to market and industry factors, the price and trading volume for the Class A ordinary shares may be highly volatile for factors specific to our own operations, including the following:

●	variations in our revenues, earnings and cash flow;

●	announcements of new investments, acquisitions, strategic partnerships or joint ventures by us or our competitors;

●	announcements of new services and expansions by us or our competitors;

●	changes in financial estimates by securities analysts;

●	detrimental adverse publicity about us, our services or our industry;

●	additions or departures of key personnel;

●	release of lock-up or other transfer restrictions on our outstanding equity securities or sales of additional equity securities; and

●	potential litigation or regulatory investigations.

Any of these factors may result in large and sudden changes in the volume and price at which the Class A ordinary shares will trade.

In the past, shareholders of public companies have often brought securities class action suits against those companies following periods of instability in the market price of their securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business and operations and require us to incur significant expenses to defend the suit, which could harm our results of operations. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

If securities or industry analysts do not publish research or reports about our business, or if they adversely change their recommendations regarding our Class A ordinary shares, the market price for the Class A ordinary shares and trading volume could decline

The trading market for our Class A ordinary shares will be influenced by research or reports that industry or securities analysts publish about our business. If one or more analysts who cover us downgrade our Class A ordinary shares, the market price for our Class A ordinary shares would likely decline. If one or more of these analysts cease to cover us or fail to regularly publish reports on us, we could lose visibility in the financial markets, which in turn could cause the market price or trading volume for our Class A ordinary shares to decline.

The sale or availability for sale of substantial amounts of our Class A ordinary shares could adversely affect their market price

Sales of substantial amounts of our Class A ordinary shares in the public market after the completion of this offering, or the perception that these sales could occur, could adversely affect the market price of our Class A ordinary shares and could materially impair our ability to raise capital through equity offerings in the future. The Class A ordinary shares sold in this offering will be freely tradable without restriction or further registration under the Securities Act of 1933, as amended, or the Securities Act, and shares held by our existing shareholders may also be sold in the public market in the future subject to the restrictions in Rule 144 and Rule 701 under the Securities Act and the applicable lock-up agreements, if any. We cannot predict what effect, if any, market sales of securities held by our significant shareholders or any other shareholder or the availability of these securities for future sale will have on the market price of our Class A ordinary shares. See “Plan of Distribution” and “Shares Eligible for Future Sale” for a more detailed description of the restrictions on selling our securities after this offering.

Because we do not expect to pay dividends in the foreseeable future after this offering, you must rely on price appreciation of the our Class A ordinary shares for return on your investment

We currently intend to retain most, if not all, of our available funds and any future earnings after this offering to fund the development and growth of our business. As a result, we do not expect to pay any cash dividends in the foreseeable future. Therefore, you should not rely on an investment in the Class A ordinary shares as a source for any future dividend income.

Our board of directors has complete discretion as to whether to distribute dividends. Even if our board of directors decides to declare and pay dividends, the timing, amount and form of future dividends, if any, will depend on, among other things, our future results of operations and cash flow, our capital requirements and surplus, the amount of distributions, if any, received by us from our subsidiary, our financial condition, contractual restrictions and other factors deemed relevant by our board of directors. Accordingly, the return on your investment in our Class A ordinary shares will likely depend entirely upon any future price appreciation of the Class A ordinary shares. There is no guarantee that the Class A ordinary shares will appreciate in value after this offering or even maintain the price at which you purchased the Class A ordinary shares. You may not realize a return on your investment in our Class A ordinary shares and you may even lose your entire investment in our Class A ordinary shares.

You will experience immediate and substantial dilution in the net tangible book value per share of the Class A Ordinary Shares you purchase.

Because the public offering price per Unit is substantially higher than the net tangible book value per share of our Class A ordinary shares, you will suffer substantial dilution in the net tangible book value of the Class A ordinary shares you purchase in this offering. If you purchase Units in this offering, you will suffer immediate and substantial dilution of approximately US$5.00 per Class A ordinary shares and related warrant in the net tangible book value of the Units, assuming sales of all 4,000,000 Units at the initial closing and no exercise of the related warrants, or US$4.87 per Class A ordinary shares and related warrant in the net tangible book value of the Units, assuming sales of all of the Units in this offering. See “Dilution.”

We have not determined a specific use for a portion of the net proceeds from this offering, and we may use these proceeds in ways with which you may not agree

We have not determined a specific use for a portion of the net proceeds of this offering, and our management will have considerable discretion in deciding how to apply these proceeds. You will not have the opportunity to assess whether the proceeds are being used appropriately before you make your investment decision. You must rely on the judgment of our management regarding the application of the net proceeds of this offering. We cannot assure you that the net proceeds will be used in a manner that will improve our results of operations or increase the price of our Class A ordinary shares, nor that these net proceeds will be placed only in investments that generate income or appreciate in value.

There can be no assurance that we will not be classified as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes for any taxable year, which could result in adverse U.S. federal income tax consequences to U.S. Holders of our Class A ordinary shares and related warrants

A non-U.S. corporation, such as our company, will be classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year if either (1) at least 75% of its gross income for such year consists of certain types of “passive” income or the “income test”; or (2) at least 50% of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce passive income or are held for the production of passive income, or the “asset test.” Based on the current and expected composition of our income and assets and value of our assets (taking into account the expected cash proceeds from this offering) and projections as to the value of our Class A ordinary shares following this offering, we do not presently expect to be a PFIC for the current taxable year. However, no assurance can be given in this regard because the determination of whether we are or will become a PFIC for any taxable year is a fact-intensive inquiry made on an annual basis that depends, in part, upon the composition of our income and assets, which may change over time if we expand and diversify our product offerings. Fluctuations in the market price of our Class A ordinary shares may cause us to be or become a PFIC for the current or subsequent taxable years because the value of our assets for the purpose of the asset test may be determined by reference to the market price of our Class A ordinary shares (which has been and may continue to be volatile). The composition of our income and assets may also be affected by how, and how quickly, we use our liquid assets and the cash raised in this offering.

If we were to be or become a PFIC for any taxable year during which a U.S. Holder (as defined in “Taxation— Material U.S. Federal Income Tax Considerations”) holds our Class A ordinary shares or warrants, certain adverse U.S. federal income tax consequences could apply to such U.S. Holder. See “Taxation—Material U.S. Federal Income Tax Considerations—Passive Foreign Investment Company Rules.”

Our memorandum and articles of association contain anti-takeover provisions that could have a material adverse effect on the rights of holders of our Class A ordinary shares

Our amended and restated memorandum and articles of association contain provisions to limit the ability of others to acquire control of our company or cause us to engage in change-of-control transactions. These provisions could have the effect of depriving our shareholders of an opportunity to sell their shares at a premium over prevailing market prices by discouraging third parties from seeking to obtain control of our company in a tender offer or similar transaction. Our board of directors has the authority, without further action by our shareholders, to issue preferred shares in one or more series and to fix their designations, powers, preferences, privileges, and relative participating, optional or special rights and the qualifications, limitations or restrictions, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, any or all of which may be greater than the rights associated with our ordinary shares. Preferred shares could be issued quickly with terms calculated to delay or prevent a change in control of our company or make removal of management more difficult. If our board of directors decides to issue preferred shares, the price of our Class A ordinary shares may fall and the voting and other rights of the holders of our Class A ordinary shares may be materially and adversely affected.

You may face difficulties in protecting your interests, and your ability to protect your rights through U.S. courts may be limited, because we are incorporated under Cayman Islands law and conduct our operations primarily in emerging markets

We are an exempted company incorporated under the laws of the Cayman Islands. Our corporate affairs are governed by our memorandum and articles of association, the Companies Law (2020 Revision) of the Cayman Islands and the common law of the Cayman Islands. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of our directors to us under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from the common law of England, the decisions of whose courts are of persuasive authority, but are not binding, on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of our directors under Cayman Islands law are not as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, the Cayman Islands have a less developed body of securities laws than the United States. Some U.S. states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law than the Cayman Islands. In addition, Cayman Islands companies may not have standing to initiate a shareholder derivative action in a federal court of the United States.

Shareholders of Cayman Islands exempted companies like us have no general rights under Cayman Islands law to inspect corporate records or to obtain copies of lists of shareholders of these companies. Our directors have discretion under our articles of association to determine whether or not, and under what conditions, our corporate records may be inspected by our shareholders, but are not obliged to make them available to our shareholders. This may make it more difficult for you to obtain the information needed to establish any facts necessary for a shareholder motion or to solicit proxies from other shareholders in connection with a proxy contest.

Certain corporate governance practices in the Cayman Islands, which is our home country, differ significantly from requirements for companies incorporated in other jurisdictions such as the United States. If we choose to follow home country practice in the future, our shareholders may be afforded less protection than they otherwise would under rules and regulations applicable to U.S. domestic issuers.

In addition, we conduct substantially all of our business operations in emerging markets, including China, and substantially all of our directors and senior management are based in China. The SEC, U.S. Department of Justice, or the DOJ, and other authorities often have substantial difficulties in bringing and enforcing actions against non-U.S. companies and non-U.S. persons, including company directors and officers, in certain emerging markets, including China. Additionally, our public shareholders may have limited rights and few practical remedies in emerging markets where we operate, as shareholder claims that are common in the United States, including class action securities law and fraud claims, generally are difficult or impossible to pursue as a matter of law or practicality in many emerging markets, including China. For example, in China, there are significant legal and other obstacles for the SEC, the DOJ and other U.S. authorities to obtaining information needed for shareholder investigations or litigation. Although the competent authorities in China may establish a regulatory cooperation mechanism with the securities regulatory authorities of another country or region to implement cross-border supervision and administration, the regulatory cooperation with the securities regulatory authorities in the United States has not been efficient in the absence of a mutual and practical cooperation mechanism. According to Article 177 of the PRC Securities Law which became effective in March 2020, no foreign securities regulator is allowed to directly conduct investigation or evidence collection activities within the territory of the PRC. Accordingly, without the consent of the competent PRC securities regulators and relevant authorities, no organization or individual may provide the documents and materials relating to securities business activities to foreign securities regulators.

As a result of all of the above, our public shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a company incorporated in the United States. For a discussion of significant differences between the provisions of the Companies Law of the Cayman Islands and the laws applicable to companies incorporated in the United States and their shareholders, see “Description of Share Capital—Differences in Corporate Law.”

As a company incorporated in the Cayman Islands, we are permitted to adopt certain home country practices in relation to corporate governance matters that differ significantly from the Nasdaq Stock Market listing standards; these practices may afford less protection to shareholders than they would enjoy if we complied fully with the relevant listing standards

As a Cayman Islands company listed on the Nasdaq Global Select Market, we are subject to the Nasdaq Stock Market listing standards. However, the Nasdaq Stock Market listing standards permit a foreign private issuer like us to follow the corporate governance practices of its home country. Certain corporate governance practices in the Cayman Islands, which is our home country, may differ significantly from the Nasdaq Stock Market listing standards. Currently, we do not plan to rely on home country practices with respect to our corporate governance after we complete this offering. However, if we choose to follow home country practices in the future, our shareholders may be afforded less protection than they would otherwise enjoy under the relevant listing standards applicable to U.S. domestic issuers.

Cayman Islands economic substance requirements may have an effect on our business and operations.

Pursuant to the International Tax Cooperation (Economic Substance) Law (2020 Revision) (as amended) of the Cayman Islands, or the ES Law, that came into force on January 1, 2019, a “relevant entity” is required to satisfy the economic substance test set out in the ES Law. A “relevant entity” includes an exempted company incorporated in the Cayman Islands as is our company. Based on the current interpretation of the ES Law, we believe that our company, Ebang International Holdings Inc., is a pure equity holding company since it only holds equity participation in other entities and only earns dividends and capital gains. Accordingly, for so long as our company, Ebang International Holdings Inc., is a “pure equity holding company”, it is only subject to the minimum substance requirements, which require us to (1) comply with all applicable filing requirements under the Companies Law, Cap. 22 (Law 3 of 1961, as consolidated and revised) of the Cayman Islands; and (2) has adequate human resources and adequate premises in the Cayman Islands for holding and managing equity participations in other entities. However, there can be no assurance that we will not be subject to more requirements under the ES Law. Uncertainties over the interpretation and implementation of the ES Law may have an adverse impact on our business and operations.

Our dual-class voting structure will limit your ability to influence corporate matters and could discourage others from pursuing any change of control transactions that holders of our Class A ordinary shares may view as beneficial.

We have a dual-class share structure such that our ordinary shares consist of Class A ordinary shares and Class B ordinary shares. Holders of Class A ordinary shares are entitled to one vote per share, while holders of Class B ordinary shares are entitled to 20 votes per share. We will issue Class A ordinary shares and related warrants in this offering. Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale, transfer, assignment or disposition of any Class B ordinary shares by a holder thereof to any non-affiliate of such holder, each of such Class B ordinary shares will be automatically and immediately converted into one Class A ordinary share.

Mr. Dong Hu, our founder, chairman of the board of directors and chief executive officer, beneficially owns all of our issued Class B ordinary shares. These Class B ordinary shares will constitute approximately 34.6% of our total issued and outstanding share capital immediately after the completion of this offering, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or 33.6%, assuming sales of all of the Units in this offering and no exercise of the related warrants, and 91.4% of the aggregate voting power of our total issued and outstanding share capital immediately after the completion of this offering, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or 91.0%, assuming sales of all of the Units in this offering and no exercise of the related warrants. As a result of the dual-class share structure and the concentration of ownership, Mr. Dong Hu has a considerable influence over matters such as decisions regarding mergers and consolidations, election of directors and other significant corporate actions. He may take actions that are not in the best interest of us or our other shareholders. This concentration of ownership may discourage, delay or prevent a change in control of our company, which could have the effect of depriving our other shareholders of the opportunity to receive a premium for their shares as part of a sale of our company and may reduce the price of our Class A ordinary shares. This concentrated control will limit your ability to influence corporate matters and could discourage others from pursuing any potential merger, takeover or other change of control transactions that holders of Class A ordinary shares may view as beneficial.

We are a “controlled company” within the meaning of the Nasdaq Stock Market Listing Rules, and, as a result, can rely on exemptions from certain corporate governance requirements that provide protection to shareholders of other companies.

We are a “controlled company” as defined under the Nasdaq Stock Market Listing Rules as Mr. Dong Hu, our founder, chairman of the board of directors and chief executive officer, owns more than 50% of our total voting power. For so long as we remain a controlled company under that definition, we are permitted to elect to rely, and may rely, on certain exemptions from corporate governance rules. As a result, you may not have the same protection afforded to shareholders of companies that are subject to these corporate governance requirements.

The dual-class structure of our ordinary shares may adversely affect the trading market for our Class A ordinary shares.

Certain shareholder advisory firms have announced changes to their eligibility criteria for inclusion of shares of public companies on certain indices, including the S&P 500, to exclude companies with multiple classes of shares and companies whose public shareholders hold no more than 5% of total voting power from being added to such indices. In addition, several shareholder advisory firms have announced their opposition to the use of multiple class structures. As a result, the dual-class structure of our ordinary shares may prevent the inclusion of our Class A ordinary shares in such indices and may cause shareholder advisory firms to publish negative commentary about our corporate governance practices or otherwise seek to cause us to change our capital structure. Any such exclusion from indices could result in a less active trading market for our Class A ordinary shares. Any actions or publications by shareholder advisory firms critical of our corporate governance practices or capital structure could also adversely affect the value of our Class A ordinary shares.

Certain judgments obtained against us by our shareholders may not be enforceable

We are a Cayman Islands company and the majority of our assets are located outside of the United States. The most significant portion of our operations is conducted in China. In addition, a majority of our current directors and officers are nationals and residents of countries other than the United States. Substantially all of the assets of these persons may be located outside the United States. As a result, it may be difficult or impossible for you to bring an action against us or against these individuals in the United States in the event that you believe that your rights have been infringed under the U.S. federal securities laws or otherwise. Even if you are successful in bringing an action of this kind, the laws of the Cayman Islands and of China may render you unable to enforce a judgment against our assets or the assets of our directors and officers. For more information regarding the relevant laws of the Cayman Islands and China, see “Enforceability of Civil Liabilities.”

We are an emerging growth company within the meaning of the Securities Act and may take advantage of certain reduced reporting requirements

We are an “emerging growth company,” as defined in the JOBS Act, and we may take advantage of certain exemptions from requirements applicable to other public companies that are not emerging growth companies including, most significantly, not being required to comply with the auditor attestation requirements of Section 404 for so long as we are an emerging growth company until the fifth anniversary from the date of our initial listing.

The JOBS Act also provides that an emerging growth company does not need to comply with any new or revised financial accounting standards until such date that a private company is otherwise required to comply with such new or revised accounting standards. However, we have elected to “opt out” of this provision and, as a result, we will comply with new or revised accounting standards as required when they are adopted for public companies. This decision to opt out of the extended transition period under the JOBS Act is irrevocable.

We are a foreign private issuer within the meaning of the rules under the Exchange Act, and as such we are exempt from certain provisions applicable to United States domestic public companies

Because we are a foreign private issuer under the Exchange Act, we are exempt from certain provisions of the securities rules and regulations in the United States that are applicable to U.S. domestic issuers, including:

●	the rules under the Exchange Act requiring the filing of quarterly reports on Form 10-Q or current reports on Form 8-K with the SEC;

●	the sections of the Exchange Act regulating the solicitation of proxies, consents, or authorizations in respect of a security registered under the Exchange Act;

●	the sections of the Exchange Act requiring insiders to file public reports of their stock ownership and trading activities and liability for insiders who profit from trades made in a short period of time; and

●	the selective disclosure rules by issuers of material nonpublic information under Regulation FD.

We will be required to file an annual report on Form 20-F within four months of the end of each fiscal year. In addition, we intend to publish our results on a semi-annual basis through press releases, distributed pursuant to the rules and regulations of the Nasdaq Global Select Market. Press releases relating to financial results and material events will also be furnished to the SEC on Form 6-K. However, the information we are required to file with or furnish to the SEC will be less extensive and less timely than that required to be filed with the SEC by U.S. domestic issuers. As a result, you may not be afforded the same protections or information that would be made available to you were you investing in a U.S. domestic issuer.

We will continue to incur increased costs as a public company, which could lower our profits or make it more difficult to run a business.

As a public company, we have incurred significant legal, accounting and other expenses that we did not incur as a private company to ensure that we comply with the various requirements on corporate governance practices imposed by the Sarbanes-Oxley Act of 2002, as well as rules subsequently implemented by the SEC and Nasdaq Global Select Market. For example, we have increased the number of independent directors and adopt policies regarding internal controls and disclosure controls and procedures. We have also incur additional costs associated with our public company reporting requirements. We expect that these rules and regulations will continue to cause us to incur elevated legal and financial compliance costs, devote substantial management effort to ensure compliance and make some corporate activities more time-consuming and costly. We are currently evaluating and monitoring developments with respect to these rules and regulations, and we cannot predict or estimate with any degree of certainty the amount of additional costs we may incur or the timing of such costs.

In the past, shareholders of a public company often brought securities class action suits against the company following periods of instability in the market price of that company’s securities. If we were involved in a class action suit, it could divert a significant amount of our management’s attention and other resources from our business, which could harm our results of operations and require us to incur significant expenses to defend the suit. Any such class action suit, whether or not successful, could harm our reputation and restrict our ability to raise capital in the future. In addition, if a claim is successfully made against us, we may be required to pay significant damages, which could have a material adverse effect on our financial condition and results of operations.

Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us

This prospectus, in particular the industry data reproduced from Frost & Sullivan, contains certain data and information that have been derived from third-party reports, either commissioned by us or publicly accessible, and other publicly available sources. Statistical data in these sources of information also include projections based on a number of assumptions. The countries where we operate property markets may not grow at the rate projected by such statistical data, or at all. The failure of our industry to grow at the projected rate may have a material adverse effect on our business. In addition, the complex and changing nature of the broad macroeconomic factors discussed in this Prospectus may result in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data is later found to be incorrect, actual results may differ from the projections based on these assumptions.

We have not independently verified the data and information contained in such third-party publications and reports. Data and information contained in such third-party publications and reports may be collected using third-party methodologies, which may differ from the data collection methods used by us. In addition, these industry publications and reports generally indicate that the information contained therein was believed to be reliable, but do not guarantee the accuracy and completeness of such information. You should therefore not place undue reliance on such information.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements about our current expectations and views of future events, which are contained principally in the sections entitled “Prospectus Summary,” “Risk Factors,” “Use of Proceeds,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Industry Overview” and “Business.” These forward-looking statements relate to events that involve known and unknown risks, uncertainties and other factors which may cause our actual results, performance or achievements to be materially different from those expressed or implied by these statements.

You can identify some of these forward-looking statements by words or phrases such as “may,” “will,” “could,” “expect,” “anticipate,” “aim,” “estimate,” “intend,” “plan,” “believe,” “is/are likely to,” “propose,” “potential,” “continue” or other similar expressions. We have based these forward-looking statements largely on our current expectations and projections about future events and financial trends that we believe may affect our financial condition, results of operations, business strategy and financial needs. The forward-looking statements included in this prospectus relate to, among other things:

●	our goals and strategies;

●	our business and operating strategies and plans for the development of existing and new businesses, ability to implement such strategies and plans and expected time;

●	our future business development, financial condition and results of operations;

●	expected changes in our revenues, costs or expenditures;

●	our dividend policy;

●	our expectations regarding demand for and market acceptance of our products and services;

●	our expectations regarding our relationships with customers and business partners;

●	the trends in, expected growth in and market size of the blockchain industry and the telecommunications industry in China and globally;

●	our ability to maintain and enhance our market position;

●	our ability to continue to develop new technologies and/or upgrade our existing technologies;

●	developments in, or changes to, laws, regulations, governmental policies, incentives and taxation affecting our operations, in particular in the blockchain industry and the telecommunications industry;

●	relevant governmental policies and regulations relating to our businesses and industry;

●	competitive environment, competitive landscape and potential competitor behavior in our industry; overall industry outlook in our industry;

●	our ability to attract, train and retain executives and other employees;

●	our proposed use of proceeds from this offering;

●	the development of the global financial and capital markets;

●	fluctuations in inflation, interest rates and exchange rates;

●	general business, political, social and economic conditions in China and the overseas markets we have business;

●	the length and severity of the recent COVID-19 outbreak and its impact on our business and industry; and

●	assumptions underlying or related to any of the foregoing.

These forward-looking statements involve various risks and uncertainties. Although we believe that our expectations expressed in these forward-looking statements are reasonable, our expectations and our actual results could be materially different from our expectations. Important risks and factors that could cause our actual results to be materially different from our expectations are generally set forth in “Prospectus Summary—Our Challenges,” “Risk Factors,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” “Regulation” and other sections in this prospectus. Moreover, we operate in an evolving environment. New risk factors and uncertainties emerge from time to time and it is not possible for our management to predict all risk factors and uncertainties, nor can we assess the impact of all factors on our business or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. You should read thoroughly this prospectus and the documents that we refer to with the understanding that our actual future results may be materially different from and worse than what we expect. We qualify all of our forward-looking statements by these cautionary statements.

This prospectus contains information derived from government and private publications. These publications include forward-looking statements, which are subject to risks, uncertainties and assumptions. Although we believe the data and information to be reliable, we have not independently verified the accuracy or completeness of the data and information contained in these publications. Statistical data in these publications also include projections based on a number of assumptions. The blockchain industry and the telecommunications industry may not grow at the rate projected by market data, or at all. Failure of these markets to grow at the projected rate may have a material and adverse effect on our business and the market price of our Class A ordinary shares. In addition, the rapidly evolving nature of the blockchain industry and the telecommunications industry results in significant uncertainties for any projections or estimates relating to the growth prospects or future condition of our market. Furthermore, if any one or more of the assumptions underlying the market data are later found to be incorrect, actual results may differ from the projections based on these assumptions. See “Risk Factors—Risks Relating to the Ownership of Our Class A Ordinary Shares and This Offering—Certain data and information in this prospectus were obtained from third-party sources and were not independently verified by us.” Therefore, you should not place undue reliance on these statements.

You should not rely upon forward-looking statements as predictions of future events. The forward-looking statements in this prospectus are made based on events and information as of the date of this prospectus. Except as required by law, we undertake no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise, after the date on which the statements are made or to reflect the occurrence of unanticipated events. You should read this prospectus and the documents that we refer to in this prospectus and have filed as exhibits to the registration statement, of which this prospectus is a part, completely and with the understanding that our actual future results or performance may materially differ from what we expect.

USE OF PROCEEDS

We estimate that we will receive net proceeds from this offering of approximately US$19.3 million, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or approximately US$39.0 million, assuming the sales of all of the Units we are offering and no exercise of the related warrants, after deducting placement agent fees and estimated offering expenses payable by us. However, because this is a best efforts offering and there is no minimum offering amount required as a condition to the closing of this offering, the actual offering amount, placement agent fees and net proceeds to us are not presently determinable and may be substantially less than the maximum amounts set forth on the cover page of this prospectus.

The primary purposes of this offering are to create a public market for our Class A ordinary shares for the benefit of all shareholders, retain talented employees by providing them with equity incentives and obtain additional capital. We plan to use the net proceeds of this offering as follows:

●

approximately 30%, or US$5.8 million assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or approximately US$11.7 million, assuming sales of all of the Units we are offering and no exercise of the related warrants, for development and application of blockchain technology into financial services;

●

approximately 30%, or US$5.8 million assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or approximately US$11.7 million, assuming sales of all of the Units we are offering and no exercise of the related warrants, for sourcing core intellectual properties relating to our businesses;

●

approximately 20%, or US$3.9 million assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or approximately US$7.8 million, assuming sales of all of the Units we are offering and no exercise of the related warrants, for corporate branding and marketing activities; and

●	the remainder of the net proceeds for general corporate purposes, which may include working capital needs and other corporate uses.

The amounts and timing of any expenditures will vary depending on the amount of cash generated by our operations, and the rate of growth, if any, of our business, and our plans and business conditions. The foregoing represents our intentions as of the date of this prospectus based upon our current plans and business conditions to use and allocate the net proceeds of this offering. However, our management will have significant flexibility and discretion in applying the net proceeds of this offering. Unforeseen events or changed business conditions may result in application of the proceeds of this offering in a manner other than as described in this prospectus.

To the extent that the net proceeds we receive from this offering are not immediately applied for the above purposes, we plan to invest the net proceeds in short-term, interest-bearing debt instruments or bank deposits.

As an offshore holding company, under PRC laws and regulations, we are permitted to use the net proceeds of this offering to fund our PRC subsidiaries only through capital contributions or intercompany loans. Provided that we make the necessary registrations with government authorities and obtain the required governmental approvals, we may extend inter-company loans or make additional capital contributions to our PRC subsidiaries to fund their capital expenditures or working capital requirements.

We may not be able to make such registrations or obtain such approvals in a timely manner, or at all. See “Risk Factors—Risks Relating to Conducting Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits.”

DIVIDEND POLICY

Our board of directors has discretion as to whether to distribute dividends, subject to applicable laws. Under Cayman Islands law, a Cayman Islands company may pay a dividend on its shares out of either profit or share premium, provided that in no circumstances may a dividend be paid if this would result in the company being unable to pay its debts as they fall due in the ordinary course of business. Even if our board of directors decides to pay dividends, the form, frequency and amount will depend upon our future operations and earnings, capital requirements and surplus, general financial condition, contractual restrictions and other factors that our board of directors may deem relevant.

We do not have any plans to declare or pay any cash dividends on our ordinary shares in the foreseeable future after this offering. We intend to retain most, if not all, of our available funds and future earnings to operate and expand our business.

We are a holding company incorporated in the Cayman Islands. We rely principally on dividends distributed by our subsidiaries in the PRC and Hong Kong for our cash requirements, including distribution of dividends to our shareholders. Dividends distributed by our PRC subsidiaries are subject to PRC taxes.

In addition, PRC regulations may restrict the ability of our PRC subsidiaries to pay dividends to us and only allow a PRC company to pay dividends out of its accumulated distributable after-tax profits as determined in accordance with its articles of association and the PRC accounting standards and regulations. In addition, our PRC subsidiaries are required to allocate at least 10% of their respective after-tax profits each year as statutory reserve funds unless these reserves have reached 50% of their respective registered capital, and to offset their losses from prior fiscal years before paying dividends to us. See “Risk Factors—Risks Relating to Conducting Business in China—PRC regulations relating to investments in offshore companies by PRC residents may subject our PRC-resident beneficial owners or our PRC subsidiaries to liability or penalties, limit our ability to inject capital into our PRC subsidiaries or limit our PRC subsidiaries’ ability to increase their registered capital or distribute profits” and “Regulation—Regulatory Overview of the PRC—Laws and Regulations Relating to Taxation—Tax on Dividends.”

CAPITALIZATION

The following table sets forth our capitalization as of June 30, 2020 presented on:

●	an actual basis; and

●	an as adjusted basis to give effect to our issuance and sale of 4,000,000 Units offered hereby at the public offering price of US$5.25 per Unit, after deducting placement agent fees and estimated offering expenses payable by us, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units, no exercise of the related warrants and no other change to the number of Units sold by us as set forth on the front cover of this prospectus.

●	an as adjusted basis to give effect to our issuance and sale of 8,000,000 Units offered hereby at the public offering price of US$5.25 per Unit, after deducting placement agent fees and estimated offering expenses payable by us, assuming sales of all of the Units in this offering, no exercise of the related warrants and no other change to the number of Units sold by us as set forth on the front cover of this prospectus.

You should read this table in conjunction with the information under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements and the related notes included elsewhere in this prospectus:

	As of June 30, 2020
	Actual	As adjusted (giving effect to sale of 4,000,000 Units)	As adjusted (giving effect to sale of 8,000,000 Units)
	US$	US$	US$
	(in thousands, except for share data)
Non-current liabilities
Long-term loans – related party	24,114	24,114	24,114
Shareholder’s equity
Class A ordinary shares (HK$0.001 par value; 84,409,554 issued and outstanding on an actual basis as of June 30, 2020; 88,409,554 outstanding on an as adjusted basis as of June 30, 2020, assuming sales of all 4,000,000 Units at the initial closing and no sales of Additional Units; and 92,409,554 outstanding on an as adjusted basis as of June 30, 2020, assuming sales of all of the Units in this offering)	11	12	12
Class B ordinary shares (HK$0.001 par value; 46,625,783 issued and outstanding on an actual basis as of June 30, 2020; and 46,625,783 outstanding on an as adjusted basis as of June 30, 2020, assuming sales of all 4,000,000 Units at the initial closing and no sales of Additional Units; and 46,625,783 outstanding on an as adjusted basis as of June 30, 2020, assuming sales of all of the Units in this offering)	6	6	6
Additional paid-in capital	115,570	134,878	154,615
Subscription receivable	(91,685)	(91,685)	(91,685)
Statutory reserves	11,484	11,484	11,484
Accumulated other comprehensive loss	(10,131)	(10,131)	(10,131)
Accumulative deficit	(14,552)	(14,552)	(14,552)
Non-controlling interest	6,715	6,715	6,715
Total shareholders’ equity	17,418	36,727	56,464
Total capitalization	41,532	60,841	80,578

DILUTION

If you invest in the Securities, assuming no value is attributed to the related warrants, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A ordinary shares included in the Units and our net tangible book value per share after this offering. Dilution results because the public offering price per Class A ordinary share included in the Units is substantially in excess of the book value per ordinary share attributable to the existing shareholders for our presently outstanding ordinary shares.

Net tangible book value represents the amount of our total consolidated tangible assets, which represent the amount of our total consolidated assets, excluding intangible assets, less total consolidated liabilities. Our net tangible book value as of June 30, 2020 was US$14 million, or US$0.11 per ordinary share.

Dilution is determined by subtracting net tangible book value per ordinary share, after giving effect to the additional proceeds we will receive from our issuance and sale of 4,000,000 Units, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or 8,000,000 Units, assuming all of the Units in this offering and no exercise of the related warrants, at the public offering price of US$5.25 per Unit, and after deducting placement agent fees and estimated offering expenses payable by us. Because the Class A ordinary shares and Class B ordinary shares have the same dividend and other rights, except for voting and conversion rights, the dilution is presented based on all issued and outstanding ordinary shares, including Class A ordinary shares and Class B ordinary shares.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to the issuance and sale by us of 4,000,000 Units, assuming the sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, at the public offering price of US$5.25 per Unit, after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been US$33.3 million, or US$0.25 per ordinary share. This represents an immediate increase in net tangible book value of US$0.14 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$5.00 per ordinary share to investors purchasing Class A ordinary shares in this offering.

Without taking into account any other changes in net tangible book value after June 30, 2020, other than to give effect to the issuance and sale by us of 8,000,000 Units, assuming the sales of all of the Units in this offering and no exercise of the related warrants, at the public offering price of US$5.25 per Units, after deducting the placement agent fees and estimated offering expenses payable by us, our as adjusted net tangible book value as of June 30, 2020 would have been US$53.0 million, or US$0.38 per ordinary share. This represents an immediate increase in net tangible book value of US$0.27 per ordinary share to the existing shareholders and an immediate dilution in net tangible book value of US$4.87 per ordinary share to investors purchasing Class A ordinary shares in this offering.

The following table illustrates such dilution:

	Per share (assuming sales of 4,000,000 Units at the initial closing only)		Per share (assuming sales of all Units in this offering)
Public offering price	US$	5.25	US$	5.25
Net tangible book value as of June 30, 2020	US$	0.11	US$	0.11
As adjusted net tangible book value after giving effect to this offering	US$	0.25	US$	0.38
Amount of dilution in net tangible book value to new investors in this offering	US$	5.00	US$	4.87

The following table summarizes, on an as adjusted basis to give effect to the sale of 4,000,000 Units as of June 30, 2020, assuming sales of all 4,000,000 Units at the initial closing and no sales of Additional Units, the differences between the existing shareholders and the new investors purchasing Units in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting placement agent fees and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration			Average Price per Ordinary Share
	Number	Percent	Amount		Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	131,035,337	97.0%	US$	101,346	82.8%	US$	0.77
New investors	4,000,000	3.0%	US$	21,000	17.2%	US$	5.25
Total	135,035,337	100.0%	US$	122,346	100.0%	US$	0.91

The following table summarizes, on an as adjusted basis to give effect to the sale of 8,000,000 Units as of June 30, 2020, assuming sales of all of the Units in this offering, the differences between the existing shareholders and the new investors purchasing Units in this offering with respect to the number of ordinary shares purchased from us, the total consideration paid and the average price per ordinary share paid before deducting placement agent fees and estimated offering expenses payable by us.

	Ordinary Shares Purchased		Total Consideration			Average Price per Ordinary Share
	Number	Percent	Amount		Percent
	(US$ in thousands, except number of shares and percentages)
Existing shareholders	131,035,337	94.2%	US$	101,346	70.7%	0.77
New investors	8,000,000	5.8%	US$	42,000	29.3%	5.25
Total	139,035,337	100.0%	US$	143,346	100.0%	1.03

The discussion and tables above assume no exercise of any warrants to be issued in this offering or share options that may be granted under the 2020 Share Incentive Plan. See “Management—Share Incentive Plan” for details. To the extent that any of the warrants to be issued in this offering or options to be granted under the 2020 Share Incentive Plan are exercised, there will be further dilution to new investors.

ENFORCEABILITY OF CIVIL LIABILITIES

We are incorporated under the laws of the Cayman Islands to take advantage of certain benefits associated with being a Cayman Islands exempted company:

●	political and economic stability;

●	an effective judicial system;

●	a favorable tax system;

●	the absence of exchange control or currency restrictions; and

●	the availability of professional and support services.

However, certain disadvantages accompany incorporation in the Cayman Islands. These disadvantages include, but are not limited to, the following:

●	the Cayman Islands has a less exhaustive body of securities laws than the United States and these securities laws provide significantly less protection to investors; and

●	Cayman Islands companies may not have standing to sue before the federal courts of the United States.

Our constitutional documents do not contain provisions requiring that disputes, including those arising under the securities laws of the United States, between us, our officers, directors and shareholders, be arbitrated.

We conduct substantially all of our operations outside the United States, and substantially all of our assets are located outside the United States. Substantially all of our officers are nationals or residents of jurisdictions other than the United States and a substantial portion of their assets are located outside the United States. As a result, it may be difficult or impossible for a shareholder to effect service of process within the United States upon us or these persons, or to enforce against us or them judgments obtained in United States courts, including judgments predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States.

We have appointed Cogency Global Inc., located at 122 East, 42nd Street, 18th Floor, New York, NY 10168, as our agent upon whom process may be served in any action brought against us under the securities laws of the United States.

Cayman Islands

Conyers Dill & Pearman, our counsel as to Cayman Islands laws, has advised us that there is uncertainty as to whether the courts in the Cayman Islands would (1) recognize or enforce judgments of United States courts obtained against us or our directors or officers to impose liabilities against us predicated upon the civil liability provisions of the securities laws of the United States or any state in the United States; or (2) entertain original actions brought in each respective jurisdiction against us or our directors or officers predicated upon the federal securities laws of the United States or the securities laws of any state in the United States.

Conyers Dill & Pearman has further advised us that although there is no statutory enforcement in the Cayman Islands of judgments obtained in the federal or state courts of the United States (and the Cayman Islands are not a party to any treaties for the reciprocal enforcement or recognition of such judgments), the courts of the Cayman Islands would recognize as a valid judgment, a final and conclusive judgment in personam obtained in the federal or state courts in the United States under which a sum of money is payable (other than a sum of money payable in respect of multiple damages, taxes or other charges of a like nature or in respect of a fine or other penalty) or, in certain circumstances, an in personam judgment for non-monetary relief, and would give a judgment based thereon provided that (a) such courts had proper jurisdiction over the parties subject to such judgment, (b) such courts did not contravene the rules of natural justice of the Cayman Islands, (c) such judgment was not obtained by fraud, (d) the enforcement of the judgment would not be contrary to the public policy of the Cayman Islands, (e) no new admissible evidence relevant to the action is submitted prior to the rendering of the judgment by the courts of the Cayman Islands, and (f) there is due compliance with the correct procedures under the laws of the Cayman Islands. However, the Cayman Islands courts are unlikely to enforce a punitive judgment of a United States court predicated upon the civil liability provisions of the federal securities laws in the United States without retrial on the merits if such judgment is determined by the courts of the Cayman Islands to give rise to obligations to make payments that may be regarded as fines, penalties or punitive in nature.

The PRC

Jingtian & Gongcheng, our counsel as to PRC laws, has advised us that the PRC Civil Procedures Law governs the recognition and enforcement of foreign judgments. PRC courts may recognize and enforce foreign judgments in accordance with the PRC Civil Procedures Law based either on treaties between China and the country where the judgment is made or on principles of reciprocity between jurisdictions.

The PRC does not have any treaties or other agreements with the United States or the Cayman Islands that provide for the reciprocal recognition and enforcement of foreign judgments. In addition, according to the PRC Civil Procedures Law, courts in the PRC will not enforce a foreign judgment against us or our directors and officers if they determine that the judgment violates the basic principles of PRC law or national sovereignty, security or public interest. As a result, it is uncertain whether a PRC court would enforce a judgment rendered by a court in the United States or the Cayman Islands. Under the PRC Civil Procedures Law, foreign shareholders may originate actions based on PRC law against us in the PRC, if they can establish sufficient nexus to the PRC for a PRC court to have jurisdiction, and meet other procedural requirements, including, among others, the plaintiff must have a direct interest in the case, and there must be a concrete claim, a factual basis and a cause for the suit.

In addition, it will be difficult for U.S. shareholders to originate actions against us in China in accordance with PRC laws because we are incorporated under the laws of the Cayman Islands and it will be difficult for U.S. shareholders, by virtue only of holding our ordinary shares, to establish a connection to China for a PRC court to have jurisdiction as required under the PRC Civil Procedures Law.

CORPORATE HISTORY AND STRUCTURE

Corporate History

In January 2010, Mr. Dong Hu, our chairman of board of directors and chief executive officer, founded Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, which established Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, in August 2010, to conduct development and sales of communications network access devices and related equipment. In early 2014, in view of the burgeoning opportunities in the blockchain industry, we began to conduct research and feasibility studies on the blockchain business and develop blockchain computing equipment. In August 2015, Zhejiang Ebang was listed in China on the National Equities Exchange and Quotations Co., Ltd., or the NEEQ. In August 2016, we acquired 51.05% of the equity interest in Hangzhou Dewang Information Technology Co., Ltd., or Hangzhou Dewang, through our capital injection in Hangzhou Dewang. In March 2018, Zhejiang Ebang was delisted from the NEEQ in preparation for the reorganization.

On May 17, 2018, we incorporated Ebang International Holdings Inc., our holding company, as an exempted company with limited liability in the Cayman Islands. In 2018, we underwent a series of corporate reorganizations for our initial public offering, including incorporation of our company as the listing vehicle, incorporation of our oversea holding companies and issuance of shares to shareholders of Ebang Hongfa to reflect their respective shareholdings before the reorganization. We completed the reorganization in May 2018.

On June 26, 2020, our Class A ordinary shares commenced trading on the Nasdaq Global Select Market under the symbol “EBON.” We raised from our initial public offering approximately US$91.7 million in net proceeds after deducting underwriting commissions and the offering expenses payable by us.

Corporate Structure

Ebang International Holdings Inc. is a holding company incorporated in Cayman Islands which does not have substantive operations. We conduct our businesses through our subsidiaries. Our principal subsidiaries consist of the following entities (in chronological order based on their dates of incorporation):

●	Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, our majority-owned subsidiary and an onshore holding company established in the PRC on January 21, 2010 principally for holding our businesses in the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, our majority-owned subsidiary and an operating entity established in the PRC on August 11, 2010 principally for the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Hangzhou Dewang Information Technology Co., Ltd., or Hangzhou Dewang, our majority-owned subsidiary and an operating entity established in the PRC on December 31, 2015 principally for the design and manufacture of blockchain chips;

●	Ebang Communications (HK) Technology Limited, or HK Ebang Communications, formerly known as Hong Kong Bite Co., Ltd., our wholly-owned subsidiary and an operating entity established in Hong Kong on February 12, 2016 principally for the trading of blockchain chips;

●	Yunnan Ebang Information Technology Co., Ltd., or Yunnan Ebang, our majority-owned subsidiary and an operating entity established in the PRC on June 28, 2016 principally for the assembly line of blockchain processing equipment and warehouse;

●	Wuhai Ebang Information Technology Co., Ltd., or Wuhai Ebang, our wholly-owned subsidiary and an operating entity established in the PRC on September 18, 2017 principally for the assembly line of blockchain processing equipment; and

●	Hangzhou Ebang Jusheng Technology Co., Ltd., or Ebang Jusheng, our wholly-owned subsidiary and an operating entity established in the PRC on January 3, 2018 principally for the trading of telecommunications and blockchain processing equipment.

As of the date of this prospectus, we conduct our business operations primarily through 15 major subsidiaries.

The chart below summarizes our corporate structure and identifies the principal subsidiaries described above as of the date of this prospectus:

(1)	The remaining 48.95% equity interest is owned by Huzhou Meiman Investment Management LLP, an unaffiliated third party.

(2)	The remaining 0.0036% equity interest is owned by an unaffiliated individual.

SELECTED CONSOLIDATED FINANCIAL AND OPERATING DATA

The following selected consolidated statements of operations and comprehensive loss data and cash flow data for the years ended December 31, 2018 and 2019 and summary consolidated balance sheets data as of December 31, 2018 and 2019 have been derived from our audited consolidated financial statements included elsewhere in this prospectus. The summary selected consolidated statements of operations and comprehensive loss data and cash flow data for the six months ended June 30, 2019 and 2020 and summary consolidated balance sheets data as of June 30, 2020 have been derived from our unaudited condensed consolidated financial statements included elsewhere in this prospectus.

Our consolidated financial statements are prepared and presented in accordance with the U.S. GAAP. Our historical results are not necessarily indicative of results for any future period.

Our historical results are not necessarily indicative of results to be expected for any future period. The following summary consolidated financial data for the periods and as of the dates indicated are qualified by reference to, and should be read in conjunction with, our consolidated financial statements and the related notes and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” included elsewhere in this prospectus.

Selected Consolidated Statements of Operations and Comprehensive Loss

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Revenues	319,042	109,060	22,352	11,042
Product sales – Bitcoin mining machines and related accessories	307,127	89,919	12,584	4,489
Product sales – Telecommunications	3,730	3,336	2,527	466
Service – Management and maintenance	8,185	15,804	7,241	6,088
Cost of revenues	(294,596)	(139,624)	40,220	12,009
Gross profit (loss)	24,446	(30,564)	(17,868)	(967)
Operating expenses:
Selling expenses	4,096	1,213	495	453
General and administrative expenses	51,411	18,871	9,103	7,258
Total operating expenses	55,507	20,084	9,597	7,710
Loss from operations	(31,061)	(50,648)	(27,465)	(8,677)
Other income (expenses):
Interest income	454	217	32	13
Interest expenses	(921)	(2,041)	(1,316)	(579)
Other income	1,140	85	29	16
Exchange gain (loss)	(404)	5,694	3,986	474
Government grants	799	6,299	6,184	2,542
VAT refund	27,368	9	9	-
Other expenses	(8,289)	(288)	(102)	(16)
Total other income	20,146	9,975	8,823	2,449
Loss before income taxes provision	(10,915)	(40,673)	(18,642)	(6,228)
Income taxes provision	900	400	429	735
Net loss	(11,814)	(41,073)	(19,071)	(6,963)
Less: net income (loss) attributable to non-controlling interest	494	1,330	(959)	(751)
Net loss attributable to Ebang International Holdings Inc.	(12,308)	(42,403)	(18,112)	(6,212)

Selected Consolidated Balance Sheets

	As of December 31,		As of June 30,
	2018	2019	2020
	US$	US$	US$
			(Unaudited)
	(in thousands)
Current assets:
Cash and cash equivalents	9,998	3,464	1,090
Restricted cash, current	7,272	2,271	824
Accounts receivable, net	21,577	8,128	7,546
Bank acceptance notes from customers	-	-	707
Advances to suppliers	2,627	1,062	1,191
Inventories, net	66,269	13,089	8,822
VAT recoverables	16,099	21,954	19,860
Prepayments	797	13,273	8,493
Other current assets, net	396	224	219
Total current assets	125,033	63,465	48,754
Non-current assets:
Property, plant and equipment, net	16,998	13,225	20,904
Intangible assets, net	4,700	3,784	3,418
Operating lease right-of-use assets	-	1,280	1,125
Operating lease right-of-use assets – relate party	-	37	23
Restricted cash, non-current	2,212	43	21
Other assets	516	776	830
Total non-current assets	24,426	19,146	26,322
Total assets	149,459	82,611	75,076
Current liabilities:
Accounts payable	43,630	11,832	7,174
Bank acceptance notes to vendors	7,725	-	1,432
Accrued liabilities and other payables	8,319	13,739	14,346
Loans due within one year, less unamortized debt issuance costs	15,314	4,865	-
Operating lease liabilities, current	-	794	687
Operating lease liabilities – related party, current	-	37	33
Income taxes payable	1	522	842
Due to related parties	-	6,243	6,908
Advances from customers	2,010	1,016	1,662
Total current liabilities	76,998	39,047	33,084
Non-current liabilities:
Long-term loans – related party	-	17,632	24,114
Long-term loan, less current portion and unamortized debt issuance costs	4,629	-	-
Operating lease liabilities, non-current	-	362	461
Total non-current liabilities	4,629	17,994	24,575
Total liabilities	81,627	57,040	57,659
Total shareholders’ equity	67,832	25,571	17,418
Total liabilities and shareholders’ equity	149,459	82,611	75,076

Selected Consolidated Statements of Cash Flow

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Net cash provided by (used) in operating activities	(108,232)	(13,260)	832	(5,462)
Net cash used in investing activities	(6,285)	(5,809)	(603)	(269)
Net cash provided by financing activities	13,960	8,548	1,495	2,360
Net increase (decrease) in cash, cash equivalents and restricted cash	(113,528)	(13,703)	2,452	(3,843)
Cash, cash equivalents and restricted cash at the beginning of the year/period	133,009	19,481	19,481	5,778
Cash, cash equivalents and restricted cash at the end of the year/period	19,481	5,778	21,934	1,935

Key Operating Data

The following table sets forth the sales volume and average selling prices per unit generated by our different Bitcoin mining machines for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit	Sales Volume	Average Selling Price per Unit
					(Unaudited)
	(set)	(US$)	(set)	(US$)	(set)	(US$)	(set)	(US$)
Ebit E9+	139,764	721	2,000	102	-	-	-	-
Ebit E9 series(1)	231,351	178	151,233	74	111,440	67	-	-
Ebit E10 series(2)	44,815	3,676	87,293	341	17,193	300	-	-
Ebit E12	-	-	49,427	948	-	-	5,794	775
Total	415,930	737	289,953	304	128,633	98	5,794	775

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ mining machines.

(2)	Mainly include Ebit E10 and Ebit E10+ series mining machines, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5.

The following table sets forth the total computing power sold and average selling prices per Thash of our Bitcoin mining machines expressed in terms of computing power for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash	Total Computing Power Sold	Average Selling Price per Thash
					(Unaudited)
	(Thash/s)	(US$)	(Thash/s)	(US$)	(Thash/s)	(US$)	(Thash/s)	(US$)
Ebit E9+	1,257,876	80	18,000	11	-	-	-	-
Ebit E9 series(1)	2,996,713	14	2,015,935	6	1,483,173	5	-	-
Ebit E10 series(2)	806,670	204	1,763,727	17	340,929	15	-	-
Ebit E12	-	-	2,174,788	22	-	-	254,936	18
Total	5,061,259	61	5,972,450	15	1,824,102	7	254,936	18

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ mining machines.

(2)	Mainly include Ebit E10 and Ebit E10+ series mining machines, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

You should read the following discussion and analysis of our results of operations and financial condition in conjunction with the section entitled “Selected Consolidated Financial and Operating Data” and our consolidated financial statements and the related notes included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results and the timing of selected events could differ materially from those anticipated in these forward-looking statements as a result of various factors, including those set forth under “Risk Factors,” “Special Note Regarding Forward-Looking Statements” and elsewhere in this prospectus.

Overview

We are a leading ASIC chip design company and a leading manufacturer of high performance Bitcoin mining machines in the global market in terms of computing power sold in 2019, according to the F&S report. We have strong ASIC chip design capability underpinned by nearly a decade of industry experience and expertise in the telecommunications business. We are one of the few fabless IC design companies with the advanced technology to independently design ASIC chips, established access to third-party wafer foundry capacity and a proven in-house capability to produce blockchain and telecommunications products, according to the F&S report. We have dedicated our technology and efforts to ASIC applications for Bitcoin mining machines and were a leading Bitcoin mining machine producer in the global market in terms of computing power sold in 2019, according to the F&S report.

We are a pioneer in researching and developing ASIC chip technology used in blockchain applications in China. We are also one of the earliest contract manufacturers of Bitcoin mining machines in China to own proprietary ASIC chips, according to the F&S report. Our Ebit E10 model, launched in December 2017, was the first commercially available mining machine to use 10 nm ASIC chips among major mining machine producers, according to the F&S report. Our latest commercialized Ebit E12 series mining machines, which incorporate the most recent iteration of our proprietary 10 nm ASIC chips, are capable of a hash rate of up to 50 TH/s and a computing power efficiency of 57W/TH. We have completed the design of our 8 nm ASIC chips and 7 nm ASIC chips and are ready to mass-produce our proprietary 8 nm ASIC chips when the market conditions become suitable. We currently focus on developing our proprietary 5 nm and 6 nm ASIC chips and mining machines for non-Bitcoin cryptocurrencies such as Litecoin and Monero. We will continue to devote significant resources to new innovations applying blockchain technology.

We generate revenues primarily from our blockchain products business, which comprises sales of mining machines and related modules and accessories, and provision of mining machine hosting services. We had revenues of US$319.0 million, US$109.1 million, US$22.4 million and US$11.0 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. We had gross profit of US$24.4 million in 2018 and gross losses of US$30.6 million, US$17.9 million, US$1.0 million in 2019 and the six months ended June 30, 2019 and 2020, respectively. We had net losses of US$11.8 million, US$41.1 million, US$19.1 million and US$7.0 million, in 2018, 2019 and the six months ended June 30, 2019 and 2020. In the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of our blockchain products business, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such business.

In addition, we are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial businesses to capture the growth opportunity along the value chain of the blockchain industry outside of the PRC, specifically in Canada, Australia, New Zealand and Singapore. We carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We must obtain relevant licenses and approvals according to the local regulations in these countries. We have received a Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada, and we are in the process of obtaining relevant licenses and approvals for our subsidiaries in Singapore and Australia. We expect that it will take approximately two months and 12 months to obtain such licenses in Australia and Singapore, respectively, subject to approvals from local authorities, which is typical for such applications; if and once obtained, these licenses will allow us to operate cryptocurrency exchanges in these countries in such jurisdictions. Meanwhile we are focused on application development, regulatory compliance and talent recruitment to ramp up execution of our new business plans for the expansion in these countries. We expect such ramp-up will support our future operations and our compliance with local rules and regulations. Our expenses to date to implement our new business plans, including establishing and acquiring subsidiaries in Canada, Australia, New Zealand and Singapore have not been significant, but we expect that we will require an initial investment of approximately US$4.0 million for server rentals, application development, regulatory compliance and talent acquisition in order to set up cryptocurrency exchanges in Canada, Australia and Singapore. Our current plan is to launch our operation in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. Although we have not generated any revenues from such businesses to date, in the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of the businesses in the jurisdictions described above, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such businesses. See “—Recent Developments” below.

Key Factors Affecting Our Results of Operations

In addition to the general factors affecting the Chinese and global economy and our industry, our results of operations and financial condition are affected by a number of industry- and company-specific factors, including those set out below:

Expected economic returns on Bitcoin mining activities and fluctuation of Bitcoin price especially

Our revenues primarily consist of proceeds of sales of Bitcoin mining machines, which are, in general, determined by the demand and pricing of our Bitcoin mining machines. An increase in the economic return of Bitcoin mining activities would generally stimulate the demand and average selling price for our Bitcoin mining machines, and vice versa. An increase in the Bitcoin price is the most significant factor that could increase the expected economic returns generated by Bitcoin mining activities. Other factors that may increase the economic return of Bitcoin mining activities include, among others, increase in transaction fees, decrease in electricity costs or other operating costs, increase in computing power and efficiency of mining machines, reduction of difficulties of mining activities and increase in number of Bitcoin awarded for mining activities.

Historically, fluctuation of the Bitcoin price significantly affected our results of operations and financial condition; in particular, a significant drop in Bitcoin price resulted in a material negative effect on results of operation. We generated revenues of US$307.1 million from our blockchain products business in 2018, mainly attributable to the increase in user needs for mining machines with better performance in terms of computing power, efficiency and heat radiation, among others, and the general increase in market demand in response to high Bitcoin price in 2017. Due to the significant drop in the average Bitcoin price in 2018 and the first quarter of 2019, our revenues from our blockchain products business decreased significantly to US$89.9 million in 2019. In addition, our results of operations also generally lag behind the change of the Bitcoin price. Historically, a strong increase in the Bitcoin price in late 2017 drove the significant increase in both the demand for and the average selling price of our Bitcoin mining machines in the first half of 2018, and a sudden decrease in the Bitcoin price in 2018 led to a lower demand and average selling price of Bitcoin mining machines in late 2018 and the first quarter of 2019. The average price of Bitcoins experienced recovery from the second quarter of 2019, but the market panics over the global outbreak of COVID-19 caused a drastic drop in the Bitcoin price in March 2020. We expect our business and results of operations may be materially and adversely affected by the global market panics in the near term. See “Risk Factors—Risks Relating to Our Business and Industry—The recent global coronavirus COVID-19 outbreak has caused significant disruptions in our business, which we expect will materially and adversely affect our results of operations and financial condition.” The Bitcoin price has regained most of the ground since the drastic drop in March and experienced a significant increase since April 2020. We expect the volatility of the Bitcoin price to continue, which may significantly affect our business of operations and financial condition. Additionally, due to the recent Bitcoin halving event that occurred in May 2020, the economic return of Bitcoin mining activities was further reduced as awards from solving a block was halved, which may affect the demand for our Bitcoin mining machines.

A decrease in the expected economic returns of Bitcoin mining activities and the Bitcoin price may also lead to increase in inventory write-down, credit sales and write-down of advances to suppliers as a result of stagnant demand and decrease in average selling price for our Bitcoin mining machines, which may significantly affect our gross margin and extend the billing cycle of our products. For example, due to the significant decrease of the average Bitcoin price in 2018 and the first quarter of 2019, we recorded write-down for the potentially obsolete, slow-moving inventory and lower of cost or market adjustment of US$61.8 million and US$6.3 million in 2018, 2019, respectively, and recorded net loss of US$11.8 million and US$41.1 million for the same periods, respectively. Such Bitcoin price drop also led to our offering of credit sales to customers in China, instead of full prepayment before delivery of products. In 2018 and 2019, we reflected the reduction of revenue associated with credit sales as price concession on our consolidated financial statements, and the amount of price concession provided to our customers was US$12.1 million and nil, respectively. We may also recognize contract liabilities as revenues in the subsequent reporting periods. For example, in 2018 and 2019, we recognized US$121.6 million and US$1.8 million of contract liabilities as revenues, respectively. As of December 31, 2018 and 2019, we recorded contract liabilities of US$2.0 million and US$1.0 million, respectively, which was presented as advances from customers on the consolidated balance sheets.

Bitcoin price fluctuated significantly in the past few years and resulted in a corresponding fluctuation in our sale of Bitcoin mining machines. We expect that the Bitcoin price may continue to fluctuate in the future, and as such, we would expect to continue to experience a significant corresponding fluctuation in both sales volumes and average selling prices of Bitcoin mining machines, as well as write-down of inventory, which may erode our profitability in the case of a significant Bitcoin price drop.

Market demand for our mining machines and development of blockchain technology and cryptocurrency markets, especially Bitcoin market

Our current blockchain product is designed for Bitcoin mining. According to the F&S report, sales of Bitcoin computing hardware, the majority of which comprise sales of Bitcoin mining machines, have surged at a CAGR of 61.3% from approximately US$0.2 billion in 2015 to approximately US$1.4 billion in 2019 and are expected to further increase at a CAGR of 24.8% to approximately US$4.3 billion in 2024. Because market demand is dependent on the development of the blockchain technology, as well as innovations in cryptocurrency applications, our results of operations will significantly depend on our ability to keep pace with market demand to attract new customers or retain existing customers as well as to maintain or increase our market share. Our results of operations will also be significantly affected by developments in overall blockchain technology and cryptocurrency markets, and in particular, the Bitcoin market. The Bitcoin market may be affected by various factors, including, among others the Bitcoin price and expected return on Bitcoin related activities such as mining and trading, different views regarding the decentralized nature of cryptocurrencies, acceptance of cryptocurrencies as an investment instrument as well as a currency for payment, competing cryptocurrencies to Bitcoin, and changes in the Bitcoin algorithm and the mechanism of mining.

Performance and cost of our products

The pricing of and demand for our Bitcoin mining machines are closely related to their performance. In general, more advanced process technologies, such as the 7 nm and 8 nm process technology we designed, can accommodate designs that produce ASICs with higher power efficiency. The introduction of new process and design technologies also enables us to gradually lower the production costs of ASICs with comparable computing power. However, the application of such process technologies also commands high initial setup costs, particularly when the new production techniques first become available, which translates to higher per unit costs. We are in the process of designing 5 nm and 6 nm process technology. As a result, our new generation ASICs using the most advanced process technologies will need to achieve strong sales in order to justify the initial setup costs of the new production techniques and maintain our profitability. At the same time, as the most advanced production capabilities of IC foundries ramp up, the initial high unit cost for IC fabrication may also decrease, which will likely translate to lower fabrication costs and a positive effect on our business, results of operations and financial condition.

Competitiveness in research and development

We are a leading ASIC chip design company, and research and development is key to the success of our blockchain and telecommunications products. Our research and development expenses were US$43.5 million, US$13.4 million, US$7.4 million and US$3.8 million in 2018, 2019 and the six months ended June 30, 2019 and 2020. We continue to focus on enhancing our product planning and research and development capabilities to enable us to introduce or improve products that can well address evolving customer needs in a timely manner. As existing competitors may introduce new technologies or provide more competitive offerings and more companies may enter the market to compete with us, competition may intensify in the future and consequently our competitiveness and market share may be affected. As a result, our ability to continue offering new and enhanced ASIC chips for Bitcoin mining as well as competitive products and technologies will have a significant impact on our results of operations.

Regulatory environment

We sell mining machines to customers in China and overseas markets. We have historically generated most of our revenues in our blockchain products business from customers in China. We intend to grow our overseas sales in the future. In addition, we also intend to expand into certain new business, such as cryptocurrency mining business and cryptocurrency exchange business. As such, we need to make efforts and incur costs to comply with laws and regulations relating to our business in various jurisdictions. We are subject to certain regulatory uncertainties. See “Risk Factors—Risks Relating to Our Business and Industry—Adverse changes in the regulatory environment in the PRC market could have a material adverse impact on our blockchain products business”, “Risk Factors—Risks Relating to Our Business and Industry—The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses” and “—Recent Developments” below. If the PRC government or a government in any other jurisdiction changes its policy or regulations to prevent or limit the development of Bitcoin or cryptocurrencies generally, the price of Bitcoin and the demand for our mining machines as well as the future development of our proposed cryptocurrency related business would decrease or fail, and our business operations and financial results could be adversely affected. Therefore, our ability to comply with government policies and regulations, and to anticipate and respond to potential changes in government policies and regulations will have a significant impact on our business operations and our overall results of operations.

Production capacity

As a fabless IC design company, we outsource the fabrication process of our ICs to third-party foundry partners, and we outsource the testing and packaging process to third-party testing and packaging partners. We work closely with a limited number of such production partners. We have access to two of the world’s leading wafer foundries. We are also in discussions with another two of the world’s major wafer foundries, in hopes to diversify our supplier sources. We cannot guarantee that our third-party production partners will be able to meet our manufacturing requirements or capacity or that they will not raise their prices. As a result, our ability to quickly respond to market demand and meet production timelines, as well as to price our products competitively, is highly dependent on our collaboration with third-party production partners. If our production partners are unable to meet our production capacity requirements or deliver products that meet our quality standards on a timely basis, our results of operations will be adversely affected. We may also incur significant cash outflow at the early stages of our production process because we are required to make prepayments to some of our third-party production partners to secure their production capacity beforehand, which may affect our liquidity position. In addition, any failure by our third-party production partners to perform their obligations in a timely manner may subject us to counterparty risk and make it difficult or impossible for us to fulfill our customers’ orders, which would harm our reputation and negatively affect our business, results of operations and financial condition.

With our long-established experience and know-how in producing telecommunications products, we have established in-house production capabilities to conduct PCB assembly and system assembly for both mining machines and a wide range of telecommunications products. The volume of our in-house production facilities to conduct PCB assembly and system assembly is largely dictated by the production capacity of our SMT production lines in Hangzhou. We also outsourced some of our production to third-party subcontractors to meet our additional production needs. Our future growth will depend, in part, on our ability to maintain efficient operations at our existing production facilities, our ability to expand our production capacity as needed and the performance of our subcontractors when we are required to outsource part of our production. We seek sufficient production capacity and effectively adjust our production equipment to produce different types of products. We are currently expanding our production capacity by constructing new production facilities, which we expect will increase our capital expenditures and affect our results of operations. Our future growth and results of operations will be affected by our investment in and continual maintenance and upgrading of production facilities.

Expansion and diversification of our product and service offerings

Our blockchain products business has historically contributed most of our revenues. We intend to diversify our product and service offerings and achieve more stable performance by expanding into the upstream and downstream markets of the blockchain technology and cryptocurrency industry value chain. We believe the success of our new businesses will be a key driver for our stable and sustainable growth in the future. We intend to expand our mining machine hosting services and establish mining farms to provide centralized services to miners. We intend to commence proprietary Bitcoin mining by employing our own mining machine inventory during the market downcycles, the success of which depends on many factors, such as the advancement of computing efficiency, the fluctuation of cryptocurrency prices and the popularity of cryptocurrencies in real economy. We expect the costs for preparation and commencement of our proprietary mining to mainly include energy consumption fees. We also have begun exploring and developing a cryptocurrency trading exchange business. We have set up subsidiaries in Singapore, Canada and Australia, and initiated preparatory work, including applying for the relevant regulatory approvals and licenses, to operate our cryptocurrency trading exchanges in these countries. As of the date of this prospectus, we have received the Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada. We currently have no plans to establish our cryptocurrency trading exchange or online brokerage businesses in the United States. See “—Recent Developments” below. We expect that it will take approximately two months and between twelve months to obtain such licenses in Australia and Singapore, respectively, subject to approvals from local authorities, which is typical for such applications; if and once obtained, these licenses will allow us to operate cryptocurrency exchanges in the abovementioned countries. Meanwhile, we are focused on application development, regulatory compliance and talent recruitment to ramp up execution of our new business plans. for the expansion in these countries. We expect such ramp-up will support our future operations and our compliance with local rules and regulations. Although the costs we have incurred thus far in preparation and commencement of such businesses have not been significant, and we have not commenced business operations in such countries, we expect that we will require an initial investment of approximately US$4.0 million for server rentals, application development, regulatory compliance and talent acquisition in order to set up cryptocurrency exchanges in the abovementioned countries. Our current plan is to launch our operation in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. We also intend to explore the application of blockchain technology into non-cryptocurrency industries, such as the financial services and healthcare industries. In addition, in October 2020, we entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. Although we have accumulated extensive industry experience and knowledge in cryptocurrency and blockchain technology industries, we are only at an initial preparatory stage of executing our plan to launch blockchain-enabled financial business. As a result, our ability to apply our accumulated industry knowledge and operational experience to these new businesses will be critical to our future business growth and prospects. The addition of new businesses such as proprietary mining and operating cryptocurrency exchanges, if successful, may help improve our gross margin and general profitability. Commencement of new businesses, however, may also incur significant costs and experience a prolonged ramp-up period. If any adverse development in such new businesses arises, our results of operations and prospects may be significantly and negatively affected. We may not be able to develop those new businesses as successfully as contemplated, or at all.

In the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of the businesses in Singapore, Canada, New Zealand and Australia, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such businesses.

Product mix

We develop, manufacture and sell a range of blockchain and telecommunications products. The sales of blockchain products accounted for 96.3%, 82.4%, 56.3% and 40.7% of our total revenues for 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively, and the sales of telecommunications products accounted for 1.2%, 3.1%, 11.3% and 4.2% of our total revenues for 2018, 2019 and the six months ended June 30, 2019 and 2020. Results of our blockchain products business experienced significant fluctuation in response to the fluctuation on the Bitcoin price. Our profitability and financial performance could be affected by the mix of products manufactured and sold in a particular period.

Recent Developments

In August 2020, we established wholly-owned subsidiaries in Singapore and Canada in preparation for establishing cryptocurrency exchanges. In October 2020, we established a wholly-owned subsidiary in Australia to apply for an Australian financial services license with the Australian Securities & Investments Commission (the Australian Government body that regulates the Australian financial services industry) and for registration with AUSTRAC (the Australian Government body that regulates bitcoin exchanges). We carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial business to capture the growth opportunity along the value chain of the blockchain industry. As of the date of this prospectus, we have received the Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada, and we are in the process of obtaining relevant licenses and approvals for our subsidiaries in Singapore and Australia. We expect that it will take approximately two months and 12 months to obtain such licenses in Australia and Singapore, respectively, subject to approvals from local authorities, which is typical for such applications; if and once obtained, these licenses will allow us to operate cryptocurrency exchanges in these countries in such jurisdictions. Meanwhile, we are focused on application development, regulatory compliance and talent recruitment to ramp up execution of our new business plans for the expansion in these countries. We expect such ramp-up will support our future operations and our compliance with local rules and regulations. Our expenses to date to implement our new business plans, including establishing and acquiring subsidiaries in Canada, Australia, New Zealand and Singapore have not been significant, but we expect that we will require an initial investment of approximately US$4.0 million for server rentals, application development, regulatory compliance and talent acquisition to set up cryptocurrency exchanges in the abovementioned countries. There is no guarantee that we will receive any additional required approvals and licenses for our proposed business in these countries in a timely manner or on commercially reasonable terms, or at all, or that we will commence the proposed business as planned, or at all. Our current plan is to launch our operation in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. In the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of the businesses in the jurisdictions described above, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such businesses.

In addition, in October 2020, we entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. This will enable us to capitalize on New Zealand’s friendly and comprehensive regulatory regime. However, the consummation of the proposed acquisition in New Zealand is subject to, among other matters, the negotiation of a definitive agreement among the relevant parties, the satisfaction of the closing conditions provided thereunder, and the requisite corporate or other approvals from the relevant parties. A definitive agreement may not be entered into, and the proposed transaction may not be consummated in time, or at all.

Cryptocurrency is a recent technological innovation and the regulatory schemes to which cryptocurrency and the related exchange may be subject have not been fully explored or developed by foreign jurisdictions. Thus, cryptocurrency faces an uncertain regulatory landscape in many foreign jurisdictions. Various foreign jurisdictions may from time to time adopt laws, regulations or directives that affect our cryptocurrency businesses. Due in part to its international nature and the nascent stage of regulation, along with the limited experience with cryptocurrency, and language barriers between international journalists, translators and regulators, information regarding the regulation of cryptocurrency in various jurisdictions may be incomplete, inaccurate or unreliable. As both the regulatory landscape develops and journalistic familiarity with cryptocurrency increases, mainstream media’s understanding of cryptocurrency and the regulation thereof may improve. As we enter into the markets in Canada, Australia, New Zealand and Singapore, we expect to continue to monitor the local regulations regarding cryptocurrency and financial service platforms and retain local regulatory counsels. See “Business—Recent Developments”, “Risk Factors—The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses,” “Risk Factors—If we are unable to manage our growth or execute our strategies effectively, our business, results of operations and financial condition may be materially and adversely affected” and “Risk Factors—We may not successfully develop, market or launch any cryptocurrency exchanges or online brokerages” for details of the associated risks.

Key Components of Results of Operations

Revenues

Revenues represent the sales of goods supplied and services provided to customers in our blockchain products and telecommunications businesses, and provision of services to our customers, primarily mining machine hosting services. We generated revenues primarily from our blockchain products business, mainly including sales of Bitcoin mining machines and related accessories and mining machine hosting services. The revenue contribution from our blockchain products business decreased in 2019 as compared to 2018, primarily due to significant drop in the average Bitcoin price in 2018 and the first quarter of 2019. The revenue contribution from our blockchain products business decreased in the six months ended June 30, 2020 as compared to the same period in 2019, primarily due to the combined impact of COVID-19 and Bitcoin halving event, which significantly affected the expected returns on Bitcoin related activities such as mining, and in turn resulted in a much lower demand and average selling price of our Bitcoin mining machines.

The following table sets forth the breakdown of our revenues by category, both in absolute amount and as a percentage of total revenues for each category for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
	(in thousands, except percentages)
Product sales – Bitcoin mining machines and related accessories	307,127	96.3	89,919	82.4	12,584	56.3	4,489	40.7
Product sales – Telecommunications	3,730	1.2	3,336	3.1	2,527	11.3	466	4.2
Service – Management and maintenance(1)	8,185	2.6	15,804	14.5	7,241	32.4	6,088	55.1
Total	319,042	100.0	109,060	100.0	22,352	100.0	11,042	100.0

(1)	Primarily includes service fee of mining machine hosting services and maintenance services. The breakdown of service revenues is set forth below for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
	(in thousands, except percentages)
Mining machine hosting services	7,692	94.0	15,728	99.5	7,222	99.7	6,069	99.7
Maintenance services and others	493	6.0	77	0.5	19	0.3	19	0.3
Total	8,185	100.0	15,804	100.0	7,240	100.0	6,088	100.0

We have historically generated a significant portion of our revenues from sales in China. Only a small proportion of our revenues was generated from sales to customers located in other countries and regions, including exports to Hong Kong, the United States, Central Asia and Southeast Asia. The following table sets forth the breakdown of our revenues by geographical location of our customers, both in absolute amount and as a percentage of total revenue, for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
	(in thousands, except percentages)
China	291,523	91.4	95,373	87.5	20,965	93.8	10,983	99.5
Overseas(1)	27,518	8.6	13,687	12.5	1,387	6.2	59	0.5
Total	319,042	100.0	109,060	100.0	22,352	100.0	11,042	100.0

(1)	Includes sales to Hong Kong.

Product Sales – Bitcoin Mining Machines and Related Accessories

Revenues from sales of blockchain products primarily comprises sales of Bitcoin mining machines, related modules and accessories. We generated 96.1%, 80.7%, 56.2% and 40.6% of our revenue from sales of Bitcoin mining machines in 2018, 2019 and the six months ended June 30, 2019 and 2020. Revenues from sales of our Bitcoin mining machines are primary affected by the number of Bitcoin mining machines sold and their average selling price. The following table sets forth the breakdown of sales volume and average selling price (per unit) of mining machines delivered for the periods indicated:

	Years Ended December 31,						Six Months Ended June 30,
	2018			2019			2019			2020
	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit	Revenue	Sales volume	Average selling price per unit
	(US$ in thousands)	(Unit)	(US$)	(US$ in thousands)	(Unit)	(US$)	(US$ in thousands	(Unit)	(US$)	(US$ in thousands	(Unit)	(US$)
							(Unaudited)
Mining machines:
Ebit E9+	100,756	139,764	721	204	2,000	102	-	-	-	-	-	-
Ebit E9 Series(1)	41,198	231,351	178	11,124	151,233	74	7,420	111,440	67	-	-	-
Ebit E10 Series(2)	164,749	44,815	3,676	29,799	87,293	341	5,150	17,193	300	-	-	-
Ebit E12	-	-	-	46,879	49,427	948	-	-	-	4,488	5,794	775
Total(3)	306,703	415,930	737	88,007	289,953	304	12,571	128,663	98	4,488	5,794	775

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ series

(2)	Mainly include Ebit E10 and Ebit E10+ series, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5

(3)	Exclude revenues from sales of in-process mining machines.

The average selling price of our Bitcoin mining machines changes from period to period and is primarily affected by the Bitcoin price and expected economic returns on Bitcoin mining activities, and the performance of the mining machines.

The Bitcoin price and expected economic returns on Bitcoin mining activities could significant affect the demand of mining machines and in turn the average selling price of Bitcoin mining machines. See “—Key Factors Affecting Our Results of Operations” for details of factors affecting economic return on Bitcoin mining activities and the market demands. Particularly, a significant fluctuation in Bitcoin price in a short period of time could significantly reverse the trend of average selling price of Bitcoin mining machines in certain periods of time. For example, a significant drop in the Bitcoin price in 2018 and the first quarter of 2019 significantly reduced the average selling price of Bitcoin mining machines in the same periods; this was particularly the case for much lower average selling price of our Ebit E10+ series products released after the Bitcoin price drop versus the average selling price prior to the drop, despite their superior computing power.

In addition, the average selling price is also significantly affected by the performance of the Bitcoin mining machines. The following table sets forth the revenue, total computing power sold and average selling price (per TH/s) of our own brand mining machines for the periods indicated:

	Years Ended December 31,						Six Months Ended June 30,
	2018			2019			2019			2020
	Revenue	Total computing power sold	Average selling price per TH/s	Revenue	Total computing power sold	Average selling price per TH/s	Revenue	Total computing power sold	Average selling price per TH/s	Revenue	Total computing power sold	Average selling price per TH/s
	(US$ in thousands)	(TH/s)	(US$)	(US$ in thousands)	(TH/s)	(US$)	(US$ in thousands)	(TH/s)	(US$)	(US$ in thousands)	(TH/s)	(US$)
							(Unaudited)
Mining machines:
Ebit E9+	100,756	1,257,876	80	204	18,000	11	-	-	-	-	-	-
Ebit E9 Series(1)	41,198	2,996,713	14	11,124	2,015,935	6	7,420	1,483,173	5	-	-	-
Ebit E10 Series(2)	164,749	806,670	204	29,799	1,763,727	17	5,150	340,929	15	-	-	-
Ebit E12	-	-	-	46,879	2,174,788	22	-	-	-	4,488	254,936	18
Total(3)	306,703	5,061,259	61	88,007	5,972,450	15	12,571	1,824,102	7	4,488	254,936	18

(1)	Mainly include Ebit E9.1, Ebit E9.2, Ebit E9.3, Ebit E9.5, Ebit E9i and Ebit E9i+ series

(2)	Mainly include Ebit E10 and Ebit E10+ series, including Ebit E10.1, Ebit E10.2, Ebit E10.3 and Ebit E10.5

(3)	Exclude revenues from sales of in-process mining machines.

In general, the average selling price of our Bitcoin mining machines in terms of computing power decreases as a result of the overall technology advancement that led to a lower unit cost. New models launched in the markets generally exert downward pressure on prices of existing models. We typically price our Bitcoin mining machine based on their computing power and reduce the price of the previous generation when we introduce a new generation with higher computing power. For example, the average selling price of our most advanced Ebit 12 mining machine was much higher than the previous generations of Ebit 9 series and Ebit 10 series.

Product Sales –Telecommunications

Revenues from our telecommunications business primarily comprises sales of fiber-optic communication access devices and enterprise convergent terminals. We also produce and sell a small portion of related parts and accessories. The revenues from sales of telecommunications products are primarily derived from sales of fiber-optic communication access devices. Sales of our telecommunications products are primarily driven by the demand from the major telecommunications service providers in China as end users. Sales of telecommunications products could also be affected by any adjustment of our business focus and sales and marketing efforts from time to time. Changes in the mix of our telecommunications products sold could also affect the gross profit margin in the telecommunications business.

Service - Management and Maintenance

Revenues from our management and maintenance services include service fees for provision of mining machine hosting services to buyers of our Bitcoin mining machines, and provision of maintenance and other services.

We generate substantially all of these service revenues from mining machine hosting services. Revenues from provision of mining machine hosting services was US$7.7 million and US$15.7 million in 2018 and 2019, representing 94.0% and 99.5% of our total service revenues, respectively, and was US$7.2 million and US$6.1 million in the six months ended June 30, 2019 and 2020, representing 99.7% and 99.7% of our total service revenues, respectively. We currently provide mining machine hosting services only to buyers of our Bitcoin mining machines, and typically enter into separate service agreements with these buyers for such services. Revenues from mining machine hosting services mainly include hosting service fees we charge to our customers, which is primarily calculated based on the amount of power consumption (the number of kWh) and the average service fee per kWh. The average service fee per kWh is primarily affected by the utility cost. The average service fee per kWh was generally US$0.04 throughout 2018, 2019 and the six months ended June 30, 2019 and 2020.

Cost of Revenues

Cost of revenues for our mining machines and telecommunications products represents costs and expenses directly attributable to the manufacture of our products sold and delivered, which primarily comprises costs of (1) raw materials, components and parts including wafers; (2) production overhead, including mainly packaging and testing costs, subcontracting cost, amortization and depreciation of intangible assets, production equipment and utilities; (3) direct labor including cost to our production staff and outsourced production workers; and (4) inventory write-down due to the significant decrease of the average Bitcoin price in 2018 and the first quarter of 2019 and in turn a significant decrease in the selling price of our Bitcoin mining machines. We recorded write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of US$61.8 million and US$6.3 million, US$2.8 million and US$1.4 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

Our average cost of mining machine per unit primarily comprise and is mainly affected by the unit cost of wafer, number of ASIC chips used, and the types and costs of other components included in or sold with the mining machines. The average per unit cost of wafers is affected by our purchase volume and technology advancement. We generally incur higher per unit cost for models with better performance. The average cost of our mining machine per unit was US$679, US$416, US$250 and US$1,094 in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

Cost of revenues for mining machine hosting services provided by us primarily consists of space leasing fees, infrastructure and equipment related expense, utility expenses and salaries paid to related staffs.

The following table sets forth the breakdown of our cost of revenues by category, both in absolute amount and as a percentage of the cost of revenues, for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
	(in thousands, except percentages)
Product sales – Bitcoin mining machines and related accessories	283,878	96.4	123,451	88.4	32,168	80.0	6,348	52.9
Product sales – Telecommunications	2,964	1.0	2,465	1.8	1,756	4.4	340	2.8
Service – Management and maintenance	7,754	2.6	13,708	9.8	6,296	15.7	5,322	44.3
Total	294,596	100.0	139,624	100.0	40,220	100.0	12,009	100.0

Gross Profit/Loss

Our gross profit of sales of Bitcoin mining machines are primarily affected by Bitcoin prices, which have a significant effect on the average selling price of our products, and, to a lesser extent, the average per unit production costs of our Bitcoin mining machines, which in turn resulted in a much lower demand and average selling price of our Bitcoin mining machines, thereby leading to lower revenues. A decrease in the Bitcoin price and expected economic returns of Bitcoin mining activities could lead to increase in write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment and write-down for advances to suppliers as a result of stagnant demand and decrease in average selling price for our Bitcoin. Due to the significant decrease of the average Bitcoin price in 2018 and the first quarter of 2019 and in turn a significant decrease in the selling price of our Bitcoin mining machines, we recorded write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of US$61.8 million, US$6.3 million, US$2.8 million and US$1.4 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. Our gross profit and gross profit margin of mining machine hosting services provided by us are primarily affected by the average service fees we charge our customers. See “—Results of Operations—Revenues—Service—Management and Maintenance” for factors that could affect the average service fee.

Our gross profit and gross profit margin of sales of telecommunications products are primarily affected by the market price of the product and our cost of revenues.

The following table sets forth our gross profit/loss by category for the periods indicated:

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Product sales – Bitcoin mining machines and related accessories	23,249	(33,531)	(19,584)	(1,859)
Product sales – Telecommunications	766	871	771	126
Service – Management and maintenance	431	2,097	945	766
Total	24,446	(30,564)	(17,868)	(967)

Operating Expenses

The following table sets forth our operating expenses, both in absolute amount and as a percentage of the total operating expenses, for the periods indicated:

	Years Ended December 31,				Six Months Ended June 30,
	2018		2019		2019		2020
	US$	%	US$	%	US$	%	US$	%
					(Unaudited)
	(in thousands, except percentages)
Selling expenses	4,096	7.4	1,213	6.0	495	5.2	453	5.9
General and administrative expenses(1)	51,411	92.6	18,871	94.0	9,103	94.8	7,258	94.1
Total operating expenses	55,507	100.0	20,084	100.0	9,597	100.0	7,710	100.0

(1)	Include research and development expenses and other general and administrative expenses. See “—Results of Operations—Operating Expenses—General and Administrative Expenses” for details.

Selling expenses

Selling expenses include (1) sales service costs incurred from provision of customer services; (2) traveling costs of our sales and marketing staff and transportation costs for delivery of blockchain and telecommunications products; and (3) salaries and benefits of our sales and marketing staff; and (4) others, such as conference costs and lease payment for our sales office.

General and administrative expenses

General and administrative expenses primarily include research and development expenses and administrative expenses. Administrative expenses include primarily (1) professional fees, mainly legal service fees and consultant service fees for provision of financing and listing related services to us; (2) salaries and benefits of our management, finance, operations and other staff and outsourced administrative staff; (3) other miscellaneous administrative expenses, such as bad debt expense, entertainment expense, utilities, and rental and office expenses; and (4) depreciation expense of property, plant and equipment and amortization primarily relating to intangible assets.

Research and development expenses primarily include (1) production and procurement expenses for producing prototypes and procuring tools for IC chip design; (2) technical expenses, primarily comprising outsourcing research and development expenses relating to development of certain non-core technologies for our mining machines and telecommunications products, such as wafer fabrication and packaging and testing for ASIC chips, design of user interface, management and structural module and secondary development of certain modules and software development; (3) salaries and benefits of our research and development staff; and (4) depreciation and amortization of non-patent technology.

Taxation

Cayman Islands

We are incorporated in the Cayman Islands and our primary business operations are conducted through our subsidiaries. Under the current laws of the Cayman Islands, we are not subject to tax on income or capital gains arising in Cayman Islands. In addition, dividend payments are not subject to withholding tax in the Cayman Islands.

British Virgin Islands

Certain of our subsidiaries are incorporated in the British Virgin Islands, or the BVI. Under the current laws of the BVI, our subsidiaries in the BVI are not subject to tax on income or capital gain. In addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

Our subsidiaries in Hong Kong are subject to Hong Kong profits tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HK$2,000,000 and 16.5% on any part of assessable profits over HK$2,000,000. Our Hong Kong subsidiaries did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

Our subsidiaries in the PRC are subject to EIT on their taxable income in accordance with the relevant EIT Law. Pursuant to the EIT Law, which became effective on January 1, 2008 and was amended on December 29, 2018, a uniform 25% enterprise income tax rate is generally applicable to both foreign-invested enterprises, or FIEs and domestic enterprises, except where a special preferential rate applies. The EIT is calculated based on the entity’s global income as determined under PRC tax laws and accounting standards. EIT grants preferential tax treatment to certain High and New Technology Enterprises, or HNTEs. Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Zhejiang Ebang obtained the “high-tech enterprise” tax status in November 2017, which reduced its statutory income tax rate to 15% from fiscal year 2017 to 2019. Hangzhou Dewang obtained the “high-tech enterprise” tax status in November 2018, which reduced its statutory income tax rate to 15% from fiscal year 2018 to 2020. In addition, Ebang IT, was qualified as a software enterprise in 2018, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) in 2018 until its software enterprise qualification expired in 2019.

We were subject to value-added tax, or VAT, at a rate of 17% for the period from beginning of 2018 till end of April 2018, of 16% from May 2018 to the end of March 2019, and of 13% since April 2019 on the gross sales price of our products, less any deductible VAT we have already paid or borne. Entities that are VAT general taxpayers may offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT, and is recorded as VAT recoverable if input VAT is larger than output VAT. All the VAT returns filed by our subsidiaries in China, have been and remain subject to examination by the tax authorities. Zhejiang Ebang and Ebang IT are qualified as enterprises of selling self-developed software products and enjoying a tax refund for the excess of 3% of their actual tax burden after the VAT is levied at the 17% or 16% or 13% tax rate since January 2011.

Dividends paid by our wholly foreign-owned subsidiaries in China to our intermediary holding companies in Hong Kong will be subject to a withholding tax rate of 10%, unless the relevant Hong Kong entities satisfy all the requirements under the Arrangement between the PRC and the Hong Kong Special Administrative Region on the Avoidance of Double Taxation and Prevention of Fiscal Evasion with respect to Taxes on Income and Capital and receives approval from the relevant tax authority, in which case the dividends paid to the Hong Kong subsidiaries would be subject to withholding tax at the preferential rate of 5%. Effective from November 1, 2015, the above-mentioned approval requirement has been abolished, but a Hong Kong entity is still required to file application package with the relevant tax authority, and settle the overdue taxes if the preferential 5% tax rate is denied based on the subsequent review of the application package by the relevant tax authority.

If our holding company in the Cayman Islands or any of our subsidiaries outside of China were deemed to be a “resident enterprise” under the EIT Law, it would be subject to enterprise income tax on its worldwide income at a rate of 25%. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for PRC EIT purposes, a number of unfavorable PRC tax consequences could follow. See “Risk Factors—Risks Relating to Our Business and Industry—We may be subject to EIT on our worldwide income if our company or any of our subsidiaries were considered a PRC “resident enterprise” under the PRC Enterprise Income Tax Law, or the EIT Law.”

Critical Accounting Policies

An accounting policy is considered critical if it requires an accounting estimate to be made based on assumptions about matters that are highly uncertain at the time such estimate is made, and if different accounting estimates that reasonably could have been used, or changes in the accounting estimates that are reasonably likely to occur periodically, could materially impact the consolidated financial statements.

We prepare our financial statements in conformity with the U.S. GAAP, which requires us to make judgments, estimates and assumptions. We continually evaluate these estimates and assumptions based on the most recently available information, our own historical experiences and various other assumptions that we believe to be reasonable under the circumstances. Since the use of estimates is an integral component of the financial reporting process, actual results could differ from our expectations as a result of changes in our estimates. Some of our accounting policies require a higher degree of judgment than others in their application and require us to make significant accounting estimates.

The following descriptions of critical accounting policies, judgments and estimates should be read in conjunction with our consolidated financial statements and accompanying notes and other disclosures included in this prospectus. When reviewing our financial statements, you should consider our selection of critical accounting policies, the judgments and other uncertainties affecting the application of such policies, and the sensitivity of reported results to changes in conditions and assumptions.

The consolidated financial statements include the financial statements of our company and our subsidiaries for which we or a subsidiary of ours is the primary beneficiary.

Revenue Recognition

We have adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Consistent with the criteria of Topic 606, we recognize revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Value-added tax that we collect concurrent with revenue-producing activities is excluded from revenue.

Product Revenue

We generate revenue primarily from the sales of Bitcoin mining machines and related accessories directly to a customer, such as a business or individual engaged in Bitcoin mining activities. We recognize product revenue at a point in time when the control of the products has been transferred to customers. The transfer of control is considered complete when products have been picked up by or shipped to our customers. Our sales arrangements for Bitcoin mining machines usually require a full prepayment before the delivery of products. The advance payment is not considered a significant financing component because the period between the time when we transfer a promised good to a customer and when the customer pays for that good is short. We generally do not offer a price concession to customers. However, as the Bitcoin price experienced a significant downtrend during 2018, we started to offer credit sales to customers. The payment terms under credit sales generally consist of full payment of consideration within one year after shipping date. For credit sales arrangements with certain significant long standing customers in China, in order to maintain good customer relationship and due to the continuously decease in Bitcoin price, we were willing to accept a lower amount of consideration (as compared to fixed and promised consideration that is set out in the sales contracts) after the delivery of Bitcoin mining machines; hence providing price concession to these significant long standing customers. Pursuant to ASC 606-10-32-5, if the consideration promised in a contract includes a variable amount, an entity shall estimate the amount of consideration to which the entity will be entitled in exchange for transferring the promised goods to a customer. An entity that expects to provide a price concession, or has a practice of doing so, should reduce the transaction price to reflect the consideration to which it expects to be entitled after the concession is provided. The credit sales arrangements with these significant long-standing customers were completed as of December 31, 2018. We have reflected the reduction of revenue resulting from the price concession on our consolidated financial statements for all periods presented. We recognized price concession provided to our customers in the amounts of US$12.1 million in 2018, and no price concession was provided to our customers in 2019 and the six months ended June 30, 2020.

We also generate revenue from the sales of telecommunications products directly to a customer, such as a business or individual engaged in telecommunications businesses. We recognize revenue at a point in time when products are delivered and customer acceptance is made. For the sales arrangements of telecommunications products, we generally require payment upon issuance of invoices.

We elected to account for shipping and handling fees that occur after the customers have obtained control of goods, for instance, free onboard shipping point arrangements, as a fulfilment cost and accrues for such costs.

Service Revenue

We also generate a small portion of revenue from management and maintenance services under separate contracts. Revenue from management and maintenance services include service fees for provision of mining machine hosting services to our customers, and provision of maintenance service. Revenue from the maintenance service to the customer is recognized at a point in time when services are provided. Revenue from the management service to the customer is recognized as the performance obligation is satisfied over time over the service period.

Revenue Disaggregation

Management has concluded that the disaggregation level is the same under both the revenue standard and the segment reporting standard. Revenue under the segment reporting standard is measured on the same basis as under the revenue standard. We operate in a single operating segment that includes the selling of Bitcoin mining machines and related accessories, telecommunications products and provision of management and maintenance services.

Contract Liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the goods or services to the customer or other conditions under the terms of a sales contract. As of June 30, 2020 and December 31, 2019, the Company recorded contract liabilities of $1.7 million and $1.0 million, respectively, which was presented as advances from customers on the accompanying condensed consolidated balance sheets. During the six months ended June 30, 2020 and 2019, the Company recognized $1.3 million and $1.4 million, of contract liabilities as revenue, respectively.

Inventories, net

Inventory consists of finished goods, work in process and raw materials. Inventory is stated at the lower of cost and net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. We take ownership, risks and rewards of the products purchased.

Accounts Receivable and Allowance for Doubtful Accounts

Accounts receivable are stated at the historical carrying amount net of allowance for doubtful accounts.

We maintain an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. We determine the allowance for doubtful accounts taking into consideration various factors including but not limited to historical collection experience and creditworthiness of the debtors as well as the age of the individual receivables balance. Additionally, we make specific bad debt provisions based on any specific knowledge we have acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require us to use substantial judgment in assessing its collectability.

Advances to Suppliers

Advances to suppliers are cash deposited for future inventory purchases, and are determined by management that such advances will not be in receipts of inventory or refundable, we will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of December 31, 2018, 2019 and June 30, 2020, no such indication available and no allowance was recognized.

Prepayments

Prepayments are mainly consisted of prepaid income tax and prepaid professional fees.

General and Administrative Expenses

General and administrative expenses consist primarily of research and development expenses, salary and welfare for general and administrative personnel, rental expenses, depreciation and amortization in associated with general and administrative personnel, allowance for doubtful accounts, entertainment expense, general office expense and professional service fees. We recognize research and development expenses as expense when incurred. Research and development expenses was US$43.5 million, US$13.4 million, US$7.4 million and US$3.8 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

Bank acceptance notes from customers and bank acceptance notes to vendors

Bank acceptance notes from customers represent notes issued by some customers to pay certain outstanding receivable balances to us. We also issue bank acceptance notes to our vendors in China in the normal course of business. As of June 30, 2020 and December 31, 2019, bank acceptance notes from customers in the amount of $707,394 and nil, respectively, were pledged to endorsing banks to issue bank acceptance notes to pay off our vendors.

Bank acceptances notes are typically non-interest bearing and have maturities of less than a year.

Operating Leases

Prior to the adoption of ASC 842 on January 1, 2019, leases including, mainly leases of factory buildings, offices and employee dormitories where substantially all the rewards and risks of ownership of assets remain with the lessor, are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. We had no finance leases for any of the periods stated herein.

Since the adoption of ASC 842 on January 1, 2019, we determine if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use, or ROU assets, operating lease liability, and operating lease liability, non-current in our consolidated balance sheets. ROU assets represent our right to use an underlying asset for the lease term and lease liabilities represent our obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, we include options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As our leases do not provide an implicit rate, we used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. We have elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (1) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, we elected not to apply ASC 842 recognition requirements; and (2) we elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and (c) initial direct costs.

Results of Operations

The following table sets forth our selected consolidated profit or loss data, both in absolute amount and as a percentage of total revenue, for the periods indicated. This information should be read together with our consolidated financial statements and related notes included elsewhere in this prospectus. The operating results in any period are not necessarily indicative of the results that may be expected for any future period.

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Revenues	319,042	109,060	22,352	11,042
Product sales – Bitcoin mining machines and related accessories	307,127	89,919	12,584	4,489
Product sales – Telecommunications	3,730	3,336	2,527	466
Service – Management and maintenance	8,185	15,804	7,241	6,088
Cost of revenues	(294,596)	(139,624)	40,220	12,009
Gross profit (loss)	24,446	(30,564)	(17,868)	(967)
Operating expenses:
Selling expenses	4,096	1,213	495	453
General and administrative expenses	51,411	18,871	9,103	7,258
Total operating expenses	55,507	20,084	9,597	7,710
Loss from operations	(31,061)	(50,648)	(27,465)	(8,677)
Other income (expenses):
Interest income	454	217	32	13
Interest expenses	(921)	(2,041)	(1,316)	(579)
Other income	1,140	85	29	16
Exchange gain (loss)	(404)	5,694	3,986	474
Government grants	799	6,299	6,184	2,542
VAT refund	27,368	9	9	-
Other expenses	(8,289)	(288)	(102)	(16)
Total other income	20,146	9,975	8,823	2,449
Loss before income taxes provision	(10,915)	(40,673)	(18,642)	(6,228)
Income taxes provision	900	400	429	735
Net loss	(11,814)	(41,073)	(19,071)	(6,963)
Less: net income (loss) attributable to non-controlling interest	494	1,330	(959)	(751)
Net loss attributable to Ebang International Holdings Inc.	(12,308)	(42,403)	(18,112)	(6,212)

Six Months Ended June 30, 2020 Compared to Six Months Ended June 30, 2019

Revenues. Our revenues decreased by 50.6% to US$11.0 million in the six months ended June 30, 2020 from US$22.4 million in the six months ended June 30, 2019, primarily due to the combined impact of COVID-19 and Bitcoin halving event, which significantly affected the expected returns on Bitcoin related activities such as mining, and in turn resulted in a much lower demand and average selling price of our Bitcoin mining machines.

Cost of revenues. Our cost of revenues decreased by 70.1% to US$12.0 million in the six months ended June 30, 2020 from US$40.2 million in the six months ended June 30, 2019, in line with the changes in our sales and the decrease in inventory write-down.

Gross loss. As a result of the foregoing, we recorded a gross loss of US$1.0 million in the six months ended June 30, 2020 as compared to a gross loss of US$17.9 million in the six months ended June 30, 2019.

Operating expenses. Our total operating expenses decreased by 19.7% to US$7.7 million in the six months ended June 30, 2020 from US$9.6 million in the six months ended June 30, 2019, primarily due to decreased business activities caused by the outbreak of COVID-19.

●	Selling expenses. Our selling expenses decreased by 8.5% to US$0.45 million in the six months ended June 30, 2020 from US$0.49 million in the six months ended June 30, 2019, primarily due to reduced salary and bonus expenses relating to selling activities.

●	General and administrative expenses. Our general and administrative expenses decreased by 20.3% to US$7.3 million in the six months ended June 30, 2020 from US$9.1 million in the six months ended June 30, 2019, primarily due to decreased purchase in materials used for research and development purposes in the six months ended June 30, 2020 compared to the same period of 2019.

Loss from operations. As a result of the foregoing, our loss from operations decreased by 68.4% to US$8.7 million in the six months ended June 30, 2020 from US$27.5 million in the six months ended June 30, 2019.

Interest income. Our interest income decreased by 60.4% to US$0.01 million in the six months ended June 30, 2020 from US$0.03 million in the six months ended June 30, 2019, primarily due to the decrease in the balance of cash and cash equivalents in the six months ended June 30, 2020 as compared to the same period in 2019.

Interest expenses. Our interest expenses decreased by 56.0% to US$0.6 million in the six months ended June 30, 2020 from US$1.3 million in the six months ended June 30, 2019, primarily due to repayment of a HK$117.7 million loan with a third party in January 2020.

Other income. Our other income decreased by 45.0% to US$0.02 million in the six months ended June 30, 2020 from US$0.03 million in the six months ended June 30, 2019, primarily due to the decrease in the investment income from wealth management products we purchased from banks in the six months ended June 30, 2020.

Exchange gain. Our exchange gain decreased by 88.1% to US$0.5 million in the six months ended June 30, 2020 from US$4.0 million in the six months ended June 30, 2019, primarily due to the currency fluctuation on our foreign currency denominated assets and liabilities.

Government grant. Our government grant decreased by 58.9% to US$2.5 million in the six months ended June 30, 2020 from US$6.2 million in the six months ended June 30, 2019, primarily due to the decrease of tax rewards from government.

Other expenses. Our other expenses decreased by 83.9% to US$0.02 million in the six months ended June 30, 2020 from US$0.1 million in the six months ended June 30, 2019, primarily because there was a revenue write-off in the six months ended June 30, 2019, which resulted in a write-off in the corresponding VAT receivables recognized as other expenses. There was no such revenue write-off in the six months ended June 20, 2020.

Net loss. As a result of the foregoing, our net loss decreased to US$7.0 million in the six months ended June 30, 2020 from US$19.1 million in the six months ended June 30, 2019.

Year Ended December 31, 2019 Compared to Year Ended December 31, 2018

Revenues. Our revenues decreased by 65.8% to US$109.1 million in 2019 from US$319.0 million in 2018, primarily due to (1) the significant decrease in sales volume of our Bitcoin mining machines from approximately 0.4 million to 0.3 million, and (2) the significant decrease in average selling price of our Bitcoin mining machines per TH/s from US$61.0 to US$15.0, both of which was mainly driven by the decrease in the demand for Bitcoin mining machines in 2019 as a result of the volatility of the Bitcoin price in 2018 and in 2019 and the decrease in the economic returns from Bitcoin mining activities. The decrease in revenues was partially offset by the significant increase in management and maintenance service fees generated from our mining machine hosting services.

Cost of revenues. Our cost of revenues decreased by 52.6% to US$139.6 million in 2019 from US$294.6 million in 2018, primarily due to (1) the significant decrease in sales of Bitcoin mining machines and (2) the decrease in inventory write-down in 2019.

Gross profit/loss. As a result of the foregoing, we recorded a gross loss of US$30.6 million in 2019 as compared to a gross profit of US$24.4 million in 2018.

Operating expenses. Our total operating expenses decreased by 63.8% to US$20.1 million in 2019 from US$55.5 million in 2018, primarily due to the decrease in our research and development expenses and sales and marking expenses.

●	Selling expenses. Our selling expenses decreased by 70.4% to US$1.2 million in 2019 from US$4.1 million in 2018, primarily due to the significant decrease in sales and marketing expenses for promotion of our sales in the markets outside China.

●	General and administrative expenses. Our general and administrative expenses decreased by 63.3% to US$18.9 million in 2019 from US$51.4 million in 2018, primarily due to the significant decrease in our research and development expenses to US$13.4 million in 2019 from US$43.5 million in 2018, which was mainly because (1) most of our expenses for designing new IC chips were incurred in 2018 and (2) the research and development activities in 2019 focused primarily on upgrading existing IC chips, which generally costs less than designing new IC chips.

Loss from operations. As a result of the foregoing, our loss from operations increased by 63.1% to US$50.6 million in 2019 from US$31.1 million in 2018.

Interest income. Our interest income decreased by 52.2% to US$0.2 million in 2019 from US$0.5 million in 2018, primarily due to the decrease in the balance of cash and cash equivalents in 2019 as compared to 2018.

Interest expenses. Our interest expenses increased significantly to US$2.0 million in 2019 from US$0.9 million in 2018, primarily due to the increase in the principal amounts of loans we borrowed in 2019.

Other income. Our other income decreased significantly to US$0.1 million in 2019 from US$1.1 million in 2018, primarily due to the decrease in the investment income from wealth management products we purchased in 2019.

Exchange gain (loss). The exchange loss of US$0.4 million in 2018 turned into an exchange gain of US$5.7 million in 2019, primarily due to the currency fluctuation on our non-RMB denominated assets and liabilities.

Government grant. Our government grant increased significantly to US$6.3 million in 2019 from US$0.8 million in 2018, primarily due to the non-recurring local government’s rebates for our outstanding performance in 2018.

VAT refund. Under the value-added tax refund policy, sellers of proprietary software products enjoy a tax refund for the excess of 3% of their actual tax burden after the VAT, is levied at the specific tax rate. Our VAT refund decreased significantly to US$9,138 in 2019 from US$27.4 million in 2018, primarily due to the significant decrease in sales volume and sales price of our products in 2019 which caused less VAT output tax as compared to the VAT input tax recognized and less VAT paid in 2019.

Other expenses. Our other expenses decreased significantly to US$0.3 million in 2019 from US$8.3 million in 2018, primarily because there was a significant revenue write-off in 2018 as compared with that in 2019, which resulted in a significant write-off in the corresponding VAT receivables recognized as other expenses. The amount of VAT receivable write-off decreased by US$7.9 million in 2019.

Net loss. As a result of the foregoing, our net loss increased significantly to US$41.1 million in 2019 from US$11.8 million in 2018.

Liquidity and Capital Resources

Our primary source of liquidity historically has been cash generated from our business operations, bank loans, equity contributions from our shareholders and borrowings, which have historically been sufficient to meet our working capital and capital expenditure requirements.

As of June 30, 2020, our cash and cash equivalents were US$1.1 million. Our cash and cash equivalents primarily consist of cash on hand, money market funds, and highly liquid investments placed with banks, which are unrestricted to withdrawal and use and have original maturities of less than three months.

In 2018, we entered into several short-term credit loan agreements with a commercial bank in China with an aggregate principal amount of approximately US$10.9 million at an interest rate ranging from 4.35% to 6.5250% per annum for our working capital purpose. We fully repaid the principal and interests as of December 31, 2019.

In 2018, we entered into a facility agreement with an amount up to HK$117.7 million with HTI Advisory Company Limited (formerly known as Haitong International Credit Company Limited) for the purpose of our reorganization. We drew down a loan in Hong Kong dollars with a principal amount equivalent to approximately US$13.2 million under this facility. The maturity date of the facility agreement was January 10, 2020, and the effective interest rate is 8.6641% per annum. The facility was secured by all of the assets, rights, title, interests and benefits of HK Ebang Technology, our shares owned by Top Max Limited, a company controlled by Mr. Dong Hu, and personal guarantee by Mr. Dong Hu, our controlling shareholder and executive director. We fully repaid the loan and released the securities thereunder in January 2020.

In 2019, we also borrowed an interest-free credit loan with an aggregate principal amount of approximately US$3.13 million from several relatives of our controlling shareholder, Mr. Dong Hu, which was fully repaid in 2019.

In 2019 and up to the date of this prospectus, we obtained several loans from Hong Kong Dewang, a company controlled by a relative of Mr. Dong Hu, with an aggregate principal amount of approximately US$24.1 million at an interest rate of 4.7500% per annum. The maturity dates of these loans range from June 2022 to May 2023. We partially repaid such loans. As of the date of this prospectus, the aggregate outstanding amount due to Hong Kong Dewang is approximately US$3.1 million.

In 2019 and up to the date of this prospectus, we borrowed certain interest-free credit loans from Zhejiang Wansi Computer Manufacturing Company Limited, or Zhejiang Wansi, a company controlled by the spouse of Mr. Dong Hu, with an aggregate principal amount of approximately US$7.32 million and payable on demand, and certain interest-free credit loans from Mr. Dong Hu with an aggregate principal amount of approximately US$0.75 million and payable on demand. We partially repaid such loans. As of the date of this prospectus, the outstanding loans due to Zhejiang Wansi and Mr. Dong Hu are approximately US$6.05 million and US$0.75 million, respectively.

The weighted average interest rate for all of our borrowings was approximately 7.4%, 10.4% and 2.5% per annum in 2018, 2019 and the six months ended June 30, 2020, respectively.

We believe that our existing cash and cash equivalents, anticipated cash raised from financings, and anticipated cash flow from operations, together with the net proceeds from this offering, will be sufficient to meet our anticipated cash needs for the next 12 months from the date of this prospectus. We intend to use portion of the net proceeds from this offering to fund our operations over the next 12 months. See “Use of Proceeds.” However, the exact amount of proceeds we use for our operations and expansion plans will depend on the amount of cash generated from our operations and any strategic decisions we may make that could alter our expansion plans and the amount of cash necessary to fund these plans. We may, however, decide to enhance our liquidity position or increase our cash reserve for future investments through additional capital and finance funding. We may need additional cash resources in the future if we experience changes in business conditions or other developments, or if we find and wish to pursue opportunities for investments, acquisitions, capital expenditures or similar actions. If we determine that our cash requirements exceed the amount of cash and cash equivalents we have on hand at the time, we may seek to issue equity or debt securities or obtain credit facilities. The issuance and sale of additional equity would result in further dilution to our shareholders. The incurrence of indebtedness would result in increased fixed obligations and could result in operating covenants that would restrict our operations. We cannot assure you that financing will be available in amounts or on terms acceptable to us, if at all.

Our ability to manage our working capital, including receivables and other assets and liabilities and accrued liabilities, may materially affect our financial condition and results of operations.

The following table sets forth our selected consolidated cash flow data for the periods indicated:

	Years Ended December 31,		Six Months Ended June 30,
	2018	2019	2019	2020
	US$	US$	US$	US$
			(Unaudited)
	(in thousands)
Net cash provided by (used in) operating activities	(108,232)	(13,260)	832	(5,462)
Net cash used in investing activities	(6,285)	(5,809)	(603)	(269)
Net cash provided by financing activities	13,960	8,548	1,495	2,360
Net increase (decrease) in cash, cash equivalents and restricted cash	(113,528)	(13,703)	2,452	(3,843)
Cash, cash equivalents and restricted cash at the beginning of the year/period	133,009	19,481	19,481	5,778
Cash, cash equivalents and restricted cash at the end of the year/period	19,481	5,778	21,934	1,935

Operating Activities

Net cash used in operating activities for the six months ended June 30, 2020 was US$5.5 million, which primarily reflected our net loss of US$7.0 million as mainly adjusted for (1) depreciation and amortization expenses of US$3.1 million, (2) write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of US$1.4 million and (3) changes in working capital. Adjustment for changes in working capital primarily consisted of (i) a decrease of US$5.4 million in accrued liabilities and other payables, (2) a decrease of US$4.6 million in accounts payable.

Net cash used in operating activities for 2019 was US$13.3 million, which primarily reflected our net loss of US$41.1 million as mainly adjusted for (1) depreciation and amortization expenses of US$8.9 million, (2) write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of US$6.3 million and (3) changes in working capital. Adjustment for changes in working capital primarily consisted of (i) a decrease of US$49.2 million in inventory due to the reduced amount of mining machine orders received and anticipated for our mining machines in response to significant drop in the Bitcoin price in 2018 and the first quarter of 2019 and (ii) a decrease of US$31.5 million in accounts payable.

Net cash used in operating activities for the 2018 was US$108.2 million, which primarily reflected our net loss of US$11.8 million as mainly adjusted for (1) depreciation and amortization expenses of US$4.8 million, (2) write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of US$61.8 million and (3) changes in working capital. Adjustment for changes in working capital primarily consisted of (i) a decrease of US$181.8 million in advances from customers, (ii) a decrease of US$121.1 million in advances to suppliers and (iii) an increase of US$83.7 million in inventory.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2020 was US$0.3 million, mainly attributable to purchase of property, plant and equipment of US$0.3 million.

Net cash used in investing activities for 2019 was US$5.8 million, mainly attributable to purchase of property, plant and equipment of US$5.8 million.

Net cash used in investing activities for 2018 was US$6.3 million, mainly attributable to purchase of property, plant and equipment of US$5.9 million and purchase of intangible assets of US$0.4 million.

Financing Activities

Net cash provided by financing activities for the six months ended June 30, 2020 was US$2.4 million, mainly attributable to loans from related parties of US$7.2 million, offset by repayment of short-term loans of US$4.9 million.

Net cash provided by financing activities for 2019 was US$8.5 million, mainly attributable to proceeds from loans from related parties of US$23.9 million and proceeds from short-term loans of US$7.1 million, partially offset by repayment of short-term loans of US$14.1 million and repayment of long-term loans of US$8.3 million.

Net cash provided by financing activities for 2018 was US$14.0 million, mainly attributable to proceeds from long-term loans of US$13.2 million and proceeds from short-term loans of US$10.9 million, partially offset by capital distribution to owners of US$6.5 million and repayments of short-term loans of US$3.8 million.

Capital Expenditures

We made capital expenditures of US$6.3 million, US$5.8 million and US$0.3 million in 2018, 2019 and the six months ended June 30, 2020, respectively. In these periods, our capital expenditures were mainly used for (1) procurement of equipment such as molds and machinery for the expansion of production capacity and upgrading of production facilities, (2) addition of intangible assets such as software and non-patent technology, and (3) expenditures for constructing our production facilities.

We plan to fund our future capital expenditures with our existing cash balance and proceeds from this offering. We will continue to make capital expenditures to meet the expected growth of our business, including for construction of production facilities and procurement of photomask, mold and various intellectual properties.

Internal Control Over Financial Reporting

Prior to our initial public offering, we were a private company with limited accounting and financial reporting personnel and other resources to address our internal controls and procedures. In connection with the audit of our consolidated financial statements as of and for the years ended December 31, 2018 and 2019, we and our independent registered public accounting firm identified two material weaknesses and certain significant deficiencies in our internal control over financial reporting. As defined in the standards established by the Public Company Accounting Oversight Board of the United States, a “material weakness” is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented or detected on a timely basis.

The material weaknesses identified are related to (1) lack of sufficient controls in place to manage main raw materials purchase which led to significant inventory write-down and (2) lack of well-established credit policy for customers in place which led to significant accounts receivable and revenue write-off.

We intend to undertake measures to improve our internal control over financial reporting to address the material weaknesses and significant deficiencies identified, including: (1) hiring more qualified resources including financial controller, equipped with relevant U.S. GAAP and SEC reporting experience and qualifications to strengthen the financial reporting function and to set up a financial and system control framework, (2) implementing regular and continuous U.S. GAAP accounting and financial reporting training programs for our accounting and financial reporting personnel, (3) establishing effective oversight and clarifying reporting policies and procedures for raw material purchase to reduce inventory write-down, (4) establishing effective credit policy for customers in place to reduce the amount of accounts receivable and revenue write-down, and (5) enhancing an internal audit function as well as engaging an external consulting firm to help us assess our compliance readiness under rule 13a-15 of the Exchange Act and improve overall internal control.

However, we cannot assure you that we will remediate our material weaknesses and other significant deficiencies in a timely manner. The process of designing and implementing an effective financial reporting system is a continuous effort that requires us to anticipate and react to changes in our business and the economic and regulatory environments and to expend significant resources to maintain a financial reporting system that is adequate to satisfy our reporting obligation. See “Risk Factors—Risks Relating to Our Business and Industry—If we fail to implement and maintain an effective system of internal controls, we may be unable to accurately or timely report our results of operations or prevent fraud, and investor confidence and the market price of our Class A ordinary shares may be materially and adversely affected.”

As a company with less than US$1.07 billion in revenue for our last fiscal year, we qualify as an “emerging growth company” pursuant to the JOBS Act. An emerging growth company may take advantage of specified reduced reporting and other requirements that are otherwise applicable generally to public companies. These provisions include exemption from the auditor attestation requirement under Section 404 of the Sarbanes-Oxley Act of 2002, in the assessment of the emerging growth company’s internal control over financial reporting.

Contractual Obligations and Commitments

The following table sets forth our contractual obligations as of June 30, 2020:

	Payments due by period
	Total	Less than one year	One to three years	Three to five years	More than five years
	(US$ in thousands)
Long-term debts from related party obligations	24,114	—	24,114	—	—
Operating lease obligations	1,230	677	553	—	—

Total	25,344	677	24,667	—	—

Off Balance Sheet Commitments and Arrangements

We have not entered into any off-balance sheet financial guarantees or other off-balance sheet commitments to guarantee the payment obligations of any third parties. We have not entered into any derivative contracts that are indexed to our shares and classified as shareholder’s equity or that are not reflected in our consolidated financial statements. Furthermore, we do not have any retained or contingent interest in assets transferred to an unconsolidated entity that serves as credit, liquidity or market risk support to such entity. We do not have any variable interest in any unconsolidated entity that provides financing, liquidity, market risk or credit support to us or engages in leasing, hedging or product development services with us.

Holding Company Structure

Ebang International Holdings Inc. is a holding company with no material operations of its own. We conduct our operations primarily through our subsidiaries in the PRC and one subsidiary in Hong Kong. As a result, Ebang International Holdings Inc.’s ability to pay dividends depends upon dividends paid by our subsidiaries in the PRC and one subsidiary in Hong Kong. If our existing PRC and Hong Kong subsidiaries or any newly formed ones incur debt on their own behalf in the future, the instruments governing their debt may restrict their ability to pay dividends to us. In addition, our wholly foreign-owned subsidiaries in China are permitted to pay dividends to us only out of its retained earnings, if any, as determined in accordance with PRC accounting standards and regulations. Under PRC law, each of our subsidiaries in China is required to set aside at least 10% of its after-tax profits each year, if any, to fund certain statutory reserve funds until such reserve funds reach 50% of their registered capital. In addition, our wholly foreign-owned subsidiaries in China may allocate a portion of their after-tax profits based on PRC accounting standards to enterprise expansion funds and staff bonus and welfare funds at their discretion, and our non-foreign-owned subsidiaries in China may allocate a portion of its after-tax profits based on PRC accounting standards to a surplus fund at their discretion. The statutory reserve funds and the discretionary funds are not distributable as cash dividends. Remittance of dividends by a wholly foreign-owned company out of China is subject to examination by the banks designated by SAFE. Our PRC subsidiaries have not paid dividends and will not be able to pay dividends until they generate accumulated profits and meet the requirements for statutory reserve funds.

Quantitative and Qualitative Disclosures about Market Risks

Concentration of Credit Risk

Financial instruments that potentially expose us to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. We place our cash and cash equivalents with financial institutions with high credit ratings and quality.

We conduct credit evaluations of customers, and generally do not require collateral or other security from our customers. We establish an allowance for doubtful accounts primarily based upon the age of the receivables and factors surrounding the credit risk of specific customers.

Liquidity Risk

Our policy is to regularly monitor our liquidity requirements and our compliance with lending covenants, to ensure that we maintain sufficient reserves of cash and readily realizable marketable securities and adequate committed lines of funding from major financial institutions to meet its liquidity requirements in the short and longer term. See “—Liquidity and Capital Resources” for details.

Currency Risk

Our operations are primarily in China. Our reporting currency is denominated in U.S. dollars. We are exposed to currency risk primarily through sales and purchases which give rise to receivables, payables and cash balances that are denominated in a currency other than the functional currency of the operations to which the transactions relate. Thus, our revenues and results of operations may be impacted by exchange rate fluctuations between RMB, Hong Kong dollars, Euros and U.S. dollars. We incurred foreign currency translation losses of US$11.4 million US$1.2 million, and US$1.2 million in 2018, 2019 and the six months ended June 30, 2020, respectively, and foreign currency translation gain of US$0.5 million in the six months ended June 30, 2019, as a result of changes in the exchange rate.

Inflation

To date, inflation in China and Hong Kong has not materially affected our results of operations. According to the National Bureau of Statistics of China, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 1.9% and 4.5%, respectively, and according to the Census and Statistics Department of Hong Kong, the year-over-year percent changes in the consumer price index for December 2018 and 2019 were increases of 2.5% and 2.9%, respectively. Although we have not been materially affected by inflation in the past, we may be affected if China or Hong Kong experiences higher rates of inflation in the future.

Recently Adopted or Issued Accounting Pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. The standard, including subsequently issued amendments (ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10 and ASU 2019-11), requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. We adopted this standard on January 1, 2020 using modified retrospective approach and the adoption of this standard did not have a material impact on our previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

In August 2018, the FASB, issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The update eliminates, modifies, and adds certain disclosure requirements for fair value measurements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. We adopted this standard on January 1, 2020 and the adoption of this standard did not have a material impact on our previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax), which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. We are currently evaluating the potential impacts of ASU 2019-12 on our consolidated financial statements.

In February 2020, the FASB issued ASU 2020-02, “Financial Instruments – Credit Losses (Topic 326) and Leases (topic 842) Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (topic 842)”. This ASU provides guidance regarding methodologies, documentation, and internal controls related to expected credit losses. This ASU is effective for interim and annual periods beginning after December 15, 2019, and early adoption is permitted. We adopted this standard on January 1, 2020 and the adoption of this standard did not have a material impact on our previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

Except as mentioned above, we do not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on our financial statements.

INDUSTRY OVERVIEW

The information presented in this section has been derived from an industry report commissioned by us and prepared by Frost & Sullivan, an independent research firm, regarding our industry and our market position. We refer to this report as the F&S report. We believe that the sources of such information are appropriate, and we have taken reasonable care in extracting and reproducing such information. We have no reason to believe that such information is false or misleading in any material respect or that any fact has been omitted that would render such information false or misleading in any material respect. However, neither we nor any other party involved in this offering has independently verified such information, and neither we nor any other party involved in this offering makes any representation as to the accuracy or completeness of such information. Therefore, investors are cautioned not to place any undue reliance on the information, including statistics and estimates, set forth in this section or similar information included elsewhere in this prospectus.

The Blockchain Industry

Blockchain Technology

Blockchain technology was first introduced in 2008. A blockchain is a shared digital ledger that records transactions in a peer-to-peer network. The entire ledger is distributed to all members in the network that validate the transactions based on algorithms built into that particular blockchain system. The network must reach a consensus regarding validating the requested transaction. Upon verification, the ledger permanently records transactions in a sequential chain of blocks which are linked by cryptography. The ledger can be maintained without any central authority. Because the entire blockchain is distributed and available to all computing hardware in the network, blockchain technology allows for transparent and unified transactions and can be applied to various industries and activities such as financial services, digital identity identification and authentication, property transactions, smart contracts, supply chain communication and others. The diagram below illustrates how new transactions are recorded in blockchain:

The transaction request (Step 1) and verification of the request (Steps 2 and 3) are secured by cryptography, a method for storing and transmitting data under encryption, which allows the network to verify the identity of the person requesting the transaction. Adding a new block (Steps 4 and 5) requires solving a complicated math puzzle created by a cryptographic algorithm. Because of the complexity of the puzzle, answers are found by computing trial-and-error guesses, or hashes. The first participant to answer the puzzle is able to add a block to the chain. The answer is included in the block’s information, which then forms part of the math puzzle for the next block, thus creating a “chain.”

The market interest in developing blockchain technology has been growing in recent years. Top global financial institutions and funds have been investing in or working with blockchain start-up companies or testing blockchain projects for their own use. In 2013, there were 90 known deals involving blockchain and US$98 million in disclosed funding for blockchain investments. This increased considerably to 380 known deals and US$3.9 billion in disclosed funding in 2018.

Key Drivers for the Blockchain Market

There has been increasing adoption of blockchain technology in various applications, such as cryptocurrency and AI. The key drivers for the continuing development of the blockchain market include:

●	Advantages and wide application of blockchain. Blockchain technology offers a novel method of recording transactions and information with certain advantages such as better transparency, data security and lower costs. The technology can be applied in various areas including digital identification, transactions authentication, financial settlement and digital currencies. The advantages, wide application and potential of the technology have been driving more awareness, research efforts and investment into the technology and has been, and is expected to continue to be, a main driver of growth in the industry.

●	Demand for blockchain-related hardware infrastructure. The wide application and development of blockchain technology drives the demand of blockchain-related hardware infrastructure, including mining machines. The industry has seen rapid technological advancement in the development of cutting-edge ASIC chips with smaller transistors, leading to substantial increases in computing power and energy efficiency. The continuous development and adoption of the blockchain technology will require the support of matching hardware infrastructure and are expected to continue to drive the development and demand for blockchain-related hardware.

●	Economic return on cryptocurrency mining activities. The development of blockchain technology has resulted in more awareness in the technology and cryptocurrencies. The rise of the price of Bitcoin in 2016 and 2017 resulted in a substantial increase in cryptocurrency mining activities during the same period. Despite recent market fluctuations of major cryptocurrencies in 2018, cryptocurrency mining remains profitable for many miners. Cryptocurrency mining activities will continue to be a driver for the demand for Bitcoin mining machines.

The Cryptocurrency Industry

Cryptocurrencies

Blockchain technology was first utilized for Bitcoin, a cryptocurrency that is created and managed through advanced encryption techniques. Cryptocurrency using blockchain has a number of special properties that differentiate it from traditional fiat currencies: (1) irreversible, as verified transactions once added to the blockchain become very difficult to undo, (2) pseudonymous, as transactions and accounts are not linked to real-world identities, (3) secure, as users access their accounts and transactions through private cryptographic keys which cannot be deciphered from public information and (4) global, as transactions are not limited by physical location. These are some of the reasons why cryptocurrencies have been increasingly adopted by users globally.

Different cryptocurrencies utilize different algorithms and cryptographies to optimize for certain traits such as faster processing times or greater accessibility. Some are aimed at solely functioning as a currency to purchase goods and services, while others are geared towards supporting a specific blockchain platform, such as smart contracts. Aside from its intended uses, some cryptocurrencies may be held as an asset to be traded based on its valuation.

As of December 31, 2019, there were 5,035 cryptocurrencies in circulation with a total aggregate market capitalization of approximately US$193.4 billion, which represented a 48.5% increase from approximately US$130.2 billion as of December 31, 2018. The largest cryptocurrency, Bitcoin, accounted for approximately 68.2% of the market capitalization of all cryptocurrencies, or approximately US$131.9 billion. The graph below shows the total aggregate market capitalization for all cryptocurrencies from the beginning of 2014 through December 2019:

Total Market Capitalization of Total Cryptocurrency and Bitcoin, 2014-2019

Note: The figures represent the market capitalization by December 31 of each year.

Source: F&S report

The table below shows the market capitalization and price information of selected major cryptocurrencies as of December 31, 2019:

Type of Cryptocurrency	Market Capitalization	Price	Highest Price in Prior Year	Lowest Price in Prior Year	% Change over December 2019
	US$	US$	US$	US$
	(in billions)
Bitcoin (BTC)	131.9	7,193.6	13,796.5	3,391.0	(5.0)%
Ethereum (ETH)	14.1	129.6	361.4	102.9	(15.0)%
Litecoin (LTC)	2.6	41.3	146.4	30.1	(12.9)%
Bitcoin Cash (BCH)	3.7	204.6	522.1	108.1	(7)%
Dash (DASH)	0.4	41.2	187.5	39.0	(25.4)%

Source: F&S report

Set out below are the historical price and trading volume charts of Bitcoin for the periods indicated:

Average Price and Trading Volume of Bitcoin, January 2015-December 2019

Cryptocurrency Industry Value Chain

The cryptocurrency industry consists of five major elements, including hardware supply, mining farms, operation of mining pools, trading and payment. Hardware suppliers mainly focus on mining IC design and mining machine manufacture as well as sales of mining machines. Mining farms usually refer to physical mining sites where operators offer customers custodian services for their mining hardware or provide computing power rental services. Operation of mining pools refers to services that enable miners to contribute their computing power and split mining rewards. Trading refers to services provided by cryptocurrency exchanges for consumers to buy and sell cryptocurrency. Payment refers to services provided by Bitcoin payment processors, which enables merchants and businesses to receive payments in Bitcoins from individuals for goods sold and services rendered.

The graph below illustrates the cryptocurrency industry value chain and key players:

The Cryptocurrency Mining Market

Cryptocurrency Mining

Blockchains rely on the computing hardware participating across the network to verify transactions and add to the blockchain. For cryptocurrency blockchains, network members which participate in the verification process may be rewarded with a certain amount of the cryptocurrency, which is commonly referred to as “mining.”

Mining serves both to add transactions to the blockchain and to release new cryptocurrency in circulation. The mining process involves compiling recent transactions into blocks and attempting to solve a computationally difficult puzzle. The first participant who solves the puzzle gets to place the next block on the blockchain and claim the rewards. The rewards incentivize mining and include both the transaction fees (paid to the miner in the form of cryptocurrency) as well as the newly released cryptocurrency.

The supply of a cryptocurrency may be capped or limited. For example, the total supply of Bitcoins is fixed at 21 million, and 18.1 million Bitcoins, or more than 86.2% of the total supply, had been awarded as of December 31, 2019. The number of Bitcoins awarded for solving a block in the verification process halves approximately every four years, and the recent Bitcoin halving occurred at the end of May 2020. While Bitcoin miners currently rely on newly released Bitcoins for reward, most of the revenue will be generated from Bitcoin transaction fees in the long run due to the reduction in Bitcoin supply. The table below shows certain information relating to Bitcoin mining activities for the years indicated:

Year	Bitcoins Awarded During the Year	Bitcoins Released at Year End	Average Bitcoins per Block		Total Mining Revenue
					(US$ million)
2013	1,585,175	12,195,400	25.0		307.0
2014	1,472,425	13,667,825	25.0		789.8
2015	1,358,275	15,026,100	25.0		375.0
2016	1,047,513	16,073,613	19.1	(1)	571.0
2017	698,912	16,772,525	12.5		3,332.6
2018	681,325	17,453,850	12.5		5,508.6
2019	678,025	18,131,875	12.5		5,172.9

(1)	The Bitcoin reward halved in July 2016.

Source: F&S report

Aside from mining rewards, transaction fees are a major form of incentive for participation in Bitcoin verification processes. Bitcoin users may offer to pay a discretionary Bitcoin-denominated transaction fee to the network member who solves the block and adds that user’s transaction to the blockchain to incentivize prioritizing that user’s transaction. The amount of transaction fee has historically been lower than the value of the mining reward. As the number of Bitcoins awarded for solving a block decreases over time, it is expected that the economic incentives for network members to continue to contribute computing power for the Bitcoin blockchain may shift over time from the award of newly released Bitcoins to Bitcoin-denominated transaction fees.

The cryptocurrency mining market is sensitive to changes in regulatory regimes. Regulators around the globe have taken different approaches toward the cryptocurrency industry in general. Countries such as China, the United States and Canada have shown cautionary encouragement toward the cryptocurrency industry, while countries such as Sweden and Iceland are on the more positive end. Currently, countries with the most active cryptocurrency mining and trading activities have not ruled cryptocurrency mining illegal.

As cryptocurrency gains popularity, an increasing number of people have joined the mining activities, causing the competition to intensify and the mining cost to increase, which in turn gives advantages to large mining farms that can lower the marginal cost with the benefit of economies of scale. An increasing number of miners choose to purchase computing power from mining farms, which are able to free them from physically operating their mining machines and lower their operating costs. Intensified mining competition of Bitcoin also causes the mining activities of other alternative cryptocurrencies such as Litecoin and Monero to increase, representing a new growth opportunity for the cryptocurrency mining industry.

Bitcoin Mining Machines

Bitcoin mining can be done by the average computer but, over time, specialized Bitcoin mining machines have been developed to more efficiently conduct these transactions. Network members are therefore incentivized to optimize their participation and may purchase Bitcoin mining machines rather than just using existing computers. Many network members operate large pools of Bitcoin mining machines for the purpose of increasing their computing power and sharing Bitcoin mining rewards.

Market demand for Bitcoin mining machines is primarily driven by the expected economic return on Bitcoin mining, which is generally affected by various factors, including the following:

●	Bitcoin Price. Increased Bitcoin price drives up the demand for Bitcoin mining machines, and vice versa. The price of Bitcoin has experienced significant fluctuation and may continue to fluctuate in the future. Any future fluctuation of the price of Bitcoin will add uncertainty to the economic return on Bitcoin mining.

●	Bitcoin mining rewards and network transaction fees. Bitcoin miners receive Bitcoins as a reward upon solving a block in the blockchain, and such reward is expected to halve approximately every four years. Bitcoin miners may also receive network transactions fees as a form of incentive for participation in the Bitcoin verification process. Future decreases in such rewards would negatively affect the economic return of Bitcoin mining.

●	Bitcoin mining machine performance. Performance of a Bitcoin mining machine is determined by its computing efficiency. Technological advancement such as development of ASIC chips with smaller transistors (from 28 nm to 7 nm) will lead to an increase in computing power and lower the energy consumption per TH, thus resulting in enhanced performance of a Bitcoin mining machine and higher economic return on Bitcoin mining. In general, the ASIC chips with smaller transistors are more advantageous in computing efficiency compared to ASIC chips with larger transistors.

●	Mining difficulty. The Bitcoin blockchain adjusts its mining difficulty based on the overall computing power of the Bitcoin network. Increased mining difficulty requires Bitcoin miners to upgrade their mining equipment to get ahead of other miners, and thus creates demand for better Bitcoin mining machines. However, if mining becomes so difficult that profiting is infeasible, Bitcoin miners may shut down their mining machines and give up on mining.

●	Electricity cost. Electricity cost is the major operating cost for Bitcoin mining. If the electricity price rises to a level so that the return from Bitcoin mining cannot justify the cost, the market interest in Bitcoin mining will decrease.

●	Regulations. Cryptocurrency industry has caught the attention of regulators in many countries. If the regulation on Bitcoin mining or the cryptocurrency industry in general tightens up, the market interest in Bitcoin and Bitcoin mining may decline.

In recent years, sales of Bitcoin mining machines have increased as a result of the increasing adoption of blockchain technology and interest in cryptocurrencies, particularly when cryptocurrency prices increased. Sales of Bitcoin computing hardware, the majority of which comprise sales of Bitcoin mining machines, have surged at a CAGR of 61.3% from approximately US$0.2 billion in 2015 to approximately US$1.4 billion in 2019 and are expected to further increase at a CAGR of 24.8% to approximately US$4.3 billion in 2024.

The graph below shows the growth of sales of Bitcoin mining machines globally for the periods indicated:

Source: F&S report

The prices of Bitcoin mining machines fluctuate as they are closely correlated with the price of Bitcoin. which is a key factor influencing the economic returns on mining activities. The graph below shows the correlation between the average selling price of mining hardware and the price of Bitcoin mining machines for the periods indicated:

Correlation between the average selling price of mining machines and the price of Bitcoin

Note: The chart above is limited to mainstream mining machines which refer to Bitcoin mining machines sold by major mining machine manufacturers.

Source: F&S report

During the period from 2012 to 2019, the hash rate of the Bitcoin network continuously increased in general, despite some small fluctuations. In September 2013, the hash rate of the Bitcoin network surpassed 1PH/s for the first time. At the beginning of 2016, it has already increased above 1EH/s, which was mainly driven by the significant increase of Bitcoin mining hardware and the investment enthusiasm of Bitcoin. As of the end of June 2018, the hash rate of Bitcoin network has reached approximately 40EH/s. In 2019, the Bitcoin hash rate experienced a general increase and exceeded its previous peak in July. The graph below shows the hash rate of Bitcoin mining machines for the periods indicated:

Correlation between Bitcoin price and Bitcoin hash rate, January 2012-December 2019

Source: F&S report

Key performance metrics of Bitcoin mining machines typically include the following:

●	Computing power. Computing power determines how quickly a Bitcoin mining machine can process a transaction, and is also known as the “hash rate” or “hash power.” It is evaluated both at the maximum level of computing power and its ability to maintain that level of power. Users may form mining pools with multiple Bitcoin mining machines to increase their collective hash power.

●	Efficiency. Another key property of Bitcoin mining machines is efficiency, which refers to the amount of power used in relation to the computing power. An efficient Bitcoin mining machine needs to have computing power that is sufficient to generate rewards greater than the cost of the power consumed.

●	Heat reduction. Because Bitcoin mining machines use a great deal of power, heat reduction is a concern since users may need to expend extra energy costs to keep the Bitcoin mining machines cool enough to avoid overheating.

●	Others. Other factors that users may consider include the size and weight of the Bitcoin mining machine, its noise level and whether it is complicated to assemble.

Competitive Landscape of the Bitcoin Mining Machine Market

The global Bitcoin mining machine market is dominated by four major Bitcoin mining machine producers, which are all China-based companies together accounting for 96.4% of the total sales revenue and 94.9% of the total computing power sold globally in the first half of 2019. Ebang was one of these Bitcoin mining machine producers, according to the F&S report.

The Integrated Circuit Industry

Integrated Circuits, or ICs are small wafers, usually made of silicon, which hold transistors, resistors and capacitors to perform calculations and store data. ICs form an essential component of virtually all electronic devices, enabling fundamental advances in computing, communication, transportation and countless other applications. According to the F&S report, driven by the rapid technology development and upgrading in the global electronic industry, the global sales revenue of the IC industry increased from US$277.3 billion in 2014 to US$401.6 billion in 2018, representing a CAGR of 12.4%, and is expected to reach US$552.1 billion by 2023 at a CAGR of 6.6% the overall sales revenue of the IC industry in China increase from US$45.6 billion in 2014 to US$98.7 billion in 2018, representing a CAGR of 21.3%, and is expected to reach US$193.8 billion by 2023 at a CAGR of 14.4%.

Although many companies, known as integrated device manufacturers, both design and manufacture ICs, a lot of companies avoid the huge capital expenditure to build, and expensive cost to maintain, IC production facilities by going fabless, i.e., focusing exclusively on IC design. The global market size of fabless IC design industry measured by sales revenue has grown from US$84.2 billion in 2015 to US$103.3 billion in 2019, representing a CAGR of 5.2%, and is expected to reach US$129.4 billion in 2023 at a CAGR of 4.6%, caused by the emergence of cutting-edge technologies such as blockchain, internet of things, and artificial intelligence. The table below shows the total global market size of fabless IC design industry measured by sales revenue for the periods indicated:

ASIC Chips

Specialized IC chips are known as ASIC chips. An ASIC chip are generally customized to process a particular application but has little flexibility for general use, which are increasingly employed in blockchain and many other cutting-edge technologies. Its estimated growth from 2018 to 2023 is expected to be at a CAGR of 15.8%, higher than other types of ICs.

ASIC chips offer stronger computing power and are more energy-efficient than chips for general use in running particular applications they are customized for. Therefore, ASIC chips are widely used in cryptocurrency mining, and ASIC chip designers are major participants in the Bitcoin mining machine industry.

Several entry barriers exist for ASIC chip designers, including design expertise, long development time and high fixed cost. With respect to expertise, ASIC chips are narrowly targeted and have little flexibility and so ASIC chip designers need to have precise and in-depth understanding of the applications being designed. Additionally, ASIC chip designers need to have expertise across a range of domains include programming, integrated circuit production and semiconductor technology in order to understand how to efficiently design an ASIC chip to be integrated into a Bitcoin mining machine. Because of this complexity, designing ASIC chips also requires an enormous input of time to experiment with the specifications and physical design. The typical design cycle takes 12 to 24 months. This also means that ASIC chip design has a high fixed cost in order to experiment for this length of time. Moreover, ASIC chip designers need to be precise in their estimates of market demand so that they do not overspend on the development.

BUSINESS

Mission

Our mission is to become a globally prominent blockchain company driven by technological innovation.

Overview

We are a leading ASIC chip design company and a leading manufacturer of high performance Bitcoin mining machines in the global market in terms of computing power sold in 2019, according to the F&S report. We have strong ASIC chip design capability underpinned by nearly a decade of industry experience and expertise in the telecommunications business. We are one of the few fabless IC design companies with the advanced technology to independently design ASIC chips, established access to third-party wafer foundry capacity and a proven in-house capability to produce blockchain and telecommunications products, according to the F&S report. We have dedicated our technology and efforts to ASIC applications for Bitcoin mining machines and were a leading Bitcoin mining machine producer in the global market in terms of computing power sold in 2019, according to the F&S report.

We are a pioneer in researching and developing ASIC chip technology used in blockchain applications in China. We are also one of the earliest contract manufacturers of Bitcoin mining machines in China to own self-developed proprietary ASIC chips, according to the F&S report. Our Ebit E10 model, launched in December 2017, was the first commercially available mining machine to use 10 nm ASIC chips among major mining machine producers, according to the F&S report. Our latest commercialized Ebit E12 series mining machines, which incorporate the most recent iteration of our proprietary 10 nm ASIC chips, are capable of a hash rate of up to 50 TH/s and a computing power efficiency of 57W/TH. We have completed the design of our 8 nm ASIC chips and 7 nm ASIC chips and are ready to mass-produce our proprietary 8 nm ASIC chips when the market conditions become suitable. We currently focus on developing our proprietary 5 nm and 6 nm ASIC chips and mining machines for non-Bitcoin cryptocurrencies such as Litecoin and Monero. We will continue to devote significant resources to new innovations applying blockchain technology.

Leveraging our deep understanding of the cryptocurrency industry and strong blockchain technology as applied to ASIC chip design, we strive to expand into the upstream and downstream markets of the blockchain and cryptocurrency industry value chain to diversify our offerings and achieve a more stable financial performance. We intend to start with the cryptocurrency mining and farming business as well as cryptocurrency trading exchange business, as described below, and explore applying blockchain technology into non-cryptocurrency industries, such as the financial services and healthcare industries. We believe our extensive experience in the blockchain and cryptocurrency industry positions us well in our future endeavors.

We had revenues of US$319.0 million, US$109.1 million, US$22.4 million and US$11.0 million in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. We had gross profit of US$24.4 million in 2018 and gross losses of US$30.6 million, US$17.9 million and US$1.0 million in 2019 and the six months ended June 30, 2019 and 2020, respectively. We had net losses of US$11.8 million, US$41.1 million, US$19.1 million and US$7.0 million in 2018, 2019 and the six months ended June 30, 2019 and 2020.

In addition, we are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial businesses to capture the growth opportunity along the value chain of the blockchain industry outside of the PRC, specifically in Canada, Australia, New Zealand and Singapore. Although we have not generated any revenues from such businesses to date, we carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We currently have no plans to establish our cryptocurrency trading exchange or online brokerage businesses in the United States. See “—Recent Developments” below.

Our Strengths

We believe that the following strengths contribute to our success and differentiate us from our competitors:

Market pioneer with strong and proven capabilities in ASIC design capability

We believe blockchain technology has the potential to transform and disrupt traditional business and society. According to the F&S report, computing power is the key bottleneck for the development and wide adoption of blockchain performance and ASIC chips plays a crucial role in supporting the development and accessibility of blockchain technology by providing equivalent computing power with remarkably high-power efficiency and low cost, as compared with other types of chips. We are a pioneer in researching and developing ASIC chip technology used in blockchain applications in China. We are also one of the earliest contract manufacturers of Bitcoin mining machines in China to own proprietary ASIC chips, according to the F&S report.

Our blockchain technology development efforts are targeted at maximizing computing power, as measured in the speed of computation, or hash rate, and at reducing energy consumption. According to the F&S report, we are one of the few companies in China to possess proven technological know-how and expertise throughout the ASIC design and production process, including algorithm development and optimization, standard cell design and optimization, low voltage and high-power efficiency operations, design of high-performance system and heat dissipation technology. We strive to control our ASIC chip design and chip integration process to ensure the quality of our products. Our current ASIC chips are specially designed for Bitcoin mining. We are able to evolve with rapid innovations in blockchain computing technology and offer increasingly efficient blockchain computer hardware. Our Ebit E10 model, launched in December 2017, was the first commercially available mining machine to use 10 nm ASIC chips among major mining machine producers, according to the F&S report. Our latest commercialized Ebit E12 series mining machines, which incorporate the most recent iteration of our proprietary 10 nm ASIC chips, are capable of a hash rate of up to 50 TH/s and computing power efficiency of 57W/TH. In addition, we have also completed the design of our 8 nm ASIC chips and 7 nm ASIC chips and are ready to mass-produce our proprietary 8nm ASIC chips when the market conditions become suitable. We are currently focused on the development of our proprietary 5 nm and 6 nm ASIC chips.

In view of this, we believe that our proven capabilities and years of experience and deep know-how in ASIC design will enable us to capture the underserved needs for development of blockchain technology and to capture and sustain a leadership position in blockchain products business in China.

A world leading Bitcoin mining machine producer with a strong market position globally and steady access to wafer foundry capacity

We were a leading Bitcoin mining machine producer in the global market in terms of computing power sold in 2019, according to the F&S report. We are also one of the few major cryptocurrency mining machine producers globally to produce mining machines with proprietary ASIC chips, according to the F&S report.

The cryptocurrency mining machine industry has high barriers to entry relating primarily to chip design ability and wafer foundry capacity, according to the F&S report. Leveraging our technological development experience from producing telecommunications products, we have rooted ourselves firmly in the ASIC chip design and mining machine production business. According to the F&S report, we are one of the few players in the mining machine industry that can design both ASIC chips and mining machines and related accessories, which gives us a competitive advantage. We have full control over our ASIC chip design and chip integration process to ensure the quality of our products. We have developed multiple generations of ASIC chips, including the 10 nm along with multiple mining machines incorporating them. We have also independently developed software and certain computing protocols for our devices.

The difficulty of accessing wafer foundries presents another major barrier to entry. Chips are produced from silicon wafers which are manufactured by specialized wafer foundries. According to the F&S report, only a few wafer foundries in the world are capable of producing the highly sophisticated silicon wafers used for chips such as blockchain computing ASIC chips. These wafer foundries have finite capacity to produce such wafers. We have steady access to wafer foundry capacity with Samsung and TSMC, two of the world’s major wafer foundries. We also established a relationship and are in discussions with two other major wafer foundries in order to diversify our supplier sources. Our strong and proven ASIC chip design capability and access to third-party wafer foundry capacity have supported our rapid growth in this industry, and we believe these advantages will continue to help us maintain and grow our market share going forward.

Outstanding technical expertise and production experience and offer high-quality products

We have accumulated years of experience in IC design since our inception. We offer a wide range of products which utilize ICs as their key component. In developing these products, we have garnered expertise in designing ICs and established technical know-how in product development. Our history of developing and producing telecommunications products served as the foundation to the start of our blockchain products business. Because we were already manufacturing high-technology products, we had relationships with established vendors and were well-positioned to identify and select new vendors in a cost-effective manner. Our research and development team possesses deep technical expertise in product development. We believe all of these factors help us shorten our time-to-market for our mining machine business and increase our efficiency and profitability, as well as deliver high-quality and reliable products to our customers.

Tech-savvy and seasoned senior management team

Our success is driven by a passionate, visionary, tech-savvy and entrepreneurial management team with a unique combination of blockchain, computing and software expertise. Mr. Dong Hu, our founder, chairman of our Board and chief executive officer, has nearly 20 years of experience in the network communications and computing industry, particularly in the area of research and development and is a veteran in respect of blockchain technology. Mr. Hu is supported by an experienced and stable management team. Our senior management team possesses extensive experience in the network communications or computing industry and have been instrumental to the development of our product offerings and expansion of our business.

Our Strategies

We intend to grow our business using the following key strategies:

Strengthen our leadership position and increase our investment in ASIC chip and blockchain technology.

We believe in the long-term growth potential of blockchain and edge computing applications. As a result, we will continue to introduce IC solutions offering higher performance for blockchain applications with customized software development and services. We will continue to upgrade our Bitcoin mining machines with enhanced performance and competitiveness by incorporating the most advanced technologies. In addition, leveraging our extensive experience in developing ASIC chips and existing technology, we aim to continue to develop electronic processor chips and diversify our technology portfolio by entering into other blockchain-related technology markets.

To support our expanding research and development goals beyond cryptocurrency applications, we plan to invest in the research and development for other blockchain applications given the increasing institutional investment in blockchain technology. We are in the process of researching, and plan to launch, alternative products and solutions for non-cryptocurrency blockchain applications, such as medical recordkeeping and financial management. We believe that continuing our research and development work there in the future will enable us to work with talents among the world’s best, so we can stay at the forefront of the industry and potentially further expand our customer base.

Expand into new business opportunities in the blockchain and cryptocurrency industry to diversify our offerings

Leveraging our experience in the cryptocurrency industry and our strong blockchain technology, we intend to expand into the upstream and the downstream of blockchain and cryptocurrency industry value chain to diversify our offerings and achieve more stable performance. We began to provide mining machine hosting services in 2017, and expect to establish our own mining farms. Mining farms would allow us to engage in hosting services for third parties, pursuant to which we could lease out the computing power in a mining farm to third parties or allow third parties to operate their mining machines, which may be purchased from us, in our mining farms for a fee. We would be offering a cost-effective solution for cryptocurrency hobbyists and professionals, allowing them to benefit from the economies of scale offered by a centralized mining farm location. Our mining farms would also give us the option to engage in proprietary Bitcoin and other cryptocurrency mining activities to mine cryptocurrencies for ourselves in order to capture the returns from mining as well as appreciation in value of cryptocurrencies. This may also enhance our existing business operations by smoothing out market cycles in cryptocurrencies, as we would be able to employ our own mining machine inventory for proprietary mining during market downcycles. Leveraging our deep understanding of the cryptocurrency industry and blockchain technology, we plan to launch blockchain-enabled financial business by establishing cryptocurrency exchanges and online brokerages and by combining the blockchain-enabled financial businesses with the traditional ones to capture the growth opportunity along the value chain of the blockchain industry. We have set up subsidiaries in Singapore, Canada and Australia, and we initiated preparatory work, including applying for requisite regulatory approvals and licenses, to operate our cryptocurrency trading exchanges. We currently have no plans to establish our cryptocurrency trading exchange or online brokerage businesses in the United States.

Continue to develop and offer cutting-edge cryptocurrency mining machines

We intend to leverage our successful growth and increasing expertise in the mining machine industry and continue to design and develop cutting-edge products specialized for Bitcoin and other cryptocurrencies. As the blockchain sector expands, a variety of cryptocurrencies have arisen with varying protocols, applications and user bases. We plan to build on our knowledge of blockchain technology, familiarity with the entire development process of ASIC chips and our experience in developing mining machines for Bitcoin mining and further expand our mining machine business to take advantage of the proliferation and growth of cryptocurrencies. We intend to continue to strengthen our research and development capabilities, including in ASIC chip design and development of proprietary software, with a view to establishing our technological expertise in developing mining machines for multiple cryptocurrencies. We plan to leverage our position as a leading Bitcoin mining machine producer to expand our reach to other cryptocurrencies and new markets, deepen existing relationships and attract new customers in the blockchain technology industry.

Expand our production capacity

We intend to further expand our production capacity by building a new facility in Yuhang, Hangzhou in order to cope with the anticipated increase in demand in the future. We have begun the construction of the facility, which is expected to complete by the first half of 2021. For the additional phase of the new facility, we expect to install more production lines. This will allow us to produce more of our products in-house rather than through third-party contractors, which we believe will help increase our profit margin overall and give us more control and better oversight over our production timeline. Further, we plan to establish our own assembly facility in Wuhai, Inner Mongolia to benefit from lower electricity prices and transportation costs for certain raw materials, as well as to gain proximity to certain of our customers. We have completed construction of the building for this new assembly facility and commenced the installation and testing of machinery and equipment in the new assembly facility.

Further strengthen our brand image and recognition and expand our overseas customer base

We seek to further grow our business by boosting public recognition of our brand name and image through various marketing initiatives. These include a combination of marketing activities on both online and offline channels, including holding product launch events, issuing press releases, participating in industry conferences and building our social media and online presence.

We seek to increase our sales to overseas markets as we continue to enhance our marketing efforts and expand our international presence. We are currently seeking to establish stronger customer ties in North America and Europe in anticipation of future growth in the blockchain industry in those regions. To support this overseas expansion, we are considering opening sales and customer service centers and offices in the United States and Sweden over the next three years.

Recent Developments

In August 2020, we established wholly-owned subsidiaries in Singapore and Canada in preparation for establishing cryptocurrency exchanges. In October 2020, we established a wholly-owned subsidiary in Australia to apply for an Australian financial services license with the Australian Securities & Investments Commission (the Australian Government body that regulates the Australian financial services industry) and for registration with AUSTRAC (the Australian Government body that regulates bitcoin exchanges). We carefully selected these countries because of what we believe to be a cryptocurrency-friendly regulatory environment, access to cryptocurrency enthusiast communities and relatively lower application cost. We are at an initial preparatory stage of executing our plan to launch blockchain-enabled financial business to capture the growth opportunity along the value chain of the blockchain industry. As of the date of this prospectus, we have received the Money Service Business License from the Financial Transactions and Reports Analysis Centre of Canada, which will allow us to engage in foreign exchange trading, digital currency transferring and dealing in virtual currencies in Canada, and we are in the process of obtaining relevant licenses and approvals for our subsidiaries in Singapore and Australia. We expect that it will take approximately two months and 12 months to obtain such licenses in Australia and Singapore, respectively, subject to approvals from local authorities, which is typical for such applications; if and once obtained, these licenses will allow us to operate cryptocurrency exchanges in these countries in such jurisdictions. Meanwhile, we are focused on application development, regulatory compliance and talent recruitment to ramp up execution of our new business plans for the expansion in these countries. We expect such ramp-up will support our future operations and our compliance with local rules and regulations. Our expenses to date to implement our new business plans, including establishing and acquiring subsidiaries in Canada, Australia, New Zealand and Singapore have not been significant, but we expect that we will require an initial investment of approximately US$4.0 million for server rentals, application development, regulatory compliance and talent acquisition to set up cryptocurrency exchanges in the abovementioned countries. There is no guarantee that we will receive any additional required approvals and licenses for our proposed business in these countries in a timely manner or on commercially reasonable terms, or at all, or that we will commence the proposed business as planned, or at all. Our current plan is to launch our operation in these countries in early 2022. However, if our expectations as to the costs and timelines of our investment and operations at these countries or our execution of business plan prove incorrect, we may incur additional expenses or losses. In the event that we sell all 4,000,000 Units at the initial closing, resulting in approximate net proceeds of US$19.3 million, or US$39.0 million if all 4,000,000 Additional Units are sold (assuming no exercise of the related warrants), we intend to use approximately US$9.65 million (or US$19.5 million if all 4,000,000 Additional Units are sold)/50% of such proceeds for the continued development of the businesses in the jurisdictions described above, specifically for the development and application of blockchain technology into financial services, sourcing core intellectual properties relating to such businesses and corporate branding and marketing activities for such businesses.

In addition, in October 2020, we entered into a non-binding letter of intent to acquire a 100% equity interest in a licensed New Zealand-based financial company that offers wholesale and generic financial, broker and wealth management services to establish a local digital asset financial service platform. This will enable us to capitalize on New Zealand’s friendly and comprehensive regulatory regime. However, the consummation of the proposed acquisition in New Zealand is subject to, among other matters, the negotiation of a definitive agreement among the relevant parties, the satisfaction of the closing conditions provided thereunder, and the requisite corporate or other approvals from the relevant parties. A definitive agreement may not be entered into, and the proposed transaction may not be consummated in time, or at all.

Any restrictions imposed by a foreign government could force us to restructure operations, perhaps significantly, which could result in significant costs and inefficiencies that harm our profitability, or even cause us to cease operations in the applicable jurisdiction. Cryptocurrency is a recent technological innovation and the regulatory schemes to which cryptocurrency and the related exchange may be subject have not been fully explored or developed by foreign jurisdictions. Thus, cryptocurrency faces an uncertain regulatory landscape in many foreign jurisdictions. Singapore generally has embraced cryptocurrencies and sought to create a permissive environment for their operation largely to attract foreign operators to its market. In November 2017, the Monetary Authority of Singapore (“MAS”) issued a statement that tokens sold through the blockchain funding model may be considered securities under certain circumstances under Singapore law, and provided case studies as examples of tokens that do and do not constitute securities. An exchange platform facilitating secondary trading of cryptocurrency securities must be an approved exchange or market operator by the MAS. Cryptocurrency exchanges may be licensed in Singapore, and we believe that the existing law governing cryptocurrency exchanges, transactions and licensing may continue to evolve.

The Canadian Securities Administrators (“CSA”) has and we believe will continue to regulate the offering and exchange of crypto tokens to the public and we believe that Canadian securities and derivatives laws apply to coin offerings. Canada has labeled bitcoin as a digital or virtual currency, distinct from fiat currency. Canada has experimented with a digital version of its currency called CAD-COIN, intended to be used exclusively for interbank payment. On August 24, 2017, the CSA published a staff position on the proposal (or offering) of cryptographic tokens to the public. The CSA staff’s position indicated that there is an increasing trend in the offers of cryptographic tokens to the public, including the offerings of cryptographic tokens which are characterized as securities or derivatives, and therefore in these cases the Canadian securities and derivatives laws apply to coin offerings. Regarding the question of whether cryptographic tokens are securities, the CSA position stated that many of the coin offerings that were examined found that the tokens issued were securities, including in light of the fact that they were considered as “investment contract”. In January 2020, the CSA issued new guidance to assist operators of crypto asset trading platforms determine how Canadian securities laws apply to their activities. In addition, the CSA declared that cryptocurrencies are taxable as commodities rather than currencies. On the CSA’s website, the agency maintains that any good bought using digital currency must, for tax purposes, be included in the seller’s income tax. In February 2018, the Ontario Securities Commission approved a blockchain exchange-traded fund for launch on the Toronto Stock Exchange and in August 2020, the CSA approved the launch of Canada’s first regulated crypto platform. In March 2019, the Financial Transactions and Reports Analysis Center of Canada announced that it will implement anti-money laundering and counter-terrorist financing regulations and expand its regulatory mandate regarding offshore crypto companies, resulting in additional reporting requirements.

Cryptocurrencies and exchanges are legal in Australia. Australia has been progressive in its implementation of cryptocurrency regulations. In 2017, Australia’s Federal Government declared that cryptocurrencies were legal and specifically stated that Bitcoin (and cryptocurrencies that shared its characteristics) are to be treated as property for all purposes of Australian law. The Federal Government also enacted tax law changes to confirm that Cryptocurrency sales are subject to a single Capital Gains Tax (whereas previously Cryptocurrencies had been subject to a controversial double taxation under Australia’s goods and services tax. In 2017, the Australian Securities and Investments Commission issued guidelines that deal with the natural structure of the tokens (security or utility) as normal financial instruments under general consumer law and the Australian Corporations Act. In 2018, AUSTRAC announced the implementation of robust cryptocurrency exchange regulations. These cryptocurrency regulations require exchanges operating in Australia to register with AUSTRAC, identify and verify users, maintain records, and comply with government AML/CFT reporting obligations. As a result, Australia has laws to protect cryptocurrency trades and traders, similar to Australian laws that secure the rights of stocks and financial instruments and their traders. Therefore, Australia considers Bitcoin a currency like any other and allows entities to trade, mine, or buy it.

We believe that New Zealand’s financial markets regulator, the Financial Markets Authority (“FMA”), regulates digital financial service platforms like the one we intend to acquire, wallet services, exchange services, as well as coin offerings in New Zealand. Such regulation includes but is not limited to registration as a financial services provider, subscription to a specified dispute resolution scheme, and compliance with fair dealing obligations and AML/CFT reporting obligations. Such currencies in New Zealand are treated as a form of property, where taxes are paid with every sale, trade, exchange, or lending activity. Crypto mining and staking are also taxed in New Zealand.

In recent years, we believe that the governments of Canada, Australia, New Zealand and Singapore have solidified their respective regulatory posture on cryptocurrencies. Various foreign jurisdictions may from time to time adopt laws, regulations or directives that affect our cryptocurrency businesses. Due in part to its international nature and the nascent stage of regulation, along with the limited experience with cryptocurrency, and language barriers between international journalists, translators and regulators, information regarding the regulation of cryptocurrency in various jurisdictions may be incomplete, inaccurate or unreliable. As both the regulatory landscape develops and journalistic familiarity with cryptocurrency increases, mainstream media’s understanding of cryptocurrency and the regulation thereof may improve. As we enter into the markets in Canada, Australia, New Zealand and Singapore, we expect to continue to monitor the local regulations regarding cryptocurrency and financial service platforms and retain local regulatory counsels. See “Risk Factors—The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses,” “Risk Factors—If we are unable to manage our growth or execute our strategies effectively, our business, results of operations and financial condition may be materially and adversely affected” and “Risk Factors—We may not successfully develop, market or launch any cryptocurrency exchanges or online brokerages” for details of the associated risks.

Our Value Proposition

We are a fabless IC designer engaged in the front-end and back-end of IC design, which are the major components of the IC product development chain. We currently dedicate our technology and expertise in IC design for our blockchain products business and telecommunication products business.

The following diagram illustrates the general process of IC design and production for our blockchain and telecommunications products businesses:

We independently design and develop our blockchain and telecommunications products in-house, including the design of proprietary ASIC chips for our cryptocurrency mining machines. Front-end IC design and back-end IC design are the key parts of the IC design process. We determine the parameters of the IC chip, establish the basic logic of the design, map out the initial plan for the physical layout, and conduct back-end verification on the design. Our strong design capability has ensured that we have achieved a 100% tape-out success rate to date. We then closely partner with industry-leading third-party suppliers to fabricate, test and package the IC products we design. Leveraging our long-established experience and know-how in producing telecommunications products, we have also established in-house production capabilities to conduct PCB assembly and system assembly for both mining machines and a wide range of telecommunications products. We believe our outstanding technical expertise and production experience in IC development chain enables us to continuously introduce ICs of higher performance and power efficiency for application in both the blockchain and telecommunications fields.

Our Blockchain Products Business

Our blockchain products business primarily comprises sales of Bitcoin mining machines and mining machine hosting services. In 2018, 2019 and the six months ended June 30, 2019 and 2020, our revenues from sales of Bitcoin mining machine and related accessories were US$307.1 million, US$89.9 million, US$12.6 million and US$4.5 million respectively, and our revenue from provision of mining machine hosting services was US$7.7 million, US$15.7 million, US$7.2 million and US$6.1 million, respectively.

Bitcoin Mining Machine Products

We currently dedicate our technology and expertise in ASIC applications primarily for our blockchain products business, which consists predominantly of the design, development, production and sales of our proprietary ASIC-based Bitcoin mining machines under the Ebit brand. Our Ebit Bitcoin mining machines feature our proprietary ASICs, and the ASICs are integrated with components procured by us.

Our existing ASIC chips are targeted at solving Bitcoin’s cryptographic algorithms incorporating the latest technology. Our Ebit E10 was one of the first commercially available miners to utilize a 10 nm ASIC chip. We have continued to develop the technology of our 10 nm ASIC chip and released multiple mining machine models with higher efficiency, featuring higher hash rates per ASIC chip and lower average cost per TH. Launched in May 2019, our Ebit E12 series is capable of a hash rate of up to 50 TH/s.

We have also designed our hardware architecture to optimize the computing power of our ASIC chips while efficiently consuming energy. This includes incorporating heat dissipation technology, such as high-grade aluminum cases and customized heat sinks and fans. All of our mining machine products incorporate built-in controllers so they can operate as standalone devices. Our products utilize automatic cluster management software system for intelligent tracking and monitoring of the operation status of the device, which provides convenience for large-scale set-ups with multiple devices. Our products are also configured to allow for simplified software and internet connection setup, thereby reducing installation and configuration time.

We typically introduce new series of Bitcoin mining machines every year incorporating the latest development of ASIC design and process technology. We also produce and sell Bitcoin mining machine accessories and offer ancillary service to our customers to assist their operations.

Existing Mining Machine Products

The table below describes the key mining machine products that we have sold:

Product	Release Date	Type of ASICs	Hash Rate

Ebit E9+	December 2016	14 nm	9 TH/s

Ebit E10	December 2017	10 nm	18 TH/s

Ebit E9.1	May 2018	10 nm	14 TH/s

Ebit E9.2	April 2018	10 nm	12 TH/s

Ebit E9.3	May 2018	10 nm	16 TH/s

Ebit E9.5	June 2019	10 nm	11.5 TH/s

Ebit E9i	July 2018	10 nm	13.5 TH/s

Ebit E9i+	September 2018	10 nm	13.5 TH/s

Product	Release Date	Type of ASICs	Hash Rate

Ebit E10.1	April 2019	10 nm	18 TH/s

Ebit E10.2	May 2019	10 nm	27 TH/s

Ebit E10.3	June 2019	10 nm	24 TH/s

Ebit E10.5	June 2019	10 nm	18 TH/s

Ebit E12	May 2019	10 nm	44 TH/s

The total volume of Bitcoin mining machines we sold was 415.9 thousand, 290.0 thousand, 128.6 thousand and 5.8 thousand in 2018, 2019, and the six months ended June 30, 2019 and 2020, respectively. The total computing power of Bitcoin mining machines we sold was 5.1 million Thash/s, 5.9 million Thash/s. 1.8 million Thash/s and 0.3 million Thash/s in 2018, 2019 and the six months ended June 30, 2019 and 2020. The average selling price per hash rate of Bitcoin mining machines we sold was US$61, US$15, US$7 and US$18 in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

Mining Machine Products Under Development

Our current mining machine products are designed for Bitcoin mining. We are in the process of developing ASIC chips for a new generation of mining machines for Bitcoin mining, as well as mining machines for other cryptocurrencies. The table below shows products we have currently in development.

Project	Description	Current Status

Bitcoin mining machines

8 nm ASIC chip mining machine*	ASIC chip with higher hash rate than 10 nm ASIC chip	Design completed in 2019

7 nm ASIC chip mining machine*	ASIC chip with higher hash rate than 10 nm ASIC chip and 8 nm ASIC chip	Design completed in 2019

5 nm/6 nm ASIC chip mining machine	ASIC chip with better performance and efficiency than 7 nm ASIC chip	Under design

Other cryptocurrency mining machines

Mining machines for Litecoin/SimpleChain and DASH**	Each designed specifically for Litecoin/SimpleChain or DASH mining.	Design completed in 2018

Mining machines for Monero, Zerocash, Siacoin/Decred and Bytom*	Each designed specifically for Monero, Zerocash, Siacoin/Decred or Bytom mining	Design completed in 2019

*	We will further determine the timeline for launching these products based on market demands and conditions.

Mining Machine Hosting Services

We began our mining machine hosting services in 2017 to diversify our offerings. Our mining machine hosting services enable customers to operate their mining machines remotely in a cost-effective manner. We help customers set up and configurate their mining machines and monitor the daily operation of these mining machines on our hosting site where the utility cost is relatively low. We also provide routine maintenance services to our customers. We currently provide our mining machine hosting services only to those who have purchased mining machines from us.

We typically enter into separate service agreements with buyers of our mining machines for the hosting services. We charge customers a hosting services fee, which is negotiated case by case and usually in proportion to the utility consumption of each customer’s mining machines we host. The revenues from our mining machine hosting services were US$7.7 million, US$15.7 million, US$7.2 million and US$6.1 million in 2018, 2019 and the six months ended June 30, 2019 and 2020. The average service fee per kWh was generally US$0.04 per kWh throughout 2018, 2019 and the six months ended June 30, 2019 and 2020.

Our Telecommunications Business

We entered the telecommunications business in 2010. Our communications network devices mainly focus on the access layer, which is the entry point for providing access to the telecommunications network for end users. Our products are broadly grouped under the following product lines, as well as related parts and accessories:

●	Fiber-Optic Communication Access Devices. Our fiber-optic communication access devices are mainly used by telecommunications service providers in access network server rooms. Our fiber-optic communication access devices are also designed to provide enterprises with a differentiated smart terminal solution for communication access with a view to fulfilling client needs in terms of cost and user experience. The main products we offer under our fiber-optic communication access devices product line include multiprotocol label switching (MPLS) fiber-optic access network devices, multi-service access platform (MSAP) integrated business access devices and wavelength-division multiplexing (WDM) fiber-optic devices.

●	Enterprise Convergent Terminals. Our enterprise convergent terminal products are designed to provide complete informatization service for enterprises, from smart terminal to smart pipeline and cloud computing. The main products we offer under our enterprise convergent terminal product line include gigabit passive optical network (GPON), enterprise cloud gateway devices, Industrial Internet of Things (IoT) access devices and business enterprise smart wireless access devices.

Our Customers

Blockchain Products Business

Our customer base for sales of our Ebit mining machines comprise both enterprises and individual buyers. We generally do not enter into long term agreements with our mining machine customers. Sales are typically made on one-off sales contract or purchase order bases. Generally, we either require prepayment in full or offer alternate payment plans for customers to prepay a certain percentage with the remainder to be settled after delivery of the products. Substantially all of the customers of our mining machine hosting services are customers who have purchased our mining machines.

In 2018, 2019 and the six months ended June 30, 2020, a significant portion of our mining machine customers were located in China.

All of our mining machines are distributed through direct sales. Nevertheless, we do not restrict resales of our mining machine products by our customers, so some of our customers in China may resell purchased products to end users or other buyers located in overseas markets. Our revenues generated from sales to customers in China represent 91.4%, 87.5%, 93.8% and 99.5% of our total revenues in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively. Our revenues from sales to customers outside of China/sales of mining machines delivered to overseas end users, such as customers/users in North America, Central Asia and the Southeast Asia, represent 8.6%, 12.5%, 6.2% and 0.5% in 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

Telecommunications Business

Our telecommunications products are mainly sold in China under the brand name “EBANG” and through direct sales. Our customer base for the telecommunications products primarily include major telecommunications service providers in China.

We do not have any long-term or exclusive agreement with our telecommunications product customers. Sales to our enterprises customers are generally made on one-off sales contract or purchase order bases with a credit period of one to nine months. We generally enter into framework agreement with the major telecommunications service providers in China with a credit period up to one year. We typically require payments to be made in installments upon delivery of the products. We encourage our sales representatives to negotiate shorter credit periods, to reduce our credit risk.

Research and Development

We place strong emphasis on research and development. We consider research and development capability as a crucial factor to our success and our ability to develop innovative and competitive products to meet the technological requirements of customers. As of June 30, 2020, our research and development team comprised a total of 88 employees, or approximately 42% of our total number of employees, based across our offices in China. Our research and development expenses were US$43.5 million, US$13.4 million, US$7.4 million and US$3.8 million in 2018, 2019 and the six months ended June 30, 2019 and 2020.

Our research and development team is overseen by our Chairman and CEO, Mr. Dong Hu. Within our research and development team, we have a specialized ASIC chip design team focused on designing ASIC chips for the development of cutting-edge mining machine products and for other blockchain research and development projects that utilize ASIC chips. The other members of our research and development team focus on non-ASIC aspects of mining machine products, telecommunications products and new applications for blockchain technology. As part of our business strategy to expand into other markets, in addition to developing more advanced mining machines for cryptocurrency mining, we are currently undertaking several new research and development projects in blockchain technology, such as blockchain solutions for medical recordkeeping and financial services management. Our research and development team tracks, evaluates and anticipates the latest industry developments and customers’ needs in determining our research and development project focus and new product roadmap. We will continue to enhance our research and development capabilities in blockchain technology.

Production

Our Fabless Model

We do not directly manufacture ICs used for our products. Instead, we utilize what is known as a fabless model, whereby we conduct front-end and back-end designs of our IC chips, which are then manufactured, packaged and tested by world-class wafer foundry and OSAT partners we cooperate with. Under the fabless model, we are able to leverage the expertise of industry leaders that are certified by the ISO in such areas as fabrication, assembly, quality control and assurance, reliability and testing. In addition, the fabless model allows us to avoid many of the significant costs and risks associated with owning and operating various fabrication and packaging and testing facilities. Our fabrication partner is responsible for procurement of the majority of the raw materials used in the production of our ICs. As a result, we can focus our resources on research and development, product design and additional quality assurances.

Wafer Fabrication

We primarily work with an IC fabrication partner to ascertain their production resource that can be allocated to us before we place an order according to our business need. After we place our orders, and once they accept our orders, we are required to prepay in full in order to secure production capacity. It takes an average of approximately three to four months from the time when we place our order to the delivery of wafers.

We have historically purchased wafers for our ASIC chips from Samsung, one of the largest wafer foundries globally. Prior to April 2018, we procured these wafers through an intermediary that directly purchases ASIC chips from Samsung as an approved customer. Since April 2018, we became one of Samsung’s approved customers and were qualified to directly procure wafers from Samsung, which we believe lowered our wafer procurement cost and increased our profitability. Our agreement with Samsung, effective May 2018 has a term of three years and may be terminated by either party in the case of occurrence of certain specified events, such as material breach of contract or any bankruptcy or liquidation. Such intermediary was our largest supplier in 2018, accounting for 60.8% of our total purchases of raw materials and subcontracting services for our production use, respectively. In 2019, our purchases of ASIC chips from Samsung and another intermediary that directly purchases from Samsung were the largest, accounting for 43.8% of our total purchases of raw materials and subcontracting services for our production use.

We also began to work with TSMC in 2017 on the development of a new ASIC chip and established a relationship and are in discussions with two other major wafer foundries in order to diversify our supplier sources and to gain access to additional capacity for future ASIC chips. We will seek to procure wafers from either or both of these two wafer foundries in the event that our current suppliers are unable to accept or fulfil our purchase orders or otherwise continue supply us wafers. While we continue to seek opportunities to improve our supply chain, we face concentration risks, as we currently depend on two suppliers for our wafers. See “Risk Factors—Risks Relating to Our Business and Industry—we rely on a limited number of third parties to fabricate our ASIC chips, which are the core technology used in our mining machines.”

Packaging and Testing

After the wafers are manufactured, they are shipped to an OSAT company for packaging into IC chips, which are then tested to ensure the required quality assurance procedures are all met. Properly tested IC chips are then delivered to our production facilities for mounting and assembly.

We procure IC packaging and testing services from leading OSAT companies, including STATS ChipPAC. In 2018, in order to keep up with our increasing production demand, we began working with PTI. STATS ChipPAC is controlled by Jiangsu Changjiang Electronics Technology Co., Ltd. and its various subsidiaries, or JCET, which along with PTI are among the largest OSAT companies in the world.

Assembly Plant

We have in-house capabilities to produce our blockchain and telecommunications products at our production facilities. These include PCB assembly to create the mounted circuit boards once the IC chips have been manufactured, and general assembly to integrate the circuit boards with other components and parts for assembling the final products.

We procure certain raw materials, components and parts, such as electronic components, metal cases, cables, antennae and packaging materials, which are used by us for the assembly of PCBs and our final products. We typically maintain three or four different suppliers for most of our raw materials, components and parts. We generally place purchase orders with our suppliers based on our estimated purchase orders and production schedule. The lead time for procurement is generally one to four months. We are typically required to pay our suppliers before or upon delivery of the raw materials, components and parts. We closely monitor the quality of all raw materials provided by our suppliers to ensure that all raw materials comply with the stringent requirements of our customers. For more information, see “—Quality Control.”

We outsource some of our production to third-party subcontractors in order to meet additional capacity needs. We currently maintain a working relationship with approximately four to five third-party subcontractors for PCB and general system assembly. The terms of our subcontracting arrangement are set out in individual written work orders, and the amount of work outsourced is determined on an as-needed basis. To maintain our product standards, we institute strict quality control measures with our third-party subcontractors. These measures include requiring product testing at various stages of production and utilizing our proprietary software to record and report the quality testing results.

Production Facilities

We operate two production facilities in Hangzhou, Zhejiang and Wuhai, Inner Mongolia with a gross floor area of 7,344 and 14,200.26 square meters, respectively. Our production facility is capable of assembling mining machines and telecommunications products. The Hangzhou production facility houses three SMT production lines and two general assembly lines, and Wuhai production facility houses one SMT production line and one general assembly line, respectively, as of June 30, 2020.

SMT production lines are responsible for PCB assembly, which is a key process for both our mining machine and telecommunications products. The maximum output volume of our in-house production facilities is largely dictated by the production capacity of our SMT production lines in Hangzhou. Due to strong demand for mining machines, we maintain high utilization of our SMT production lines. As of June 30, 2020, we owned four SMT production lines with an aggregate of up to 995 SMT production hours per month. The average utilization rate of our SMT production lines was 85.6%, 81.7%, 79.9% and 34.4% for 2018, 2019 and the six months ended June 30, 2019 and 2020, respectively.

We outsource some of our SMT production activities to third-party subcontractors in order to meet additional capacity needs. For the years ended December 31, 2018 and 2019 and the six months ended June 30, 2019 and 2020, our outsourced productive SMT production volume amounted to approximately 75.0%, 69.2%, 76.5% and 12.3% of our total in-house and outsourced productive SMT production volume, respectively.

We plan to expand our production capacity by constructing a new production facility in Yuhang District, Hangzhou and installing two additional new SMT production lines in place of the two older SMT production lines. We commenced the construction of our new production facility toward the end of 2019 and expect to commence its operation in the first half of 2021.

Quality Control

We place great emphasis on the importance of quality control in every aspect of our business. We produce our products in accordance with our strict quality control system and quality standards. We obtained all the material quality control certifications in the PRC for our products or production facilities. From sourcing of raw materials, production, delivery and installation, each stage of the production process is subject to our quality control procedures for both in-house production and outsourced third-party production.

We have implemented various quality-control checks into our production process and the IC fabrication process by our production partners. In addition, we provide timely and effective after-sales services and support to our users. We have quality control personnel based at each of our production facilities. They are part of our production department and are led by our quality control supervisor. The quality control team is primarily responsible for monitoring the quality of procurement raw materials, production process and finished products and supervising the product testing. We have our own on-site quality control staff to inspect each stage of the production process. The quality control staff inspects semi-finished products at various stages of the production process to ensure their compliance with our internal quality control standards and measures. This helps us detect defects during the production process and take steps to rectify those defects, where appropriate. For outsourced production, we require that all third-party contractors utilize a software system we provide to track, test and record each product made for us using unique identifying barcodes on the products so that we can review the testing results of their products. Our third-party contractors also agree to allow us to conduct sample testing of their products and random spot checks of their facilities. We require final testing on the products before their delivery to our customers to ensure the products meet the specifications and requirements of its customers.

After-Sales Services and Warranties

We provide installation services of communication network devices to our customers depending upon the products purchased and the type of customer. Our mining machines are configured by the end-users using our instruction manual.

For our mining machines, we provide a six-month warranty for the overall machine and a one-year warranty for the power supplies. During the warranty period, maintenance and after-sale services are provided by us, which include technical support, equipment repair and maintenance. In connection with warranty service, the customer will courier the hardware to us, and we will ship the machine back to the customer once repairs are completed. Our service hotline is available seven days a week between 8:30 a.m. to 10:30 p.m. and we offer on-site maintenance services as needed.

For our telecommunications products, we typically provide a 12 to 36-month warranty depending on the type of customer and product. During the warranty period, maintenance and after-sale services are provided by us, which include technical support, system and network resting, equipment repair and maintenance. Our service hotline is available seven days a week between 8:30 a.m. to 11:00 p.m. and we offer on-site maintenance services as needed.

Sales and Marketing

Historically, the marketing of our blockchain products was done through word of mouth, press releases of our product launches and exhibitions when we launch a new product. Certain of our available products are also advertised on our website which is updated periodically. From time to time, we also publish articles online in relation to our insight within the blockchain industry, and maintain a presence on social media in order to raise awareness of our brand. We have not relied heavily on sales force for advertising and marketing of our blockchain products, as most of our customers approach us proactively.

For our telecommunications products, we obtain supplier contracts through bidding processes held by the major telecommunications service providers in China, in order to become an approved supplier. We set up sales offices in the provinces with large distribution scale according to the winning bids. Our sales offices also serve the surrounding provinces to form an effective sales network.

Competition

We compete primarily with the other major mining machine producers and potentially with any new players which may overcome the high barriers of entry, in particular in technology and access to wafer foundry capacity. We seek to compete in technology and service quality with our competitors.

Our competitors also include many well-known domestic and international players in blockchain and cryptocurrency industry. We expect that competition in the Bitcoin mining industry will continue to be intense as we compete not only with existing players that have been focused on Bitcoin mining, but also new entrants that include well-established players in the semiconductor industry, and players who were not predisposed to this industry in the past. We also expect that we may face competition from existing and new cryptocurrency farming and cryptocurrency trading related service providers as well as non-cryptocurrency blockchain application providers. In the IC industry, we expect to face competition from existing and new players that are more established than us. Some of these competitors may also have stronger brand names, greater access to capital, longer histories, longer relationships with their suppliers or customers and more resources than we do.

Intellectual Property

We rely on a combination of copyright, trademark, patent and proprietary technology and contractual restrictions on disclosure to protect our intellectual property rights. We enter into relevant confidentiality agreements or provisions with our employees and certain customers and suppliers and rely on such confidentiality agreements or provisions and other protection of our technical know-how to maintain our technical advantages in our products and design.

As of the date of this prospectus, we had registered 42 patents, six IC layout designs and 49 software products, with an additional 28 patent applications in the PRC. Our key intellectual property achievements include multiple generations of ASIC chips, including our proprietary 10 nm ASIC chip, which was used by us for introducing to market the first commercially available mining machine that incorporates 10 nm ASIC chips among major mining machine producers.

Despite our efforts to protect our proprietary rights, unauthorized parties may attempt to copy or otherwise obtain and use our technology. Monitoring unauthorized use of our technology is difficult and costly, and we cannot be certain that the steps we have taken will prevent misappropriation of our technology. From time to time, we may have to resort to litigation to enforce our intellectual property rights, which could result in substantial costs and diversion of our resources.

Through the use of licensing arrangements, we utilize various technologies, software and other intellectual property that were developed by third parties. During the course of product design and manufacturing, we incorporate certain third-party technologies or implement technical or commercial standards, practices or intellectual property which require licenses from wafer foundries. These licenses allow us to use or access the wafer foundries’ technologies and intellectual property rights in connection with the making of photomask for our ASIC chips. We have also purchased licenses for various design software from third parties to conduct our IC chip design. These license grants were usually perpetual and irrevocable on a project-by-project basis. Third parties may initiate litigation against us alleging infringement of their proprietary rights or breach of a licensing agreement or declaring their non-infringement of our intellectual property rights. If third parties prevail on such claims, and if we fail to develop non-infringing technology or license the infringed or similar technology or cure the breach on a timely basis, our business could be harmed. Moreover, even if we are able to license the infringed or similar technology, license fees could be substantial and may adversely affect our results of operations.

See “Risk Factors—Risks Relating to Our Business and Industry—We may face difficulties in protecting our intellectual property rights” and “Risk Factors—Risks Relating to Our Business and Industry—Third parties have claimed and may, from time to time, assert or claim that we infringed their intellectual property rights and any failure to protect our intellectual property rights could have a material adverse impact on our business.”

Employees

As of June 30, 2020, we had 212 employees, all of whom are located in China. The following table sets forth the number of our employees by function:

Function	Number of Employees
Management	7
Research and development	88
Production	45
Sales and marketing	29
Finance, operations and others	43
Total	212

The remuneration payable to our employees includes salaries, project incentives, year-end bonuses and allowances. We determine employees’ remuneration based on factors including qualifications, contributions and years of experience. In order to maintain the quality, knowledge and skills of our employees, we appreciate the importance of training to employees. We provide regular trainings to our employees, which include orientation training for new employees and continuing on-the-job training for existing employees.

As of June 30, 2020, in addition to full-time employees, we also used approximately 36 workers, primarily in production, under temporary arrangements mainly through labor outsourcing service providers. This arrangement gives us greater flexibility in staffing and work allocation in response to fluctuating work demands. Currently, we do not directly enter into contracts with these workers. Instead, we mainly enter into contracts with the labor outsourcing service providers for the engagement of workers. Our contracts with labor outsourcing service providers have a term of one year, with the right to renew 30 days prior to expiration. The labor outsourcing service providers are required to enter into employment contracts with the workers and to pay salaries. The labor outsourcing providers are generally responsible for paying for social insurance for the workers. We pay to the labor outsourcing service providers an overall service fee calculated based on the number of hours worked, and are obligated to provide the required working conditions, labor protection, education as well as training in operation skills and production safety according to relevant regulations.

Properties

Our business operation is headquartered in Hangzhou, Zhejiang. We also currently occupy properties in other locations in China, including (1) other research and development bases in Shanghai, Suzhou and Wuhan, (2) two production facilities in Hangzhou and Wuhai, and (3) sales offices in Hangzhou, Shijiazhuang, Changsha, Guangzhou and Taizhou.

In addition, we are constructing our new headquarters in Yuhang District, Hangzhou which will comprise expanded production, research and development and office space, among other uses, in order to support our business growth. We have also acquired land and have substantially completed construction of the building for this new assembly facility in Wuhai, Inner Mongolia. For more information on our expansion plan and the related properties, see “—Owned Properties.”

Leased Properties

The total gross floor area, or GFA, of our leased properties is approximately 13,882 square meters, or sq.m, out of which, approximately 7,344 are for production facilities and 6,538 are for research and development, sales and other offices. Our lease agreements typically have a term of one to three years.

Owned Properties

As of June 30, 2020, we owned properties in three locations in China with a total GFA of approximately 48,087.68 sq.m. The following table sets forth the GFA of all properties owned by us:

Location	Approximate GFA
(sq.m.)
Completed
Wuhan, Hubei (research and development center)	390.68
Wuhai, Inner Mongolia(1)	14,200
Pending construction
Hangzhou, Zhejiang (Yuhang District)(2)	33,497
Total	48,087.68

(1)	We acquired the land and constructed the building for a new production facility to further increase our production capacity. As part of assessing the feasibility of such potential production facility, we commenced trial operations of a product assembly line on a temporary site in Wuhai in July 2018.

(2)	We have acquired this land from the government by way of public tender. We have made full payment of RMB17.6 million for the purchase price and have obtained the land use right certificate. We plan to construct a large production facility, a new headquarters office, a research and development facility and staff dormitory on this land and, upon completion of the construction, we will relocate our existing headquarters and leased production facility in Hangzhou to this new location. Construction is anticipated to be completed by the first half of 2021.

We believe that we have adequate facilities, through a combination of leased and owned properties, to accommodate our business operations and future expansion plans.

Insurance

Besides the government-mandated social insurance and housing provident fund schemes and motor vehicle insurance, we do not maintain any insurance covering our properties, equipment, inventory or employees, and we do not carry any business interruption or product liability insurance or any third-party liability insurance to cover claims in respect of personal injuries or any damages arising from accidents on our properties or in relation to our operations. We believe that our insurance coverage is adequate and is in line with industry practice.

Environmental Matters

We have received GB/T24001-2016/ISO 14001:2015 environmental management system certification, which is valid until September 11, 2021 and subject to renewal. Our subsidiary, Zhejiang Ebang, has obtained the pollutants discharge permit, which is valid till December 31, 2020. Due to the nature of our business, our operational activities do not directly generate industrial pollutants, and we did not incur significant cost for compliance with applicable environmental protection laws and regulations in 2018, 2019 and the six months ended June 30, 2020.

Legal Proceedings

We may from time to time be subject to various legal, arbitration or administrative proceedings arising in the ordinary course of business, such as proceedings in respect of disputes with suppliers or customers and labor disputes. As of the date of this prospectus, we are party to the following legal, arbitration or administrative proceedings, regulatory inquiries or investigations made or pending that we believe are material to our business and results:

On January 29, 2019, we filed a civil action in the Hangzhou Intermediate People’s Court against one of our customers. The defendant had purchased from us, and we had delivered, 90,000 mining machines for a total price of RMB453.6 million (approximately US$65.1 million) pursuant to an executed sales contract. The defendant has paid RMB380 million (approximately US$54.5 million), and we were seeking the payment of the balance of RMB73.6 million (approximately US$10.6 million) plus interest and legal expenses. On August 15, 2019, the defendant filed a counterclaim against us, primarily alleging incompletion of delivery of products and seeking return of the payment of the alleged undelivered products plus interest and legal expenses. On October 15, 2020, the Zhejiang High People’s Court ruled that this case shall be tried in the Hangzhou Intermediate People’s Court.

On March 18, 2019, we filed a civil action in the Baoshan Intermediate People’s Court against one of our customers. The defendant had purchased from us, and we had delivered, 10,000 mining machines for a total price of RMB50.4 million (approximately US$7.2 million). The defendant has paid RMB20 million (approximately US$2.9 million), and we were seeking the payment of the outstanding balance of RMB30.4 million (approximately US$4.4 million). On September 23, 2019, the defendant filed a counterclaim against us, primarily alleging failure to deliver products and seeking return of the payment of the alleged undelivered products plus interest and legal expenses. The case has been abated waiting for the verdict of the ongoing legal action initially filed on January 29, 2019, as discussed above.

On November 22, 2019, we brought a claim in the Hangzhou Intermediate People’s Court against one of our customers in relation to our sales of 80,000 mining machines amount to RMB 403.2 million (approximately US$57.9 million) pursuant to an executed sales contract and supplementary contract and the ultimate beneficial owner of the mining machines, alleging the defendants only paid RMB12.5 million (approximately US$1.8 million) of the total balance. We seek full payment of the outstanding RMB282.2 million (approximately US$40.5 million) balance plus interest and hold both defendants jointly and severally liable. The lawsuit is currently under trial while the customer has filed a counterclaim.

On November 19, 2019, we filed a civil action in the High Court of the Hong Kong Special Administrative Region, Court of First Instance against a then-major supplier, alleging breach of contract for delivering defective products and seeking damages in the sum of US$25.1 million plus interest and costs.

REGULATION

Regulatory Overview of the PRC

We are engaged in the research and development, production and sales of blockchain and telecommunications products in the PRC. The following sets forth a summary, which do not purport to be complete, of the relevant PRC regulatory authorities and PRC laws, regulations and government policies that are applicable to our business operations in the PRC.

Competent Regulatory Authorities

The Ministry of Industry and Information Technology of the PRC, or the MIIT, and its departments are in charge of the industrial and information technology sectors at the national level. The MIIT formulates and directs the implementation of industrial sector planning, industrial policies and standards; monitors the daily operations of industrial sector; promotes the development and independent innovation of major technical equipment; manages the communications industry, guiding and advancing the construction of information technology infrastructures; and coordinates the safeguarding of national information technology security, while in charging of the approval of network access licenses (including trial), telecommunications business operation licenses, specifications and standards for organizational implementation software and system integration services, and radio transmission equipment type approval certificates. The local Commissions of Economy and Information Technology are the competent authorities in charge of the industrial and information technology sectors at the local level.

The General Administration of Quality Supervision, Inspection and Quarantine of the PRC is in charge of mandatory product certification activities, and the Certification and Accreditation Administration of the PRC, or the CNCA, is in charge of the organization, implementation, supervision, management and overall coordination of mandatory product certification activities at the national level. The local Quality and Technology Supervision Bureaus and various Entry and Exit Inspection and Quarantine Offices are responsible for the supervision, management and enforcement of mandatory product certification activities in their relevant local areas.

The National Copyright Administration of the PRC is in charge of the management of software copyright registration. The Copyright Protection Center of China and its local software registration offices are responsible for software registration.

The MOFCOM and its local bureaus are responsible for supervising and managing the establishment of overseas companies for foreign investment.

The NDRC and its local bureaus are responsible for providing macro guidance, comprehensive services and overall supervision over outbound investments.

The General Administration of Customs of the PRC, or the PRC Customs, and its local bureaus are responsible for the supervision of import and export trade, registration of customs declaration enterprises, approvals of bonded premises, and other relevant matters.

SAFE and its local bureaus are responsible for the supervision and management of foreign exchange receipts and payments or foreign exchange operational activities carried out by PRC institutions and individuals, and foreign exchange receipts and payments or foreign exchange operational activities carried out in the PRC by foreign institutions and individuals.

The State Administration of Work Safety and its local bureaus are responsible for the supervision and management of work safety activities.

The Ministry of Ecology and Environment of the PRC and its local bureaus are responsible for the management of environmental protection activities, while the local bureaus also supervise and manage the protection of resources, prevention of pollution and other matters on environmental protection in the local areas.

The China Semiconductor Industry Association is a national industrial and non-profit social organization, consisting of entities, experts and other related enterprises and institutions engaged in the manufacturing, design, scientific research, development, operation, application and education of integrated circuits, semiconductor discrete devices, semiconductor materials and equipment.

Regulations and Government Policies Relating to the IC and Blockchain Industries

Pursuant to the Circular on Prevention of Risks Associated with Bitcoin, or the Circular, jointly promulgated by the PBOC, the MIIT, the China Banking Regulatory Commission, the CSRC and the China Insurance Regulatory Commission on December 3, 2013, Bitcoin shall be considered a kind of virtual commodity in nature, which does not have the same legal status with fiat currencies and shall not be used and circulated in the market as currency. This circular also provides that financial institutions and payment institutions shall not engage in businesses related to Bitcoin.

Pursuant to the Announcement on Prevention of Risks from Offering and Financing of Cryptocurrencies promulgated by seven PRC governmental authorities including the PBOC on September 4, 2017, illegal activities in offering and financing of cryptocurrencies, including initial coin offerings (ICOs), are forbidden in the PRC because such activities may be considered to constitute illegal offering of securities or illegal fundraising. This announcement further provides that financial institutions and payment institutions shall not engage in businesses related to cryptocurrency offering or financing transactions.

There is no prohibition under PRC laws and regulations currently in effect on the possession of Bitcoin by PRC citizens and organizations.

Purchase and running of computing hardware by PRC citizens or organizations for the purpose of Bitcoin mining in China do not violate any PRC laws and regulations currently in effect. PRC citizens and organizations are not prohibited from engaging in Bitcoin mining activities in China. Design, production, sale (including both wholesale and retail) of computing hardware used for Bitcoin mining, including BPUs, in China, or sale (including both wholesale and retail) or export of such computing hardware from China, do not violate any provisions of any PRC laws and regulations currently in effect, provided that such activities shall comply with the general regulatory rules in relation to the administration of industry and commerce registration, taxation, fire control and environmental protection and the relevant policies and requirements imposed by any PRC governmental authorities.

As demonstrated by the Circular of the State Council on Printing and Distributing Policies for Encouraging the Development of the Software and IC Industries issued on June 24, 2000, the PRC continues to enact policies encouraging new and advanced technology and supporting the software and IC industries.

On January 28, 2011, the State Council issued the Circular of the State Council on Printing and Distributing Policies for Further Encouraging the Development of the Software Industry and the Integrated Circuit Industry, or the Circular, which aims to formulate a series of policies for the purposes of further optimizing development environment for the software industry and integrated circuit industry, increasing the quality and the level of industry development and cultivating a number of influential and strong leading enterprises in these industries. The Circular addresses topics including fiscal tax policies, investment and financing policies, research and development policies, import and export policies, talent policies, intellectual property policies and market policies.

On June 24, 2014, the State Council  issued the Outline for Promoting the Development of the National Integrated Circuit Industry, which highlights that great efforts shall be put on the development of the IC design industry. By focusing on the industrial chain of key areas and strengthening IC design, software development, system integration, collaborative innovation in contents and services, the goal is to drive the development of the manufacturing industry through the rapid growth of the design industry.

On June 8, 2015, the NDRC issued the Notice on Implementing Major Engineering Packages in Emerging Industries. The Notice highlights the efforts in developing IC construction infrastructures, focusing on enhancing the level of advanced technology, design industry concentration ratio and industrial chain supporting ability, selecting areas with more mature technology, good industrial base and wide application potential, and accelerating the industrialization of high performance IC products.

On May 4, 2016, the Ministry of Finance of the PRC, the SAT, NDRC and the MIIT, jointly released the Notice on Enterprise Income Tax Preferential Policies for Software and IC Enterprises. This Notice specifically stipulates the preferential policies on EIT related to IC manufacturing enterprises, IC design enterprises, software enterprises, key software enterprises within the national planning layout and IC design enterprises.

On December 15, 2016, the State Council issued the Notice of the 13th Five-Year Plan for National Informatization. This notice highlights the need to strengthen the layout of strategic innovative technologies, including blockchain technology, as well as others such as enhanced quantum communications, future networks, brain-like computing, artificial intelligence, holographic display, virtual display, big data cognitive analysis, new nonvolatile storage, driverless vehicles and gene editing.

On July 8, 2017, the State Council issued the Notice on Issuing New Generation AI Development Plan. This notice points out that advancing the integration of blockchain technology and artificial intelligence and establishing a new social credit system will significantly minimize the cost and risk of interpersonal communications.

In August 2017, the State Council issued the Guidance on Further Expanding and Upgrading Information Consumption Potential for Sustained Release of Domestic Demand, which highlights and encourages the use of open source code to develop personalized software and the launch of trial applications using new technologies such as blockchain and artificial intelligence.

In October 2017, the General Office of the State Council issued the Guiding Opinions on Actively Promoting Supply Chain Innovation and Application, which highlights and promotes the research of using emerging technologies such as blockchain and artificial intelligence to establish a credit evaluation mechanism based on supply chain.

In November 2017, the State Council issued the Guiding Opinions on Deepening Internet + Advanced Manufacturing Industry to Develop Industrial Internet which promotes the research and exploration of applications of emerging technologies in industrial Internet, such as edge computing, artificial intelligence, augmented reality, virtual reality, and blockchain technology.

Laws and Regulations Relating to Industry Qualifications

Pursuant to the Telecommunications Regulations of the PRC issued on September 25, 2000 and last amended on February 6, 2016 and the Administrative Measures for the Network Access of Telecommunications Equipment issued on May 10, 2001 and last amended on September 23, 2014, the State implements a network access system that covers telecommunications terminal equipment, wireless communications equipment and network interconnection equipment connected to public telecommunications networks. A network access license issued by the MIIT shall be obtained for telecommunications equipment implementing network access. Without a network access license, such equipment is not allowed to be connected to a public telecommunications network for use nor to be sold domestically.

Pursuant to the Regulations on Administration of Mandatory Product Certification issued on July 3, 2009 and effected on September 1, 2009, producers, sellers or importers of products included in the product catalog shall entrust a certification agency designated by the CNCA to certify the products produced, sold or imported thereby.

Pursuant to the Regulations of the PRC for the Administration of Radio Operation promulgated on September 11, 1993, last amended on November 11, 2016 and effected on December 1, 2016, in addition to micro-power short-range radio transmitting equipment, any other radio transmitting equipment that is manufactured or imported for sale or use domestically shall apply to the state authority in charge of radio regulation for approval.

Laws and Regulations Relating to Work Safety

The Work Safety Law of the PRC, issued on June 29, 2002, last amended on August 31, 2014 and effective December 1, 2014, provides that production and business operation entities shall abide by this law and other laws and regulations concerning work safety, strengthen work safety management; establish and improve work safety responsibility systems and rules; improve work safety conditions; promote work safety standardization and improve work safety levels, so as to ensure work safety. Production and business operation entities shall have the conditions for work safety as specified in this law and relevant laws, regulations, national standards or industrial specifications. Production and business operation entities that do not have such conditions are not allowed to engage in production or operation activities. Breach of the Work Safety Law of the PRC will incur various penalties, according to the specific circumstances.

Laws and Regulations Relating to Product Quality

Pursuant to the Product Quality Law of the PRC (2018 Version), issued and promulgated on February 22, 1993, last amended on and effective December 29, 2018, producers shall be responsible for the quality of their products. Product quality shall satisfy the following requirements: no unreasonable danger to personal safety and the safety of property shall exist; where there are national or industry standards for protection of health, personal safety and the safety of property, such standards shall be complied with. If the products of a producer or seller do not comply with the national or industry standards for protection of health or personal safety or the safety of property, orders shall be issued to cease their production or sale and products that have been illegally produced or sold shall be confiscated. A fine shall be imposed equal to an amount greater than the value of the products that have been illegally produced or sold (hereafter including products already sold and goods not yet sold) but less than three times the value of the products; where there is illegal income, the illegal income shall be confiscated; where the circumstances are serious, the business license shall be revoked; where the case constitutes a crime, criminal liability shall be pursued in accordance with law. If a producer or a seller is found to mix impurities or imitations into products, or to pass fake goods off as genuine ones or shoddy products as good ones or sub-standard products as standard ones, such producer or seller shall be ordered to stop production or selling; the products illegally produced or sold shall be confiscated and a fine not less than 50% of but not more than three times the value of the products illegally produced or sold shall be imposed concurrently; if there are illegal proceeds, such proceeds shall be confiscated concurrently; if the circumstances are serious, the business license shall be revoked; if the case constitutes a crime, criminal liability shall be investigated in accordance with the law.

Pursuant to the PRC Regulations on Administration of Radio Operation, issued on September 11, 1993, last amended on November 11, 2016 and effective December 1, 2016, the manufacture or import of radio transmission devices that are required to obtain approval must meet the provisions of the relevant laws, national standards and relevant regulations of the state authority in charge of radio regulation and comply with the technical standards regarding approved radio transmission devices. The approval number shall be labeled on the devices. The competent authorities for radio regulation may order anyone who violates this regulation by manufacturing or importing radio transmission devices to be sold or used domestically without obtaining the requisite approval to rectify and may impose a fine between RMB50,000 and RMB200,000; for those refusing to rectify, authorities may confiscate the radio transmission devices that have not obtained approval and impose a fine between RMB200,000 and RMB1,000,000.

Pursuant to the Regulation of Telecommunications of the PRC (2016 Version) (issued and effective on February 6, 2016), anyone who violates the provisions of this regulation in lowering product quality or performance after obtaining the telecommunications equipment network access license shall be subject to punishment by the product quality supervision authorities pursuant to the provisions of the relevant laws and administrative regulations.

Laws and Regulations Relating to Industry Standards

The Measures on Administration of Information System Integration and Service Qualification Identification (Interim) is the industrial regulation as recognized by the China Information Technology Industry Federation, targeting information systems integration and service qualification identification. In particular, information system integration qualification is the objective evaluation standard for enterprises engaged in information systems integration and service comprehensive ability and level.

The Technical Requirements for Access Network Multi-service Access Platform, or MSAP, is a communications industrial standard on access network multi-service access platform, stipulating MSAP system’s requirements in network location and function model. In addition, the Safety of Information Technology Equipment (Part 1) and the Radio Disturbance Limits and Measurement Methods for Information Technology Equipment is the national standard of information technology equipment.

The Technical Requirements and Test Methods of Lightning Resistibility for Telecommunications Terminal Equipment is the industry standard for telecommunications equipment.

Laws and Regulations Relating to Other Business Areas

Trade

Pursuant to the Foreign Trade Law of the PRC, issued on May 12, 1994, last amended on and effective November 7, 2016, foreign trade operators engaged in import or export of goods or technologies shall file records with the foreign trade department of the State Council or its authorized agencies, unless otherwise stipulated by the laws, administrative regulations or the foreign trade department of the State Council. Specific measures for record filing shall be stipulated by the foreign trade department of the State Council. PRC Customs shall not process import and export declaration and clearance formalities for foreign trade operators who have not filed records in accordance with the provisions.

Foreign Exchange

Pursuant to the Regulation on Administration of Foreign Exchange of the PRC promulgated by the State Council on January 29, 1996 and last amended on and effective August 5, 2008, other regulations issued by SAFE and other relevant government authorities, Renminbi is freely convertible into other currencies for current account items such as trade related receipts and payments, interest payments and dividends; as for capital account items such as direct investment, loans and portfolio investment, the prior approval of SAFE is required to convert Renminbi into other currencies and transfer the converted currencies out of the PRC. Transactions in the PRC are subject to payment in Renminbi. Pursuant to relevant regulations and laws, after a domestic company gets listed overseas, if any of its domestic shareholders intends to increase or decrease overseas shares, the domestic shareholder shall handle overseas shareholding registration formalities with the local foreign exchange authority within twenty working days prior to the intended share increase or decrease.

Pursuant to the Notice on Administration of Foreign Exchange Involved in Offshore Investment, Financing and Round-Trip Investment Conducted by Domestic Residents Through Special Purpose Vehicles, which was promulgated by SAFE and went into effect on July 4, 2014, prior to making capital contribution in a special purpose vehicle by a PRC resident using its legitimate assets or interests in the PRC or overseas, the PRC resident shall apply to the foreign exchange bureau for completion of foreign exchange registration formalities for overseas investments. A “domestic entity” referred to in this notice shall mean enterprise and institutional legal persons and any other economic organizations established in the PRC pursuant to the law; a “PRC resident individual” shall mean a PRC citizen holding a PRC resident identity document, military personnel identity document or armed police personnel identity document, and any foreign individual who does not hold a PRC identity document but normally resides in the PRC due to economic reasons.

Pursuant to the Notice on Further Simplification and Improvement of Foreign Exchange Administration Policies for Direct Investment, promulgated by SAFE on February 13, 2015 and effective June 1, 2015, two administrative approval matters, including foreign exchange registration approval under domestic direct investment and foreign exchange registration approval under overseas direct investment, shall be reviewed and processed directly by banks. SAFE and its local bureaus shall implement indirect supervision through the foreign exchange registration with banks for direct investment.

Pursuant to the Notice of SAFE on Reforming the Mode of Management of Settlement of Foreign Exchange Capital of Foreign-Funded Investment Enterprises promulgated on March 30, 2015 and effective June 1, 2015, and the Notice of SAFE on Reforming and Regulating the Policies for Administration of Foreign Exchange Settlement under the Capital Account promulgated on and effective June 9, 2016, the system of voluntary foreign exchange settlement is implemented for the foreign exchange earnings of foreign exchange capital of foreign-invested enterprises. Foreign exchange capital in a foreign-invested enterprise capital account, for which the monetary contribution has been confirmed by SAFE (or for which the monetary contribution has been registered for account entry), may be settled at a bank as required by the actual management needs of the enterprise. The voluntary settlement ratio of foreign-invested enterprise foreign exchange capital projects has been temporarily set at 100%. SAFE may make adjustments to the said ratio at appropriate times based on the status of the international balance of payments. In addition, foreign exchange earnings under capital projects and the Renminbi funds obtained from the exchange settlements thereof shall not be used by foreign-invested enterprises for the following purposes: (1) direct or indirect payments of expenditures exceeding its business scope or those being prohibited by the laws and regulations of the PRC; (2) direct or indirect uses in securities investments or investments other than capital-protected banking products (except as otherwise expressly provided); (3) issuance of loans to non-affiliated enterprises (excluding those that are expressly permitted within their business scope); and (4) construction or purchase of real estate not for personal use (except for real estate enterprises).

Foreign Investment

In March 2019, the Standing Committee of the National People’s Congress of the PRC passed the Foreign Investment Law of the People’s Republic of China, or the Foreign Investment Law. Among other things, the Foreign Investment Law defines the “foreign investment” as the investment activities in China conducted by foreign individuals, enterprises and other organizations, or the Foreign Investors, in a direct or indirect manner. The PRC governmental authorities will administrate foreign investment by applying the principal of pre-entry national treatment together with a negative list, to be specific, the Foreign Investors are prohibited from making any investments in the fields catalogued into prohibited industries for foreign investment based on the negative list, while they are allowed to make investments in the restricted industries provided that all the requirements and conditions as set forth in the negative list have been satisfied; when the Foreign Investors make investments in the fields other than those included in the negative list, the national treatment principle shall apply.

Pursuant to the Special Administrative Measures for Access of Foreign Investment (2020 Edition), or the 2020 Edition Negative list, issued by the MOFCOM and the NDRC on June 23, 2020 which came into effect on July 23, 2020, our business does not fall into the negative list and is permitted for foreign investment.

Outbound Investment

Pursuant to the Measures for Administration of Overseas Investment of Enterprises promulgated by the NDRC on December 26, 2017 and effective March 1, 2018, investors shall perform procedures such as overseas investment project approval and filing, report relevant information, and cooperate in supervision and inspections when they conduct overseas investments. Projects subject to approval by the NDRC are sensitive projects developed by investors, either directly or through their control of overseas enterprises. Projects subject to filing are non-sensitive projects directly developed by investors, in which the investors directly invest assets or equities, or provide financing or guarantees.

Pursuant to the Measures for Administration of Overseas Investment Management promulgated on September 6, 2014 and effective October 6, 2014, filing and approval are managed by the MOFCOM and its provincial bureaus in light of the different circumstances of overseas investments of enterprises. Approval is required for enterprises conducting overseas investments involving sensitive countries and regions or sensitive industries. Filing will be administered for enterprises conducting overseas investments in other circumstances.

Laws and Regulations Relating to Environmental Protection

Pursuant to the Environmental Protection Law of the PRC issued on December 26, 1989, amended on April 24, 2014 and effective January 1, 2015, entities that cause environmental pollution and other public nuisances shall adopt effective measures to prevent the pollution of and hazards caused to the environment. Construction projects shall be equipped with constructional environmental protection facilities, which must be simultaneously designed, built and put into operation with the main part of the construction. Enterprises discharging pollutants must report to and register with the relevant authorities in accordance with the provisions of the competent environmental protection authority under the State Council. The competent environmental protection authority shall record unlawful environmental acts of enterprises in the social credit file, and disclose information in a timely manner. Enterprises and other producers and operators unlawfully discharging pollutants shall be fined and ordered to take corrective measures. For those refusing to make corrections, the competent authority may, starting from the day after the date of ordering correction, continuously impose daily fines based on the sum of the original fine. Enterprises and other producers and operators, which discharge pollutants exceeding the pollutant discharge standard or key pollutant gross discharge control thresholds, may be ordered by the competent environmental protection authority above the provincial level to take measures such as restricting production, suspending production and rectification. Serious cases may be reported to and approved by the competent government authority, resulting in orders of suspension or shutdown of operations.

Pursuant to the Environmental Impact Assessment Law of the PRC issued on October 28, 2002, amended on and effective December 29, 2018, the PRC government implemented an environmental impact evaluation system, which classifies and manages the environmental impact evaluation of construction projects based on the degree of environmental impact caused by construction projects.

Pursuant to the Measures for Inspection and Acceptance of the Environmental Protection Work Upon Completion of Construction Projects promulgated on February 1, 2002 and amended on December 22, 2010, for construction projects which have commenced trial production for more than three months, and where the construction unit fails to apply for construction project completion environmental protection inspection and acceptance, or has inspection and acceptance delayed, the competent environmental protection authority may order a deadline for environmental protection inspection and acceptance procedures; where a unit is unable to complete the relevant procedures within the designated time limit, the environmental protection administrative department shall have the right to order the suspension of its trial production and impose a fine of less than RMB50,000.

Laws and Regulations Relating to Taxation

Enterprise Income Tax

Pursuant to the EIT Law promulgated on March 16, 2007, amended on and effective December 29, 2018, and the Regulation on Implementation of the Enterprise Income Tax Law of the PRC, or the EIT Implementation Rules, issued on December 6, 2007 and effective April 23, 2019, EIT shall be applicable at a uniform rate of 25% to all resident or non-resident enterprises. EIT shall be payable by a resident enterprise for income sourced within or outside the PRC. EIT shall be payable by a non-resident enterprise, for income sourced within the PRC by its institutions or premises established in the PRC, and for income sourced outside the PRC for which the institutions or premises established in the PRC have a de facto relationship. Where the non-resident enterprise has no institutions or premises established in the PRC or has income bearing no de facto relationship with the institution or premises established, EIT shall be payable by the non-resident enterprise only for income sourced within the PRC.

Pursuant to the Administrative Measures on the Accreditation of High and New Technology Enterprises high and new technology enterprises accredited pursuant to these measures may make declarations under and benefit from tax concession policies in accordance with relevant regulations including the EIT Law and the EIT Implementation Rules, the Law of the PRC on Administration of Levying and Collection of Taxes and the Regulation of Implementation of the Law of the PRC on Administration of Levying and Collection of Taxes.

Pursuant to the Notice on Enterprise Income Tax Policies for Further Encouraging the Development of Software and Integrated Circuit Industries, IC production enterprises with an IC production line below 0.8 micrometer (inclusive), after accreditation, shall be entitled to a tax concession period beginning in the profit-making year that is prior to December 31, 2017, for which EIT shall be exempted for the first and second years and be reduced by 50% in the third to fifth years. In addition, IC production enterprises with an IC production line below 0.25 micrometer or an investment of over RMB8 billion, after accreditation, shall be entitled to a reduced EIT tax rate at 15%, and, for those with an operation period of over 15 years, the tax concession period shall be deemed to start from the profit-making year prior to December 31, 2017, for which EIT shall be exempted in the first to fifth years and be reduced by 50% in the sixth to tenth years. As for IC design enterprises newly established within the PRC and eligible software enterprises, upon accreditation, the tax concession period shall be deemed to start from the profit-making year prior to December 31, 2017, for which EIT shall be exempted for the first and second years and be reduced by 50% in the third to fifth years.

Value-Added Tax

Pursuant to the Provisional Regulation on Value-Added Tax of the PRC promulgated by the State Council, as amended on November 10, 2008, January 8, 2011, February 6, 2016 and November 19, 2017 and effective November 19, 2017, all entities and individuals in the PRC engaging in the sales of goods, provision of processing services, repairs and replacement services, sales services, intangible assets, real estate and the importation of goods are required to pay value added tax, or VAT. Unless otherwise stated, the rate of VAT shall be 17%.

Pursuant to the Notice on Value-Added Tax Policies of Software Products a general taxpayer who sells self-developed software products and subject to VAT at a rate of over 3% may, after being taxed at the fixed tax rate of 17%, enjoy VAT refund.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% and 11% tax rates are lowered to 16% and 10% respectively.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Tax on Dividends

Pursuant to the EIT Law and the EIT Implementation Rules, except as otherwise provided by relevant tax treaties with the PRC government, dividends paid by foreign-invested investment enterprises to foreign investors which are non-resident enterprises and which have not established or operated premises in the PRC, or which have established or operated premises but where their income has no de facto relationship with such establishment or operation of premises shall be subject to a withholding tax of 10%. Pursuant to the Arrangement between Mainland China and the Hong Kong Special Administrative Region for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income entered into between the PRC government and the Hong Kong Special Administrative Region, where the beneficial owner is a company directly holding at least 25% of the equity interest of the company paying the dividends, the tax charged shall not exceed 5% of the distributed dividends. In any other case, the tax charged shall not exceed 10% of the distributed dividends.

Pursuant to the Announcement on Issues Relating to “Beneficial Owner” in Tax Treaties promulgated by the SAT on February 3, 2018 and came effective April 1, 2018, a “beneficial owner” shall mean a person who has ownership and control over the income, and the rights and property from which the income is derived. Upon the determination of the “beneficial owner” status of a resident of the treaty counterparty who needs to enjoy the tax treaty benefits (hereinafter referred to as the “applicant”), a comprehensive analysis shall be conducted taking into account the actual conditions of the specific case. In general, the following factors are unfavorable for the determination of “beneficial owner” status of an applicant: (1) the applicant is obligated to pay 50% or more of the income, within 12 months from its receipt, to a resident of a third country (region), where the term “obligated” includes agreed obligations and de facto payment for which there is no agreed obligation; (2) the business activities undertaken by the applicant do not constitute substantive business activities, where substantive business activities shall include manufacturing, distribution and management activities of a substantive nature, the determination of whether the business activities undertaken by the applicant are of a substantive nature shall be based on the functions actually performed and the risks borne, and investment holding management activities of a substantive nature undertaken by the applicant may constitute substantive business activities (where the applicant undertakes investment holding management activities which do not constitute substantive business activities, and simultaneously undertakes other business activities, if such other business activities are not sufficiently significant, these shall not constitute substantive business activities); (3) the treaty counterparty country (region) does not levy, or exempts tax on the relevant income, or levies tax but with a very low actual tax rate; (4) in addition to the loan contract based on which interest is derived and paid, there exists other loans or deposit contracts between the creditor and the third party, of which factors such as the amount, interest rate and date of execution are similar; and (5) in addition to the transfer contract for rights to use such as copyright, patent, technology, from which the royalties are derived and paid, there exists other transfer contracts for rights to use or ownership in relation to copyright, patent, technology between the applicant and a third party.

Pursuant to the Notice of the SAT on the Relevant Issues Concerning the Implementation of Dividend Clauses in Tax Treaties promulgated by the SAT and effective February 20, 2009, all of the following conditions shall be satisfied before the concession tax rate in a tax treaty can be enjoyed: (1) the tax resident obtaining dividends shall be restricted to the company as provided in the tax treaty; (2) among all the ownership equity interests and voting shares of the PRC resident company, the proportion directly owned by the tax resident complies with the prescribed proportions under the tax treaty; and (3) the proportion of the equity interests of the PRC resident company directly owned by such tax resident complies with, at all times within the twelve months before obtaining the dividends, the proportions specified in the tax treaty.

Pursuant to the Announcement of the State Taxation Administration on Issuing the Administrative Measures for Entitlement to Treaty Benefits for Non-resident Taxpayers promulgated by the SAT on October 14, 2019 and effective January 1, 2020, entitlement to treaty benefits for non-resident taxpayers shall be handled by means of “self-judgment of eligibility, declaration of entitlement, and retention of relevant materials for future reference”. Where non-resident taxpayers judge by themselves that they meet the conditions for entitlement to treaty benefits, they may obtain such entitlement themselves at the time of making tax declarations, or at the time of making withholding declarations via withholding agents. At the same time, they shall collect, gather and retain relevant materials for future reference in accordance with the provisions of these Measures, and shall accept the follow-up administration of tax authorities. Relevant information proving the status of “beneficial owner” shall be retained in the case of entitlement to dividends, interest and treaty benefits of royalty clauses.

Laws and Regulations Relating to Labor and Social Security

Pursuant to the Labor Law of the PRC promulgated on July 5, 1994 and amended on and effective December 29, 2018, companies must negotiate and enter into employment contracts with their employees based on the principle of fairness. Companies must establish and strengthen an employment hygiene system, strictly implement the national labor safety and health rules and standards, deliver occupational health and safety education to employees, prevent work-related accidents, and reduce occupational hazards. In addition, employers and employees shall purchase social insurances and pay for social insurance fees in compliance with applicable PRC laws.

Labor Contracts

The Labor Contract Law of the PRC, which was promulgated on June 29, 2007 and subsequently amended on December 28, 2012 and effective July 1, 2013, serves as the primary law regulating the labor contract relationship between companies and employees. Pursuant to this law, an employment relationship is established between the employer and the worker since the day of employment. The employer shall execute a written employment contract with the worker. Furthermore, to safeguard the legal rights and interests of workers, the way to calculate compensation for the probation period and for damages shall be subject to the provisions of the law.

Social Security and Housing Provident Fund

As required under the Social Insurance Law of the PRC promulgated on and effective December 29, 2018, the Regulation on Work-Related Injury Insurance promulgated on April 27, 2003, amended on December 20, 2010 and effective January 1, 2011, the Provisional Measures on Insurance for Maternity of Employees promulgated on and effective December 14, 1994 and implemented on January 1, 1995, and the Regulation on Administration of Housing Provident Funds promulgated on April 3, 1994 and last amended on and effective March 24, 2019, employers and employees within the PRC shall pay for social insurance fees and housing provident funds in compliance with applicable PRC laws.

Laws and Regulations Relating to Intellectual Property

Trademarks

Pursuant to the Trademark Law of the PRC promulgated on August 23, 1982, amended on April 23, 2019 and effective November 1, 2019 and the Regulation on Implementation of the Trademark Law of the PRC amended on April 29, 2014 and effective May 1, 2014, the right to the exclusive use of a registered trademark is limited to the approved trademark registration, and to goods for which the use of the trademark has been approved. The period of validity of registered trademarks lasts for ten years from the day of registration approval. Absent the authorization by the owner of the registered trademark, the use of the registered trademark or a similar trademark on the same category of goods or similar goods constitutes an infringement of the right to exclusive use of the registered trademark. The infringer shall, in accordance with the relevant regulations, cease the infringement activities, take correction actions, and compensate for losses.

Patents

Pursuant to the Patent Law of the PRC promulgated on March 12, 1984, last amended on December 27, 2008 and effective October 1, 2009, and the Rules for the Implementation of the Patent Law of the PRC amended on January 9, 2010 and effective February 1, 2010, after the grant of the patent right for inventions and utility models, except otherwise regulated under the Patent Law, no entity or individual may, without the authorization of the patent owner, exploit such patent, that is to manufacture, use, offer to sell, sell or import the patented product, or use the patented process, and use, offer to sell, sell or import products directly obtained from such patented process, for production or business purposes. After the patent right is granted for a design, no unit or individual shall, without the authorization of the patent owner, exploit such patent, that is to manufacture, offer to sell, sell, or import any product containing such patented design for production or business purposes. Where infringement has been established, the infringer shall, in accordance with the relevant regulations, be ordered to cease the infringement activities, take corrective actions, and compensate for losses.

Copyrights

Pursuant to the Copyright Law of the PRC promulgated on September 7, 1990, last amended on February 26, 2010 and effective April 1, 2010, works of PRC citizens, legal persons or other organizations shall, regardless of whether they have been published, be entitled to the copyright pursuant to this law. Works include written works; oral works; musical, dramatic, opera, dance, acrobatic and artistic works; visual arts, architectural works; photographic works; film works and works created using methods similar to film-making; graphical works and modeling works such as engineering design graphs, product design graphs, maps and schematic diagrams; computer software; and other works stipulated by legal and administrative regulations.

Pursuant to the Regulation on Protection of Computer Software promulgated on December 20, 2001, last amended on January 30, 2013 and effective date on March 1, 2013, software copyright is conferred on the software development completion date. The protection period for a software copyright of a legal person or other organizations lasts for 50 years, concluding on the day of December 31 in the 50th year after the initial release of the software. However, in the case where the software has not been released within 50 years from its development completion date, protection shall no longer be offered by these regulations. A software copyright holder may register with competent software registration authority under the State Council Copyright Administrative Department. Registration certification documents issued by the competent software registration authority serve as the prima facie proof of such registration.

IC Layout Designs

Pursuant to the Regulation on the Protection of Integrated Circuit Layout Designs promulgated on April 2, 2001 and implemented on October 1, 2001, and the Protection of Integrated Circuit Layout Designs Regulations Implementing Rules promulgated on September 18, 2001 and effective October 1, 2001, layout design proprietary right holders enjoy the following proprietary rights: to duplicate the whole or any part of the protected layout designs that is original; to make commercial use of the protected layout designs, ICs containing such layout designs, or items containing such ICs.

Regulatory Overview of United States

The following sets forth a description of certain laws, regulations and government policies relating to cryptocurrencies and cryptocurrency mining in the United States, which we consider a key market for our overseas business.

We are not aware of any law that currently makes it per se illegal for a natural person or entity simply to possess, sell, or trade Bitcoin on its own behalf in connection with lawful transactions in the United States, provided that any transaction complies generally with applicable law. We are also not aware of any United States federal law that currently prohibits any legal entity or natural person from importing BPUs into the United States or manufacturing or selling BPUs within the United States. Nonetheless, in the United States, both the federal government and individual states have regulations in place that govern the offer, sale, and transmission of various types of cryptocurrency, including but not limited to Bitcoin, and the legal status of Bitcoin and other cryptocurrencies continues to evolve.

The United States Commodity Futures Trading Commission, or CFTC, has taken the position that crypto currencies, such as Bitcoin, are “commodities” covered by the Commodity Exchange Act and subject to regulation by the CFTC. In March 2018, a United States federal court affirmed the CFTC’s authority to regulate cryptocurrencies. This means that the CFTC has jurisdiction over any futures, options or derivatives contracts involving cryptocurrencies as well as any fraud or manipulation involving cryptocurrencies in the spot market. Our products are not intended to be used either for any futures, options or derivatives trading or to enable fraud or manipulation. However, to the extent that any mining activity using our products were to be deemed a form of fraud or manipulation, or our products were otherwise used for fraud or manipulation, we could potentially be subject to regulatory or private actions related to those uses.

In addition, while the SEC has taken the position that Bitcoin, Ether, and certain cryptocurrencies subject to significant operational restrictions are not “securities” regulated by the federal securities laws, it is likely that the SEC will view almost all other cryptocurrencies other than Bitcoin and Ether that can be mined to be “securities,” based on their status as “investment contracts” under the guidance provided by the SEC “Framework for ‘Investment Contract’ Analysis of Digital Assets,” and the application of the test under SEC v. W. J. Howey Co. (the “Howey test”) to cryptocurrencies. It is similarly likely that these other cryptocurrencies will be treated as securities under the laws of the individual states.

The status of additional cryptocurrencies as securities could impose significant restrictions on us or our customers with operations that are located in the United States or involve United States residents. Typically, offerings and distributions of securities in the United States are required to register with the SEC under the Securities Act and, in compliance with state law, with applicable state regulators. If the offering of a cryptocurrency that can be mined using our products is deemed a security, miners may be required to cease mining that cryptocurrency, which would negatively affect our business. In addition, if the Company were viewed as facilitating an illegal distribution of a cryptocurrency, the Company could have liability associated with its product sales. Further, even if a cryptocurrency that is considered to be a security is legally distributed under the US securities laws, the miners of that cryptocurrency could be viewed as statutory underwriters or as “brokers” subject to regulation under the Exchange Act because they are effecting transactions in those securities for a fee (i.e., mining rewards). This outcome would again potentially reduce the viability of our product sales and could also result in the Company incurring liability. Any of these developments could limit the future development of our business. See “Risk Factors—Risks Relating to Our Business and Industry—The current regulatory environment in foreign markets, and any adverse changes in that environment, could have a material adverse impact on our blockchain products business and our planned cryptocurrency exchange and financial service platform businesses.”

Further, the Department of the Treasury’s Financial Crimes Enforcement Network, or FinCEN, regulates “money transmitters,” including certain administrators and exchangers of cryptocurrencies, and state laws also regulate money transmission; more generally, cryptocurrency transactions may implicate a variety of federal and state laws designed to counter money laundering. In that regard it should be noted that U.S. Secretary of the Treasury Steven Mnuchin has indicated that federal regulators are specifically looking for potential money laundering activities involving cryptocurrency.

In addition, Internal Revenue Service Notice 2014-21 states that at federal level, “the sale or exchange of convertible virtual currency, or the use of convertible virtual currency to pay for goods or services in a real-world economy transaction, has tax consequences that may result in a tax liability.” Under Notice 2014-21, cryptocurrencies are treated as “property” for U.S. federal tax purposes and this position was reaffirmed by the IRS in a reminder issued in March 2018 (IR-2018-71). Mining, selling, and transacting in cryptocurrencies are all potentially taxable events for U.S. federal income tax purposes. U.S. state taxing authorities may adopt similar views on the taxability of cryptocurrencies.

Sanctions Laws and Regulations

Following is a summary of the sanctions regime imposed by the United States. This summary does not intend to set out the laws and regulations relating to the United States sanctions in their entirety.

Treasury Regulations

OFAC is the primary agency responsible for administering U.S. sanctions programs against targeted countries, entities, and individuals. “Primary” U.S. sanctions apply to “U.S. persons” or activities involving a U.S. nexus (such as funds transfers in U.S. currency or activities involving U.S. origin goods, software, technology or services even if performed by non-U.S. persons), and “secondary” U.S. sanctions apply extraterritorially to the activities of non-U.S. persons even when the transaction has no U.S. nexus. Generally, U.S. persons are defined as entities organized under U.S. law (such as companies and their U.S. subsidiaries); any U.S. entity’s domestic and foreign branches (sanctions against Iran and Cuba also apply to U.S. companies’ foreign subsidiaries or other non-U.S. entities owned or controlled by U.S. persons); U.S. citizens or permanent resident aliens (“green card” holder), regardless of their location in the world; individuals physically present in the United States; and U.S. branches or U.S. subsidiaries of non-U.S. companies.

Depending on the sanctions program and/or parties involved, U.S. law also may require a U.S. company or a U.S. person to “block,” or freeze, any assets or property interests owned, controlled or held for the benefit of a sanctioned country, entity, or individual when such assets or property interests are in the United States or within the possession or control of a U.S. person. Upon such blocking, no transaction may be undertaken or effected with respect to the asset/property interest — no payments, benefits, provision of services or other dealings or other type of performance (in case of contracts/agreements) — except pursuant to an authorization or license from OFAC.

OFAC’s comprehensive sanctions programs currently apply to Cuba, Iran, North Korea, Syria, Venezuela, and the Crimea region of Russia/Ukraine, or the Comprehensively Sanctioned Countries. OFAC’s limited programs apply to Belarus, Burundi, Central African Republic, Democratic Republic of the Congo, Iraq, Lebanon, Libya, Mali, Nicaragua, Somalia, South Sudan, Russia, Ukraine, Yemen and Zimbabwe. OFAC also prohibits virtually all business dealings with persons and entities identified in the list of Specially Designated Nationals and Blocked Persons maintained by OFAC, or the SDN List. Entities that a party on the SDN List owns (defined as a direct or indirect ownership interest of 50% or more, individually or in the aggregate) are also blocked, regardless of whether that entity is expressly named on the SDN List. Additionally, U.S. persons, wherever located, are prohibited from approving, financing, facilitating, or guaranteeing any transaction by a non-U.S. person where the transaction by that non-U.S. person would be prohibited if performed by a U.S. person or within the United States.

Export Control Regulations

The purpose of the export control regulations is to control exports and re-exports for purposes of national security, foreign policy, short supply, reduction of nuclear proliferation, limitation of chemical or biological warfare, antiterrorism, crime control, enforcement of economic embargoes, compliance with United Nations resolutions and other purposes. These laws apply to both the export of tangible products as well as the export of technology, technical data, software, trade secrets and similar types of information. These programs are administered by various U.S. agencies. Sanctions for violations of these regulations include civil and criminal penalties — criminal sanctions are often imposed on both corporate defendants and officers, directors and employees of the corporation in their personal capacities.

Export Administration Regulations

In the United States, the principal program for the federal regulation of exports is under the U.S. Export Administration Regulations, or the EAR. The EAR controls the export and re-export of U.S.-origin products and technologies from the United States. The EAR prohibits the export of certain goods, software and technologies identified therein to specific foreign countries or require exporters to obtain export licenses for the export of such items. The EAR incorporate the Commerce Control List, a list of approximately 3,000 items, which are subject to export restrictions. Items on the Commerce Control List are prohibited from export to certain destinations unless an export license is issued by the U.S. Department of Commerce. Items on the Commerce Control List include products, software and technology. Examples of products that are subject to export licensing include electronic navigation control systems, computer aided design devices (CAD-CAM), high performance computers, network components (routers, hubs, servers), computerized telecommunications switches and high performance composite materials. The EAR also control the “re-export” of products manufactured in foreign countries which incorporate more than a de minimis amount of U.S. content or which are based on certain U.S. –origin technologies. Finally, the EAR also prohibit the export of any item that will be used in any prohibited end-use.

MANAGEMENT

Directors and Executive Officers

The following table sets forth information regarding our directors and executive officers as of the date of this prospectus.

Directors and Executive Officers	Age	Position/Title
Dong Hu	46	Chairman of the Board and Chief Executive Officer
Chunjuan Peng	43	Director and Deputy General Manager
Sufeng Wang	42	Director and Deputy General Manager
Tingjie Lyu	64	Independent Director
Ken He	39	Independent Director
Lei Chen	39	Chief Financial Officer
Huazhen Xu	26	Financial Controller

Mr. Dong Hu is our founder and has served as chairman of the board of directors and our chief executive officer since May 2018. He has also served as chairman of the board of directors and chief executive officer of Zhejiang Ebang since January 2010. Mr. Hu has over 20 years of experience in the network communication and computing industry. Between August 1998 and August 2009, he was a teacher of the College of Information Engineering at Zhejiang University of Technology. From August 2009, he worked as a teacher of the College of Computer Science and Technology at the same university until October 2017. He is also an executive director of each of Ebang IT, Hangzhou Dewang, Ebang Hongfa, Ebang Jusheng and Ebang Hongling, and a director of HK Ebang Communications, HK Ebang Technology and HK Ebang Information. Mr. Hu is primarily responsible for overseeing the sales and marketing, research and development, business strategy and overall management of our Company. Mr. Hu graduated from Zhejiang University of Technology with an undergraduate degree in industrial automation in July 1998. In September 2008, Mr. Hu obtained a master of business administration (MBA) degree from Zhejiang University.

Ms. Chunjuan Peng is our deputy general manager and has served as a director since May 2018. She has also served as a deputy general manager and as a director of Zhejiang Ebang since January 2010. Ms. Peng has over 15 years of experience in the areas of business operation and production and supply chain management. From September 2003 to January 2010, Ms. Peng was a deputy general manager at Hangzhou Ebang Communication Technology Co., Ltd., where she was responsible for assisting in managing the daily operation of the company. Ms. Peng is mainly responsible for our production and supply chain management, which includes overseeing the procurement of raw materials and production and quality control. Ms. Peng graduated from Jiangxi Normal University with a self-taught associate degree in tourism management in June 1997.

Ms. Sufeng Wang is our deputy general manager and has served as a director since May 2018. She has also served as deputy general manager and as a director of Zhejiang Ebang since July 2013. Ms. Wang has over 19 years of management-related experience and has ample knowledge of corporate governance. Between October 2001 and April 2003, Ms. Wang was an assistant to the general manager at Shenzhen East Sunshine Chemical Foil Co., Ltd. From May 2003 to December 2011, she was the secretary to the board of directors of Zhejiang Tianyuan Bio-pharmaceutical Co., Ltd. From December 2011 to March 2013, Ms. Wang was an assistant to the general manager at Hangzhou Hexing Electrical Co., Ltd. Ms. Wang is mainly responsible for providing advice on our corporate governance, connected transactions, compliance and risk management matters. Ms. Wang obtained a self-taught undergraduate degree in management and engineering from the School of Economics of People’s Liberation Army in June 2008. Ms. Wang was granted the qualification for secretary of board of directors issued by the Shenzhen Stock Exchange and the National Equities Exchange and Quotations on June 18, 2016 and April 21, 2017 respectively. Ms. Wang completed a Growth Industry Leading Enterprise Executive Training course conducted by Tsinghua University School of Continuing Education in May 2018.

Mr. Tingjie Lyu has served as our director since June 2020. He has served as an independent director of China United Telecommunications Co. Ltd., Shenzhen Aisidi Co., Ltd., China Communications Services Corporation Limited and Beijing Digital Telecom Co., Ltd. since May 2016, June 2014, June 2015 and May 2013, respectively. Mr. Lyu has over 35 years of experience in the telecommunications industry. Since June 1985, Mr. Lyu successively served as a teacher, an associate professor and a professor at Beijing University of Posts and Telecommunications, College of Economic Management. Mr. Lyu is also an executive director and an executive vice president of International Telecommunication Association and China Information Economy Society, respectively. Mr. Lyu is the director of each Modern Management Committee of China Communications Society and Communication Technology and Economics Committee of China Association of Technology and Economics and the deputy director of E-commerce Teaching Steering Committee of the Ministry of Education. Mr. Lyu holds a bachelor’s degree in radio engineering and a master’s degree in management engineering from Beijing University of Posts and Telecommunications and a doctor’s degree in engineering from Kyoto University.

Mr. Ken He has served as our director since June 2020. He has served as an independent director of Hailiang Education Group Inc. since 2015. Mr. He has over 15 years of experience in accounting and finance. Between 2003 and 2009, Mr. He successively served in the audit and assurance department at PricewaterhouseCoopers China and Australia. From 2009 and 2011, he was the investment director of Wealthcharm Investments Limited. From 2011 and 2015, Mr. He was the chief financial officer of China Shengda Packaging Group Inc. Since 2015, Mr. He served as a director, the vice president and the responsible officer of Racing Capital Management (HK) Limited. Mr. He holds a bachelor’s degree in accounting from Sun Yat-sen University and a master’s degree in applied finance from Macquarie University. Mr. He is a U.S. Certified Public Accountant, and he also holds a Certified Public Accountant designation from the Chinese Institute of CPA, a Certified Public Accountant designation from the Hong Kong Institute of CPA, a Certified Practicing Accountant designation from the CPA Australia and a Chartered Financial Analyst designation from the CFA Institute.

Mr. Lei Chen has become our chief financial officer of Ebang International Holdings Inc. since April 24, 2020. Mr. Chen has also served as an independent director for a reputable integrated marketing service provider in China since September 2019. Mr. Chen has around 17 years of experience in the financial and accounting field. He served as a senior auditor at PricewaterhouseCoopers from August 2003 to January 2006, and as an auditing manager at KPMG from January 2006 to August 2009. Between February 2011 and September 2016, Mr. Chen was employed by Hailiang Education Group Inc., initially as a financial consultant and was promoted to chief financial officer in January 2014. Mr. Chen then served as the chief financial officer for a leading fintech service provider in the area of housing provident fund focusing on the online consumer finance market in China from January 2019 to June 2019. Mr. Chen holds a bachelor’s degree in international business and accounting from Guangdong University of Foreign Studies and has been a member of the Chinese Institute of Certified Public Accountants since December 2009.

Mr. Huazhen Xu has served the financial controller of Ebang International Holdings Inc. since April 24, 2020. Xu has around five years of experience in the financial and accounting field. Mr. Xu previously served as a senior auditor at Ernst & Young from October 2016 to August 2019. Mr. Xu graduated from Shanghai University of Finance and Economics with a bachelor’s degree in international accounting in July 2016. He has been a member of the Association of Chartered Certified Accountants since February 2020.

Employment Agreements and Indemnification Agreements

We have entered into employment agreements with our executive officers. Each of our executive officers is employed for a continuous term unless either we or the executive officer gives prior notice to terminate such employment, or for a specified time period, or for a specified time period which will be renewed automatically unless a notice of non-renewal is given. We may terminate an executive officer’s employment for cause at any time with one month’s prior notice, including but not limited to as a result of the executive officer’s commitments of any serious or persistent breach or non-observance of the terms and conditions of the employment, conviction of a criminal offence, fraud or dishonesty, habitual neglect of his or her duties, material misconduct being inconsistent with the due and faithful discharge of the executive officer’s material duties or material breach of internal procedures or regulations which causes damage to the Company. An executive officer may terminate his or her employment at any time with one month’s prior written notice.

Each executive officer has agreed to hold, both during and after the employment agreement expires or is earlier terminated, in strict confidence and not to use, except for our benefit, any confidential information of our company or of our customers and suppliers. In addition, each of our executive officers have agreed to be bound by non-solicitation restrictions set forth in their confidentiality agreements with us.

We have entered into indemnification agreements with each of our directors and executive officers. Under these agreements, we agree to indemnify our directors and executive officers against all liabilities and expenses incurred by such persons in connection with claims made by reason of their being a director or officer of our company to the fullest extent permitted by law with certain limited exceptions.

Board of Directors

Our board of directors consists of five directors. A director is not required to hold any shares in our company to qualify to serve as a director. A director may vote and be counted in the quorum at any meeting of the directors with respect to any contract, proposed contract, or arrangement in which he or she is materially interested, provided (1) such director, if his or her interest in such contract or arrangement is material, has declared the nature of his or her interest at the earliest meeting of the board at which it is practicable for him or her to do so, either specifically or by way of a general notice and (2) if such contract or arrangement is a transaction with a related party, such transaction has been approved by the audit committee. A director may exercise all the powers of the company to borrow money, mortgage its business, property and uncalled capital, and issue debentures or other securities whenever money is borrowed or as security for any obligation of the company or of any third party. None of our directors has a service contract with us that provides for benefits upon termination of service.

Committees of the Board of Directors

We have established three committees under the board of directors: an audit committee, a compensation committee and a nominating and corporate governance committee. We have adopted a charter for each of the three committees. Each committee’s members and functions are described below.

Audit Committee

Our audit committee consists of Mr. Ken He, Mr. Tingjie Lyu and Ms. Sufeng Wang. Mr. Ken He is the chairman of our audit committee. We have determined that each of Mr. Ken He and Mr. Tingjie Lyu satisfies the “independence” requirements of the Rule 5605(c)(2) of the Nasdaq Stock Market Listing Rules and meets the independence standards under Rule 10A-3 under the Exchange Act. Our audit committee will consist solely of independent directors that satisfy the Nasdaq Stock Market and SEC requirements within one year of the completion of our initial public offering. Our board of directors has also determined that Mr. Ken He qualifies as an “audit committee financial expert” within the meaning of the SEC rules and possesses financial sophistication within the meaning of the Nasdaq Stock Market Listing Rules.

The audit committee oversees our accounting and financial reporting processes and the audits of our financial statements. The audit committee is responsible for, among other things:

●	selecting our independent registered public accounting firm and pre-approving all auditing and non-auditing services performed by our independent registered public accounting firm;

●	reviewing with the independent registered public accounting firm any audit problems or difficulties and management’s response;

●	reviewing and approving all proposed related-party transactions, as defined in Item 404 of Regulation S-K under the Securities Act;

●	discussing the annual audited financial statements with management and our independent registered public accounting firm;

●	annually reviewing and reassessing the adequacy of our audit committee charter;

●	meeting separately and periodically with management and our independent registered public accounting firms;

●	reporting regularly to the full board of directors; and

●	performing such other matters that are specifically delegated to our audit committee by our board of directors from time to time.

Compensation Committee

Our compensation committee consists of Mr. Dong Hu, Mr. Ken He, and Mr. Tingjie Lyu. Mr. Dong Hu is the chairman of our compensation committee. We have determined that each of Mr. Ken He and Mr. Tingjie Lyu satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.

The compensation committee assists the board in reviewing and approving the compensation structure, including all forms of compensation, relating to our directors and executive officers. Our chief executive officer may not be present at any committee meeting during which his compensation is deliberated.

The compensation committee is responsible for, among other things:

●	reviewing and approving, or recommending to the board for its approval, the compensation for our chief executive officer and other executive officers;

●	reviewing and recommending to the board for determination with respect to the compensation of our non-employee directors;

●	reviewing and making recommendations to the board of directors with respect to the compensation of our directors;

●	reviewing periodically and approving any long-term incentive compensation or equity plans, programs or similar arrangements, annual bonuses, employee pension and welfare benefit plans; and

●	selecting compensation consultant, legal counsel or other adviser only after taking into consideration all factors relevant to that person’s independence from management.

Nominating and Corporate Governance Committee

Our nominating and corporate governance committee consists of Ms. Chunjuan Peng, Mr. Ken He and Mr. Tingjie Lyu. Ms. Chunjuan Peng is the chairperson of our nominating and corporate governance committee. We have determined that each of Mr. Ken He and Mr. Tingjie satisfies the “independence” requirements of Rule 5605(a)(2) of the Nasdaq Stock Market Listing Rules.

The nominating and corporate governance committee assists the board of directors in selecting directors and in determining the composition of our board and board committees. The nominating and corporate governance committee is responsible for, among other things:

●	identifying and recommending nominees for election or re-election to our board of directors, or for appointment to fill any vacancy;

●	reviewing annually with our board of directors its composition in light of the characteristics of independence, age, skills, experience and availability of service to us;

●	identifying and recommending to our board the directors to serve as members of committees;

●	advising the board periodically with respect to developments in the law and practice of corporate governance as well as our compliance with applicable laws and regulations;

●	making recommendations to our board of directors on corporate governance matters and on any corrective action to be taken; and

●	monitoring compliance with our code of business conduct and ethics, including reviewing the adequacy and effectiveness of our procedures to ensure compliance.

Duties of Directors

Under Cayman Islands law, our directors owe to us fiduciary duties, including a duty of loyalty, a duty to act honestly and a duty to act in what they consider in good faith to be in our best interests. Our directors also have a duty to exercise the skills they actually possess and such care and diligence that a reasonably prudent person would exercise in comparable circumstances.

In fulfilling their duty of care to us, our directors must ensure compliance with our memorandum and articles of association, as amended and restated from time to time.

Our company may have the right to seek damages if a duty owed by our directors is breached. You should refer to “Description of Share Capital—Differences in Corporate Law” for additional information on our standard of corporate governance under Cayman Islands law.

The functions and powers of our board of directors include, among others:

●	convening shareholders’ annual general meetings and reporting its business operations to shareholders at such meetings;

●	declaring dividends and distributions;

●	appointing officers and determining the term of office of officers;

●	exercising the borrowing powers of our company and mortgaging the property of our company; and

●	approving the transfer of shares of our company, including the registering of such shares in our share register.

Code of Ethics and Corporate Governance

We have adopted a code of ethics, which is applicable to all of our directors, executive officers and employees. We have made our code of ethics publicly available on our website.

In addition, our board of directors have adopted a set of corporate governance guidelines covering a variety of matters, including approval of related party transactions.

Terms of Directors and Officers

Pursuant to the amended and restated memorandum and articles of association, our officers will be elected by and serve at the discretion of the board. Each of our directors is not subject to a term of office and hold office until such time as he or she resigns or is removed from office by ordinary resolution of our shareholders.

A director will be removed from office automatically if, among other things, the director (1) becomes bankrupt or makes any arrangement or composition with his or her creditors; (2) dies or is found by our company to be of unsound mind; or (3) is removed from office pursuant to any other provisions of our amended and restated memorandum and articles of association.

Interested Transactions

A director may, subject to any separate requirement for audit committee approval under applicable law, the amended and restated memorandum and articles of association or the Nasdaq Stock Market Listing Rules, or disqualification by the chairman of the relevant board meeting, vote in respect of any contract or transaction in which he or she is interested, provided that the nature of the interest of any directors in such contract or transaction is disclosed by him or her at or prior to its consideration and any vote in that matter.

Compensation of Directors and Executive Officers

In 2019, we paid an aggregate of approximately US$0.3 million in cash to our directors and executive officers, respectively. We have not set aside or accrued any amount to provide pension, retirement or other similar benefits to our directors and executive officers.

Our PRC subsidiaries are required by law to make contributions equal to certain percentages of each employee’s salary for his or her medical insurance, maternity insurance, workplace injury insurance, unemployment insurance, pension benefits through a PRC government-mandated multi-employer defined contribution plan and other statutory benefits. Our Hong Kong subsidiaries are required by the Hong Kong Mandatory Provident Fund Schemes Ordinance to make monthly contributions to the mandatory provident fund scheme in an amount equal to at least 5% of an employee’s salary.

Share Incentive Plan

Our board of directors adopted the 2020 Share Incentive Plan in April 2020, effective from the date of our initial public offering, to attract and retain the best available personnel, provide additional incentives to employees, directors and consultants and promote the success of our business. Under the 2020 Share Incentive Plan, or the 2020 Plan, the maximum aggregate number of shares that may be issued pursuant to all awards under the 2020 Plan shall be 10,482,827 Class A ordinary shares, representing 8% of the enlarged total issued and outstanding shares of our company immediately upon completion of our initial public offering.

As of the date of this prospectus, we did not grant any awards under the 2020 Plan.

The following paragraphs describe the principal terms of the 2020 Plan.

Types of awards. The 2020 Plan permits the awards of options, restricted shares or restricted share units.

Plan administration. Our board of directors or a committee of one or more members of the board of directors administers the 2020 Plan. The committee or the full board of directors, as applicable, will determine the participants to receive awards, the type and number of awards to be granted to each participant, and the terms and conditions of each award grant.

Award agreement. Awards granted under the 2020 Plan are evidenced by an award agreement that sets forth terms, conditions and limitations for each award, which may include the term of the award, the provisions applicable in the event of the grantee’s employment or service terminates, and our authority to unilaterally or bilaterally amend, modify, suspend, cancel or rescind the award.

Eligibility. We may grant awards to our employees, directors and consultants of our company, and other individuals, as determined by the plan administrator. However, we may grant options that are intended to qualify as incentive share options only to our employees and employees of our parent companies and subsidiaries.

Vesting schedule. In general, the plan administrator determines the vesting schedule, which is specified in the relevant award agreement.

Exercise of options. The plan administrator determines the exercise price for each award, which is stated in the award agreement. The vested portion of option will expire if not exercised prior to the time as the plan administrator determines at the time of its grant, except that the maximum exercisable term is 10 years from the date of a grant.

PRINCIPAL SHAREHOLDERS

The following table sets forth information concerning the beneficial ownership of our ordinary shares, as of the date of this prospectus, as adjusted to reflect the sale of Units in this offering, for:

●	each of our directors and executive officers; and

●	each person known to us to beneficially own more than 5.0% of our ordinary shares.

The calculations in the table below are based on: (1) 84,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares outstanding as of the date of this prospectus; (2) 88,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the warrants and excluding ordinary shares reserved for issuance under our 2020 Share Incentive Plan; and (3) 92,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares outstanding immediately after the completion of this offering, assuming the sales of all of the Units in this offering and no exercise of the warrants and excluding ordinary shares reserved for issuance under our 2020 Share Incentive Plan.

Beneficial ownership is determined in accordance with the rules and regulations of the SEC. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, we have included shares that the person has the right to acquire within 60 days of the date of this prospectus, including through the exercise of any option, warrant or other right or the conversion of any other security. These shares, however, are not included in the computation of the percentage ownership of any other person.

	Ordinary shares beneficially owned prior to this offering***				Ordinary shares beneficially owned after this offering (assuming sales of 4,000,000 Units at initial closing only)***				Ordinary shares beneficially owned after this offering (assuming sales of all Units in this offering)***
	Class A ordinary shares	Class B ordinary shares	Percentage of total ordinary shares	Percentage of total voting power**** (%)	Class A ordinary shares	Class B ordinary shares	Percentage of total beneficial ownership (%)	Percentage of total voting power**** (%)	Class A ordinary shares	Class B ordinary shares	Percentage of total beneficial ownership (%)	Percentage of total voting power**** (%)

Directors and Executive Officers**
Dong Hu (1)	112,493	46,625,783	35.7	91.7	112,493	46,625,783	34.6	91.4	112,493	46,625,783	33.6	91.0
Chunjuan Peng	*	–	*	*	*	–	*	*	*	–	*	*
Sufeng Wang	*	–	*	*	*	–	*	*	*	–	*	*
Tingjie Lyu	–	–		–	–	–		–	–	–	–	–
Ken He	–	–	–	–	–	–	–	–	–	–	–	–
Lei Chen	–	–	–	–	–	–	–	–	–	–	–	–
Huazhen Xu	–	–	–	–	–	–	–	–	–	–	–	–
All directors and executive officers as a group	1,573,868	46,625,783	36.8	91.9	1,573,868	46,625,783	35.7	91.5	1,573,868	46,625,783	34.7	91.1
Principal Shareholders:
Affiliates of Dong Hu(1)	112,493	46,625,783	35.7	91.7	112,493	46,625,783	34.6	91.4	112,493	46,625,783	33.6	91.0
Affiliates of Shubo Qian and Jun Hu(2)	9,755,392	–	7.4	1.0	9,755,392	–	7.2	1.0	9,755,392	–	7.0	1.0

*	Represents less than 1% of our total outstanding shares.

**	Except as indicated otherwise below, the business address of our directors and executive officers is 26-27/F, Building 3, Xinbei Qianjiang International Building, Qianjiang Economic and Technological Development Zone, Yuhang District, Hangzhou, Zhejiang, People’s Republic of China.

***	For each person and group included in this column, percentage ownership is calculated by dividing the number of shares beneficially owned by such person or group by the sum of the total number of shares outstanding and the number of shares such person or group has the right to acquire upon exercise of option, warrant or other right within 60 days after the date of this prospectus.

****	For each person or group included in this column, percentage of total voting power represents voting power based on both Class A and Class B ordinary shares held by such person or group with respect to all outstanding shares of our Class A and Class B ordinary shares as a single class. Each holder of our Class A ordinary shares is entitled to one vote per share. Each holder of our Class B ordinary shares is entitled to 20 votes per share. Our Class B ordinary shares are convertible at any time by the holder into Class A ordinary shares on a one for one basis, while Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances.

(1)	Represents (1) 46,625,783 Class B ordinary shares held by Top Max Limited and (2) 112,493 Class A ordinary shares held by Top One Limited. Top Max Limited is a company incorporated in the British Virgin Islands with limited liability wholly owned by Vista Eternity (PTC) Limited, or Vista Eternity, a trustee under the Hu Family Trust in which Mr. Dong Hu, our chairman of the board of directors and chief executive officer, is the settlor and the investment manager. Top One Limited, a company incorporated in the British Virgin Islands, is, among others, approximately 2.2% owned by Mr. Dong Hu. The registered addresses of both of Top Max Limited and Top One Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

(2)	Represents (1) 3,151,095 Class A ordinary shares directly held by Notable Performance Limited, (2) 1,714,507 Class A ordinary shares held by Top One Limited, and (3) 4,889,790 Class A ordinary shares held by Aureate Aries Limited. Notable Performance Limited, a company incorporated in the British Virgin Islands and wholly owned by Vista Eternity, the trustee under the Jerry Trust in which Mr. Shubo Qian, the brother-in-law of Mr. Dong Hu, is the settlor and the investment manager. Top One Limited, a company incorporated in the British Virgin Islands, is, among others, approximately 34.02% owned by Mr. Shubo Qian. Aureate Aries Limited, a company incorporated in the British Virgin Islands, is wholly-owned by Vista Eternity, the trustee under the Jack Hu Trust in which Ms. Jun Hu, the sister of Mr. Dong Hu is the settlor and the investment manager. Mr. Qian and Ms. Jun Hu are spouses and beneficially own the shares held by Notable Performance Limited, Top One Limited and Aureate Aries Limited. The registered address of all of Notable Performance Limited, Top One Limited and Aureate Aries Limited is Vistra Corporate Services Centre, Wickhams Cay II, Road Town, Tortola, VG1110, British Virgin Islands.

As of the date of this prospectus, none of our ordinary shares is held by record holders in the United States. None of our shareholders has informed us that it is affiliated with a registered broker-dealer or is in the business of underwriting securities. We are not aware of any arrangement that may, at a subsequent date, result in a change of control of our company.

See “Description of Share Capital—History of Securities Issuances” for a description of issuances of our ordinary shares that have resulted in significant changes in ownership held by our major shareholders.

RELATED PARTY TRANSACTIONS

Private Placements

See “Description of Share Capital—History of Securities Issuances.”

Employment Agreements and Indemnification Agreements

See “Management—Employment Agreements and Indemnification Agreements.”

Share Incentive Plan

See “Management—Share Incentive Plan.”

Other Transactions with Related Parties

Property Tenancy Agreements with Zhejiang Wansi Computer Manufacturing Company Limited

From 2016 through 2019, our three PRC subsidiaries, namely, Zhejiang Ebang, Ebang IT and Hangzhou Dewang, entered into several tenancy property management agreements with Zhejiang Wansi Computer Manufacturing Company Limited, or Zhejiang Wansi. The lease terms range from two to three years. Zhejiang Wansi is 68.68% owned by the spouse of Mr. Dong Hu, our controlling shareholder, chairman of the board of directors and chief executive office. Zhejiang Wansi is therefore an associate of Mr. Dong Hu. In 2018, 2019 and six months ended June 30, 2020, lease expenses from Zhejiang Wansi were approximately US$37,000, US$30,000 and US$14,513 respectively. As of the date of this prospectus, the aggregate outstanding lease expenses due to Zhejiang Wansi are approximately US$18,846.

Guarantee by Mr. Dong Hu and His Affiliates

In 2018, we entered into a facility agreement with an amount up to HK$117.7 million with HTI Advisory Company Limited (formerly known as Haitong International Credit Company Limited) for the purpose of our reorganization. We withdrew a loan in Hong Kong dollar with a principal amount equivalent to approximately US$13.2 million under this facility. The maturity date of the facility agreement was January 10, 2020 and the effective interest rate is 8.6641% per annum. The facility was secured by all of the assets, rights, title, interests and benefits of HK Ebang Technology, our shares owned by Top Max Limited, a company controlled by Mr. Dong Hu, and personal guarantee by Mr. Dong Hu, our controlling shareholder and executive director. We have fully repaid the loan and released the securities thereunder in January 2020.

Loan Agreements with Related Parties

In 2019 and up to the date of this prospectus, we obtained several loans from Hong Kong Dewang Limited, or Hong Kong Dewang, with an aggregate principal amount of approximately US$24.1 million at an interest rate of 4.7500% per annum. The maturity dates of these loans range from June 2022 to May 2023. Hong Kong Dewang is controlled by a relative of Mr. Dong Hu, our controlling shareholder, chairman of the board of directors and chief executive office, and is therefore an associate of Mr. Dong Hu. We partially repaid such loans, and as of the date of this prospectus, the aggregate outstanding amount due to Hong Kong Dewang is approximately US$3.1 million.

In 2019 and up to the date of this prospectus, we borrowed certain interest-free credit loans from Zhejiang Wansi, a company controlled by the spouse of Mr. Dong Hu, with an aggregate principal amount of approximately US$7.32 million and payable on demand, and certain interest-free credit loans from Mr. Dong Hu with an aggregate principal amount of approximately US$0.75 million and payable on demand. We partially repaid such loans. As of the date of this prospectus, the outstanding loans due to Zhejiang Wansi and Mr. Dong Hu are approximately US$6.05 million and approximately US$0.75 million, respectively.

In 2018 and 2019, we borrowed certain interest-free credit loans from several relatives of Mr. Dong Hu with an aggregate principal amount of approximately US$3.13 million. Such loans were fully repaid in 2019.

DESCRIPTION OF SHARE CAPITAL

We are a Cayman Islands exempted company with limited liability and our affairs are governed by our memorandum and articles of association, as amended and restated from time to time, and the Companies Law (2020 Revision) of the Cayman Islands which we refer to as the Companies Law below, and the common law of the Cayman Islands.

As of the date of this prospectus, our authorized share capital is HK$380,000 divided into 380,000,000 ordinary shares, with a par value of HK$0.001 each, comprising (1) 333,374,217 Class A ordinary shares with a par value of HK$0.001 each, and (2) 46,625,783 Class B ordinary shares with a par value of HK$0.001. As of the date of this prospectus, there were 84,409,554 Class A ordinary shares and 46,625,783 Class B ordinary shares issued and outstanding.

Immediately after the completion of this offering, our issued and outstanding ordinary shares will consist of 88,409,554 Class A ordinary shares, assuming sales of all 4,000,000 Units at the initial closing, no sales of Additional Units and no exercise of the related warrants, or 92,409,554 Class A ordinary shares assuming sales of all of the Units in this offering and no exercise of the related warrants, and 46,625,783 Class B ordinary shares.

The following are summaries of material provisions of our amended and restated memorandum and articles of association and the Companies Law insofar as they relate to the material terms of our ordinary shares.

The following description of our share capital and provisions of our amended and restated memorandum and articles of association are summaries and are qualified by reference to the amended and restated memorandum and articles of association. Copies of these documents have been filed with the SEC as exhibits to our registration statement, of which this prospectus forms a part.

Units

We are offering up to 8,000,000 Units, with each Unit consisting of one Class A ordinary share and a warrant to purchase one-half of one Class A ordinary share at the public offering price of $5.25 per Unit. The Class A ordinary share and warrants are being sold in this offering only as part of the Units. Up to 4,000,0000 of the Units will be sold to investors at an initial closing and, thereafter, for a period of 45 days, such investors who purchased Units at the initial closing will have the right to purchase up to such number of additional units as equals the number of Units purchased by each of them at the initial closing, on the same terms as the Units purchased at the initial closing. However, the Units will not be certificated and the Class A ordinary shares and warrants comprising such Units are immediately separable. Upon issuance, the Class A ordinary shares and warrants may be transferred independent of one another, subject to applicable law and transfer restrictions.

Ordinary Shares

General

Under our amended and restated memorandum and articles of association, the objects of our company are unrestricted and we have the full power and authority to carry out any object not prohibited by the law of the Cayman Islands.

Our issued and outstanding ordinary shares consist of Class A ordinary shares and Class B ordinary shares. All of our outstanding ordinary shares, which consist of Class A ordinary shares and Class B ordinary shares, are fully paid and non-assessable. Certificates representing the ordinary shares are issued in registered form. Our shareholders who are non-residents of the Cayman Islands may freely hold and transfer their ordinary shares.

Holders of our Class A ordinary shares and Class B ordinary shares have the same rights except for voting and conversion rights. The Class A ordinary shares and Class B ordinary shares carry equal rights and rank pari passu with one another, including the rights to dividends and other capital distributions.

Conversion

Each Class B ordinary share is convertible into one Class A ordinary share at any time by the holder thereof. Class A ordinary shares are not convertible into Class B ordinary shares under any circumstances. Upon any sale of Class B ordinary shares by a holder thereof to any person or entity that is not an affiliate (as defined in our amended and restated articles of association) of such holder, such Class B ordinary shares will be automatically and immediately converted into an equal number of Class A ordinary shares.

Voting Rights

On a show of hands each shareholder is entitled to one vote or, on a poll, each shareholder is entitled to one vote for each Class A ordinary share and 20 votes for each Class B ordinary share, voting together as a single class, on all matters that require a shareholder’s vote. Voting at any shareholders’ meeting is by show of hands of shareholders who are present in person or by proxy or, in the case of a shareholder being a corporation, by its duly authorized representative, unless a poll is demanded.

A poll may be demanded by the chairman of such meeting or any shareholder present in person or by proxy.

No shareholder shall be entitled to vote or be reckoned in a quorum, in respect of any share, unless such shareholder is duly registered as our shareholder and all calls or instalments due by such shareholder to us have been paid.

An ordinary resolution to be passed at a general meeting requires the affirmative vote of a simple majority of the votes cast, while a special resolution requires the affirmative vote of at least two-thirds of votes attached to all outstanding ordinary shares cast at a general meeting.

Transfer Agent and Registrar

The transfer agent and registrar for the Class A ordinary shares is VStock Transfer, LLC, a California limited liability company with its business address at 18 Lafayette Place Woodmere, New York 11598.

General Meetings of Shareholders

Our amended and restated memorandum and articles of association provides that our company shall in each year hold a general meeting as our annual general meeting in which case we shall specify the meeting as such in the notices calling it, and the annual general meeting shall be held at such time and place as may be determined by our directors.

Shareholders’ meetings may be convened by a majority of our board of directors or the chairman of our board of directors. Advance notice of at least ten clear days is required for the convening of our annual general meeting and any other general meeting of our shareholders. Notwithstanding that a meeting is called by shorter notice than that mentioned above, but, subject to the Companies Law, it will be deemed to have been duly called, if it is so agreed (1) in the case of a meeting called as an annual general meeting by all of our shareholders entitled to attend and vote at the meeting; and (2) in the case of any other meeting, by a majority in number of the shareholders holding not less than 95% in nominal value of the issued shares giving that right.

No business other than the appointment of a chairman may be transacted at any general meeting unless a quorum is present at the commencement of business. However, the absence of a quorum will not preclude the appointment of a chairman. If present, the chairman of our board of directors shall be the chairman presiding at any shareholders’ meetings.

A corporation being a shareholder shall be deemed for the purpose of our amended and restated articles of association to be present in person if represented by its duly authorized representative being the person appointed by resolution of the directors or other governing body of such corporation to act as its representative at the relevant general meeting or at any relevant general meeting of any class of our shareholders. Such duly authorized representative shall be entitled to exercise the same powers on behalf of the corporation that he represents as that corporation could exercise if it were our individual shareholder.

Dividends

Subject to the Companies Law, our directors may declare dividends in any currency to be paid to our shareholders. Dividends may be declared and paid out of our profits, realized or unrealized, or from any reserve set aside from profits which our directors determine is no longer needed. Our board of directors may also declare and pay dividends out of the share premium account or any other fund or account that can be authorized for this purpose in accordance with the Companies Law. Except in so far as the rights attaching to, or the terms of issue of, any share otherwise provides, (1) all dividends shall be declared and paid according to the amounts paid up on the shares in respect of which the dividend is paid, but no amount paid up on a share in advance of calls shall be treated for this purpose as paid up on that share and (2) all dividends shall be apportioned and paid pro rata according to the amounts paid up on the shares during any portion or portions of the period in respect of which the dividend is paid.

Our directors may also pay interim dividends, whenever our financial position, in the opinion of our directors, justifies such payment.

Our directors may deduct from any dividend or bonus payable to any shareholder all sums of money (if any) presently payable by such shareholder to us on account of calls or otherwise.

No dividend or other money payable by us on or in respect of any share shall bear interest against us. In respect of any dividend proposed to be paid or declared on our share capital, our directors may resolve and direct that (1) such dividend be satisfied wholly or in part in the form of an allotment of shares credited as fully paid up, provided that our shareholders entitled thereto will be entitled to elect to receive such dividend (or part thereof if our directors so determine) in cash in lieu of such allotment or (2) the shareholders entitled to such dividend will be entitled to elect to receive an allotment of shares credited as fully paid up in lieu of the whole or such part of the dividend as our directors may think fit. Our shareholders may, upon the recommendation of our directors, by ordinary resolution resolve in respect of any particular dividend that, notwithstanding the foregoing, a dividend may be satisfied wholly in the form of an allotment of shares credited as fully paid up without offering any right to shareholders to elect to receive such dividend in cash in lieu of such allotment.

Any dividend interest or other sum payable in cash to the holder of shares may be paid by check or warrant sent by mail addressed to the holder at his registered address, or addressed to such person and at such addresses as the holder may direct. Every check or warrant shall, unless the holder or joint holders otherwise direct, be made payable to the order of the holder or, in the case of joint holders, to the order of the holder whose name stands first on the register in respect of such shares, and shall be sent at his or their risk and payment of the check or warrant by the bank on which it is drawn shall constitute a good discharge to us.

All dividends unclaimed for one year after having been declared may be invested or otherwise made use of by our board of directors for the benefit of our company until claimed. Any dividend unclaimed after a period of six years from the date of declaration of such dividend shall be forfeited and reverted to us.

Whenever our directors have resolved that a dividend be paid or declared, our directors may further resolve that such dividend be satisfied wholly or in part by the distribution of specific assets of any kind, and in particular of paid up shares, debentures or warrants to subscribe for our securities or securities of any other company. Where any difficulty arises with regard to such distribution, our directors may settle it as they think expedient. In particular, our directors may issue fractional certificates, ignore fractions altogether or round the same up or down, fix the value for distribution purposes of any such specific assets, determine that cash payments shall be made to any of our shareholders upon the footing of the value so fixed in order to adjust the rights of the parties, vest any such specific assets in trustees as may seem expedient to our directors, and appoint any person to sign any requisite instruments of transfer and other documents on behalf of the persons entitled to the dividend, which appointment shall be effective and binding on our shareholders.

Transfer of Ordinary Shares

Subject to any applicable restrictions set forth in our amended and restated articles of association, including, for example, the board of directors’ discretion to refuse to register a transfer of any share (not being a fully paid up share) to a person of whom it does not approve, or any share issued under share incentive plans for employees upon which a restriction on transfer imposed thereby still subsists, or a transfer of any share to more than four joint holders, any of our shareholders may transfer all or any of his or her shares by an instrument of transfer in the usual or common form or in a form prescribed by the Nasdaq Global Select Market or in another form that our directors may approve.

Our directors may decline to register any transfer of any share which is not paid up or on which we have a lien. Our directors may also decline to register any transfer of any share unless:

●	the instrument of transfer is lodged with us and is accompanied by the certificate for the shares to which it relates and such other evidence as our directors may reasonably require to show the right of the transferor to make the transfer;

●	the instrument of transfer is in respect of only one class of share;

●	the instrument of transfer is properly stamped (in circumstances where stamping is required); and

●	a fee of such maximum sum as the Nasdaq Global Select Market may determine to be payable or such lesser sum as our directors may from time to time require is paid to us in respect thereof.

If our directors refuse to register a transfer they shall, within three months after the date on which the instrument of transfer was lodged, send to each of the transferor and the transferee notice of such refusal.

Liquidation

Subject to any future shares which are issued with specific rights, (1) if we are wound up and the assets available for distribution among our shareholders are more than sufficient to repay the whole of the capital paid up at the commencement of the winding up, the excess shall be distributed pari passu among those shareholders in proportion to the amount paid up at the commencement of the winding up on the shares held by them, respectively, and (2) if we are wound up and the assets available for distribution among the shareholders as such are insufficient to repay the whole of the paid-up capital, those assets shall be distributed so that, as nearly as may be, the losses shall be borne by the shareholders in proportion to the capital paid up at the commencement of the winding up on the shares held by them, respectively.

If we are wound up (whether the liquidation is voluntary or by the court), the liquidator may with the sanction of our special resolution and any other sanction required by the Companies Law, divide among our shareholders in specie or kind the whole or any part of our assets (whether or not they shall consist of property of the same kind) and may, for such purpose, set such value as the liquidator deems fair upon any property to be divided and may determine how such division shall be carried out as between the shareholders or different classes of shareholders.

The liquidator may also vest the whole or any part of these assets in trustees upon such trusts for the benefit of the shareholders as the liquidator shall think fit, but so that no shareholder will be compelled to accept any assets, shares or other securities upon which there is a liability.

The consideration received by each holder of a Class A ordinary share and a holder of a Class B ordinary share will be the same in any liquidation event.

Calls on Ordinary Shares and Forfeiture of Ordinary Shares

Subject to our amended and restated memorandum and articles of association and to the terms of allotment, our board of directors may from time to time make calls upon shareholders for any amounts unpaid on their ordinary shares in a notice served to such shareholders at least 14 clear days prior to the specified time of payment. The ordinary shares that have been called upon and remain unpaid are subject to forfeiture.

Redemption of Shares, Repurchase and Surrender of Ordinary Shares

We are empowered by the Companies Law and our amended and restated articles of association to purchase our own shares, subject to certain restrictions. Our directors may only exercise this power on our behalf, subject to the Companies Law, our amended and restated memorandum and articles of association and to any applicable requirements imposed from time to time by the Nasdaq Global Select Market, the Securities and Exchange Commission, or by any other recognized stock exchange on which our securities are listed.

We may also repurchase any of our shares on such terms and in such manner as have been approved by our board of directors.

Under the Companies Law, the redemption or repurchase of any share may be paid out of our company’s profits or out of the proceeds of a fresh issue of shares made for the purpose of such redemption or repurchase, or out of capital (including share premium account and capital redemption reserve) if the company can, immediately following such payment, pay its debts as they fall due in the ordinary course of business. In addition, under the Companies Law, no such share may be redeemed or repurchased (1) unless it is fully paid up, (2) if such redemption or repurchase would result in there being no shares outstanding, or (3) if the company has commenced liquidation. In addition, our company may accept the surrender of any fully paid share for no consideration.

Variations of Rights of Shares

If at any time, our share capital is divided into different classes of shares, all or any of the special rights attached to any class of shares may, subject to the provisions of the Companies Law, be varied with the sanction of a special resolution passed at a general meeting of the holders of the shares of that class. Consequently, the rights of any class of shares cannot be detrimentally altered without a majority of two-thirds of the vote of all of the shares in that class.

The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu with such existing class of shares.

Issuance of Additional Shares

Our amended and restated memorandum and articles of association authorizes our board of directors to issue additional ordinary shares from time to time as our board of directors shall determine, to the extent of available authorized but unissued shares.

Our amended and restated memorandum and articles of association also authorizes our board of directors to establish from time to time one or more series of preference shares and to determine, with respect to any series of preference shares, the terms and rights of that series, including:

●	the designation of the series;

●	the number of shares of the series;

●	the dividend rights, dividend rates, conversion rights, voting rights; and

●	the rights and terms of redemption and liquidation preferences.

Our board of directors may issue preference shares without action by our shareholders to the extent authorized but unissued. Issuance of these shares may dilute the voting power of holders of ordinary shares.

Inspection of Books and Records

Holders of our ordinary shares have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we will provide our shareholders with annual audited financial statements. See “Where You Can Find Additional Information.”

Anti-Takeover Provisions.

Some provisions of our amended and restated memorandum and articles of association may discourage, delay or prevent a change of control of our company or management that shareholders may consider favorable, including provisions that authorize our board of directors to issue preference shares in one or more series and to designate the price, rights, preferences, privileges and restrictions of such preference shares without any further vote or action by our shareholders.

However, under Cayman Islands law, our directors may only exercise the rights and powers granted to them under our amended and restated memorandum and articles of association for a proper purpose and for what they believe in good faith to be in the best interests of our company.

Alteration of Capital

We may from time to time by ordinary resolution in accordance with the Companies Law alter the conditions of our amended and restated memorandum of association to:

●	increase our capital by such sum, to be divided into shares of such amounts, as the resolution shall prescribe;

●	consolidate and divide all or any of our share capital into shares of larger amounts than our existing shares;

●	cancel any shares which at the date of the passing of the resolution have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled subject to the provisions of the Companies Law;

●	sub-divide our shares or any of them into shares of smaller amount than is fixed by our amended and restated memorandum of association, subject nevertheless to the Companies Law, so that the resolution whereby any share is sub-divided may determine that, as between the holders of the shares resulting from such subdivision, one or more of the shares may have any such preferred or other special rights over, or may have such deferred rights or be subject to any such restrictions as compared with the others, as we have power to attach to unissued or new shares; and

●	divide shares into several classes and without prejudice to any special rights previously conferred on the holders of existing shares, attach to the shares respectively any preferential, deferred, qualified or special rights, privileges, conditions or such restrictions that in the absence of any such determination in a general meeting may be determined by our directors.

We may, by special resolution, subject to any confirmation or consent required by the Companies Law, reduce our share capital or any capital redemption reserve in any manner authorized by law.

Register of Members

In accordance with Section 48 of the Companies Law, the register of members is prima facie evidence of the registered holder or member of shares of a company. Therefore, a person becomes a registered holder or member of shares of the company only upon entry being made in the register of members. Our directors will maintain one register of members, at the office of Conyers Trust Company (Cayman) Limited, Cricket Square, Hutchins Drive, P.O. Box 2681, Grand Cayman, KY1-1111, Cayman Islands, which provides us with corporate administrative services. We will perform the procedures necessary to register the shares in the register of members as required in “PART III—Distribution of Capital and Liability of Members of Companies and Associations” of the Companies Law, and will ensure that the entries on the register of members are made without any delay.

Exempted Company

We are an exempted company with limited liability under the Companies Law. The Companies Law distinguishes between ordinary resident companies and exempted companies. Any company that is registered in the Cayman Islands but conducts business mainly outside of the Cayman Islands may apply to be registered as an exempted company. The requirements for an exempted company are essentially the same as for an ordinary company except that an exempted company:

●	does not have to file an annual return of its shareholders with the Registrar of Companies;

●	subject to its memorandum and articles of association, is not required to open its register of members for inspection;

●	subject to its memorandum and articles of association, does not have to hold an annual general meeting;

●	may issue shares with no par value;

●	may obtain an undertaking against the imposition of any future taxation (such undertakings are usually given for 20 years in the first instance);

●	may register by way of continuation in another jurisdiction and be deregistered in the Cayman Islands;

●	may register as a limited duration company; and

●	may register as a segregated portfolio company.

“Limited liability” means that the liability of each shareholder is limited to the amount unpaid by the shareholder on the shares of the company (except in exceptional circumstances, such as involving fraud, the establishment of an agency relationship or an illegal or improper purpose or other circumstances in which a court may be prepared to pierce or lift the corporate veil).

Warrants

The following summary of certain terms and provisions of the warrants that are being offered hereby is not complete and is subject to, and qualified in its entirety by, the provisions of the warrants, the form of which is filed as an exhibit to the registration statement of which this prospectus forms a part. Prospective investors should carefully review the terms and provisions of the form of warrant for a complete description of the terms and conditions of the warrants.

Exercise Price and Duration. Each two warrants will have an exercise price per share of US$5.50 equal to 105% of the of the public offering price per Unit in this offering. The warrants are exercisable immediately upon issuance, and at any time thereafter up to the fifth anniversary of the issuance date. The exercise price is subject to appropriate adjustment in the event of certain stock dividends and distributions, stock splits, stock combinations, reclassifications or similar events affecting our Class A ordinary share and also upon any distributions of assets, including cash, stock or other property to our shareholders. No fractional shares will be issued upon exercise of the warrants. A warrant holder may exercise its warrants only for a whole number of shares. As a result, you must purchase warrants in multiples of two in order to obtain full value from the fractional interest.

Exercisability. The warrants will be exercisable, at the option of each holder, in whole or in part by delivering to us a duly executed exercise notice and, at any time a registration statement registering the issuance of the Class A ordinary shares underlying the warrants under the Securities Act is effective and available for the issuance of such shares, or an exemption from registration under the Securities Act is available for the issuance of such shares, by payment in full in immediately available funds for the number of Class A ordinary shares purchased upon such exercise.

Cashless Exercise. If at the time of exercise there is no effective registration statement registering, or the prospectus contained therein is not available for the issuance of the Class A ordinary shares underlying the warrants, then the warrants may also be exercised, in whole or in part, at such time by means of a cashless exercise, in which case the holder would receive upon such exercise the net number of Class A ordinary shares determined according to the formula set forth in the warrant.

Exercise Limitation. A holder will not have the right to exercise any portion of the warrant if the holder (together with its affiliates) would beneficially own in excess of 4.99% (or 9.99% upon the request of the holder) of the number of Class A ordinary shares outstanding immediately after giving effect to the exercise, as such percentage ownership is determined in accordance with the terms of the warrants. However, any holder may increase or decrease such percentage, provided that any increase will not be effective until the 61st day after such election.

Transferability. Subject to applicable laws, the warrants may be offered for sale, sold, transferred or assigned without our consent.

Fractional Shares. No fractional Class A ordinary shares will be issued upon the exercise of the warrants. Rather, the number of Class A Ordinary Shares to be issued will be rounded to the nearest whole number.

Trading Market. There is no established public trading market for the warrants being issued in this offering, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Fundamental Transactions. If a fundamental transaction occurs, then the successor entity will succeed to, and be substituted for us, and may exercise every right and power that we may exercise and will assume all of our obligations under the warrants with the same effect as if such successor entity had been named in the warrant itself. If holders of our Class A ordinary shares are given a choice as to the securities, cash or property to be received in a fundamental transaction, then the holder shall be given the same choice as to the consideration it receives upon any exercise of the warrant following such fundamental transaction. In addition, in certain circumstances, upon a fundamental transaction, the holder will have the right to require us to repurchase its warrant at its fair value using the Black Scholes option pricing formula; provided, however, that, if the fundamental transaction is not within our control, including not approved by our board of directors, then the holder shall only be entitled to receive the same type or form of consideration (and in the same proportion), at the Black Scholes value of the unexercised portion of the warrant, that is being offered and paid to the holders of our Class A ordinary shares in connection with the fundamental transaction.

Rights as a Shareholder. Except as otherwise provided in the warrants or by virtue of such holder’s ownership of our Class A ordinary shares, the holder of a warrant does not have the rights or privileges of a holder of our Class A ordinary shares, including any voting rights, until the holder exercises the warrant.

Amendment and Waiver. The warrants may be modified or amended or the provisions thereof waived with the written consent of our company on the one the hand and a holder on the other hand.

Differences in Corporate Law

The Companies Law is derived, to a large extent, from the older Companies Acts of England but does not follow recent United Kingdom statutory enactments, and accordingly there are significant differences between the Companies Law and the current Companies Act of England.

In addition, the Companies Law differs from laws applicable to United States corporations and their shareholders. Set forth below is a summary of certain significant differences between the provisions of the Companies Law applicable to us and the laws applicable to United States corporations and companies incorporated in the State of Delaware.

Mergers and Similar Arrangements

The Companies Law permits mergers and consolidations between Cayman Islands companies and between Cayman Islands companies and non-Cayman Islands companies. For these purposes, (1) “merger” means the merging of two or more constituent companies and the vesting of their undertaking, property and liabilities in one of such companies as the surviving company and (2) a “consolidation” means the combination of two or more constituent companies into a combined company and the vesting of the undertaking, property and liabilities of such companies to the consolidated company.

In order to effect such a merger or consolidation, the directors of each constituent company must approve a written plan of merger or consolidation, which must then be authorized by (1) a special resolution of the shareholders of each constituent company, and (2) such other authorization, if any, as may be specified in such constituent company’s articles of association. The written plan of merger or consolidation must be filed with the Registrar of Companies together with a declaration as to the solvency of the consolidated or surviving company, a list of the assets and liabilities of each constituent company and an undertaking that a copy of the certificate of merger or consolidation will be given to the members and creditors of each constituent company and that notification of the merger or consolidation will be published in the Cayman Islands Gazette. Dissenting shareholders have the right to be paid the fair value of their shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) if they follow the required procedures, subject to certain exceptions. Court approval is not required for a merger or consolidation which is effected in compliance with these statutory procedures.

A merger between a Cayman parent company and its Cayman subsidiary or subsidiaries does not require authorization by a resolution of shareholders of that Cayman subsidiary if a copy of the plan of merger is given to every member of that Cayman subsidiary to be merged unless that member agrees otherwise. For this purpose a company is a “parent” of a subsidiary if it holds issued shares that together represent at least ninety percent (90%) of the votes at a general meeting of the subsidiary.

The consent of each holder of a fixed or floating security interest over a constituent company is required unless this requirement is waived by a court in the Cayman Islands.

Save in certain limited circumstances, a shareholder of a Cayman constituent company who dissents from the merger or consolidation is entitled to payment of the fair value of his shares (which, if not agreed between the parties, will be determined by the Cayman Islands court) upon dissenting to the merger or consolidation, provide the dissenting shareholder complies strictly with the procedures set out in the Companies Law. The exercise of dissenter rights will preclude the exercise by the dissenting shareholder of any other rights to which he or she might otherwise be entitled by virtue of holding shares, save for the right to seek relief on the grounds that the merger or consolidation is void or unlawful.

Separate from the statutory provisions relating to mergers and consolidations, the Companies Law also contains statutory provisions that facilitate the reconstruction and amalgamation of companies, provided that the arrangement is approved by a majority in number of each class of shareholders or creditors with whom the arrangement is to be made, and who must in addition represent three-fourths in value of each such class of shareholders or creditors, as the case may be, that are present and voting either in person or by proxy at a meeting, or meetings, convened for that purpose. The convening of the meetings and subsequently the arrangement must be sanctioned by the Grand Court of the Cayman Islands. While a dissenting shareholder has the right to express to the court the view that the transaction ought not to be approved, the Grand Court can be expected to approve the arrangement if it determines that:

●	the statutory provisions as to the required majority vote have been met;

●	the shareholders have been fairly represented at the meeting in question and the statutory majority are acting bona fide without coercion of the minority to promote interests adverse to those of the class;

●	the arrangement is such that may be reasonably approved by an intelligent and honest man of that class acting in respect of his interest; and

●	the arrangement is not one that would more properly be sanctioned under some other provision of the Companies Law.

The Companies Law also contains a statutory power of compulsory acquisition which may facilitate the “squeeze out” of dissentient minority shareholder upon a tender offer. When a tender offer is made and accepted by holders of 90.0% of the shares affected within four months, the offeror may, within a two-month period commencing on the expiration of such four-month period, require the holders of the remaining shares to transfer such shares on the terms of the offer. An objection can be made to the Grand Court of the Cayman Islands but this is unlikely to succeed in the case of an offer which has been so approved unless there is evidence of fraud, bad faith or collusion.

If an arrangement and reconstruction is thus approved, the dissenting shareholder would have no rights comparable to appraisal rights, which would otherwise ordinarily be available to dissenting shareholders of Delaware corporations, providing rights to receive payment in cash for the judicially determined value of the shares.

Shareholders’ Suits

In principle, we will normally be the proper plaintiff to sue for a wrong done to us as a company, and as a general rule a derivative action may not be brought by a minority shareholder. However, based on English authorities, which would in all likelihood be of persuasive authority in the Cayman Islands, the Cayman Islands court can be expected to follow and apply the common law principles (namely the rule in Foss v. Harbottle and the exceptions thereto) so that a non-controlling shareholder may be permitted to commence a class action against or derivative actions in the name of our company to challenge actions where:

●	an act which is ultra vires or illegal and is therefore incapable of ratification by the shareholders;

●	the act complained of, although not ultra vires, could only be effected duly if authorized by more than a simple majority vote that has not been obtained; and

●	an act which constitute a fraud against the minority where the wrongdoer are themselves in control of the company.

Indemnification of Directors and Executive Officers and Limitation of Liability

Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against civil fraud or the consequences of committing a crime.

Our amended and restated memorandum and articles of association permit indemnification of officers and directors for losses, damages, costs and expenses incurred in their capacities as such unless such losses or damages arise from dishonesty or fraud of such directors or officers. This standard of conduct is generally the same as permitted under the Delaware General Corporation Law for a Delaware corporation.

In addition, we have entered into indemnification agreements with our directors and executive officers that provide such persons with additional indemnification beyond that provided in our amended and restated memorandum and articles of association.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to our directors, officers or persons controlling us under the foregoing provisions, we have been informed that in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Directors’ Fiduciary Duties

Under Delaware corporate law, a director of a Delaware corporation has a fiduciary duty to the corporation and its shareholders. This duty has two components: the duty of care and the duty of loyalty. The duty of care requires that a director act in good faith, with the care that an ordinarily prudent person would exercise under similar circumstances. Under this duty, a director must inform himself of, and disclose to shareholders, all material information reasonably available regarding a significant transaction.

The duty of loyalty requires that a director acts in a manner he or she reasonably believes to be in the best interests of the corporation. He or she must not use his corporate position for personal gain or advantage. This duty prohibits self-dealing by a director and mandates that the best interest of the corporation and its shareholders take precedence over any interest possessed by a director, officer or controlling shareholder and not shared by the shareholders generally.

In general, actions of a director are presumed to have been made on an informed basis, in good faith and in the honest belief that the action taken was in the best interests of the corporation. However, this presumption may be rebutted by evidence of a breach of one of the fiduciary duties. Should such evidence be presented concerning a transaction by a director, the director must prove the procedural fairness of the transaction and that the transaction was of fair value to the corporation.

As a matter of Cayman Islands law, a director of a Cayman Islands company is in the position of a fiduciary with respect to the company and therefore it is considered that he or she owes the following duties to the company:

●	a duty to act in good faith in the best interests of the company,

●	a duty not to make a personal profit based on his or her position as director (unless the company permits him or her to do so),

●	a duty not to put himself or herself in a position where the interests of the company conflict with his or her personal interest or his or her duty to a third party, and

●	a duty to exercise powers for the purpose for which such powers were intended.

A director of a Cayman Islands company owes to the company a duty to act with skill and care. It was previously considered that a director need not exhibit in the performance of his or her duties a greater degree of skill than may reasonably be expected from a person of his or her knowledge and experience. However, English and Commonwealth courts have moved towards an objective standard with regard to the required skill and care and these authorities are likely to be followed in the Cayman Islands.

Shareholder Action by Written Consent

Under the Delaware General Corporation Law, a corporation may eliminate the right of shareholders to act by written consent by amendment to its certificate of incorporation. Under Cayman Islands law, a company may eliminate the ability of shareholders to approve corporate matters by way of written resolution signed by or on behalf of each shareholder who would have been entitled to vote on such matters at a general meeting without a meeting being held by amending the articles of association.

Our amended and restated memorandum and articles of association do not allow shareholders to act by written resolutions.

Shareholder Proposals

Under the Delaware General Corporation Law, a shareholder has the right to put any proposal before the annual meeting of shareholders, provided it complies with the notice provisions in the governing documents. A special meeting may be called by the board of directors or any other person authorized to do so in the governing documents, but shareholders may be precluded from calling special meetings.

With respect to shareholder proposals, Cayman Islands law is essentially the same as Delaware law. The Companies Law does not provide shareholders with an express right to put forth any proposal before an annual meeting of the shareholders. However, the Companies Law may provide shareholders with limited rights to requisition a general meeting but such rights must be stipulated in the articles of association of the Company.

Any one or more shareholders holding not less than two-thirds of the votes attaching to the total issued and paid up share capital of the Company at the date of deposit of the requisition shall at all times have the right, by written requisition to the board of directors or the secretary of the company, to require an extraordinary general meeting to be called by the board of directors for the transaction of any business specified in such requisition.

Cumulative Voting

Under the Delaware General Corporation Law, cumulative voting for election of directors is not permitted unless the corporation’s certificate of incorporation specifically provides for it. Cumulative voting potentially facilitates the representation of minority shareholders on a board of directors since it permits the minority shareholder to cast all the votes to which the shareholder is entitled on a single director, which increases the shareholder’s voting power with respect to electing such director.

There are no prohibitions in relation to cumulative voting under the laws of the Cayman Islands but our amended and restated memorandum and articles of association do not provide for cumulative voting. As a result, our shareholders are not afforded any less protections or rights on this issue than shareholders of a Delaware corporation.

Removal of Directors

Under the Delaware General Corporation Law, a director of a corporation with a classified board may be removed only for cause with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise. Under our amended and restated memorandum and articles of association, directors may be removed with or without cause, by an ordinary resolution of our shareholders.

Transactions with Interested Shareholders

The Delaware General Corporation Law contains a business combination statute applicable to Delaware public corporations whereby, unless the corporation has specifically elected not to be governed by such statute by amendment to its certificate of incorporation, it is prohibited from engaging in certain business combinations with an “interested shareholder” for three years following the date that such person becomes an interested shareholder. An interested shareholder generally is a person or a group who or which owns or owned 15% or more of the target’s outstanding voting shares within the past three years.

This statute has the effect of limiting the ability of a potential acquirer to make a two-tiered bid for the target in which all shareholders would not be treated equally. The statute does not apply if, among other things, prior to the date on which such shareholder becomes an interested shareholder, the board of directors approves either the business combination or the transaction which resulted in the person becoming an interested shareholder. This encourages any potential acquirer of a Delaware corporation to negotiate the terms of any acquisition transaction with the target’s board of directors.

Cayman Islands law has no comparable statute. As a result, we cannot avail ourselves of the types of protections afforded by the Delaware business combination statute. However, although Cayman Islands law does not regulate transactions between a company and its significant shareholders, it does provide that such transactions must be entered into bona fide in the best interests of the company and for a proper purpose and not with the effect of constituting a fraud on the minority shareholders.

Dissolution; Winding Up

Under the Delaware General Corporation Law, unless the board of directors approves the proposal to dissolve, dissolution must be approved by shareholders holding 100% of the total voting power of the corporation. Only if the dissolution is initiated by the board of directors may it be approved by a simple majority of the corporation’s outstanding shares. Delaware law allows a Delaware corporation to include in its certificate of incorporation a supermajority voting requirement in connection with dissolutions initiated by the board.

Under Cayman Islands law, a company may be wound up by either an order of the courts of the Cayman Islands or by a special resolution of its members or, if the company is unable to pay its debts as they fall due, by an ordinary resolution of its members. The court has authority to order winding up in a number of specified circumstances including where it is, in the opinion of the court, just and equitable to do so.

Variation of Rights of Shares

Under the Delaware General Corporation Law, a corporation may vary the rights of a class of shares with the approval of a majority of the outstanding shares of such class, unless the certificate of incorporation provides otherwise. Under Cayman Islands law and our amended and restated articles of association, if our share capital is divided into more than one class of shares, we may vary the rights attached to any class with sanction of a resolution passed by a majority of two-thirds of the votes cast at a separate meeting of the holders of the shares of that class.

Amendment of Governing Documents

Under the Delaware General Corporation Law, a corporation’s governing documents may be amended with the approval of a majority of the outstanding shares entitled to vote, unless the certificate of incorporation provides otherwise.

Under the Cayman Islands law, our amended and restated memorandum and articles of association may only be amended with a special resolution of our shareholders.

Rights of Non-resident or Foreign Shareholders

There are no limitations imposed by our amended and restated memorandum and articles of association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on our shares.

In addition, there are no provisions in our amended and restated memorandum and articles of association governing the ownership threshold above which shareholder ownership must be disclosed.

Inspection of Books and Records

Under the Delaware General Corporation Law, any shareholder of a corporation may for any proper purpose inspect or make copies of the corporation’s stock ledger, list of shareholders and other books and records.

Holders of our shares will have no general right under Cayman Islands law to inspect or obtain copies of our list of shareholders or our corporate records. However, we intend to provide our shareholders with annual reports containing audited financial statements. See “Where You Can Find Additional Information.”

History of Securities Issuances

We were incorporated in the Cayman Islands on May 17, 2018. The following is a summary of our securities issuances since our incorporation:

Ordinary Shares

Upon our incorporation, we issued one ordinary share at nominal value to the initial subscriber and this one ordinary share was transferred to Top Max Limited, a company controlled by Mr. Dong Hu, our controlling shareholder, on the same day.

On May 24, 2018, we issued to Top Max Limited, Tiptop Partner Limited, Top One Limited, Aureate Aries Limited, Enjoyor (Hong Kong) Company Limited, Strong 365 Limited, Best Communication Limited, Master Future Access Limited, Rising Delight Enterprises Limited, Zero To Billion Chain Limited, Tian Rui Investment Holdings Company Limited, Feli Holdings Limited, Century Technology Limited, Hz Qwang Limited, Qiansheng Of Technology Co., Ltd., Brain Holdings Co., Incorporated, Sharp Force Technology Limited, Grand Elec-tech Limited, Technology Source Limited, Vakker Limited, KMY Technology Limited, Broadsight Technologies Co., Ltd., Sophie.W Holdings Limited, Tong Yuan Investment Limited, Yijia Technology Limited, JuJian Limited, Decho Technology Limited, Maocity Limited, Howso Investment Limited, Opaige Limited, Tycoon Technology Limited, Cheng.W Limited, MOJF Limited, Three Apples Limited, Hongxing Technology Limited, Beijing Happy Brother Technology Limited, Yi Han Technology Limited, Wenguangxiao Limited, Hongchuang Limited, Feihang Limited, CCH King Holdings Limited, Hejian Technology Holdings Limited, Ruisheng Technology Limited, Cocolala Limited, Omlong Limited and Hong Kong Litian Technology Limited 60,056,828, 5,528,000, 5,040,000, 4,889,790, 4,000,000, 3,151,095, 3,168,000, 3,150,000, 2,773,000, 2,012,000, 1,196,500, 1,150,000, 1,080,000, 1,069,500, 1,000,000, 950,000, 918,000, 900,000, 700,000, 650,000, 647,000, 634,500, 458,885, 425,000, 397,565, 391,000, 368,760, 334,000, 325,000, 301,000, 300,000, 275,940, 248,000, 233,490, 227,745, 219,000, 218,611, 205,500, 200,000, 191,760, 162,225, 150,000, 143,595, 135,000, 77,000 and 1,117,710 ordinary shares, respectively, at nominal value per share, as part of our corporate restructure for our initial public offering. See “Corporate History and Structure” for details.

On December 2, 2019, Strong 365 Limited transferred all 3,151,095 ordinary shares it held to Notable Performance Limited at nominal value per share. On December 2, 2019, Top Max Limited transferred 159,700, 111,771 and 2,235,420 ordinary shares to Tian Rui Investment Holdings Company Limited, Century Technology Limited and Grand Elec-tech Limited, respectively, at nominal value per share.

On February 5, 2020, Top Max Limited transferred 4,470,840, 3,911,985, 1,000,000, 1,000,000, 541,330 ordinary shares to Celestial Splendid Limited, Golden Genius International Limited, Diversity Planet Limited, Cavalry International Limited and Yi Han Technology Limited, respectively, at nominal value per share. On February 5, 2020, Hong Kong Litian Technology Limited transferred 1,117,710 ordinary shares to Golden Genius International Limited at nominal value per share.

Except for Top Max Limited, Decho Technology Limited, Sophie.W Holdings Limited, Yi Han Technology Limited, Cheng.W Limited, Top One Limited, Aureate Aries Limited, Notable Performance Limited and Tiptop Partner Limited, which are companies controlled by our directors and executive officers and/or principal shareholders, none of the other entities to which we have issued ordinary shares is affiliated with us.

Immediately prior to the completion of our initial public offering, issued and outstanding ordinary shares held by Top Max Limited, a company controlled by Mr. Dong Hu, were re-designated as Class B ordinary shares on a one-for-one basis, and the remaining issued and outstanding ordinary shares were re-designated as Class A ordinary shares on a one-for-one basis.

In June 2020, in our initial public offering, we issued and sold a total of 19,264,337 Class A ordinary shares at the public offering price of US$5.23 per share.

SHARES ELIGIBLE FOR FUTURE SALE

Upon completion of this offering, we will have 88,409,554 outstanding Class A ordinary shares, representing approximately 65.5% of our ordinary shares in issue, assuming sales of all 4,000,000 Units at the initial closing and no exercise of the related warrants, or 92,409,554 outstanding Class A ordinary shares, representing 66.5% of our ordinary shares in issue, assuming sales of all of the Units in this offering and no exercise of the related warrants. All of the Class A ordinary shares and related warrants sold in this offering will be freely transferable by persons other than our “affiliates” (as that term is defined in Rule 144 under the Securities Act) without restriction or further registration under the Securities Act.

Although our Class A ordinary shares are listed on the Nasdaq Global Select Market, we cannot assure you that a regular trading market for the Class A ordinary shares will sustain or continue to exist. We cannot predict what effect, if any, future sales of our ordinary shares, or the availability of our ordinary shares for future sale, will have on the trading price of the Class A ordinary shares from time to time. Sales of substantial amounts of the ordinary shares in the public market, or the perception that these sales could occur, could adversely affect the trading price of the Class A ordinary shares. There is no established public trading market for the warrants, and we do not expect a market to develop. We do not intend to apply for listing of the warrants on any securities exchange or other nationally recognized trading system. Without an active trading market, the liquidity of the warrants will be limited.

Lock-Up

We will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares, during the 60-day period after the final closing of the offering, subject to certain exemptions.

We will also, during the six-month period after the final closing of the offering, not effectuate or enter into an agreement to effect any issuance of Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares (or a combination of units thereof) involving, among others, transactions in which we (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Class A ordinary shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Class A ordinary shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the Class A Ordinary Shares (but not including antidilution protections related to future share issuances) or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price, subject to certain exemptions.

Rule 144

All of our ordinary shares prior to the completion of our initial public offering are “restricted securities” as that term is defined in Rule 144 under the Securities Act and may be sold publicly in the United States only if they are subject to an effective registration statement under the Securities Act or pursuant to an exemption from the registration requirement such as those provided by Rule 144 and Rule 701 promulgated under the Securities Act.

In general, under Rule 144 as currently in effect, a person (or persons whose shares are aggregated) who at the time of a sale is not, and has not been during the three months preceding the sale, an affiliate of ours and has beneficially owned our restricted securities for at least six months is entitled to sell the restricted securities without registration under the Securities Act, subject to the availability of current public information about us, and will be entitled to sell restricted securities beneficially owned for at least one year without restriction. Persons who are our affiliates (including persons beneficially owning 10% or more of our outstanding shares) and have beneficially owned our restricted securities for at least six months may sell within any three-month period a number of restricted securities that does not exceed the greater of the following:

●	1% of the then outstanding ordinary shares of the same class, which will equal approximately 894,095 Class A ordinary shares immediately after this offering, assuming the sales of all of the securities we are offering and no exercise of the related warrants; and

●	the average weekly trading volume of our ordinary shares of the same class on the Nasdaq Global Select Market during the four calendar weeks preceding the date on which notice of the sale on Form 144 is filed with the SEC.

Such sales are also subject to manner-of-sale provisions, notice requirements and the availability of current public information about us.

Rule 701

Beginning 90 days after we became a reporting company, persons other than affiliates who purchased ordinary shares under a written compensatory plan or other written agreement executed prior to the completion of this offering may be entitled to sell such shares in the United States in reliance on Rule 701 under the Securities Act, or Rule 701. Rule 701 permits affiliates to sell their Rule 701 shares under Rule 144 without complying with the holding period requirements of Rule 144.

Rule 701 further provides that non-affiliates may sell these shares in reliance on Rule 144 subject only to its manner-of-sale requirements. However, the Rule 701 shares would remain subject to any applicable lock-up arrangements and would only become eligible for sale when the lock-up period expires, if any.

Form S-8

We intend to file a registration statement on Form S-8 under the Securities Act covering Class A ordinary shares issuable with respect to awards that may be granted under the 2020 Share Incentive Plan. Shares registered under any registration statements will be available for sale in the open market, except to the extent that the shares are subject to vesting restrictions with us or the contractual restrictions described below.

TAXATION

The following summary of the material Cayman Islands, PRC and U.S. federal income tax consequences of an investment in the Units is based upon laws and relevant interpretations thereof in effect as of the date of this prospectus, all of which are subject to change. This summary does not deal with all possible tax consequences relating to an investment in the Units, such as the tax consequences under U.S. federal non-income, state and local tax laws and the other tax laws not addressed herein. To the extent that the discussion relates to matters of Cayman Islands tax law, it represents the opinion of Conyers Dill & Pearman, our counsel as to Cayman Islands law, and to the extent it relates to PRC tax law, it represents the opinion of Jingtian & Gongcheng, our counsel as to PRC law.

Cayman Islands Taxation

The Cayman Islands currently levies no taxes on individuals or corporations based upon profits, income, gains or appreciation and there is no taxation in the nature of inheritance tax or estate duty. There are no other taxes likely to be material to us or holders of our ordinary shares levied by the government of the Cayman Islands except for stamp duties which may be applicable on instruments executed in, or after execution brought within the jurisdiction of, the Cayman Islands.

The Cayman Islands is a party to a double tax treaty entered into with the United Kingdom in 2010 but otherwise is not party to any double tax treaties.

There are no exchange control regulations or currency restrictions in the Cayman Islands.

Pursuant to Section 6 of the Tax Concessions Law (2018 Revision) of the Cayman Islands, we have obtained an undertaking from the Governor-in-Cabinet:

(1) that no law which is enacted in the Cayman Islands imposing any tax to be levied on profits or income or gains or appreciation shall apply to us or our operations; and

(2) that the aforesaid tax or any tax in the nature of estate duty or inheritance tax shall not be payable on our shares, debentures or other obligations.

The undertaking for us is for a period of 20 years from May 24, 2018.

PRC Taxation

Income Tax and Withholding Tax

In March 2007, the National People’s Congress of China enacted the EIT Law, which became effective on January 1, 2008 (as amended in December 2018). The EIT Law provides that enterprises organized under the laws of jurisdictions outside China with their “de facto management bodies” located within China may be considered PRC resident enterprises and therefore subject to EIT at the rate of 25% on their worldwide income. The Implementing Rules of the EIT Law further defines the term “de facto management body” as the management body that exercises substantial and overall management and control over the business, personnel, accounts and properties of an enterprise.

In April 2009, the SAT issued the Notice Regarding the Determination of Chinese-Controlled Overseas Incorporated Enterprises as PRC Tax Resident Enterprises on the Basis of De Facto Management Bodies, known as Circular 82, which provides certain specific criteria for determining whether the “de facto management body” of a PRC-controlled enterprise that is incorporated offshore is deemed to be located in China. Although Circular 82 only applies to offshore enterprises controlled by PRC enterprises or PRC enterprise groups, not offshore enterprises controlled by PRC individuals or foreigners, the criteria set forth in the circular may reflect the SAT’s general position on how the “de facto management body” test should be applied in determining the tax resident status of all offshore enterprises.

According to Circular 82, a Chinese-controlled enterprise which is incorporated offshore will be regarded as a PRC tax resident by virtue of having its “de facto management body” in China and will be subject to EIT on its global income only if all of the following conditions are satisfied:

●	the primary location of the day-to-day operational management and the places where they perform their duties are in the PRC;

●	decisions relating to the enterprise’s financial and human resources matters are made or are subject to the approval of organizations or personnel in the PRC;

●	the enterprise’s primary assets, accounting books and records, company seals and board and shareholders’ resolutions are located or maintained in the PRC; and

●	50% or more of voting board members or senior executives habitually reside in the PRC.

The Administrative Measures for Enterprise Income Tax of Chinese-Controlled Overseas Incorporated Resident Enterprises (Trial Version), or Bulletin 45, further clarifies certain issues related to the determination of tax resident status. Bulletin 45 also specifies that when provided with a resident Chinese-controlled, offshore-incorporated enterprise’s copy of its recognition of residential status, a payer does not need to withhold a 10% income tax when paying certain PRC-source income, such as dividends, interest and royalties to such Chinese-controlled offshore-incorporated enterprise.

We believe that our Cayman Islands holding company, Ebang International Holdings Inc., is not a PRC resident enterprise for PRC tax purposes. Ebang International Holdings Inc. is a company incorporated outside China. As a holding company, its key assets are its ownership interests in its subsidiaries, and its key assets are located, and its records (including the resolutions of its board of directors and the resolutions of its shareholders) are maintained, outside China. As such, we do not believe that our company meets all of the conditions above or is a PRC resident enterprise for PRC tax purposes. For the same reasons, we believe our other entities outside China are not PRC resident enterprises either. However, the tax resident status of an enterprise is subject to determination by the PRC tax authorities and uncertainties remain with respect to the interpretation of the term “de facto management body.” There can be no assurance that the PRC government will ultimately take a view that is consistent with our position and there is a risk that the PRC tax authorities may deem our company as a PRC resident enterprise since a substantial majority of the members of our management team are located in China, in which case we would be subject to EIT at the rate of 25% on worldwide income. If the PRC tax authorities determine that our Cayman Islands holding company is a “resident enterprise” for EIT purposes, a number of unfavorable PRC tax consequences could follow.

One example is a 10% withholding tax would be imposed on dividends we pay to our non-PRC enterprise shareholders and with respect to gains derived by our non-PRC enterprise shareholders from transferring our shares. It is unclear whether, if we are considered a PRC resident enterprise, holders of our shares would be able to claim the benefit of income tax treaties or agreements entered into between China and other countries or areas.

According to the Public Notice Regarding Certain Corporate Income Tax Matters on Indirect Transfer of Properties by Non-Tax Resident Enterprises, or SAT Public Notice 7, which was promulgated by the SAT and became effective on February 3, 2015, if a non-resident enterprise transfers the equity interests of a PRC resident enterprise indirectly by transfer of the equity interests of an offshore holding company (other than a purchase and sale of shares issued by a PRC resident enterprise in the public securities market) without a reasonable commercial purpose, PRC tax authorities have the power to reassess the nature of the transaction and the indirect equity transfer may be treated as a direct transfer. As a result, the gain derived from such transfer, which means the equity transfer price less the cost of equity, will be subject to PRC withholding tax at a rate of up to 10%.

Under the terms of SAT Public Notice 7, a transfer which meets all of the following circumstances shall be directly deemed as having no reasonable commercial purposes if:

●	over 75% of the value of the equity interests of the offshore holding company are directly or indirectly derived from PRC taxable properties;

●	at any time during the year before the indirect transfer, over 90% of the total properties of the offshore holding company are investments within PRC territories, or in the year before the indirect transfer, over 90% of the offshore holding company’s revenue is directly or indirectly derived from PRC territories;

●	the function performed and risks assumed by the offshore holding company are insufficient to substantiate its corporate existence; or

●	the foreign income tax imposed on the indirect transfer is lower than the PRC tax imposed on the direct transfer of the PRC taxable properties.

On October 17, 2017, the SAT issued the Announcement of the State Administration of Taxation on Issues Concerning the Withholding of Non-resident Enterprises Income Tax at Source, or SAT Bulletin 37, which took effect on December 1, 2017. SAT Bulletin 37 purports to provide further clarifications by setting forth the definitions of equity transfer income and tax basis, the foreign exchange rate to be used in the calculation of the withholding amount and the date on which the withholding obligation arises.

Specifically, SAT Bulletin 37 provides that where the transfer income subject to withholding at source is derived by a non-PRC resident enterprise in instalments, the instalments may first be treated as recovery of costs of previous investments. Upon recovery of all costs, the tax amount to be withheld must then be computed and withheld.

There is uncertainty as to the application of SAT Public Notice 7 and SAT Bulletin 37. SAT Public Notice 7 and SAT Bulletin 37 may be determined by the PRC tax authorities to be applicable to transfers of our shares that involve non-resident investors, if any of such transactions were determined by the tax authorities to lack a reasonable commercial purpose.

As a result, we and our non-resident investors in such transactions may become at risk of being taxed under SAT Public Notice 7 and SAT Bulletin 37, and we may be required to comply with SAT Public Notice 7 and SAT Bulletin 37 or to establish that we should not be taxed under the general anti-avoidance rule of the EIT Law. This process may be costly and have a material adverse effect on our financial condition and results of operations.

Value-added Tax

Under the Circular on Comprehensively Promoting the Pilot Program of the Collection of Value-added Tax to Replace Business Tax, or Circular 36, which was promulgated by the Ministry of Finance and the SAT on March 23, 2016 and became effective on May 1, 2016, entities and individuals engaging in the sale of services, intangible assets or fixed assets within the territory of the PRC are required to pay value added tax, or VAT, instead of business tax.

According to the Circular 36, our PRC subsidiaries and consolidated affiliated entity are subject to VAT, at a rate of 6% to 17% on proceeds received from customers and are entitled to a refund for VAT already paid or borne on the goods purchased by it and utilized in the production of goods or provisions of services that have generated the gross sales proceeds.

According to the Circular of the Ministry of Finance and the SAT on Adjusting Value-added Tax Rates, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 17% tax rates are lowered to 16%.

According to the Circular on Policies to Deepen Value-added Tax Reform, where a taxpayer engages in a taxable sales activity for the value-added tax purpose or imports goods, the previous applicable 16% and 10% tax rates are lowered to 13% and 9% respectively.

Material U.S. Federal Income Tax Considerations

The following discussion is a summary of material U.S. federal income tax considerations relating to the ownership and disposition of our Class A ordinary shares and related warrants by a U.S. Holder, as defined below, that acquires the Class A ordinary shares and related warrants in this offering and holds the Class A ordinary shares and related warrants as “capital assets” (generally, property held for investment) under Section 1221 of the United States Internal Revenue Code of 1986, as amended, or the Code. This discussion is based upon existing U.S. federal income tax law as of the date of this prospectus, which is subject to differing interpretations or change, possibly with retroactive effect. No ruling has been sought from the Internal Revenue Service, or the IRS, with respect to any U.S. federal income tax consequences described below, and there can be no assurance that the IRS or a court will not take a contrary position. This discussion does not address all aspects of U.S. federal income taxation that may be important to particular investors in light of their individual circumstances, including investors subject to special tax rules (such as, for example, financial institutions, insurance companies, regulated investment companies, real estate investment trusts, broker-dealers, traders in securities that elect mark-to-market treatment, partnerships or other pass-through entities for U.S. federal income tax purposes and their partners or investors, tax-exempt organizations (including private foundations), investors who are not U.S. Holders, investors that own (directly, indirectly, or constructively) ordinary shares representing 10% or more of our stock (by vote or by value), investors that hold their Class A ordinary shares and/or related warrants as part of a straddle, hedge, conversion, constructive sale or other integrated transaction, or investors that have a functional currency other than the U.S. dollar, all of whom may be subject to tax rules that differ significantly from those summarized below. In addition, this discussion does not address any U.S. federal estate, gift or other non-income tax considerations, state, local, or non-U.S. tax considerations, the alternative minimum tax, or the Medicare contribution tax on net investment income. Each potential investor is urged to consult its tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax considerations of an investment in the Class A ordinary shares and related warrants.

General

For purposes of this discussion, a “U.S. Holder” is a beneficial owner of our Class A ordinary shares and related warrants that is, for U.S. federal income tax purposes, (1) an individual who is a citizen or resident of the United States, (2) a corporation (or other entity or arrangement treated as a corporation for U.S. federal income tax purposes) created in, or organized under the laws of, the United States or any state thereof or the District of Columbia, (3) an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source, or (4) a trust (a) the administration of which is subject to the primary supervision of a U.S. court and which has one or more United States persons (within the meaning of Section 7701(a)(30) of the Code) who have the authority to control all substantial decisions of the trust or (b) that has otherwise elected to be treated as a United States person under the Code.

If a partnership (or other entity or arrangement treated as a partnership for U.S. federal income tax purposes) is a beneficial owner of our Class A ordinary shares, the tax treatment of a partner in the partnership will depend upon the status of the partner and the activities of and/or related warrants the partnership. Partnerships and partners of a partnership holding our Class A ordinary shares and related warrants are urged to consult their tax advisors regarding an investment in our Class A ordinary shares and related warrants.

Allocation of Purchase Price

For U.S. federal income tax purposes, the Class A ordinary shares and related warrants acquired in this offering will be treated as an “investment unit” consisting of one Class A ordinary share and one related warrant to purchase one-half of one Class A ordinary share. The purchase price for each investment unit will be allocated between these components in proportion to their relative fair market values at the time the unit is purchased by the U.S. Holder. This allocation of the purchase price for each unit will establish the U.S. Holder’s initial tax basis for U.S. federal income tax purposes in the Class A ordinary share and related warrant included in each unit. The separation of the Class A ordinary share and related warrant included in each unit should not be a taxable event for U.S. federal income tax purposes. Each U.S. Holder should consult his, her or its own tax advisor regarding the allocation of the purchase price for a unit.

Passive Foreign Investment Company Considerations

A non-U.S. corporation, such as our company, will be classified as a “passive foreign investment company,” or PFIC, for U.S. federal income tax purposes for any taxable year if either (1) 75% or more of its gross income for such year consists of certain types of “passive” income, or the “income test” or (2) 50% or more of the value of its assets (generally based on an average of the quarterly values of the assets) during such year is attributable to assets that produce or are held for the production of passive income, or the “asset test”. For this purpose, cash and assets readily convertible into cash are categorized as passive assets and the company’s unbooked intangibles associated with active business activities may generally be classified as active assets. Passive income generally includes, among other things, dividends, interest, rents, royalties, and gains from the disposition of passive assets. We will be treated as owning our proportionate share of the assets and earning our proportionate share of the income of any other corporation in which we own, directly or indirectly, more than 25% (by value) of the stock.

The determination of whether we are or will become a PFIC for any taxable year may depend upon the composition of our income (which may differ from our historical results and current projections) and assets and the value of our assets from time to time, including, in particular the value of our goodwill and other unbooked intangibles (which may depend upon the market value of the ordinary shares from time-to-time and may be volatile). In estimating the value of our goodwill and other unbooked intangibles, we have taken into account our anticipated market capitalization following the close of this offering, which may fluctuate. Based upon the current and anticipated value of our assets and the composition of our income and assets (taking into account the expected cash proceeds from this offering) and projections as to the value of the Class A ordinary shares following the offering, we do not presently expect to be classified as a PFIC for the current taxable year. However, the composition of our income and assets may change over time if we expand and diversify our product offerings, which may result in our company becoming classified as a PFIC. Among other matters, if our market capitalization subsequently declines, we may be classified as a PFIC for the current or future taxable years. It is also possible that the IRS may challenge our classification or valuation of our goodwill and other unbooked intangibles, which may result in our company being, or becoming classified as, a PFIC for the current or one or more future taxable years.

The determination of whether we are or will become a PFIC may also depend, in part, on how, and how quickly, we use our liquid assets and the cash raised in this offering. Under circumstances where we retain significant amounts of liquid assets, including cash raised in this offering, our risk of being classified as a PFIC may substantially increase. Because there are uncertainties in the application of the relevant rules and PFIC status is a factual determination made annually after the close of each taxable year, there can be no assurance that we will not be a PFIC for the current taxable year or any future taxable year or that the IRS will not take a contrary position. If we were classified as a PFIC for any year during which a U.S. Holder held the Class A ordinary shares, we generally would continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding years during which such U.S. Holder held the ordinary shares.

The discussion below under “Taxation of the warrants” and “Taxation of the Class A Ordinary Shares – Dividends” and – Sale or Other Disposition of Class A Ordinary Shares” is written on the basis that we will not be classified as a PFIC for U.S. federal income tax purposes. The U.S. federal income tax rules that apply if we are classified as a PFIC for the current taxable year or any subsequent taxable year are discussed below under “Passive Foreign Investment Company Rules.”

Taxation of the Warrants

Sale or Other Taxable Disposition of Warrants

Upon the sale, exchange or other taxable disposition of a warrant, in general, a U.S. Holder will recognize taxable gain or loss measured by the difference, if any, between (i) the amount of cash and the fair market value of any property received upon such taxable disposition, and (ii) such U.S. Holder’s adjusted tax basis in the warrant as determined above. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if, at the time of the sale or other disposition, a holder’s holding period for the warrant is more than one year. The deductibility of capital losses is subject to limitations.

Exercise of Warrants

Upon the exercise of a warrant for cash, in general, holders will not recognize gain or loss for U.S. federal income tax purposes. A U.S. Holder’s initial tax basis in Class A ordinary shares received will equal such U.S. Holder’s adjusted tax basis in the warrant exercised. A U.S. Holder’s holding period for Class A ordinary shares received on exercise generally will commence on the day of exercise.

In certain limited circumstances, a U.S. Holder may be permitted to undertake a cashless exercise of warrants into our Class A ordinary shares. The U.S. federal income tax treatment of a cashless exercise of warrants into our Class A ordinary shares is unclear, and the tax consequences of a cashless exercise could differ from the consequences upon the exercise of a warrant described in the preceding paragraph. U.S. Holders should consult their own tax advisors regarding the U.S. federal income tax consequences of a cashless exercise of warrants.

Expiration of Warrants

A U.S. Holder who allows a warrant to expire will generally recognize a loss for U.S. federal income tax purposes equal to the adjusted tax basis of the warrant. In general, such a loss will be a capital loss, and will be a short-term or long-term capital loss depending on the holder’s holding period for the warrant.

Certain Adjustments to the Warrants

Under Section 305 of the Code, an adjustment to the number of warrant shares that will be issued on the exercise of the warrants, or an adjustment to the exercise price of the warrants, may be treated as a constructive distribution to holders if, and to the extent that, such adjustment has the effect of increasing the holder’s proportionate interest in our earnings and profits or assets, depending on the circumstances of such adjustment (for example, if such adjustment is to compensate for a distribution of cash or other property to our stockholders). Adjustments to the exercise price of warrants made pursuant to a bona fide reasonable adjustment formula that has the effect of preventing dilution of the interest of the holders of the warrants should generally not be considered to result in a constructive distribution. Any such constructive distribution would be taxable whether or not there is an actual distribution of cash or other property. See the more detailed discussion of the rules applicable to distributions made by us under the heading “Taxation of Class A Ordinary Shares – Dividends” below.

Taxation of Class A Ordinary Shares

Dividends

Subject to the PFIC rules described below, any distributions (including constructive distributions the amount of any PRC tax withheld) paid on the Class A ordinary shares out of our current or accumulated earnings and profits, as determined under U.S. federal income tax principles, will generally be includible in the gross income of a U.S. Holder as dividend income on the day actually or constructively received by the U.S. Holder. Because we do not intend to determine our earnings and profits on the basis of U.S. federal income tax principles, any distribution will generally be treated as a “dividend” for U.S. federal income tax purposes. Under current law, a non-corporate recipient of dividend income will generally be subject to tax on dividend income from a “qualified foreign corporation” at the lower rates applicable to “qualified dividend income” rather than the marginal tax rates generally applicable to ordinary income, provided that certain holding period and other requirements are met.

A non-U.S. corporation (other than a corporation that is classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year) will generally be considered to be a qualified foreign corporation (1) if it is eligible for the benefits of a comprehensive income tax treaty with the United States which the Secretary of Treasury of the United States determines is satisfactory for purposes of this provision and which includes an exchange of information program, or (2) with respect to any dividend it pays on stock which is readily tradable on an established securities market in the United States. Our Class A ordinary shares are listed on the Nasdaq Global Select Market. We believe, but cannot assure you, that Class A ordinary shares will continue to be considered readily tradable on an established securities market in the United States and that we will be a qualified foreign corporation with respect to dividends paid on the Class A ordinary shares. However, there can be no assurance that the Class A ordinary shares will continue to be considered readily tradable on an established securities market in later years. In the event we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law (see “—PRC Taxation”), we may be eligible for the benefits of the Agreement Between the Government of the United States of America and the Government of the People’s Republic of China for the Avoidance of Double Taxation and the Prevention of Tax Evasion with Respect to Taxes on Income, or the United States-PRC income tax treaty (which the Secretary of the Treasury of the United States has determined is satisfactory for this purpose), in which case we would be treated as a qualified foreign corporation with respect to dividends paid on our Class A ordinary shares. U.S. Holders are urged to consult their tax advisors regarding the availability of the reduced tax rate on dividends in their particular circumstances. Dividends received on the Class A ordinary shares will not be eligible for the dividends received deduction allowed to qualifying corporations under the Code.

For U.S. foreign tax credit purposes, dividends paid on the Class A ordinary shares will generally be treated as income from foreign sources and will generally constitute passive category income. In the event that we are deemed to be a PRC resident enterprise under the Enterprise Income Tax Law, a U.S. Holder may be subject to PRC withholding taxes on dividends paid, if any, on the Class A ordinary shares. A U.S. Holder may be eligible, subject to a number of complex limitations, to claim a foreign tax credit in respect of any foreign withholding taxes imposed on dividends received on the Class A ordinary shares. A U.S. Holder who does not elect to claim a foreign tax credit for foreign tax withheld may instead claim a deduction for U.S. federal income tax purposes in respect of such withholding, but only for a year in which such holder elects to do so for all creditable foreign income taxes. The rules governing the foreign tax credit are complex. U.S. Holders are urged to consult their tax advisors regarding the availability of the foreign tax credit under their particular circumstances.

Sale or Other Disposition of Ordinary Shares

Subject to the PFIC rules discussed below, a U.S. Holder will generally recognize capital gain or loss, if any, upon the sale or other disposition of Class A ordinary shares in an amount equal to the difference between the amount realized upon the disposition and the holder’s adjusted tax basis in such Class A ordinary shares. Any capital gain or loss will be long-term capital gain or loss if the Class A ordinary shares have been held for more than one year and will generally be U.S. source gain or loss for U.S. foreign tax credit purposes. Long-term capital gains of non-corporate U.S. Holders are currently eligible for reduced rates of taxation. In the event that we are treated as a PRC resident enterprise under the Enterprise Income Tax Law, and gain from the disposition of the ordinary shares is subject to tax in the PRC (see “—PRC Taxation”), such gain may be treated as PRC source gain for foreign tax credit purposes under the United States-PRC income tax treaty. The deductibility of a capital loss may be subject to limitations. U.S. Holders are urged to consult their tax advisors regarding the tax consequences if a foreign tax is imposed on a disposition of the Class A ordinary shares, including the availability of the foreign tax credit under their particular circumstances.

Passive Foreign Investment Company Rules

If we are classified as a PFIC for any taxable year during which a U.S. Holder holds the Class A ordinary shares or warrants, unless the U.S. Holder makes one of certain elections (as described below), the U.S. Holder will, except as discussed below, be subject to special tax rules that have a penalizing effect, regardless of whether we remain a PFIC in subsequent taxable years, on (1) any excess distribution that we make to the U.S. Holder (which generally means any distribution paid during a taxable year to a U.S. Holder that is greater than 125% of the average annual distributions paid in the three preceding taxable years or, if shorter, the U.S. Holder’s holding period for the ordinary shares or warrants), and (2) any gain realized on the sale or other disposition, including, under certain circumstances, a pledge, of Class A ordinary shares or warrants. Under the PFIC rules:

●	the excess distribution and/or gain will be allocated ratably over the U.S. Holder’s holding period for the Class A ordinary shares or warrants;

●	the amount of the excess distribution or gain allocated to the taxable year of distribution or gain and to any taxable years in the U.S. Holder’s holding period prior to the first taxable year in which we are classified as a PFIC (each such taxable year, a pre-PFIC year) will be taxable as ordinary income;

●	the amount of the excess distribution or gain allocated to each prior taxable year, other than a pre-PFIC year, will be subject to tax at the highest tax rate in effect applicable to the individuals or corporations, as appropriate, for that year, and will be increased by an additional tax equal to interest on the resulting tax deemed deferred with respect to each such year.

If we are a PFIC for any taxable year during which a U.S. Holder holds the Class A ordinary shares or warrants and any of our non-U.S. subsidiaries or other corporate entities in which we own equity interests is also a PFIC, such U.S. Holder would be treated as owning a proportionate amount (by value) of the shares of the lower-tier PFIC for purposes of the application of these rules. Each U.S. Holder is advised to consult its tax advisors regarding the application of the PFIC rules to any of our lower-tier PFICs.

If we are a PFIC for any taxable year during which a U.S. Holder holds the Class A ordinary shares or warrants, we will continue to be treated as a PFIC with respect to such U.S. Holder for all succeeding taxable years during which the U.S. Holder holds the Class A ordinary shares or warrants, unless we were to cease to be a PFIC and the U.S. Holder makes a “deemed sale” election with respect to the Class A ordinary shares. If such election is made, the U.S. Holder will be deemed to have sold the ordinary shares it holds at their fair market value and any gain from such deemed sale would be subject to the rules described in the preceding two paragraphs. After the deemed sale election, so long as we do not become a PFIC in a subsequent taxable year, the Class A ordinary shares with respect to which such election was made will not be treated as shares in a PFIC and, as a result, the U.S. Holder will not be subject to the rules described above with respect to any “excess distribution” the U.S. Holder receives from us or any gain from an actual sale or other disposition of the Class A ordinary shares. Each U.S. Holder is strongly urged to consult its tax advisors as to the possibility and consequences of making a deemed sale election if we are and then cease to be a PFIC and such an election becomes available to the U.S. Holder.

As an alternative to the foregoing rules, a U.S. Holder of “marketable stock” in a PFIC may make a mark-to-market election with respect to the Class A ordinary shares (but not the warrants), provided that the Class A ordinary shares are “regularly traded” (as specially defined in the applicable United States Treasury Regulations) on the Nasdaq Global Select Market, which is a qualified exchange or other market for these purposes. We expect that our Class A ordinary shares will be treated as marketable stock upon their listing on the Nasdaq Global Select Market, but no assurances may be given in this regard. If a mark-to-market election is made, the U.S. Holder will generally (1) include as ordinary income for each taxable year that we are a PFIC the excess, if any, of the fair market value of Class A ordinary shares held at the end of the taxable year over the U.S. Holder’s adjusted tax basis in such Class A ordinary shares and (2) deduct as an ordinary loss the excess, if any, of the U.S. Holder’s adjusted tax basis in the Class A ordinary shares over the fair market value of such Class A ordinary shares held at the end of the taxable year, but only to the extent of the net amount previously included in income as a result of the mark-to-market election. The U.S. Holder’s adjusted tax basis in the Class A ordinary shares would be adjusted to reflect any income or loss resulting from the mark-to-market election. If a U.S. Holder makes an effective mark-to-market election in any year that we are a PFIC, any gain recognized upon the sale or other disposition of the Class A ordinary shares will be treated as ordinary income and any loss will be treated as ordinary loss, but only to the extent of the net amount previously included in income as a result of the mark-to-market election.

If a U.S. Holder makes a mark-to-market election in respect of a corporation classified as a PFIC and such corporation ceases to be classified as a PFIC, the U.S. Holder will not be required to take into account the mark-to-market gain or loss described above during any period that such corporation is not classified as a PFIC.

Because a mark-to-market election cannot be made for any lower-tier PFICs that we may own, a U.S. Holder who makes a mark-to-market election with respect to the Class A ordinary shares may continue to be subject to the general PFIC rules with respect to such U.S. Holder’s indirect interest in any of our non-U.S. subsidiaries or other corporate entities in which we own equity interests that is classified as a PFIC.

We do not intend to provide information necessary for U.S. Holders to make qualified electing fund elections, which, if available, would result in tax treatment different from the general tax treatment for PFICs described above.

As discussed above under “Dividends,” dividends that we pay on the Class A ordinary shares will not be eligible for the reduced tax rate that applies to qualified dividend income if we are classified as a PFIC for the taxable year in which the dividend is paid or the preceding taxable year. In addition, if a U.S. Holder owns the Class A ordinary shares or warrants during any taxable year that we are a PFIC, the holder must file an annual information return with the IRS. Each U.S. Holder is urged to consult its tax advisor concerning the U.S. federal income tax consequences of purchasing, holding, and disposing Class A ordinary shares or warrants if we are or become a PFIC, including the possibility of making a mark-to-market election and the unavailability of the qualified electing fund election.

Information Reporting and Backup Withholding

Certain U.S. Holders are required to report information to the IRS relating to an interest in “specified foreign financial assets” (as defined in the Code), including shares and warrants issued by a non-United States corporation, for any year in which the aggregate value of all specified foreign financial assets exceeds $50,000 (or a higher dollar amount prescribed by the IRS), subject to certain exceptions (including an exception for shares held in custodial accounts maintained with a U.S. financial institution). These rules also impose penalties if a U.S. Holder is required to submit such information to the IRS and fails to do so.

In addition, U.S. Holders may be subject to information reporting to the IRS and backup withholding with respect to dividends on and proceeds from the sale or other disposition of the Class A ordinary shares or warrants. Information reporting will generally apply to payments of dividends on, and to proceeds from the sale or other disposition of, Class A ordinary shares or warrants by a paying agent within the United States to a U.S. Holder, other than U.S. Holders that are exempt from information reporting and properly certify their exemption. A paying agent within the United States will be required to withhold at the applicable statutory rate, currently 24%, in respect of any payments of dividends on, and the proceeds from the disposition of, Class A ordinary shares or warrants within the United States to a U.S. Holder (other than U.S. Holders that are exempt from backup withholding and properly certify their exemption) if the holder fails to furnish its correct taxpayer identification number or otherwise fails to comply with applicable backup withholding requirements. U.S. Holders who are required to establish their exempt status generally must provide a properly completed IRS Form W-9.

Backup withholding is not an additional tax. Amounts withheld as backup withholding may be credited against a U.S. Holder’s U.S. federal income tax liability. A U.S. Holder generally may obtain a refund of any amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the IRS in a timely manner and furnishing any required information. Each U.S. Holder is advised to consult with its tax advisor regarding the application of the United States information reporting rules to their particular circumstances.

plan of distribution

Pursuant to a placement agency agreement, dated November 18, 2020, we have engaged Univest Securities, LLC (the “placement agent”) to act as our exclusive placement agent in connection with this offering. The placement agent is not purchasing or selling any such securities, nor is it required to arrange for the purchase and sale of any specific number or dollar amount of such securities, other than to use its “reasonable best efforts,” to arrange for the sale of such securities by us. The terms of this offering are subject to market conditions and negotiations between us, the placement agent, and prospective investors. The placement agency agreement does not give rise to any commitment by the placement agent to purchase any of our securities, and the placement agent will have no authority to bind us by virtue of the placement agency agreement. Further, the placement agent does not guarantee that it will be able to raise new capital in any prospective offering. The placement agent may engage sub-agents or selected dealers to assist with the offering.

We will deliver to the investors the Class A ordinary shares underlying the Units electronically and will mail such investors physical warrant certificates for the warrants underlying the Units, upon closing and receipt of investor funds for the purchase of the Units offered pursuant to this prospectus. We expect to deliver 4,000,000 Units on or about November 23, 2020 at the initial closing, and any Additional Units at their respective closings.

Fees and Expenses

The following table shows the total placement agent fees we will pay in connection with the sale of the Units in this offering.

Placement Agent Fees
Per Unit	$0.315
4,000,000 Units at the initial closing	$1,260,000
4,000,000 Units at additional closings if any	$1,260,000
Total 8,000,000 Units (assuming the sale of the maximum offering amount)	$2,520,000

We have agreed to pay to the placement agent a cash fee equal to 6.0% of the aggregate gross proceeds raised in this offering.

We estimate the total expenses payable by us for this offering to be approximately US$1.7 million, which amount includes (i) a placement agent’s fee of US$2,520,000, assuming the purchase of all of the Units we are offering; (v) the placement agent’s clearing expenses in the amount of US$15,500 in connection with this offering; and (vi) other estimated expenses of approximately US$418,005 which include legal, accounting, printing costs and various fees associated with the registration and listing of our shares.

Right of First Refusal

In addition, we have agreed to grant to the placement agent upon the closing of this offering, for a period of twelve (12) months, the right, on at least the same terms and conditions offered to us by other investment banking service providers, to provide investment banking services in all matters for which investment banking services are sought (such right, the “Right of First Refusal”), which right is exercisable in the placement agent’s sole discretion. For these purposes, investment banking services shall include, without limitation, (a) acting as lead manager for any underwritten public offering; (b) acting as a lead placement agent, initial purchaser or financial advisor in connection with any private offering of our securities; and (c) acting as financial advisor in connection with any sale or other transfer by us, directly or indirectly, of a majority or controlling portion of its capital stock or assets to another entity, any purchase or other transfer by another entity, directly or indirectly, of a majority or controlling portion of our capital stock or assets, and any merger or consolidation of our company with another entity. The placement agent shall notify us of its intention to exercise the Right of First Refusal within 15 business days following notice in writing by us.

Tail Financing Payments

The placement agent will be entitled to compensation as set forth above, with respect to any public or private offering or other financing or capital-raising transaction of any kind (“Tail Financing”) to the extent that such financing or capital is received by our company from (i) in connection with a public offering, investors whom the placement agent had contacted during the term of our placement agency agreement with the placement agent or introduced to our company during such term, or (ii) in connection with a non-public offering, investors whom the placement agent had brought over-the-wall during such term, if such Tail Financing is consummated at any time within the 12-month period following the expiration or termination of our placement agency agreement with the placement agent and a list of such investors is provided to our company as promptly as practicable following the expiration or termination of our placement agency agreement with the placement agent.

Listing

Our Class A ordinary shares are listed on the NASDAQ Global Select Market under the symbol “EBON.” There is no established public trading market for the warrants and we do not plan to list the warrants on the Nasdaq Global Select Market or any other securities exchange or trading market. Without an active trading market, the liquidity of the warrants will be limited.

Regulation M

The placement agent may be deemed to be an underwriter within the meaning of Section 2(a)(11) of the Securities Act and any fees received by it and any profit realized on the sale of the securities by it while acting as principal might be deemed to be underwriting discounts or commissions under the Securities Act. The placement agent will be required to comply with the requirements of the Securities Act and the Exchange Act including, without limitation, Rule 10b-5 and Regulation M under the Exchange Act. These rules and regulations may limit the timing of purchases and sales of our securities by the placement agent. Under these rules and regulations, the placement agent may not (i) engage in any stabilization activity in connection with our securities; and (ii) bid for or purchase any of our securities or attempt to induce any person to purchase any of our securities, other than as permitted under the Exchange Act, until they have completed their participation in the distribution.

Other Relationships

From time to time, the placement agent may provide, various advisory, investment and commercial banking and other services to us in the ordinary course of business, for which it may receive customary fees and commissions. However, except as disclosed in this prospectus, we have no present arrangements with the placement agent for any services.

We have agreed to indemnify the placement agent against certain liabilities, including liabilities under the Securities Act. If we are unable to provide this indemnification, we will contribute to payments that the placement agent may be required to make for these liabilities.

The address of Univest Securities, LLC is 375 Park Avenue, Unit 1502, New York, NY 10152.

Deposit of Offering Proceeds

The proceeds from the sale of the Units in this offering will be deposited in a separate (limited to funds received on behalf of us) non-interest bearing bank account established by the Escrow Agent, or the Escrow Account. The purpose of the Escrow Account is for (i) the deposit of all subscription monies (checks or wire transfers) which are received by the placement agent from prospective purchasers of our offered Units and are delivered by the placement agent to the Escrow Agent, (ii) the holding of amounts of subscription monies which are collected through the banking system, and (iii) the disbursement of collected funds.

The placement agent shall promptly deliver to the Escrow Agent all funds in the form of checks, drafts, money orders or wire transfers which it receives from prospective purchasers of our securities by noon of the next business day following receipt where internal supervisory review is conducted at the same location at which subscription documents and funds are received. Simultaneously with each deposit to the Escrow Account, the placement agent shall inform the Escrow Agent about the subscription information for each prospective purchaser. Upon the Escrow Agent’s receipt of such monies, they shall be credited to the Escrow Account. All checks delivered to the Escrow Agent shall be made payable to “WILMINGTON TRUST, N.A. as Escrow Agent for Ebang Escrow.” The Escrow Agent shall not be required to accept for credit to the Escrow Account or for deposit into the Escrow Account checks which are not accompanied by the appropriate subscription information. Wire transfers representing payments by prospective purchasers shall not be deemed deposited in the Escrow Account until the Escrow Agent has received in writing the subscription information required with respect to such payments.

No interest will be available for payment to either us or the investors (since the funds are being held in a non-interest bearing account). We intend to complete one closing of this offering, but may undertake one or more additional closings for the sale of the Additional Units. Therefore, investor funds that are held in escrow will be released to us in our sole discretion at any time, and without regard to meeting any particular contingency. Any such funds that the Escrow Agent receives shall be held in escrow until the applicable closing of the offering or such other time as mutually agreed between us and the placement agent, and then used to complete securities purchases, or returned if this offering fails to close. Release of the funds to us is based upon the Escrow Agent reviewing the records of the depository institution holding the escrow to verify that the funds received have cleared the banking system prior to releasing the funds to us. All subscription information and subscription funds through checks or wire transfers should be delivered to the Escrow Agent. Failure to do so will result in subscription funds being returned to the investor. In event that the offering is terminated, all subscription funds from the escrow account will be returned to investors by noon of the next business day after the termination of the offering.

Lock-Up

We will not issue, enter into any agreement to issue or announce the issuance or proposed issuance of any Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares, during the 60-day period after the final closing of the offering, subject to certain exemptions.

We will also, during the six-month period after the final closing of the offering, not effectuate or enter into an agreement to effect any issuance of Class A ordinary shares or any securities which would entitle the holder thereof to acquire at any time Class A ordinary shares (or a combination of units thereof) involving, among others, transactions in which we (i) issues or sells any debt or equity securities that are convertible into, exchangeable or exercisable for, or include the right to receive additional Class A ordinary shares either (A) at a conversion price, exercise price or exchange rate or other price that is based upon and/or varies with the trading prices of or quotations for the Class A ordinary shares at any time after the initial issuance of such debt or equity securities, or (B) with a conversion, exercise or exchange price that is subject to being reset at some future date after the initial issuance of such debt or equity security or upon the occurrence of specified or contingent events directly or indirectly related to our business or the market for the Class A Ordinary Shares (but not including antidilution protections related to future share issuances) or (ii) enters into, or effects a transaction under, any agreement, including, but not limited to, an equity line of credit, whereby we may issue securities at a future determined price, subject to certain exemptions.

Selling Restrictions

No action may be taken in any jurisdiction other than the United States that would permit a public offering of the Securities or the possession, circulation or distribution of this prospectus in any jurisdiction where action for that purpose is required. Accordingly, the Securities may not be offered or sold, directly or indirectly, and neither the prospectus nor any other offering material or advertisements in connection with the Securities may be distributed or published in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable laws, rules and regulations of any such country or jurisdiction.

Australia. This document has not been lodged with the Australian Securities & Investments Commission and is only directed to certain categories of exempt persons. Accordingly, if you receive this document in Australia:

(a)	you confirm and warrant that you are either:

●	“sophisticated investor” under section 708(8)(a) or (b) of the Corporations Act 2001 (Cth) of Australia, or the Corporations Act;

●	“sophisticated investor” under section 708(8)(c) or (d) of the Corporations Act and that you have provided an accountant’s certificate to the company which complies with the requirements of section 708(8)(c)(i) or (ii) of the Corporations Act and related regulations before the offer has been made;

●	person associated with the company under section 708(12) of the Corporations Act; or

●	“professional investor” within the meaning of section 708(11)(a) or (b) of the Corporations Act;

and to the extent that you are unable to confirm or warrant that you are an exempt sophisticated investor, associated person or professional investor under the Corporations Act, any offer made to you under this document is void and incapable of acceptance;

you warrant and agree that you will not offer any of the Class A ordinary shares issued to you pursuant to this document for resale in Australia within 12 months of those Class A ordinary shares being issued unless any such resale offer is exempt from the requirement to issue a disclosure document under section 708 of the Corporations Act.

New Zealand. This document has not been registered, filed with, or approved by any New Zealand regulatory authority under the Financial Markets Conduct Act 2014 (New Zealand) (“FMCA”).  This document is not a product disclosure statement under New Zealand law and is not required to, and may not, contain all the information that a product disclosure statement under New Zealand law is required to contain.  The Securities are not being offered or sold in New Zealand (or allotted with a view to being offered for sale in New Zealand) other than to a person who is a “wholesale investor” within the meaning of clause 3(2) of Schedule 1 of the FMCA – that is, a person who:

●	is an “investment business” within the meaning of clause 37 of Schedule 1 of the FMCA;

●	meets the “investment activity criteria” specified in clause 38 of Schedule 1 of the FMCA;

●	is “large” within the meaning of clause 39 of Schedule 1 of the FMCA; or

●	is a “government agency” within the meaning of clause 40 of Schedule 1 of the FMCA.

The Securities are not being offered or sold to retail investors in New Zealand.

Canada. The Securities may be sold only to purchasers purchasing, or deemed to be purchasing, as principal that are accredited investors, as defined in National Instrument 45-106 Prospectus Exemptions or subsection 73.3(1) of the Securities Act (Ontario), and are permitted clients, as defined in National Instrument 31-103 Registration Requirements, Exemptions and Ongoing Registrant Obligations. Any resale of the Securities must be made in accordance with an exemption from, or in a transaction not subject to, the prospectus requirements of applicable securities laws.

Securities legislation in certain provinces or territories of Canada may provide a purchaser with remedies for rescission or damages if this prospectus (including any amendment thereto) contains a misrepresentation, provided that the remedies for rescission or damages are exercised by the purchaser within the time limit prescribed by the securities legislation of the purchaser’s province or territory. The purchaser should refer to any applicable provisions of the securities legislation of the purchaser’s province or territory for particulars of these rights or consult with a legal advisor.

Pursuant to section 3A.3 (or, in the case of securities issued or guaranteed by the government of a non-Canadian jurisdiction, section 3A.4) of National Instrument 33-105 Underwriting Conflicts (“NI 33-105”), the underwriters are not required to comply with the disclosure requirements of NI 33-105 regarding underwriter conflicts of interest in connection with this offering.

Cayman Islands. This prospectus does not constitute an invitation or offer to the public in the Cayman Islands of the Securities, whether by way of sale or subscription. The underwriters have not offered or sold, and will not offer or sell, directly or indirectly, any Securities in the Cayman Islands.

European Economic Area. In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”) an offer to the public of any shares which are the subject of the offering contemplated by this prospectus may not be made in that Relevant Member State unless the prospectus has been approved by the competent authority in such Relevant Member State or, where appropriate, approved in another Relevant Member State and notified to the competent authority in that Relevant Member State, all in accordance with the Prospectus Directive, except that an offer to the public in that Relevant Member State of any shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

●	to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

●	to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

●	by the underwriters to fewer than 100 or, if the Relevant Member State has implemented the relevant provision of the 2010 PD Amending Directive, 150, natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive; provided that no such offer of shares shall result in a requirement for the publication by us or any representative of a prospectus pursuant to Article 3 of the Prospectus Directive or supplement a prospectus pursuant to Article 16 of the Prospectus Directive.

Any person making or intending to make any offer of shares within the EEA should only do so in circumstances in which no obligation arises for us or any of the underwriters to produce a prospectus for such offer. Neither we nor the underwriters have authorized, nor do they authorize, the making of any offer of shares through any financial intermediary, other than offers made by the underwriters which constitute the final offering of shares contemplated in this prospectus.

For the purposes of this provision, and your representation below, the expression an “offer to the public” in relation to any shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and any shares to be offered so as to enable an investor to decide to purchase any shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression “Prospectus Directive” means Directive 2003/71/EC (including the 2010 PD Amending Directive, to the extent implemented in the Relevant Member State) and includes any relevant implementing measure in each Relevant Member State and the expression “2010 PD Amending Directive” means Directive 2010/73/EU.

Each person in a Relevant Member State who receives any communication in respect of, or who acquires any shares under, the offer of shares contemplated by this prospectus will be deemed to have represented, warranted and agreed to and with us and each underwriter that:

●	it is a “qualified investor” within the meaning of the law in that Relevant Member State implementing Article 2(1)(e) of the Prospectus Directive; and

●	in the case of any shares acquired by it as a financial intermediary, as that term is used in Article 3(2) of the Prospectus Directive, (i) the shares acquired by it in the offering have not been acquired on behalf of, nor have they been acquired with a view to their offer or resale to, persons in any Relevant Member State other than “qualified investors” (as defined in the Prospectus Directive), or in circumstances in which the prior consent of the representatives has been given to the offer or resale; or (ii) where shares have been acquired by it on behalf of persons in any Relevant Member State other than qualified investors, the offer of those shares to it is not treated under the Prospectus Directive as having been made to such persons.

In addition, in the United Kingdom, this document is being distributed only to, and is directed only at, and any offer subsequently made may only be directed at persons who are “qualified investors” (as defined in the Prospectus Directive) (i) who have professional experience in matters relating to investments falling within Article 19 (5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005, as amended, or the Order, and/or (ii) who are high net worth companies (or persons to whom it may otherwise be lawfully communicated) falling within Article 49(2)(a) to (d) of the Order (all such persons together being referred to as “relevant persons”). This document must not be acted on or relied on in the United Kingdom by persons who are not relevant persons. In the United Kingdom, any investment or investment activity to which this document relates is only available to, and will be engaged in with, relevant persons.

Switzerland. The Securities will not be publicly offered in Switzerland and will not be listed on the SIX Swiss Exchange, or SIX, or on any other stock exchange or regulated trading facility in Switzerland. This prospectus has been prepared without regard to the disclosure standards for issuance prospectuses under art. 652a or art. 1156 of the Swiss Code of Obligations or the disclosure standards for listing prospectuses under art. 27 ff. of the SIX Listing Rules or the listing rules of any other stock exchange or regulated trading facility in Switzerland.

Neither this prospectus nor any other offering or marketing material relating to our company or the Securities have been or will be filed with or approved by any Swiss regulatory authority. In particular, this prospectus will not be filed with, and the offer of the Securities will not be supervised by, the Swiss Financial Market Supervisory Authority, and the offer of the Securities has not been and will not be authorized under the Swiss Federal Act on Collective Investment Schemes (the “CISA”). The investor protection afforded to acquirers of interests in collective investment schemes under the CISA does not extend to acquirers of the Securities.

Dubai International Finance Center. This document relates to an Exempt Offer, as defined in the Offered Securities Rules module of the DFSA Rulebook, or the OSR, in accordance with the Offered Securities Rules of the Dubai Financial Services Authority. This document is intended for distribution only to Persons, as defined in the OSR, of a type specified in those rules. It must not be delivered to, or relied on by, any other Person. The Dubai Financial Services Authority has no responsibility for reviewing or verifying any documents in connection with Exempt Offers. The Dubai Financial Services Authority has not approved this document nor taken steps to verify the information set out in it, and has no responsibility for it. The Securities to which this document relates may be illiquid and/or subject to restrictions on their resale. Prospective purchasers of the Securities offered should conduct their own due diligence on the Securities. If you do not understand the contents of this document you should consult an authorized financial adviser.

Hong Kong. The Securities may not be offered or sold in Hong Kong by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), or (ii) to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a “prospectus” within the meaning of the Companies (Winding Up and Miscellaneous Provisions) Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to the Securities may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to the Securities which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder.

Japan. The Securities have not been and will not be registered under the Financial Instruments and Exchange Law of Japan, and the Securities will not be offered or sold, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to any exemption from the registration requirements of, and otherwise in compliance with, the Financial Instruments and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

People’s Republic of China. This prospectus has not been and will not be circulated or distributed in the PRC, and the Securities may not be offered or sold, and will not be offered or sold to any person for re-offering or resale, directly or indirectly, to any resident of the PRC except pursuant to applicable laws and regulations of the PRC.

Singapore. This prospectus has not been registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus and any other document or material in connection with the offer or sale, or invitation for subscription or purchase, of our Securities may not be circulated or distributed, nor may our Securities be offered or sold, or be made the subject of an invitation for subscription or purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the Securities and Futures Act, Chapter 289 of Singapore, or SFA, (ii) to a relevant person or any person pursuant to Section 275(1A), and in accordance with the conditions specified in Section 275 of the SFA, and in accordance with the conditions specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA, in each case subject to compliance with conditions set forth in the SFA.

Where the Securities are subscribed or purchased under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor as defined in Section 4A of the SFA) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary of the trust is an individual who is an accredited investor; shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest (howsoever described) in that trust shall not be transferred within six months after that corporation or that trust has acquired the Securities under Section 275 of the SFA, except: (1) to an institutional investor (for corporations under Section 274 of the SFA) or to a relevant person defined in Section 275(2) of the SFA, or to any person pursuant to an offer that is made on terms that such shares, debentures and units of shares and debentures of that corporation or such rights and interest in that trust are acquired at a consideration of not less than US$200,000 (or its equivalent in a foreign currency) for each transaction, whether such amount is to be paid for in cash or by exchange of securities or other assets, and further for corporations, in accordance with the conditions, specified in Section 275 of the SFA; (2) where no consideration is or will be given for the transfer; or (3) where the transfer is by operation of law.

United Kingdom. Each underwriter has represented and agreed that: (a) it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000 (“FSMA”) received by it in connection with the issue or sale of the Securities in circumstances in which Section 21(1) of the FSMA does not apply to us; and (b) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the Securities in, from or otherwise involving the United Kingdom.

France. Neither this prospectus nor any other offering material relating to the Securities described in this prospectus has been submitted to the clearance procedures of the Autorité des Marchés Financiers or of the competent authority of another member state of the European Economic Area and notified to the Autorité des Marchés Financiers. The Securities have not been offered or sold and will not be offered or sold, directly or indirectly, to the public in France. Neither this prospectus nor any other offering material relating to the Securities has been or will be:

●	to any legal entity which is a qualified investor as defined in the Prospectus Directive;

●	to fewer than 100 or, if the relevant member state has implemented the relevant provision of the 2010 PD Amending Directive, 150 natural or legal persons (other than qualified investors as defined in the Prospectus Directive), as permitted under the Prospectus Directive, subject to obtaining the prior consent of the relevant Dealer or Dealers nominated by us for any such offer; or

●	in any other circumstances falling within Article 3(2) of the Prospectus Directive,

●	released, issued, distributed or caused to be released, issued or distributed to the public in France; or

●	used in connection with any offer for subscription or sale of the Securities to the public in France.

Such offers, sales and distributions will be made in France only:

●	to qualified investors (investisseurs qualifiés) and/or to a restricted circle of investors (cercle restreint d’investisseurs), in each case investing for their own account, all as defined in, and in accordance with articles L.411-2, D.411-1, D.411-2, D.734-1, D.744-1, D.754-1 and D.764-1 of the French Code monétaire et financier;

●	to investment services providers authorized to engage in portfolio management on behalf of third parties; or

●	in a transaction that, in accordance with article L.411-2-II-1°-or-2°-or 3° of the French Code monétaire et financier and article 211-2 of the General Regulations (Règlement Général) of the Autorité des Marchés Financiers, does not constitute a public offer (appel public à l’épargne).

The Securities may be resold directly or indirectly, only in compliance with articles L.411-1, L.411-2, L.412-1 and L.621-8 through L.621-8-3 of the French Code monétaire et financier.

Germany. This prospectus does not constitute a Prospectus Directive-compliant prospectus in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and does therefore not allow any public offering in the Federal Republic of Germany (“Germany”) or any other Relevant Member State pursuant to § 17 and § 18 of the German Securities Prospectus Act. No action has been or will be taken in Germany that would permit a public offering of the Securities, or distribution of a prospectus or any other offering material relating to the Securities. In particular, no securities prospectus (Wertpapierprospekt) within the meaning of the German Securities Prospectus Act or any other applicable laws of Germany, has been or will be published within Germany, nor has this prospectus been filed with or approved by the German Federal Financial Supervisory Authority (Bundesanstalt für Finanzdienstleistungsaufsicht) for publication within Germany.

Each underwriter will represent, agree and undertake, (i) that it has not offered, sold or delivered and will not offer, sell or deliver the Securities within Germany other than in accordance with the German Securities Prospectus Act (Wertpapierprospektgesetz) and any other applicable laws in Germany governing the issue, sale and offering of the Securities, and (ii) that it will distribute in Germany any offering material relating to the Securities only under circumstances that will result in compliance with the applicable rules and regulations of Germany.

This prospectus is strictly for use of the person who has received it. It may not be forwarded to other persons or published in Germany.

Italy. The offering of Securities has not been registered with the Commissione Nazionale per le Società e la Borsa (“CONSOB”) pursuant to Italian securities legislation and, accordingly, no Securities may be offered, sold or delivered, nor copies of this prospectus or any other documents relating to the Securities may not be distributed in Italy except:

●	to “qualified investors”, as referred to in Article 100 of Legislative Decree No. 58 of 24 February 1998, as amended (the “Decree No. 58”) and defined in Article 26, paragraph 1, letter d) of CONSOB Regulation No. 16190 of 29 October 2007, as amended (“Regulation No. 16190”) pursuant to Article 34-ter, paragraph 1, letter. b) of CONSOB Regulation No. 11971 of 14 May 1999, as amended (“Regulation No. 11971”); or

●	in any other circumstances where an express exemption from compliance with the offer restrictions applies, as provided under Decree No. 58 or Regulation No. 11971.

Any offer, sale or delivery of the Securities or distribution of copies of this prospectus or any other documents relating to the Securities in the Republic of Italy must be:

●	made by investment firms, banks or financial intermediaries permitted to conduct such activities in the Republic of Italy in accordance with Legislative Decree No. 385 of 1 September 1993, as amended (the “Banking Law”), Decree No. 58 and Regulation No. 16190 and any other applicable laws and regulations;

●	in compliance with Article 129 of the Banking Law, and the implementing guidelines of the Bank of Italy, as amended; and

●	in compliance with any other applicable notification requirement or limitation which may be imposed, from time to time, by CONSOB or the Bank of Italy or other competent authority.

Please note that, in accordance with Article 100-bis of Decree No. 58, where no exemption from the rules on public offerings applies, the subsequent distribution of the Securities on the secondary market in Italy must be made in compliance with the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971.

Furthermore, Securities which are initially offered and placed in Italy or abroad to qualified investors only but in the following year are regularly (“sistematicamente”) distributed on the secondary market in Italy to non-qualified investors become subject to the public offer and the prospectus requirement rules provided under Decree No. 58 and Regulation No. 11971. Failure to comply with such rules may result in the sale of the Securities being declared null and void and in the liability of the intermediary transferring the Securities for any damages suffered by such non-qualified investors.

Israel. This document does not constitute a prospectus under the Israeli Securities Law, 5728-1968, and has not been filed with or approved by the Israel Securities Authority. In Israel, this prospectus may be distributed only to, and is directed only at, investors listed in the first addendum, or the Addendum, to the Israeli Securities Law, consisting primarily of joint investment in trust funds; provident funds; insurance companies; banks, portfolio managers, investment advisors, members of the Tel Aviv Stock Exchange Ltd., underwriters, each purchasing for their own account; venture capital funds; entities with equity in excess of NIS 50 million and “qualified individuals,” each as defined in the Addendum (as it may be amended from time to time), collectively referred to as qualified investors. Qualified investors shall be required to submit written confirmation that they fall within the scope of the Addendum.

Kuwait. Unless all necessary approvals from the Kuwait Ministry of Commerce and Industry required by Law No. 31/1990 “Regulating the Negotiation of Securities and Establishment of Investment Funds,” its Executive Regulations and the various Ministerial Orders issued pursuant thereto or in connection therewith, have been given in relation to the marketing and sale of the Securities, these may not be marketed, offered for sale, nor sold in the State of Kuwait. Neither this prospectus (including any related document), nor any of the information contained therein is intended to lead to the conclusion of any contract of whatsoever nature within Kuwait.

Qatar. In the State of Qatar, the offer contained herein is made on an exclusive basis to the specifically intended recipient thereof, upon that person’s request and initiative, for personal use only and shall in no way be construed as a general offer for the sale of securities to the public or an attempt to do business as a bank, an investment company or otherwise in the State of Qatar. This prospectus and the underlying securities have not been approved or licensed by the Qatar Central Bank or the Qatar Financial Centre Regulatory Authority or any other regulator in the State of Qatar. The information contained in this prospectus shall only be shared with any third parties in Qatar on a need to know basis for the purpose of evaluating the contained offer. Any distribution of this prospectus by the recipient to third parties in Qatar beyond the terms hereof is not permitted and shall be at the liability of such recipient.

Taiwan. The Securities have not been and will not be registered or filed with, or approved by, the Financial Supervisory Commission of Taiwan pursuant to relevant securities laws and regulations and may not be offered or sold in Taiwan through a public offering or in circumstances which constitute an offer within the meaning of the Securities and Exchange Act of Taiwan or relevant laws and regulations that require a registration, filing or approval of the Financial Supervisory Commission of Taiwan. No person or entity in Taiwan has been authorized to offer or sell the Securities in Taiwan.

United Arab Emirates. The Securities have not been offered or sold, and will not be offered or sold, directly or indirectly, in the United Arab Emirates, except: (1) in compliance with all applicable laws and regulations of the United Arab Emirates; and (2) through persons or corporate entities authorized and licensed to provide investment advice and/or engage in brokerage activity and/or trade in respect of foreign securities in the United Arab Emirates. The information contained in this prospectus does not constitute a public offer of securities in the United Arab Emirates in accordance with the Commercial Companies Law (Federal Law No. 8 of 1984 (as amended)) or otherwise and is not intended to be a public offer and is addressed only to persons who are sophisticated investors.

EXPENSES RELATING TO THIS OFFERING

Set forth below is an itemization of the total expenses, excluding placement agent fees, expected to be incurred in connection with the offer and sale of the Units by us. Except for the SEC registration fee and the Financial Industry Regulatory Authority Inc. filing fee, all amounts are estimates.

SEC registration fee	US$	11,210
Financial Industry Regulatory Authority Inc. filing fee		15,521
Printing and engraving expenses		15,947
Legal fees and expenses		283,202
Accounting fees and expenses		90,000
Clearing expenses		15,500
Miscellaneous		2,125
Total	US$	433,505

We will bear these expenses and the placement agent fees incurred in connection with the offer and sale of the Units by us.

LEGAL MATTERS

We are being represented by Wilson Sonsini Goodrich & Rosati, Professional Corporation with respect to certain legal matters as to United States federal securities and New York State law. The placement agent is being represented by Hunter Taubman Fischer & Li LLC with respect to certain legal matters as to United States federal securities and New York State law. The validity of the Units and the Class A ordinary shares and related warrants underlying the Units offered in this offering will be passed upon for us by Conyers Dill & Pearman. Certain legal matters as to PRC law will be passed upon for us by Jingtian & Gongcheng and for the placement agent by GFE Law Office. Certain legal matters as to Australian law will be passed upon for us by Fooks Legal Commercial. Certain legal matters as to Singaporean law will be passed upon for us by Bayfront Law LLC. Certain legal matters as to New Zealand law will be passed upon for us by Quigg Partners. Certain legal matters as to Canadian law will be passed upon for us by Sunsion Law Professional Corporation. Wilson Sonsini Goodrich & Rosati, Professional Corporation may rely upon Conyers Dill & Pearman with respect to matters governed by Cayman Islands law, Jingtian & Gongcheng with respect to matters governed by PRC law, Fooks Legal Commercial with respect to matters governed by Australian law, Bayfront Law LLC with respect to matters governed by Singaporean Law, and Quigg Partners with respect to matters governed by New Zealand law. Hunter Taubman Fischer & Li LLC may rely upon GFE Law Office with respect to matters governed by PRC law.

EXPERTS

The consolidated financial statements of Ebang International Holdings Inc. as of December 31, 2019 and 2018, and for years then ended, have been included herein and in the registration statement in reliance upon the report of MaloneBailey, LLP, an independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing. MaloneBailey, LLP has been our independent auditor since 2019.

The registered business address of MaloneBailey, LLP is located at 9801 Westheimer Rd., Suite 1100, Houston, TX 77042.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

We have filed with the SEC a registration statement on Form F-1, as amended, which was declared effective by the SEC on November 17, 2020 and includes relevant exhibits and schedules under the Securities Act with respect to the Units, Class A ordinary shares and related warrants to be sold in this offering. This prospectus, which constitutes a part of the registration statement, does not contain all of the information contained in the registration statement. You should read the registration statement on Form F-1 and its exhibits and schedules for further information with respect to us and the Units, Class A ordinary shares and related warrants.

We are subject to periodic reporting and other informational requirements of the Exchange Act as applicable to foreign private issuers. Accordingly, we are required to file reports, including annual reports on Form 20-F, and other information with the SEC.

As a foreign private issuer, we are exempt under the Exchange Act from, among other things, the rules prescribing the furnishing and content of proxy statements to shareholders, and our executive officers, directors and principal shareholders are exempt from the reporting and short-swing profit recovery provisions contained in Section 16 of the Exchange Act. In addition, we are not required under the Exchange Act to file periodic reports and financial statements with the SEC as frequently or as promptly as U.S. companies whose securities are registered under the Exchange Act. All information filed with the SEC can be inspected over the Internet at the SEC’s website at www.sec.gov and copied at the public reference facilities maintained by the SEC at 100 F Street, N.E., Washington, D.C. 20549. You can request copies of documents, upon payment of a duplicating fee, by writing to the SEC.

EBANG INTERNATIONAL HOLDINGS INC.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Shareholders and Board of Directors of

Ebang International Holdings Inc.

Opinion on the Financial Statements

We have audited the accompanying consolidated balance sheets of Ebang International Holdings Inc. and its subsidiaries (collectively, the “Company”) as of December 31, 2019 and 2018, and the related consolidated statements of operations and comprehensive loss, shareholders’ equity, and cash flows for the years then ended, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2019 and 2018, and the results of their operations and their cash flows for the years then ended, in conformity with accounting principles generally accepted in the United States of America.

Basis for Opinion

These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.

We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.

Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.

/s/ MaloneBailey, LLP

www.malonebailey.com

We have served as the Company’s auditor since 2019.

Houston, Texas

April 10, 2020

EBANG INTERNATIONAL HOLDINGS INC.

CONSOLIDATED BALANCE SHEETS

(Stated in US dollars)

	Notes	December 31, 2019	December 31, 2018
ASSETS
Current assets:
Cash and cash equivalents	3	$3,464,262	$9,997,593
Restricted cash, current		2,270,588	7,271,849
Accounts receivable, net	4	8,128,178	21,576,733
Advances to suppliers		1,062,049	2,626,537
Inventories, net	5	13,088,542	66,269,445
VAT recoverables		21,954,169	16,098,831
Prepayments		13,272,775	796,545
Other current assets, net		224,452	395,927
Total current assets		63,465,015	125,033,460

Non-current assets:
Property, plant and equipment, net	6	13,224,761	16,998,142
Intangible assets, net	7	3,784,153	4,699,642
Operating lease right-of-use assets	12	1,280,076	-
Operating lease right-of-use assets - related party	12/16	37,266	-
Restricted cash, non-current		43,317	2,211,834
Other assets		776,458	516,237
Total non-current assets		19,146,031	24,425,855

Total assets		$82,611,046	$149,459,315

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable		$11,832,003	$43,629,626
Notes payable		-	7,724,666
Accrued liabilities and other payables	8	13,739,041	8,318,995
Loans due within one year, less unamortized debt issuance costs	9	4,864,697	15,313,730
Operating lease liabilities, current	12	793,521	-
Operating lease liabilities – related party, current	12/16	37,266	-
Income taxes payable		521,648	1,189
Due to related party	16	6,242,824	-
Advances from customers		1,015,675	2,009,854
Total current liabilities		39,046,675	76,998,060

Non-current liabilities:
Long-term loans – related party	16	17,632,000	-
Long-term loan, less current portion and unamortized debt issuance costs	9	-	4,629,011
Operating lease liabilities, non-current	12	361,747	-

Total non-current liabilities		17,993,747	4,629,011

Total liabilities		57,040,422	81,627,071

Shareholders’ equity:
Common stock, HKD0.001 par value, 380,000,000 shares authorized, 111,771,000 shares issued and outstanding at December 31, 2019 and 2018	11	14,330	14,330
Additional paid-in capital		23,888,023	23,888,023
Statutory reserves	13	11,049,847	10,512,527
Retained earnings (deficit)		(7,905,999)	35,034,690
Accumulated other comprehensive loss		(9,066,842)	(7,878,354)
Total Ebang International Holdings Inc. shareholder’s equity		17,979,359	61,571,216

Non-controlling interest		7,591,265	6,261,028

Total shareholders’ equity		25,570,624	67,832,244

Total liabilities and shareholders’ equity		$82,611,046	$149,459,315

The accompanying notes are an integral part of these consolidated financial statements

EBANG INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Stated in US dollars)

	Notes	For the year ended December 31, 2019	For the year ended December 31, 2018

Product revenue		$93,255,813	$310,856,407
Service revenue		15,804,253	8,185,386
Total revenues	2/14	109,060,066	319,041,793
Cost of revenues		139,623,799	294,596,001
Gross profit (loss)		(30,563,733)	24,445,792

Operating expenses:
Selling expenses		1,213,294	4,095,835
General and administrative expenses		18,870,794	51,410,864
Total operating expenses		20,084,088	55,506,699

Loss from operations		(50,647,821)	(31,060,907)

Other income (expenses):
Interest income		217,200	453,991
Interest expenses		(2,041,491)	(921,047)
Other income		84,992	1,139,514
Exchange gain (loss)		5,693,798	(403,544)
Government grants		6,298,893	798,680
VAT refund		9,138	27,368,030
Other expenses		(287,530)	(8,289,391)
Total other income		9,975,000	20,146,233

Loss before income taxes provision		(40,672,821)	(10,914,674)

Income taxes provision	10	400,311	899,586

Net Loss		(41,073,132)	(11,814,260)
Less: net income attributable to non-controlling interest		1,330,237	494,234
Net loss attributable to Ebang International Holdings Inc.		$(42,403,369)	$(12,308,494)

Comprehensive loss
Net loss		$(41,073,132)	$(11,814,260)
Other comprehensive loss:
Foreign currency translation adjustment		(1,188,488)	(11,363,682)

Total comprehensive loss		(42,261,620)	(23,177,942)
Less: comprehensive loss attributable to non-controlling interest		-	-
Comprehensive loss attributable to Ebang International Holdings Inc.		$(42,261,620)	$(23,177,942)

Net loss per common share attributable to Ebang International Holdings Inc.
Basic		$(0.38)	$(0.36)
Diluted		$(0.38)	$(0.36)

Weighted average common shares outstanding
Basic		111,771,000	33,808,506
Diluted		111,771,000	33,808,506

The accompanying notes are an integral part of these consolidated financial statements

EBANG INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Stated in US dollars)

	Common Shares		Additional Paid-in	Statutory	Retained	Accumulated Other Comprehensive	Non- controlling	Total Shareholders’
	Shares	Amount	Capital	Reserves	Earnings (Deficit)	Income (Loss)	Interest	Equity

Balance, January 1, 2018	-	$-	$29,811,812	$7,115,524	$50,740,187	$3,485,328	$5,766,794	$96,919,645
Capital contribution from shareholder	60,056,829	7,700						7,700
Issuance of common shares for cash	51,714,171	6,630	579,109					585,739
Distribution to owners			(6,502,898)					(6,502,898)
Net income (loss)					(12,308,494)		494,234	(11,814,260)
Foreign currency translation adjustment						(11,363,682)		(11,363,682)
Transfer to reserve				3,397,003	(3,397,003)			-

Balance, December 31, 2018	111,771,000	$14,330	$23,888,023	$10,512,527	$35,034,690	$(7,878,354)	$6,261,028	$67,832,244
Net income (loss)					(42,403,369)		1,330,237	(41,073,132)
Foreign currency translation adjustment						(1,188,488)		(1,188,488)
Transfer to reserve				537,320	(537,320)			-

Balance, December 31, 2019	111,771,000	$14,330	$23,888,023	$11,049,847	$(7,905,999)	$(9,066,842)	$7,591,265	$25,570,624

The accompanying notes are an integral part of these consolidated financial statements.

EBANG INTERNATIONAL HOLDINGS INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US dollars)

	For the year	For the year
	ended	ended
	December 31,	December 31,
	2019	2018

CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(41,073,132)	$(11,814,260)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation and amortization expenses	8,855,750	4,799,350
Allowance for doubtful accounts	26,297	19,778
Loss (gain) on disposal of property, plant and equipment	(18,796)	23,403
Amortization of debt issuance cost	235,686	153,370
Inventory write-down	6,341,957	61,771,039
Loss (gain) on short-term investment	(1,366)	17,968
Other noncash expenses	154,007	(959,254)
Changes in assets and liabilities:
Accounts receivable, net	13,251,422	(7,045,434)
Notes receivable	-	42,193
Inventories, net	49,197,114	(83,666,057)
Advances to suppliers	1,554,824	121,148,949
VAT recoverables	(6,118,957)	(13,952,636)
Prepaid expense and other current assets, net	(8,390,408)	(684,840)
Accounts payable	(31,546,450)	13,633,755
Notes payable	(7,688,440)	2,409,880
Income taxes payable	524,934	(8,479,136)
Advances from customers	(980,958)	(181,799,117)
Accrued liabilities and other payables	2,416,318	(3,850,987)

NET CASH USED IN OPERATING ACTIVITIES	(13,260,198)	(108,232,036)

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(5,832,609)	(5,940,856)
Purchases of intangible assets	-	(371,999)
Proceeds from disposal of property, plant and equipment	25,764	5,140
Cash paid for short-term investment	(130,906)	-
Proceeds from maturity of short-term investment	128,520	23,116

NET CASH USED IN INVESTING ACTIVITIES	(5,809,231)	(6,284,599)

CASH FLOWS FROM FINANCING ACTIVITIES:
Capital contribution from shareholder	-	7,700
Distribution to owners	-	(6,502,898)
Proceeds from short-term loans	7,068,283	10,908,195
Repayment of short-term loans	(14,115,485)	(3,848,048)
Proceeds from long-term loan	-	13,205,128
Repayment of long-term loan	(8,333,333)	-
Payment of debt issuance cost	-	(396,154)
Proceeds from related parties loans	23,928,318	-
Issuance of common shares for cash	-	585,739

NET CASH PROVIDED BY FINANCING ACTIVITIES	8,547,783	13,959,662

EFFECT OF FOREIGN EXCHANGE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,181,463)	(12,970,856)

NET DECREASE IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(13,703,109)	(113,527,829)

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF YEAR	19,481,276	133,009,105

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF YEAR	$5,778,167	$19,481,276

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$1,323,827	$480,543
Income taxes	$8,119,721	$11,755,012

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed in connection with purchase of property, plant and equipment	$3,010,849	$4,083,805
Liabilities assumed in connection with purchase of intangible assets	$-	$322,082
Transfer from prepayments to property, plant and equipment	$1,048	$4,912,272

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$3,464,262	$9,997,593
Restricted cash	2,313,905	9,483,683
Total cash, cash equivalents and restricted cash	$5,778,167	$19,481,276

The accompanying notes are an integral part of these consolidated financial statements.

EBANG INTERNATIONAL HOLDINGS INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Ebang International Holdings Inc. (“Ebang International”) was incorporated on May 17, 2018, a holding company, as an exempted company with limited liability in the Cayman Islands. Ebang International principally engages in manufacturing high performance Bitcoin mining machines and telecommunication products and conducts business through its subsidiaries in the People’s Republic of China (the “PRC”). In January 2010, Mr. Dong Hu, chairman of board of directors and chief executive officer, founded Zhejiang Ebang Communication Technology Co., Ltd. (“Zhejiang Ebang”), which established Zhejiang Ebang Information Technology Co., Ltd. (“Ebang IT”) to conduct development and sales of communications network access devices and related equipment. In August 2015, Zhejiang Ebang was listed on the National Equities Exchange and Quotations (“NEEQ”). In August 2016, Zhejiang Ebang acquired 51.05% of the equity interest in Hangzhou Dewang Information Technology Co., Ltd. (“Hangzhou Dewang”) through capital injection in Hangzhou Dewang. In March 2018, Zhejiang Ebang was delisted from the NEEQ in preparation for the reorganizations. Ebang International underwent a series of onshore and offshore reorganizations, which were completed on May 22, 2018.

Immediately before and after the reorganization, the controlling shareholder of Zhejiang Ebang controlled Zhejiang Ebang and Ebang International; therefore, for accounting purposes, the reorganization is accounted for as a transaction of entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Ebang International and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Corporate Structure

Ebang International Holdings Inc. is a holding company incorporated in Cayman Islands that does not have substantive operations. We conduct our businesses through our subsidiaries. Our principal subsidiaries consist of the following entities (in chronological order based on their dates of incorporation):

●	Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, our majority-owned subsidiary and an onshore holding company established in the PRC on January 21, 2010 principally for holding our businesses in the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, our majority-owned subsidiary and an operating entity established in the PRC on August 11, 2010 principally for the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Hangzhou Dewang Information Technology Co., Ltd., or Hangzhou Dewang, our majority-owned subsidiary and an operating entity established in the PRC on December 31, 2015 principally for the design and manufacture of blockchain chips;

●	Hong Kong Bite Co., Ltd., or HK Bite, our wholly-owned subsidiary and an operating entity established in Hong Kong on February 12, 2016 principally for the trading of blockchain chips;

●	Yunnan Ebang Information Technology Co., Ltd., or Yunnan Ebang, our majority-owned subsidiary and an operating entity established in the PRC on June 28, 2016 principally for the assembly line of blockchain processing equipment;

●	Wuhai Ebang Information Technology Co., Ltd., or Wuhai Ebang, our wholly-owned subsidiary and an operating entity established in the PRC on September 18, 2017 principally for the assembly line of blockchain processing equipment; and

●	Hangzhou Ebang Jusheng Technology Co., Ltd., or Ebang Jusheng, our wholly-owned subsidiary and an operating entity established in the PRC on January 3, 2018 principally for the trading of telecommunications and blockchain processing equipment.

As of the date of this prospectus, we conduct our business operations across 15 major subsidiaries.

The accompanying consolidated financial statements reflect the activities of Ebang International and each of the following entities:

Name	Background	Ownership
Orient Plus International Limited (“Orient Plus”)	● A British Virgin Islands (“BVI”) company ● Incorporated on June 6, 2018 ● A holding company	100% owned by Ebang International

Hong Kong Bite Co., Ltd. (“HK Bite”)	● A Hong Kong company ● Incorporated on February 12, 2016 ● A Trading company	100% owned by Orient Plus

Power Ebang Limited (“Power Ebang”)	● A British Virgin Islands company ● Incorporated on February 26, 2018 ● A holding company	100% owned by Ebang International

Hong Kong Ebang Technology Co., Ltd. (“HK Ebang Technology”)	● A Hong Kong company ● Incorporated on February 12, 2018 ● A holding company	100% owned by Power Ebang

Leader Forever Holdings Limited (“Leader Forever”)	● A British Virgin Islands company ● Incorporated on January 7, 2019 ● A holding company	100% owned by Ebang International

Hong Kong Ebang Information Co., Ltd. (“HK Ebang Information”)	● A Hong Kong company ● Incorporated on April 1, 2019 ● A Trading company	100% owned by Leader Forever

Hangzhou Ebang Hongfa Technology Co., Ltd. (“Ebang Hongfa”)	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on February 11, 2018 ● A holding company	100% owned by HK Ebang Technology

Hangzhou Ebang Hongling Technology Co., Ltd. (“Ebang Hongling”)	● A PRC limited liability company ● Incorporated on July 3, 2019	100% owned by Ebang Hongfa

Wuhai Ebang Information Technology Co., Ltd. (“Wuhai Ebang”)	● A PRC limited liability company ● Incorporated on September 18, 2017	100% owned by Ebang Hongling

Zhejiang Ebang Communication Technology Co., Ltd. (“Zhejiang Ebang”)	● A PRC limited liability company ● Incorporated on January 21, 2010	99.99% owned by Ebang Hongfa

Zhejiang Ebang Information Technology Co., Ltd. (“Ebang IT”)	● A PRC limited liability company ● Incorporated on August 11, 2010	100% owned by Zhejiang Ebang

Yunnan Ebang Information Technology Co., Ltd. (“Yunnan Ebang”)	● A PRC limited liability company ● Incorporated on June 28, 2016	100% owned by Zhejiang Ebang

Suzhou Yiquansheng Communication Technology Co., Ltd. (“Suzhou Yiquansheng”)	● A PRC limited liability company ● Incorporated on April 2, 2018	100% owned by Zhejiang Ebang

Hangzhou Ebang Jusheng Technology Co., Ltd. (“Ebang Jusheng”)	● A PRC limited liability company ● Incorporated on January 3, 2018	100% owned by Ebang Hongfa

Hangzhou Dewang Information Technology Co., Ltd. (“Hangzhou Dewang”)	● A PRC limited liability company ● Incorporated on December 31, 2015	51.05% owned by Ebang Hongfa

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“U.S. GAAP”) for information pursuant to the rules and regulations of the SEC.

Principles of consolidation

The consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Non-controlling Interest

Non-controlling interest on the consolidated balance sheets is resulted from the consolidation of Hangzhou Dewang, a 51.05% owned subsidiary. The portion of the income or loss applicable to the non-controlling interest in subsidiary is reflected in the consolidated statements of operations and comprehensive loss.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s consolidated financial statements include, but not limited to, estimates for inventory write-down, useful lives and impairment of property, plant and equipment and intangible assets, and accounting for deferred income taxes, valuation allowance for deferred tax assets, and allowance for doubtful accounts. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the consolidated financial statements.

Foreign currency translation and transaction

The accompanying consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of HK Bite and HK Ebang Information is United State dollars, and the functional currency of Ebang International, HK Ebang Technology and all BVI entities is Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is Renminbi (“RMB”).

Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss.

For Ebang International, HK Ebang Technology and all BVI entities, except for the shareholder’s equity, the balance sheet accounts at December 31, 2019 and 2018, results of operations and cash flows for the years ended December 31, 2019 and 2018 were translated at HKD7.8 to $1.00. For all PRC subsidiaries, the balance sheet accounts, with the exception of shareholders’ equity at December 31, 2019 and 2018 were translated at RMB6.9680, and RMB6.8764 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the years ended December 31, 2019 and 2018 were RMB6.9088 and RMB6.6146 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Cash and cash equivalents

Cash and cash equivalents consist of cash on hand, demand deposits and time deposits placed with banks or other financial institutions and have original maturities of less than three months.

Restricted cash

Restricted cash mainly represents the bank deposit used to pledge the bank acceptance notes, bank deposit pledged in exchange for guarantee services. It also represents the bank deposits judicially frozen by the court. As of December 31, 2019 and 2018, the Company had restricted cash balance of $2,313,905 and $9,483,683, respectively. See Note 17 – Contingencies for more details.

Short-term investment

Short-term investment consists of investment in a wealth management product issued by a bank which is redeemable by the Company at any time. The wealth management product is unsecured with variable interest rates. The Company measures the short-term investment at fair value and fair value is estimated based on quoted price of similar products provided by banks at the end of each period.

Accounts receivable and allowance for doubtful accounts

Accounts receivable are stated at the historical carrying amount net of allowance for doubtful accounts.

The Company maintains an allowance for doubtful accounts which reflects its best estimate of amounts that potentially will not be collected. The Company determines the allowance for doubtful accounts taking into consideration various factors including but not limited to historical collection experience and credit-worthiness of the debtors as well as the age of the individual receivables balance. Additionally, the Company makes specific bad debt provisions based on any specific knowledge the Company has acquired that might indicate that an account is uncollectible. The facts and circumstances of each account may require the Company to use substantial judgment in assessing its collectability.

Inventories, net

Inventories, consisting of finished goods, work in process, and raw materials. Inventories are stated at the lower of cost and net realizable value. Cost of inventory is determined using the weighted average cost method. Adjustments are recorded to write down the cost of inventory to the estimated net realizable value due to slow-moving and obsolete inventory, which is dependent upon factors such as historical and forecasted consumer demand, and promotional environment. The Company takes ownership, risks and rewards of the products purchased.

Advances to suppliers

Advances to suppliers are cash deposited for future inventory purchases, and are determined by management that such advances will not be in receipts of inventories or refundable, the Company will recognize an allowance account to reserve such balances. Management reviews its advances to suppliers on a regular basis to determine if the allowance is adequate, and adjusts the allowance when necessary. As of December 31, 2019 and 2018, no such indication available and no allowance was recognized.

Prepayments

Prepayments are mainly consisted of prepaid income tax and prepayments for purchase of property, plant and equipment.

Property, plant and equipment, net

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation is computed using the straight-line method over the estimated useful lives of the assets. The estimated useful lives are as follows:

Buildings	20 years
Computer software	10 years
Leasehold improvements	Over the shorter of the lease term or expected useful lives
Office equipment	3-5 years
Motor vehicles	5 years
Mechanical equipment	3-10 years

The cost and related accumulated depreciation of assets sold or otherwise retired are eliminated from the accounts and any gain or loss is included in the consolidated statements of operations and comprehensive loss. Expenditures for maintenance and repairs are charged to earnings as incurred, while additions, renewals and betterments, which are expected to extend the useful life of assets, are capitalized.

Construction in progress represents assets under construction. All direct costs relating to the construction are capitalized as construction in progress. Construction in progress is not depreciated until the asset is placed in service.

Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of software, non-patent technology and land use right. The Company typically amortizes its software and non-patent technology with definite useful lives on a straight-line basis over the shorter of the contractual terms or the estimated useful lives.

According to the law of PRC, the government owns all the land in the PRC. Companies or individuals are authorized to possess and use the land only through land use rights granted by the Chinese government for a specified period of time. The Company amortizes its land use rights using the straight-line method over the periods the rights are granted.

The estimated useful lives are as follows:

land use right	50 years
Software	65 months
non-patent technology	1 year

Impairment for long-lived assets

Long-lived assets, including property, plant and equipment and intangible assets with finite lives are reviewed for impairment whenever events or changes in circumstances (such as a significant adverse change to market conditions that will impact the future use of the assets) indicate that the carrying value of an asset may not be recoverable. The Company assesses the recoverability of the assets based on the undiscounted future cash flows the assets are expected to generate and recognize an impairment loss when estimated undiscounted future cash flows expected to result from the use of the asset plus net proceeds expected from disposition of the asset, if any, are less than the carrying value of the asset. If an impairment is identified, the Company would reduce the carrying amount of the asset to its estimated fair value based on a discounted cash flows approach or, when available and appropriate, to comparable market values. For the years ended December 31, 2019 and 2018, no impairment of long-lived assets was recognized.

Fair value measurement

The accounting standard regarding fair value of financial instruments and related fair value measurements defines financial instruments and requires disclosure of the fair value of financial instruments held by the Company.

The accounting standards define fair value, establish a three-level valuation hierarchy for disclosures of fair value measurement and enhance disclosure requirements for fair value measures. The three levels are defined as follow:

●	Level 1 inputs to the valuation methodology are quoted prices (unadjusted) for identical assets or liabilities in active markets.
●	Level 2 inputs to the valuation methodology include quoted prices for similar assets and liabilities in active markets, and inputs that are observable for the assets or liability, either directly or indirectly, for substantially the full term of the financial instruments.
●	Level 3 inputs to the valuation methodology are unobservable and significant to the fair value. Unobservable inputs reflect the reporting entity’s own assumptions on what assumptions the market participants would use in pricing the asset or liability based on the best available information.

ASC 820 describes three main approaches to measuring the fair value of assets and liabilities:

(1) market approach; (2) income approach; and (3) cost approach. The market approach uses prices and other relevant information generated from market transactions involving identical or comparable assets or liabilities. The income approach uses valuation techniques to convert future amounts to a single present value amount. The measurement is based on the value indicated by current market expectations about those future amounts. The cost approach is based on the amount that would currently be required to replace an asset.

Financial instruments included in current assets and current liabilities except for operating lease right-of-use assets – related party, operating lease liability – related party and due to related party, are reported in the consolidated balance sheets at face value or cost, which approximate fair value because of the short period of time between the origination of such instruments and their expected realization and their current market rates of interest.

Related party transactions

A related party is generally defined as (i) any person and or their immediate family hold 10% or more of the company’s securities (ii) the Company’s management, (iii) someone that directly or indirectly controls, is controlled by or is under common control with the Company, or (iv) anyone who can significantly influence the financial and operating decisions of the Company. A transaction is considered to be a related party transaction when there is a transfer of resources or obligations between related parties. Related parties may be individuals or corporate entities.

Transactions involving related parties cannot be presumed to be carried out on an arm’s-length basis, as the requisite conditions of competitive, free market dealings may not exist. Representations about transactions with related parties, if made, shall not imply that the related party transactions were consummated on terms equivalent to those that prevail in arm’s-length transactions unless such representations can be substantiated. It is not, however, practical to determine the fair value of amounts due from/to related parties due to their related party nature.

Revenue recognition

The Company has adopted the new revenue standard, ASC 606, Revenue from Contracts with Customers (Topic 606) for all periods presented. Consistent with the criteria of Topic 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue.

Products revenue

The Company generates revenue primarily from the sale of Bitcoin mining machines and related accessories directly to a customer, such as a business or individual engaged in Bitcoin mining activities. The Company recognizes revenue at a point in time when the control of the products has been transferred to customers. The transfer of control is considered complete when products have been picked up by or shipped to customers. The Company’s sales arrangements for Bitcoin mining machines usually require a full prepayment before the delivery of products. The advance payment is not considered a significant financing component because the period between the Company transfers a promised good to a customer and when the customer pays for that good is short. The Company generally does not offer a price concession to customers. However, as the Bitcoin price experienced a significant downtrend during 2018, the Company started to offer credit sales to customers. The payment terms under credit sales generally consist of full payment of consideration within one year after shipping date. For credit sales arrangements with certain significant long standing customers in China, in order to maintain good customer relationship and due to the continuously decease in Bitcoin price, the Company was willing to accept a lower amount of consideration (as compared to fixed and promised consideration that is set out in the sales contracts) after the delivery of Bitcoin mining machines; hence providing price concession to these significant long standing customers. Pursuant to ASC 606-10-32-5, if the consideration promised in a contract includes a variable amount, an entity shall estimate the amount of consideration to which the entity will be entitled in exchange for transferring the promised goods to a customer. An entity that expects to provide a price concession, or has a practice of doing so, should reduce the transaction price to reflect the consideration to which it expects to be entitled after the concession is provided. The credit sales arrangements with these significant long standing customers were completed as of December 31, 2018. The Company has reflected the reduction of revenue resulting from the price concession on its consolidated financial statements for all periods presented. During the years ended December 31, 2019 and 2018, the Company recognized price concession provided to its customers in the amounts of $0 and $12,132,253, respectively.

The Company also generates revenue from the sale of telecommunication products directly to a customer, such as a business or individual engaged in telecommunication businesses. The Company recognizes revenue at a point in time when products are delivered and customer acceptance is made. For the sales arrangements of telecommunications products, the Company generally requires payment upon issuance of invoices.

The Company elected to account for shipping and handling fees that occur after the customer has obtained control of goods, for instance, free onboard shipping point arrangements, as a fulfilment cost and accrues for such costs.

Service revenue

The Company also generate a small portion of revenue from management and maintenance services under separate contracts. Revenue from management and maintenance services include service fees for provision of mining machine hosting services to customers, and provision of maintenance service. Revenue from the maintenance service to the customer is recognized at a point in time when services are provided. Revenue from the management service to the customer is recognized as the performance obligation is satisfied over time over the service period.

Revenue disaggregation

Management has concluded that the disaggregation level is the same under both the revenue standard and the segment reporting standard. Revenue under the segment reporting standard is measured on the same basis as under the revenue standard. See Note 14 for information regarding revenue disaggregation by product lines and countries.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the goods or services to the customer or other conditions under the terms of a sales contract. As of December 31, 2019 and 2018, the Company recorded contract liabilities of $1,015,675 and $2,009,854, respectively, which was presented as advances from customers on the accompanying consolidated balance sheets. During the years ended December 31, 2019 and 2018, the Company recognized $1,832,391 and $121,604,493, of contract liabilities as revenue, respectively.

Segment reporting

The Company uses the “management approach” in determining reportable operating segments. The management approach considers the internal organization and reporting used by the Company’s chief operating decision maker for making operating decisions and assessing performance as the source for determining the Company’s reportable segments. The Company’s chief operating decision maker has been identified as the chief executive officer of the Company who reviews financial information based on U.S. GAAP. The chief operating decision maker now reviews results analyzed by marketing channel. This analysis is only presented at the revenue level with no allocation of direct or indirect costs. Consequently, the Company has determined that it has only one operating segment.

Selling and handling expenses

Selling and handling costs amounted to $97,719 and $1,233,527 for the years ended December 31, 2019 and 2018, respectively. Selling and handling costs are expensed as incurred and included in selling expenses.

General and administrative expenses

General and administrative expenses consist primarily of research and development expenses, salary and welfare for general and administrative personnel, rental expenses, depreciation and amortization in associated with general and administrative personnel, allowance for doubtful accounts, entertainment expense, general office expense and professional service fees.

The Company recognizes research and development expenses as expense when incurred. Research and development expenses amounted to $13,367,396 and $43,488,851 for the years ended December 31, 2019 and 2018, respectively.

Operating leases

Prior to the adoption of ASC 842 on January 1, 2019:

Leases, mainly leases of factory buildings, offices and employee dormitories, where substantially all the rewards and risks of ownership of assets remain with the lessor are accounted for as operating leases. Payments made under operating leases are recognized as an expense on a straight-line basis over the lease term. The Company had no finance leases for any of the periods stated herein.

Upon and hereafter the adoption of ASC 842 on January 1, 2019:

The Company determines if an arrangement is a lease at inception. Operating leases are included in operating lease right-of-use (“ROU”) assets, operating lease liability, and operating lease liability, non-current in the Company’s consolidated balance sheets. Please refer to Note 2-Recently adopted accounting pronouncements for the disclosures regarding the Company’s method of adoption of ASC 842 and the impacts of adoption on its consolidated balance sheets, results of operations and cash flows. ROU assets represent the Company’s right to use an underlying asset for the lease term and lease liabilities represent the Company’s obligation to make lease payments arising from the lease. Operating lease ROU assets and liabilities are recognized at commencement date based on the present value of lease payments over the lease term. When determining the lease term, the Company includes options to extend or terminate the lease when it is reasonably certain that it will exercise that option, if any. As the Company’s leases do not provide an implicit rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments. The Company has elected to adopt the following lease policies in conjunction with the adoption of ASU 2016-02: (i) for leases that have lease terms of 12 months or less and does not include a purchase option that is reasonably certain to exercise, the Company elected not to apply ASC 842 recognition requirements; and (ii) the Company elected to apply the package of practical expedients for existing arrangements entered into prior to January 1, 2019 to not reassess (a) whether an arrangement is or contains a lease, (b) the lease classification applied to existing leases, and(c) initial direct costs.

Government grants

Government grants represent cash subsidies received from PRC government. Cash subsidies which have no defined rules and regulations to govern the criteria necessary for companies to enjoy the benefits are recognized when received. Such subsidies are generally provided as incentives from the local government to encourage the expansion of local business. Total government grants received amounted to $6,298,893 and $798,680 for the years ended December 31, 2019 and 2018, respectively.

Value-added taxes

Revenue is recognized net of value-added taxes (“VAT”). VAT is based on gross sales price and the VAT rate applicable to the Company is 17% for the period from the beginning of 2018 till the end of April 2018, then changed to 16% from May 2018 to the end of March 2019, and changed to 13% from April 2019. Entities that are VAT general taxpayers are allowed to offset qualified input VAT paid to suppliers against their output VAT liabilities. Net VAT balance between input VAT and output VAT is recorded as VAT payable if output VAT is larger than input VAT and is recorded as VAT recoverables if input VAT is larger than output VAT. All of the VAT returns filed by the Company’s subsidiaries in China, have been and remain subject to examination by the tax authorities.

Pursuant to Caishui (2011) No. 100 issued by the State Tax Bureau of the PRC, Zhejiang Ebang and Ebang IT are qualified as enterprises selling self-developed software products and enjoying a tax refund for the excess of 3% of their actual tax burden after the VAT is levied at the 17% or 16% or 13% tax rate since January 2011. Tax refund is recognized when received. During the years ended December 31, 2019 and 2018, total VAT refund received was $9,138 and $27,368,030 from the sales of bitcoin mining machine, respectively.

Income taxes

The Company accounts for current income taxes in accordance with the laws of the relevant tax authorities. The charge for taxation is based on the results for the fiscal year as adjusted for items, which are non-assessable or disallowed. It is calculated using tax rates that have been enacted or substantively enacted by the balance sheet date.

Deferred taxes are accounted for using the asset and liability method in respect of temporary differences arising from differences between the carrying amount of assets and liabilities in the consolidated financial statements and the corresponding tax basis used in the computation of assessable tax profit. In principle, deferred tax liabilities are recognized for all taxable temporary differences. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which deductible temporary differences can be utilized. Deferred tax is calculated using tax rates that are expected to apply to the period when the asset is realized or the liability is settled. Deferred tax is charged or credited in the income statement, except when it is related to items credited or charged directly to equity, in which case the deferred tax is also dealt with in equity. Deferred tax assets are reduced by a valuation allowance when, in the opinion of management, it is more likely than not that some portion or all of the deferred tax assets will not be realized. Current income taxes are provided for in accordance with the laws of the relevant taxing authorities.

An uncertain tax position is recognized as a benefit only if it is “more likely than not” that the tax position would be sustained in a tax examination, with a tax examination being presumed to occur. The amount recognized is the largest amount of tax benefit that is greater than 50% likely of being realized on examination. For tax positions not meeting the “more likely than not” test, no tax benefit is recorded. No penalties and interest incurred related to underpayment of income tax are classified as income tax expense in the period incurred.

Comprehensive loss

Comprehensive loss consists of two components, net loss and other comprehensive loss. Other comprehensive loss refers to revenues, expenses, gains and losses that under GAAP are recorded as an element of shareholders’ equity but are excluded from net loss. Other comprehensive loss consists of a foreign currency translation adjustment resulting from the Company not using the United States dollar as its functional currencies.

Earnings per share

The Company computes earnings per share (“EPS”) in accordance with ASC 260, “Earnings per Share”. ASC 260 requires companies to present basic and diluted EPS. Basic EPS is measured as net income (loss) attributable to Ebang International Holdings Inc. divided by the weighted average ordinary share outstanding for the period. Diluted EPS presents the dilutive effect on a per share basis of the potential ordinary shares (e.g., convertible securities, options and warrants) as if they had been converted at the beginning of the periods presented, or issuance date, if later. Potential ordinary shares that have an anti-dilutive effect (i.e., those that increase income per share or decrease loss per share) are excluded from the calculation of diluted EPS. As of December 31, 2019 and 2018, there were no dilutive shares.

Statutory reserves

Pursuant to the laws applicable to the PRC, PRC entities must make appropriations from after-tax profit to the non-distributable “statutory surplus reserve fund”. Subject to certain cumulative limits, the “statutory surplus reserve fund” requires annual appropriations of 10% of after-tax profit until the aggregated appropriations reach 50% of the registered capital (as determined under accounting principles generally accepted in the PRC (“PRC GAAP”) at each year-end). For foreign invested enterprises and joint ventures in the PRC, annual appropriations should be made to the “reserve fund”. For foreign invested enterprises, the annual appropriation for the “reserve fund” cannot be less than 10% of after-tax profits until the aggregated appropriations reach 50% of the registered capital (as determined under PRC GAAP at each year-end). If the Company has accumulated loss from prior periods, the Company is able to use the current period net income after tax to offset against the accumulate loss.

Concentration of credit risk

Financial instruments that potentially expose the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. The Company places the cash and cash equivalents with financial institutions with high credit ratings and quality.

The Company conducts credit evaluations of customers, and generally do not require collateral or other security from its customers. The Company establishes an allowance for doubtful accounts primarily based upon the factors surrounding the credit risk of specific customers.

Recently adopted accounting pronouncements

In May 2014, the FASB issued ASU 2014-09, “Revenue from Contracts with Customers (ASC 606)” and issued subsequent amendments to the initial guidance or implementation guidance between August 2015 and November 2017 within ASU 2015-04, ASU 2016-08, ASU 2016-10, ASU 2016-12, ASU 2016-20, ASU 2017-13, and ASU 2017-14 (collectively, including ASU 2014-09, “ASC 606”). Under ASC 606, revenue is recognized when a customer obtains control of promised goods or services and is recognized in an amount that reflects the consideration which the entity expects to receive in exchange for those goods or services. In addition, the standard requires disclosure of the nature, amount, timing, and uncertainty of revenue and cash flows arising from contracts with customers. Effective January 1, 2018, the Company adopted the standard using the full retrospective method, which required the Company to adjust each prior reporting period presented. The adoption of ASC 606 did not have a material impact on the Company’s previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings. See Note 2 – Revenue recognition for further details.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842) (“ASC 842”) and issued subsequent amendments to the initial guidance or implementation guidance including ASU 2017-13, 2018-01, 2018-10, 2018-11, 2018-20 and 2019-01 (collectively, including ASU 2016-02, “ASC 842”), which supersedes the lease accounting requirements in ASC Topic 840, Leases. ASC 842 provides principles for the recognition, measurement, presentation and disclosure of leases for both lessees and lessors. The new standard requires lessees to apply a dual approach, classifying leases as either finance or operating leases based on the principle of whether or not the lease is effectively a financed purchase by the lessee. This classification will determine whether lease expense is recognized based on an effective interest method or on a straight-line basis over the term of the lease. A lessee is also required to record a right-of-use asset and a lease liability for all leases with a term of greater than twelve months regardless of classification. Leases with a term of twelve months or less will be accounted for similar to existing guidance for operating leases.

On January 1, 2019, the Company adopted ASC 842, using the modified retrospective method. The Company elected the transition method which allows entities to initially apply the requirements by recognizing a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. As a result of electing this transition method, previously reported financial information has not been restated to reflect the application of the new standard to the comparative periods presented. The Company elected the package of practical expedients permitted under the transition guidance within ASC 842, which among other things, allows the Company to carry forward certain historical conclusions reached under ASC Topic 840 regarding lease identification, classification, and the accounting treatment of initial direct costs. The Company elected not to record assets and liabilities on its consolidated balance sheet for new or existing lease arrangements with terms of 12 months or less. The Company recognizes lease expenses for such leases on a straight-line basis over the lease term. In addition, the Company elected the land easement transition practical expedient and did not reassess whether an existing or expired land easement is a lease or contains a lease if it has not historically been accounted for as a lease.

The primary impact of applying ASC 842 is the initial recognition of $869,565 of lease liabilities and $817,144 of right-of-use assets on the Company’s consolidated balance sheet as of January 1, 2019, for leases classified as operating leases under ASC 840, as well as enhanced disclosure of the Company’s leasing arrangements. The Company does not have finance lease arrangements as of December 31, 2019. See Note 12 for further discussion.

In November 2016, the FASB issued ASU No. 2016-18, Statement of Cash Flows (230): Restricted Cash. The amendments in this Update require that a statement of cash flows explain the change during the period in the total of cash, cash equivalents, and amounts generally described as restricted cash or restricted cash equivalents. For public business entities, the amendments in this update are effective for fiscal years beginning after December 15, 2017, and interim periods within those annual periods. Earlier adoption is permitted. The amendments in this Update should be applied using a retrospective transition method to each period presented. On January 1, 2018, the Company adopted this guidance on a retrospective basis and has applied the changes to the consolidated statement of cash flows starting January 1, 2018.

Recently issued accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. The standard, including subsequently issued amendments (ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10 and ASU 2019-11), requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. The Company is evaluating the impact of this guidance on its consolidated financial statements.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The update eliminates, modifies, and adds certain disclosure requirements for fair value measurements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company is currently evaluating the potential impacts of ASU 2018-13 on its consolidated financial statements.

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax), which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company is currently evaluating the potential impacts of ASU 2019-12 on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 – Cash and cash equivalents

Cash and cash equivalents consist of the following:

	As of December 31,	As of December 31,
	2019	2018
Cash on hand	$3,548	$45,268
Cash in bank	512,053	7,037,186
Other cash and cash equivalents	2,948,661	2,915,139

Cash and cash equivalents	$3,464,262	$9,997,593

Note 4 – Accounts receivable, net

Accounts receivable, net consist of the following:

	As of December 31,	As of December 31,
	2019	2018
Accounts receivable	$9,900,458	$23,346,201
Less: Allowance for doubtful accounts	(1,772,280)	(1,769,468)
Accounts receivable, net	$8,128,178	$21,576,733

Movements of allowance for doubtful accounts are as follows:

	As of December 31,	As of December 31,
	2019	2018
Allowance for doubtful accounts, beginning balance	$1,769,468	$1,849,985
Add: Provision for doubtful accounts	26,297	19,778
Effects of foreign exchange rate	(23,485)	(100,295)

Allowance for doubtful accounts, ending balance	$1,772,280	$1,769,468

Note 5 – Inventories, net

	As of December 31,	As of December 31,
	2019	2018
Finished goods	$2,959,783	$15,203,986
Work in process	48,177,240	88,078,078
Raw materials	18,131,911	25,118,282
	69,268,934	128,400,346
Less: inventory write-down	(56,180,392)	(62,130,901)

Inventories, net	$13,088,542	$66,269,445

During the years ended December 31, 2019 and 2018, the Company recorded write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of $6,341,957 and $61,771,039 in cost of revenues, respectively.

Note 6 – Property, plant and equipment, net

Property, plant and equipment, net consist of the following:

	As of December 31,	As of December 31,
	2019	2018
Buildings	$4,135,656	$4,181,097
Mechanical equipment	18,432,857	18,234,563
Motor vehicles	321,719	460,616
Office equipment	1,678,977	1,452,689
Computer software	147,665	121,963
Leasehold improvement	219,370	154,455
Construction in progress	4,457,380	771,114
Total	29,393,624	25,376,497
Accumulated depreciation	(16,168,863)	(8,378,355)

Property, plant and equipment, net	$13,224,761	$16,998,142

Depreciation expense for the years ended December 31, 2019 and 2018 amounted to $7,994,727 and $ 3,902,271, respectively.

Note 7 – Intangible assets, net

The Company’s intangible assets with definite useful lives primarily consist of non-patent technology, software and land use right. The following table presents the Company’s intangible assets as of the respective balance sheet dates:

	As of December 31,	As of December 31,
	2019	2018
Land use right	$2,742,866	$2,779,403
Non-patent technology	440,410	446,278
Software	3,134,328	3,176,080
Total	6,317,604	6,401,761
Accumulated amortization	(2,533,451)	(1,702,119)

Intangible assets, net	$3,784,153	$4,699,642

The land use right with original cost of RMB18,117,700 (approximately $2,600,000) judicially frozen by the court from October 11, 2018 has been released on January 9, 2020. Please refer to note 17 – Contingencies for more details.

Amortization expense for the years ended December 31, 2019 and 2018 amounted to $861,023 and $897,079, respectively.

Estimated future amortization expense related to intangible assets held as of December 31, 2019:

Year
2020	$638,931
2021	638,931
2022	55,327
2023	55,327
2024	55,327
Thereafter	2,372,735
Total	$3,816,578

Note 8 – Accrued expenses and other payables

The components of accrued expenses and other payables are as follows:

	As of December 31,	As of December 31,
	2019	2018
Salary payable	$1,014,296	$1,209,823
Interest payable	772,218	287,134
Consultancy payable	1,576,278	1,889,068
Refundable deposit to customers	6,255,741	1,685,475
Payable to property, plant and equipment suppliers	3,008,802	536,857
Other accrued liabilities	1,111,706	2,710,638

Total accrued liabilities and other payables	$13,739,041	$8,318,995

Other accrued liabilities mainly consist of insurance payables, social security payables and accrued professional service fees.

Note 9 – Loans

Outstanding balances of loans consist of the following:

As of December 31, 2019	Balance	Maturity Date	Effective Interest Rate	Collateral/Guarantee
Haitong International Credit Company Limited	$4,871,795	January 10, 2020	8.6641%	See below
Total short-term loan	4,871,795
Less: unamortized debt issuance costs	7,098
Loan due within one year, less unamortized debt issuance costs	$4,864,697

As of December 31, 2018	Balance	Maturity Date	Effective Interest Rate	Collateral/Guarantee
Hangzhou United Bank, Dingqiao Branch	$6,980,397	January 23, 2019	6.5250%	N/A
Total short-term loan	6,980,397
Haitong International Credit Company Limited	13,205,128	January 10, 2020	8.6641%	See below
Total loans	$20,185,525
Less: short-term loan and current portion of long-term loan	15,313,730
Less: unamortized debt issuance costs	242,784
Long-term loan - due over one year	$4,629,011

The loan borrowed from Haitong International Credit Company Limited was secured by all of the assets, rights, title, interests and benefits of HK Ebang Technology and was guaranteed by Mr. Hu, the controlling shareholder and chief executive officer. Top Max Limited, principal shareholder of the Company, also mortgaged 48,061,530 of its shares for the loan.

Interest expenses for the years ended December 31, 2019 and 2018 amounted to $2,041,420 and $921,047, respectively. As of December 31, 2019, the Company’s future loan obligations according to the terms of the loan, including long-term loans from related party are as follows:

2020	$4,871,795
2021	-
2022	17,632,000
2023	-
2024	-
Thereafter	-
Total	$22,503,795

Also see Note 16 for related party loans.

Note 10 – Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, Ebang International is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands (“BVI”)

The Company’s subsidiaries, Orient Plus, Power Ebang and Leader Forever, are incorporated in the BVI and under the current laws of the BVI, Orient Plus, Power Ebang and Leader Forever are not subject to tax on income or capital gain, In addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

HK Bite, HK Ebang Technology and HK Ebang Information are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. HK Bite, HK Ebang Technology and HK Ebang Information did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

Ebang Hongfa, Ebang Hongling, Wuhai Ebang, Zhejiang Ebang, Ebang IT, Yunnan Ebang, Suzhou Yiquansheng, Hangzhou Dewang and Ebang Jusheng are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT grants preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Zhejiang Ebang obtained the “high-tech enterprise” tax status in November 2017, which reduced its statutory income tax rate to 15% from November 2017 to November 2020. Hangzhou Dewang obtained the “high-tech enterprise” tax status in November 2018, which reduced its statutory income tax rate to 15% from November 2018 to November 2021. In addition, Ebang IT, was qualified as a software enterprise in 2018, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) in 2018 until its software enterprise qualification expired in 2019.

Reconciliation of the differences between statutory income tax rate and the effective tax rate

The reconciliation of tax computed by applying the statutory income tax rate of 25% for the years ended December 31, 2019 and 2018 applicable to the PRC operations to income tax expenses is as follows:

	For the year ended December 31,	For the year ended December 31,
	2019	2018

Loss before income taxes	25.00%	25.00%
Effect of expenses not deductible for tax purposes	(0.03)%	(0.39)%
Effect of additional deduction of research and development expense	6.33%	76.11%
Effect of income tax exemptions and reliefs	0.01%	23.18%
Effect of valuation allowance on deferred income tax assets	(29.70)%	(116.08)%
Others	(2.59)%	(16.06)%

Total	(0.98)%	(8.24)%

Significant components of the provision for income taxes are as follows:

	For the year ended	For the year ended
	December 31, 2019	December 31, 2018
Current income tax expense	$533,078	$2,208,496
Deferred tax benefit	(132,767)	(1,308,910)

Income taxes provision	$400,311	$899,586

For the purpose of presentation in the consolidated balance sheets, deferred income tax assets and liabilities have been offset, and included in other assets on the accompanying consolidated balance sheets. Significant component of deferred tax assets and liabilities are as follows:

	As of December 31,	As of December 31,
	2019	2018

Provision for doubtful accounts	$259,114	$262,566
Net operating loss carryforward	15,391,873	4,933,362
Accrued expenses and others	287,467	291,296
	15,938,454	5,487,224
Less: valuation allowance	(15,391,873)	(4,933,362)

Deferred tax assets	$546,581	$553,862

Intangible Assets	$263,278	$400,178
Revenue and expense	11,724	149,052
Deferred tax liabilities	$275,002	$549,230

Total	$271,579	$4,632

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

Uncertain tax positions

The PRC tax authorities conduct periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2014 through 2018 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authorities may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of December 31, 2019 and 2018, the Company did not have any significant unrecognized uncertain tax positions.

Note 11 – Shareholders’ equity

Ebang International was established under the laws of the Cayman Islands on May 17, 2018. The authorized number of ordinary shares is 380,000,000 shares with a par value of HKD0.001 per ordinary share.

On May 17, 2018 and May 24, 2018, the Company issued a total of 60,056,829 common shares at HKD0.001 per share to its incorporator, Top Max Limited, for a consideration of $7,700.

On May 24, 2018, the Company issued 51,714,171 common shares at HKD0.001 per share to forty-five companies, with cash proceeds of $585,739 received as of December 31, 2018.

Note 12 – Operating leases

The Company entered into operating lease agreements for factory buildings, office spaces and employee dormitories including lease agreements with its related party, with various initial term expiration dates through 2022 and various renewal and termination options. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

As of December 31, 2019, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of $1,192,534 and the corresponding operating lease right-of-use assets of $1,317,342.

Also see Note 16 for related party operating lease commitments.

The following component of lease cost are included in the Company’s consolidated statements of operations and comprehensive loss:

For the year ended December 31,
2019

Operating lease cost	$662,505
Short-term lease cost	116,728
Total lease cost	$779,233

Rent expense for the year ended December 31, 2018 was $627,565.

Lease commitments

The Company’s maturity analysis of operating lease liabilities as of December 31, 2019 is as follows:

Operating
Leases
2020	$844,321
2021	402,355
2022	-
2023	-
2024	-
Thereafter	-
Total lease payment	1,246,676
Less: imputed interest	(54,142)
Present value of operating lease liabilities	1,192,534
Less: current obligation	(830,787)
Long-term obligation at December 31, 2019	$361,747

Supplemental disclosure related to operating leases were as follows:

For the year ended
December 31,
2019

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$854,431
Supplemental lease cash flow disclosure
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities during year ended December 31, 2019	$736,518

Weighted average remaining lease term of operating leases	2.36 years
Weighted average discount rate of operating leases	6.5250%

Note 13 – Statutory reserves and restricted net assets

As a result of the PRC laws and regulations and the requirement that distributions by PRC entities can only be paid out of distributable profits computed in accordance with PRC GAAP, the PRC entities are restricted from transferring a portion of their net assets to the Company. Amounts restricted include paid-in capital, additional paid-in capital, and the statutory reserves of the Company’s PRC subsidiaries.

PRC entities	As of December 31 2019	As of December 31, 2018
Additional paid-in capital	$23,707,488	$23,707,488
Statutory reserves	11,049,847	10,512,527
Total restricted net assets	$34,757,335	$34,220,015

As of December 31, 2019 and 2018, total restricted net assets were $34,757,335 and $34,220,015, respectively.

Note 14 – Segment and revenue analysis

The Company operates in a single operating segment that includes the selling of bitcoin mining machines and related accessories, telecommunication products and providing management and maintenance services.

The following table summarizes the revenue generated from different revenue streams:

	For the year ended December 31, 2019	For the year ended December 31, 2018
Revenue
Product sale - Bitcoin mining machines and related accessories	$89,919,400	$307,126,878
Product sale - Telecommunication	3,336,413	3,729,529
Service - Management and maintenance	15,804,253	8,185,386

	$109,060,066	$319,041,793

The following table summarizes the revenues generated from different geographic region:

	For the year ended December 31, 2019	For the year ended December 31, 2018
Geographic region
Revenue
Mainland China	$95,373,150	$291,523,362
United States of America	1,407,546	6,713,837
Hong Kong	1,673,300	18,800,733
Other foreign countries	10,606,070	2,003,861

	$109,060,066	$319,041,793

Note 15 – Credit risk and major customers

Accounts receivable concentration of credit risk is as below:

	As of December 31,	As of December 31,
	2019	2018

Customer A	15%	33%
Customer B	12%	25%
Customer C	*	13%
Customer D	15%	*

*	Less than 10%

Note 16 – Related party transactions

a)	Related parties

Name of related parties	Relationship with the Company
Hong Kong Dewang Limited	wholly owned by Qianzheng Jiang, father-in-law of Dong Hu, our chief executive officer
Zhejiang Wansi Computer Manufacturing Company Limited	68% owned by Aiqun Jiang, spouse of Dong Hu, our chief executive officer
Shubo Qian	Brother-in-law of Dong Hu, our chief executive officer
Jun Hu	Sister of Dong Hu, our chief executive officer

b)	Long-term loans from related party

	As of December 31, 2019	As of December 31, 2018

Hong Kong Dewang Limited	$17,632,000	$-

During the year ended December 31, 2019, the Company obtained loans in the amount of $17,632,000 from Hong Kong Dewang Limited with interest rate of 4.7500% per annum. The maturity dates of the loans existing as of December 31, 2019 ranged from June 5, 2022 to September 30, 2022. The principal and interests shall be repaid in full on the maturity date.

c)	Operating leases with related party:

	As of	As of
	December 31,	December 31,
	2019	2018
Operating lease right-of-use assets - related party
- Zhejiang Wansi Computer Manufacturing Company Limited	$37,266	$-
Operating lease liabilities - related party, current
- Zhejiang Wansi Computer Manufacturing Company Limited	$37,266	$-

The Company leases office space from Zhejiang Wansi Computer Manufacturing Company Limited under non-cancellable operating lease agreements with lease terms ranging from two to three years. Lease expense from related party for the years ended December 31, 2019 and 2018 amounted to $29,545 and $37,198, respectively.

d)	Due to related party

The balance of due to related party represents advances the Company obtained from related party. The balances owed to the related party are unsecured, non-interest bearing and payable on demand. As of December 31, 2019 and 2018, due to related party consisted of the followings:

	As of	As of
	December 31,	December 31,
	2019	2018
Zhejiang Wansi Computer Manufacturing Company Limited	$6,242,824	$-

e)	Interest free loans from related party

During the year ended December 31, 2019, the Company borrowed $1,050,000 from Shubo Qian, a related party and fully repaid the loan in the same period. The loan is unsecured, non-interest bearing and payable on demand.

During the year ended December 31, 2019, the Company borrowed RMB14,500,000 (approximately $2,081,000) from Jun Hu, a related party and fully repaid the loan in the same period. The loan is unsecured, non-interest bearing and payable on demand.

Note 17 – Contingencies

On July 16, 2018, Wangjing Technology (Suzhou) Co., Ltd. (“Wangjing Technology”) filed a copyright infringement dispute against Zhejiang Ebang and three other defendants. On January 1, 2016, due to production and operation needs, Zhejiang Ebang entrusted the fourth defendant Suzhou Qiao Network Technology Co., Ltd. (“Suzhou Qiao”) to carry out technical development (involving products: embedded software for gateway). In the process of technical cooperation, the software developed by the fourth defendant Suzhou Qiao was charged for copyright infringement and Zhejiang Ebang is thereby involved in the case. The plaintiff, Wangjing Technology sued the defendants in this case to jointly compensate the plaintiff for the economic losses and reasonable rights maintenance costs totalling RMB3 million (approximately $431,000). No judgment has been rendered in this case. Further, at this stage, the management of the Company, together with the trial counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On September 3, 2018, one of our customers filed a civil action in the Hangzhou Intermediate People’s Court against the Company in relation to the sales orders placed by the customer in December 2017 for 500 units of mining machines, primarily alleging (1) the late delivery of certain of the products and (2) the failure of the products to meet advertised performance and product quality specifications. The plaintiff claimed damages totaling approximately RMB53.9 million (approximately $7,735,000) and demanded rescission of the original purchase contract. The Court has forced to restrict cash amounted to RMB14,934,103 (approximately $2,143,000) from the Company’s bank accounts for the period from September 18, 2018 to September 17, 2019. On November 5, 2019, the Hangzhou Intermediate People’s Court ruled that Zhejiang Ebang shall pay the plaintiff, within 10 days after the verdict becoming effective, liquidity damages and logistics expenses totalling RMB178,611 (approximately $26,000) and rejected the plaintiff’s other requests. The plaintiff has filed an appeal, and in April 2020, the Hangzhou Higher People’s Court dismissed the appeal and affirmed the original judgement. As of December 31, 2019, the court froze restricted cash in the amount of RMB14,835,236 (approximately $2,129,000), which has been fully released as of the date of this report. The land use right with original cost of RMB18,117,700 (approximately $2,600,000) judicially frozen by the court from October 11, 2018 has been released on January 9, 2020.

On January 29, 2019, the Company filed a civil action in the Hangzhou Intermediate People’s Court against one of our customers. The defendant had purchased from the Company, and the Company had delivered 90,000 units of mining machines for a total amount of RMB453.6 million (approximately $65,098,000) pursuant to an executed sales contract. The defendant has paid RMB380 million (approximately $54,535,000), and the Company is seeking payment of the remaining balance of RMB73.6 million (approximately $10,563,000) plus interest and legal expenses. On August 15, 2019, the defendant filed a counterclaim against the Company, primarily alleging incompletion of delivery of products, only 65,000 units out of 90,000 units of mining machines were delivered and accepted, and the defendant sought for the refund of the payment of the alleged undelivered products of 25,000 mining machines amounted to RMB52.4 million (approximately $7,520,000) plus interest and legal expenses. Both claims are now under trial. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On March 18, 2019, the Company filed a civil action in the Baoshan Intermediate People’s Court against one of our customers. The defendant had purchased from the Company, and the Company had delivered 10,000 units of mining machines for a total amount of RMB50.4 million (approximately $7,233,000). The defendant has paid RMB20 million (approximately $2,870,000), and the Company is seeking the payment of the outstanding balance of RMB30.4 million (approximately $4,363,000). On September 23, 2019, the defendant filed a counterclaim against the Company, primarily alleging failure to deliver products of 10,000 units of mining machines, and sought for the refund of the payment of the alleged undelivered products amounted to RMB10 million (approximately $1,435,000) plus interest and legal expenses. The case has been abated waiting for the verdict results of the undergoing action filed on January 29, 2019 and August 15, 2019, as discussed above. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On June 18, 2019, an affiliated entity of one of our customers filed a civil action with the Yuhang People’s District Court against the Company in relation to 56,000 units of mining machines sold to the customer. The plaintiff sought for the cancellation of the underlying sales contract because the mining machines were not able to meet the requested performance specifications. The plaintiff sought to return the 47,151 units of mining machines that are under the plaintiff’s custody, affirm the fact that the plaintiff has returned the rest 8,849 units of mining machines to the Company, and asked for damages totalling RMB1.0 million (approximately $144,000) as well as all legal expenses in connection with the proceeding. The plaintiff withdrew the lawsuit on January 21, 2020 and the case was closed.

On June 24, 2019, one of our customers filed a civil action in the Hangzhou Intermediate People’s Court against the Company in relation to the sales of 80,000 units of mining machines amounting to RMB403.2 million (approximately $57,865,000) pursuant to an executed sales contract. The plaintiff claimed that only 24,000 units out of the 80,000 units were received, and the remaining 56,000 units were still pending to be delivered. For the delivered 24,000 units of mining machines, the quality did not meet the plaintiff’s specifications. The plaintiff sought to rescind the sales contract and supplementary contract, return the 24,000 units of mining machines, which cannot meet the agreed performance, and asked for the return of partial payment totalling RMB120.96 million (approximately $17,359,000) under the sales contract and undertake the legal expenses. On November 22, 2019, the Company brought a counterclaim against the customer and the ultimate beneficial owner of the mining machines, alleging that the Company have delivered all 80,000 units of mining machines and sought for the remaining payment of RMB282.2 million (approximately $40,499,000) plus interest, the lawsuit is currently under trial. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On November 19, 2019, the Company filed a civil action in the High Court of the Hong Kong Special Administrative Region, Court of First Instance against one of the Company’s suppliers, alleging breach of contract for delivering defective products and seeking damages in the total of $25.1 million plus interest and costs. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

Note 18 – Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. Based on the Company’s evaluation, no other event has occurred requiring adjustment or disclosure in the notes to the consolidated financial statements, except the following:

On January 8, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $4.85 million at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, January 7, 2023.

On January 10, 2020, the Company fully repaid loan from Haitong International Credit Company Limited. On the same day, HK Ebang Technology borrowed $749,942 from Mr. Dong Hu, the chief executive officer. The loan is unsecured, non-interest bearing and payable on demand.

On February 19, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $293,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, February 18, 2023.

On March 20, 2020, Zhejiang Ebang borrowed RMB6 million (approximately $847,000) from Zhejiang Wansi Computer Manufacturing Company Limited. The loan was unsecured, non-interest bearing and fully repaid on April 13, 2020.

On March 24, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $65,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, March 23, 2023.

On April 1, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $100,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, March 31, 2023.

On April 15, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $317,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, April 14, 2023.

On April 28, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $680,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, April 27, 2023.

On May 28, 2020, HK Ebang Technology entered into a three-year loan agreement with Hong Kong Dewang Limited. The total loan amount is $180,000 at interest rate of 4.75% per annum. The principal and interests shall be repaid in full on the maturity date, May 27, 2023.

Note 19 – Condensed financial information of the parent company

The Company performed a test on the restricted net assets of consolidated subsidiaries in accordance with Securities and Exchange Commission Regulation S-X Rule 5-04 and concluded that it was applicable for the Company to disclose the financial statements for the parent company.

The following condensed financial statements of the Parent Company have been prepared using the same accounting policies as set out in the Company’s consolidated financial statements except that the Parent Company used the equity method to account for its investment in its subsidiaries. The Parent Company and its subsidiaries were included in the consolidated financial statements whereby the inter-company balances and transactions were eliminated upon consolidation. The Parent Company’s share of loss from its subsidiaries is reported as “share of loss from subsidiaries” in the condensed financial statements.

The Parent Company is a Cayman Islands company and, therefore, is not subjected to income taxes for all years presented. The footnote disclosures contain supplemental information relating to the operations of the Company and, as such, these statements should be read in conjunction with the notes to the consolidated financial statements of the Company. Certain information and footnote disclosures normally included in financial statements prepared in accordance with US GAAP have been condensed or omitted.

The subsidiaries did not pay any dividend to the Company for the years presents. As of December 31, 2019 and 2018, there were no material commitments or contingencies, significant provisions for long-term obligations or guarantees of the Company, except for those which have been separately disclosed in the consolidated financial statements, if any.

(a) Condensed balance sheets

	December 31,	December 31,
	2019	2018

Assets

Current assets:
Cash and cash equivalents	$21,770	$150,030
Due from subsidiaries	-	193,591
Total current assets	21,770	343,621

Non-current assets:
Investment in subsidiaries	18,022,460	61,227,595
Total non-current assets	18,022,460	61,227,595

Total assets	$18,044,230	$61,571,216

Liabilities and Shareholders’ Equity

Current liabilities:
Due to subsidiaries	$64,871	$-
Total current liabilities	64,871	-

Total liabilities	$64,871	$-

Shareholders’ equity:
Common stock, HKD0.001 par value, 380,000,000 shares authorized, 111,771,000 shares issued and outstanding at December 31, 2019 and 2018	14,330	14,330
Additional paid-in capital	23,888,023	23,888,023
Retained earnings (deficit)	(7,905,999)	35,034,690
Statutory reserves	11,049,847	10,512,527
Accumulated other comprehensive loss	(9,066,842)	(7,878,354)
Total shareholders’ equity	17,979,359	61,571,216
Total liabilities and shareholders’ equity	$18,044,230	$61,571,216

(b) Condensed statements of operations and comprehensive loss

	For the year ended	For the year ended
	December 31,	December 31,
	2019	2018

Operating expenses:
General and administrative expenses	$385,865	$249,107
Total operating expenses	385,865	249,107

Loss from operations	(385,865)	(249,107)

Interest income	4	13
Other expenses	(1,390)	(724)
Exchange gain	529	-
Share of loss from subsidiaries	(42,016,647)	(12,058,675)

Net loss	(42,403,369)	(12,308,493)

Comprehensive loss
Net loss	$(42,403,369)	$(12,308,493)
Other comprehensive loss:
Foreign currency translation adjustment	(1,188,488)	(11,363,682)

Comprehensive loss	$(43,591,857)	$(23,672,175)

(c) Condensed statements of cash flows

	For the year ended	For the year ended
	December 31,	December 31,
	2019	2018

Cash Flows from Operating Activities:
Net loss	$(42,403,369)	$(12,308,493)
Adjustments to reconcile net loss to net cash used in operating activities:
Share of loss from subsidiaries	42,016,647	12,058,675
Changes in assets and liabilities:
Due from subsidiaries	193,591	(193,591)
Due to subsidiaries	64,871	-

Net Cash Used in Operating Activities	(128,260)	(443,409)

Cash Flows from Financing Activities
Capital contribution from shareholder	-	7,700
Issuance of common shares for cash	-	585,739

Net Cash Provided by Financing Activities	-	593,439

Net Increase (Decrease) in Cash and Cash Equivalents	(128,260)	150,030

Cash and Cash Equivalents at Beginning of Year	150,030	-

Cash and Cash Equivalents at End of Year	$21,770	$150,030

EBANG INTERNATIONAL HOLDINGS INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Stated in US dollars)

	June 30, 2020	December 31, 2019
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$1,089,933	$3,464,262
Restricted cash, current	824,291	2,270,588
Accounts receivable, net	7,546,319	8,128,178
Bank acceptance notes from customers	707,394	-
Advances to suppliers	1,191,368	1,062,049
Inventories, net	8,822,464	13,088,542
VAT recoverables	19,859,583	21,954,169
Prepayments	8,493,421	13,272,775
Other current assets, net	219,270	224,452
Total current assets	48,754,043	63,465,015

Non-current assets:
Property, plant and equipment, net	20,904,153	13,224,761
Intangible assets, net	3,418,247	3,784,153
Operating lease right-of-use assets	1,125,288	1,280,076
Operating lease right-of-use assets - related party	23,016	37,266
Restricted cash, non-current	21,182	43,317
Other assets	830,338	776,458
Total non-current assets	26,322,224	19,146,031

Total assets	$75,076,267	$82,611,046

LIABILITIES AND SHAREHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$7,173,801	$11,832,003
Bank acceptance notes to vendors	1,431,765	-
Accrued liabilities and other payables	14,346,108	13,739,041
Loans due within one year, less unamortized debt issuance costs	-	4,864,697
Operating lease liabilities, current	687,107	793,521
Operating lease liabilities – related party, current	32,732	37,266
Income taxes payable	841,725	521,648
Due to related parties	6,908,102	6,242,824
Advances from customers	1,662,352	1,015,675
Total current liabilities	33,083,692	39,046,675

Non-current liabilities:
Long-term loans – related party	24,113,700	17,632,000
Operating lease liabilities, non-current	461,236	361,747

Total non-current liabilities	24,574,936	17,993,747

Total liabilities	57,658,628	57,040,422

Shareholders’ equity:
Common share, HKD0.001 par value, 380,000,000 shares authorized, 111,771,000 shares issued and outstanding as of December 31, 2019	-	14,330
Class A common share, HKD0.001 par value, 333,374,217 shares authorized, 84,409,554 shares issued and outstanding as of June 30, 2020	10,822	-
Class B common share, HKD0.001 par value, 46,625,783 shares authorized, 46,625,783 shares issued and outstanding as of June 30, 2020	5,978	-
Additional paid-in capital	115,570,313	23,888,023
Subscription receivable	(91,684,760)	-
Statutory reserves	11,483,844	11,049,847
Accumulated deficit	(14,552,283)	(7,905,999)
Accumulated other comprehensive loss	(10,131,056)	(9,066,842)
Total Ebang International Holdings Inc. shareholder’s equity	10,702,858	17,979,359

Non-controlling interest	6,714,781	7,591,265

Total shareholders’ equity	17,417,639	25,570,624

Total liabilities and shareholders’ equity	$75,076,267	$82,611,046

The accompany notes are an integral part of these unaudited condensed consolidated financial statements

EBANG INTERNATIONAL HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS AND COMPREHENSIVE LOSS

(Stated in US dollars)

	For the six months ended June 30, 2020	For the six months ended June 30, 2019

Product revenue	$4,954,499	$15,111,199
Service revenue	6,087,856	7,240,536
Total revenues	11,042,355	22,351,735
Cost of revenues	12,009,303	40,219,588
Gross loss	(966,948)	(17,867,853)

Operating expenses:
Selling expenses	452,608	494,792
General and administrative expenses	7,257,855	9,102,696
Total operating expenses	7,710,463	9,597,488

Loss from operations	(8,677,411)	(27,465,341)

Other income (expenses):
Interest income	12,714	32,111
Interest expenses	(579,486)	(1,315,770)
Other income	16,080	29,240
Exchange gain	474,488	3,986,019
Government grants	2,541,708	6,184,035
VAT refund	-	9,306
Other expenses	(16,436)	(101,999)
Total other income	2,449,068	8,822,942

Loss before income taxes provision	(6,228,343)	(18,642,399)

Income taxes provision	(735,048)	(428,596)

Net loss	(6,963,391)	(19,070,995)
Less: net loss attributable to non-controlling interest	(751,104)	(959,154)
Net loss attributable to Ebang International Holdings Inc.	$(6,212,287)	$(18,111,841)

Comprehensive loss
Net loss	$(6,963,391)	$(19,070,995)
Other comprehensive loss:
Foreign currency translation adjustment	(1,189,594)	536,529

Total comprehensive loss	(8,152,985)	(18,534,466)
Less: comprehensive loss attributable to non-controlling interest	(125,380)	-
Comprehensive loss attributable to Ebang International Holdings Inc.	$(7,276,501)	$(17,575,312)

Net loss per common share attributable to Ebang International Holdings Inc.
Basic	$(0.06)	$(0.16)
Diluted	$(0.06)	$(0.16)

Weighted average common shares outstanding
Basic	111,876,848	111,771,000
Diluted	111,876,848	111,771,000

The accompany notes are an integral part of these unaudited condensed consolidated financial statements

EBANG INTERNATIONAL HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS’ EQUITY

(Stated in US dollars)

	Common Shares		Class A Common Shares		Class B Common Shares		Additional				Accumulated Other	Non-	Total
	Number of		Number of		Number of		Paid-in	Subscription	Statutory	Accumulated	Comprehensive	controlling	Shareholders’
	Shares	Amount	Shares	Amount	Shares	Amount	Capital	Receivable	Reserves	Deficit	Loss	Interest	Equity

Balance, December 31, 2019	111,771,000	$14,330	-	$-	-	$-	$23,888,023	$-	$11,049,847	$(7,905,999)	$(9,066,842)	$7,591,265	$25,570,624

Re-designation of common shares to Class A and Class B common shares immediately prior to the completion of initial public offering	(111,771,000)	$(14,330)	65,145,217	$8,352	46,625,783	$5,978	-	-	-	-	-	-	-

Share issuance upon initial public offering, net of issuance cost	-	-	19,264,337	$2,470	-	-	$91,682,290	$(91,684,760)	-	-	-	-	-

Transfer to reserve	-	-	-	-	-	-	-	-	433,997	(433,997)	-	-	-

Net loss	-	-	-	-	-	-	-	-	-	(6,212,287)	-	(751,104)	(6,963,391)

Foreign currency translation adjustment	-	-	-	-	-	-	-	-	-	-	(1,064,214)	(125,380)	(1,189,594)

Balance, June 30, 2020	-	$-	84,409,554	$10,822	46,625,783	5,978	$115,570,313	$(91,684,760)	$11,483,844	$(14,552,283)	$(10,131,056)	$6,714,781	$17,417,639

	Common Shares		Additional			Accumulated Other	Non-	Total
	Number of		Paid-in	Statutory	Retained	Comprehensive	controlling	Shareholders’
	Shares	Amount	Capital	Reserves	Earnings	Loss	Interest	Equity

Balance, December 31, 2018	111,771,000	$14,330	$23,888,023	$10,512,527	$35,034,690	$(7,878,354)	$6,261,028	$67,832,244

Transfer to reserve	-	-	-	(1,060,667)	1,060,667	-	-	-

Net loss	-	-	-	-	(18,111,841)	-	(959,154)	(19,070,995)

Foreign currency translation adjustment	-	-	-	-	-	536,529	-	536,529

Balance, June 30, 2019	111,771,000	$14,330	$23,888,023	$9,451,860	$17,983,516	$(7,341,825)	$5,301,874	$49,297,778

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EBANG INTERNATIONAL HOLDINGS INC.

UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(Stated in US dollars)

	For the Six Months Ended	For the Six Months Ended
	June 30, 2020	June 30, 2019
CASH FLOWS FROM OPERATING ACTIVITIES:
Net loss	$(6,963,391)	$(19,070,995)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation and amortization expenses	3,102,541	5,278,014
Allowance for doubtful accounts	-	26,781
Amortization of debt issuance cost	7,098	131,822
Inventory write-down	1,406,327	2,754,688
Other noncash expenses	252,004	246,597
Changes in assets and liabilities:
Accounts receivable, net	469,008	578,638
Bank acceptance notes from customers	(710,995)	-
Inventories, net	2,627,742	19,841,292
Advances to suppliers	(138,687)	(31,175,582)
VAT recoverables	1,792,439	(6,149,501)
Prepaid expense and other current assets, net	246,363	(8,174,767)
Accounts payable	(4,551,817)	(18,427,707)
Bank acceptance notes to vendors	1,439,054	(5,029,245)
Income taxes payable	329,139	477,178
Advances from customers	656,487	56,064,516
Accrued liabilities and other payables	(5,425,644)	3,460,223
NET CASH PROVIDED BY (USED IN) OPERATING ACTIVITIES	(5,462,332)	831,952

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchases of property, plant and equipment	(269,213)	(471,692)
Cash paid for short-term investment	-	(130,906)

NET CASH USED IN INVESTING ACTIVITIES	(269,213)	(602,598)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from short-term loans	-	7,071,198
Repayment of short-term loans	(4,871,795)	(11,212,156)
Repayment of long-term loan	-	(2,564,102)
Proceeds from related party loans	7,231,642	8,200,000

NET CASH PROVIDED BY FINANCING ACTIVITIES	2,359,847	1,494,940

EFFECT OF FOREIGN EXCHANGE ON CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(471,063)	728,018

NET INCREASE (DECREASE) IN CASH, CASH EQUIVALENTS AND RESTRICTED CASH	(3,842,761)	2,452,312

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT BEGINNING OF PERIOD	5,778,167	19,481,276

CASH, CASH EQUIVALENTS AND RESTRICTED CASH AT END OF PERIOD	$1,935,406	$21,933,588

SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION:
Cash paid for:
Interest	$481,880	$1,347,864
Income taxes	$145,588	$7,775,776

NON-CASH INVESTING AND FINANCING ACTIVITIES:
Liabilities assumed in connection with purchase of property, plant and equipment	$6,056,175	$261,938
Transfer from prepayments to property, plant and equipment	$4,370,218	$1,067

Reconciliation of cash, cash equivalents and restricted cash to the consolidated balance sheets
Cash and cash equivalents	$1,089,933	$19,460,346
Restricted cash	845,473	2,473,242
Total cash, cash equivalents and restricted cash	$1,935,406	$21,933,588

The accompanying notes are an integral part of these unaudited condensed consolidated financial statements.

EBANG INTERNATIONAL HOLDINGS INC.

NOTES TO UNAUDITED CONDENSED CONSOLIDATED FINANCIAL STATEMENTS

(In U.S. Dollars, unless stated otherwise)

Note 1 – Nature of business and organization

Ebang International Holdings Inc. (“Ebang International”) was incorporated on May 17, 2018, a holding company, as an exempted company with limited liability in the Cayman Islands. Ebang International principally engages in manufacturing high performance Bitcoin mining machines and telecommunication products and conducts business through its subsidiaries in the People’s Republic of China (the “PRC”). In January 2010, Mr. Dong Hu, chairman of board of directors and chief executive officer, founded Zhejiang Ebang Communication Technology Co., Ltd. (“Zhejiang Ebang”), which established Zhejiang Ebang Information Technology Co., Ltd. (“Ebang IT”) to conduct development and sales of communications network access devices and related equipment. In August 2015, Zhejiang Ebang was listed on the National Equities Exchange and Quotations (“NEEQ”). In August 2016, Zhejiang Ebang acquired 51.05% of the equity interest in Hangzhou Dewang Information Technology Co., Ltd. (“Hangzhou Dewang”) through capital injection in Hangzhou Dewang. In March 2018, Zhejiang Ebang was delisted from the NEEQ in preparation for the reorganizations. Ebang International underwent a series of onshore and offshore reorganizations, which were completed on May 22, 2018.

Immediately before and after the reorganization, the controlling shareholder of Zhejiang Ebang controlled Zhejiang Ebang and Ebang International; therefore, for accounting purposes, the reorganization is accounted for as a transaction of entities under common control. Accordingly, the accompanying consolidated financial statements have been prepared as if the current corporate structure had been in existence throughout the periods presented.

Ebang International and its consolidated subsidiaries are collectively referred to herein as the “Company”, “we” and “us”, unless specific reference is made to an entity.

Corporate Structure

Ebang International Holdings Inc. is a holding company incorporated in Cayman Islands that does not have substantive operations. We conduct our businesses through our subsidiaries. Our principal subsidiaries consist of the following entities (in chronological order based on their dates of incorporation):

●	Zhejiang Ebang Communication Technology Co., Ltd., or Zhejiang Ebang, our majority-owned subsidiary and an onshore holding company established in the PRC on January 21, 2010 principally for holding our businesses in the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Zhejiang Ebang Information Technology Co., Ltd., or Ebang IT, our majority-owned subsidiary and an operating entity established in the PRC on August 11, 2010 principally for the design, manufacture and sale of telecommunications and blockchain processing equipment;

●	Hangzhou Dewang Information Technology Co., Ltd., or Hangzhou Dewang, our majority-owned subsidiary and an operating entity established in the PRC on December 31, 2015 principally for the design and manufacture of blockchain chips;

●	Ebang Communications (HK) Technology Limited, or HK Ebang Communications, (formerly known as Hong Kong Bite Co., Ltd. or HK Bite) our wholly-owned subsidiary and an operating entity established in Hong Kong on February 12, 2016 principally for the trading of blockchain chips;

●	Yunnan Ebang Information Technology Co., Ltd., or Yunnan Ebang, our majority-owned subsidiary and an operating entity established in the PRC on June 28, 2016 principally for the assembly line of blockchain processing equipment;

●	Wuhai Ebang Information Technology Co., Ltd., or Wuhai Ebang, our wholly-owned subsidiary and an operating entity established in the PRC on September 18, 2017 principally for the assembly line of blockchain processing equipment; and

●	Hangzhou Ebang Jusheng Technology Co., Ltd., or Ebang Jusheng, our wholly-owned subsidiary and an operating entity established in the PRC on January 3, 2018 principally for the trading of telecommunications and blockchain processing equipment.

As of the date of this prospectus, we conduct our business operations across 15 major subsidiaries.

The accompanying consolidated financial statements reflect the activities of Ebang International and each of the following entities:

Name	Background	Ownership
Orient Plus International Limited (“Orient Plus”)	● A British Virgin Islands (“BVI”) company ● Incorporated on June 6, 2018 ● A holding company	100% owned by Ebang International

Ebang Communications (HK) Technology Limited (“HK Ebang Communications”), formerly known as Hong Kong Bite Co., Ltd. or HK Bite”	● A Hong Kong company ● Incorporated on February 12, 2016 ● A Trading company	100% owned by Orient Plus

Power Ebang Limited (“Power Ebang”)	● A British Virgin Islands company ● Incorporated on February 26, 2018 ● A holding company	100% owned by Ebang International

Hong Kong Ebang Technology Co., Ltd. (“HK Ebang Technology”)	● A Hong Kong company ● Incorporated on February 12, 2018 ● A holding company	100% owned by Power Ebang

Leader Forever Holdings Limited (“Leader Forever”)	● A British Virgin Islands company ● Incorporated on January 7, 2019 ● A holding company	100% owned by Ebang International

Hong Kong Ebang Information Co., Ltd. (“HK Ebang Information”)	● A Hong Kong company ● Incorporated on April 1, 2019 ● A Trading company	100% owned by Leader Forever

Hangzhou Ebang Hongfa Technology Co., Ltd. (“Ebang Hongfa”)	● A PRC limited liability company and deemed a wholly foreign owned enterprise (“WFOE”) ● Incorporated on February 11, 2018 ● A holding company	100% owned by HK Ebang Technology

Hangzhou Ebang Hongling Technology Co., Ltd. (“Ebang Hongling”)	● A PRC limited liability company ● Incorporated on July 3, 2019	100% owned by Ebang Hongfa

Wuhai Ebang Information Technology Co., Ltd. (“Wuhai Ebang”)	● A PRC limited liability company ● Incorporated on September 18, 2017	100% owned by Ebang Hongling

Zhejiang Ebang Communication Technology Co., Ltd. (“Zhejiang Ebang”)	● A PRC limited liability company ● Incorporated on January 21, 2010	99.99% owned by Ebang Hongfa

Zhejiang Ebang Information Technology Co., Ltd. (“Ebang IT”)	● A PRC limited liability company ● Incorporated on August 11, 2010	100% owned by Zhejiang Ebang

Yunnan Ebang Information Technology Co., Ltd. (“Yunnan Ebang”)	● A PRC limited liability company ● Incorporated on June 28, 2016	100% owned by Zhejiang Ebang

Suzhou Yiquansheng Communication Technology Co., Ltd. (“Suzhou Yiquansheng”)	● A PRC limited liability company ● Incorporated on April 2, 2018	100% owned by Zhejiang Ebang

Hangzhou Ebang Jusheng Technology Co., Ltd. (“Ebang Jusheng”)	● A PRC limited liability company ● Incorporated on January 3, 2018	100% owned by Ebang Hongfa

Hangzhou Dewang Information Technology Co., Ltd. (“Hangzhou Dewang”)	● A PRC limited liability company ● Incorporated on December 31, 2015	51.05% owned by Ebang Hongfa

Note 2 – Summary of significant accounting policies

Basis of presentation

The accompanying unaudited condensed consolidated financial statements have been prepared in accordance with the accounting principles generally accepted in the United States of America (“U.S. GAAP”) for interim financial information. Accordingly, the consolidated financial statements do not include all the information and footnotes required by generally accepted accounting principles for complete financial statements. Certain information and note disclosures normally included in the Company’s consolidated financial statements prepared in accordance with U.S. GAAP have been condensed or omitted consistent with Article 10 of Regulation S-X. In the opinion of management, the accompanying unaudited consolidated financial statements reflect all adjustments, consisting of normal recurring adjustments, considered necessary for a fair presentation of the Company’s financial position, results of operations and cash flows as of June 30, 2020 and for the six months ended June 30, 2020 and 2019. Interim operating results are not necessarily indicative of results that may be expected for the year ended December 31, 2020, or for any subsequent period. These unaudited condensed consolidated financial statements should be read in conjunction with the Company’s audited consolidated financial statements and notes thereto for the years ended December 31, 2019 and 2018, included herein.

Principles of consolidation

The accompanying unaudited condensed consolidated financial statements include the financial statements of the Company and its subsidiaries. All significant intercompany transactions and balances have been eliminated in consolidation.

Non-controlling Interest

Non-controlling interest on the consolidated balance sheets is resulted from the consolidation of Hangzhou Dewang, a 51.05% owned subsidiary. The portion of the income or loss applicable to the non-controlling interest in subsidiary is reflected in the consolidated statements of operations and comprehensive loss.

Use of estimates and assumptions

The preparation of financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities at the balance sheet date and revenues and expenses during the reporting periods. Significant accounting estimates reflected in the Company’s unaudited condensed consolidated financial statements include, but not limited to, estimates for inventory write-down, useful lives and impairment of property, plant and equipment and intangible assets, and accounting for deferred income taxes, valuation allowance for deferred tax assets, and allowance for doubtful accounts. Changes in facts and circumstances may result in revised estimates. Actual results could differ from those estimates, and as such, differences may be material to the unaudited condensed consolidated financial statements.

Foreign currency translation and transaction

The accompanying the unaudited condensed consolidated financial statements are presented in the United States dollar (“$”), which is the reporting currency of the Company. The functional currency of HK Ebang Communications and HK Ebang Information is United State dollars, and the functional currency of Ebang International, HK Ebang Technology and all BVI entities is Hong Kong dollar (“HKD”). The functional currency of the PRC subsidiaries is Renminbi (“RMB”).

Assets and liabilities denominated in currencies other than the reporting currency are translated into the reporting currency at the rates of exchange ruling at the balance sheet date. Transactions in currencies other than the reporting currency are measured and recorded in the reporting currency at the exchange rate prevailing on the transaction date. Translation gains and losses are recognized in the consolidated statements of operations and comprehensive loss as other comprehensive income or loss.

For Ebang International, HK Ebang Technology and all BVI entities, except for the shareholder’s equity, the balance sheet accounts at June 30, 2020 and December 31, 2019, results of operations and cash flows for the six months ended June 30, 2020 and 2019 were translated at HKD7.80 to $1.00. For all PRC subsidiaries, the balance sheet accounts, with the exception of shareholders’ equity at June 30, 2020 and December 31, 2019 were translated at RMB7.0682, and RMB6.9680 to $1.00, respectively. The shareholders’ equity accounts were translated at their historical rate. The average translation rates applied to statements of operations for the six months ended June 30, 2020 and 2019 were RMB7.0324 and RMB6.7839 to $1.00, respectively. Cash flows were also translated at average translation rates for the periods, therefore, amounts reported on the statements of cash flows will not necessarily agree with changes in the corresponding balances on the consolidated balance sheets.

Bank acceptance notes from customers and bank acceptance notes to vendors

Bank acceptance notes from customers represent notes issued by some customers to pay certain outstanding receivable balances to the Company. The Company also issues bank acceptance notes to its vendors in China in the normal course of business. As of June 30, 2020 and December 31, 2019, bank acceptance notes from customers in the amount of $707,394 and nil, respectively, were pledged to endorsing banks to issue bank acceptance notes to pay off the Company’s vendors.

Bank acceptances notes are typically non-interest bearing and have maturities of less than a year.

Revenue recognition

In accordance with ASC 606, the Company recognizes revenue to depict the transfer of promised goods or services to customers in an amount that reflects the consideration to which the entity expects to receive in exchange for those goods or services. Value-added tax that the Company collects concurrent with revenue-producing activities is excluded from revenue.

Revenue disaggregation

Management has concluded that the disaggregation level is the same under both the revenue standard and the segment reporting standard. Revenue under the segment reporting standard is measured on the same basis as under the revenue standard. See Note 10 for information regarding revenue disaggregation by product lines and countries.

Contract liabilities

Contract liabilities are recorded when consideration is received from a customer prior to transferring the goods or services to the customer or other conditions under the terms of a sales contract. As of June 30, 2020 and December 31, 2019, the Company recorded contract liabilities of $1,662,352 and $1,015,675, respectively, which was presented as advances from customers on the accompanying condensed consolidated balance sheets. During the six months ended June 30, 2020 and 2019, the Company recognized $1,302,970 and $1,444,142, of contract liabilities as revenue, respectively.

Recently adopted accounting pronouncements

In June 2016, the FASB issued ASU 2016-13, “Financial Instruments—Credit Losses”. The standard, including subsequently issued amendments (ASU 2018-19, ASU 2019-04, ASU 2019-05, ASU 2019-10 and ASU 2019-11), requires a financial asset measured at amortized cost basis, such as accounts receivable and certain other financial assets, to be presented at the net amount expected to be collected based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. This ASU is effective for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, and requires the modified retrospective approach. Early adoption is permitted. The Company adopted this standard on January 1, 2020 using modified retrospective approach and the adoption of this standard did not have a material impact on the Company’s previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

In August 2018, the FASB issued ASU No. 2018-13, Fair Value Measurement (Topic 820): Disclosure Framework—Changes to the Disclosure Requirements for Fair Value Measurement (“ASU 2018-13”). The update eliminates, modifies, and adds certain disclosure requirements for fair value measurements associated with the movement amongst or hierarchy associated with Level 1, Level 2 and Level 3 fair value measurements. The amendments in this Update modify the disclosure requirements on fair value measurements based on the concepts in FASB Concepts Statement, Conceptual Framework for Financial Reporting—Chapter 8: Notes to Financial Statements, including the consideration of costs and benefits. The amendments on changes in unrealized gains and losses, the range and weighted average of significant unobservable inputs used to develop Level 3 fair value measurements, and the narrative description of measurement uncertainty should be applied prospectively for only the most recent interim or annual period presented in the initial fiscal year of adoption. All other amendments should be applied retrospectively to all periods presented upon their effective date. The amendments are effective for all entities for fiscal years beginning after December 15, 2019, and interim periods within those fiscal years, with early adoption permitted. The Company adopted this standard on January 1, 2020 and the adoption of this standard did not have a material impact on the Company’s previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

In February 2020, the FASB issued ASU 2020-02, “Financial Instruments – Credit Losses (Topic 326) and Leases (topic 842) Amendments to SEC Paragraphs Pursuant to SEC Staff Accounting Bulletin No. 119 and Update to SEC Section on Effective Date Related to Accounting Standards Update No. 2016-02, Leases (topic 842)”. This ASU provides guidance regarding methodologies, documentation, and internal controls related to expected credit losses. This ASU is effective for interim and annual periods beginning after December 15, 2019, and early adoption is permitted. The Company adopted this standard on January 1, 2020 and the adoption of this standard did not have a material impact on the Company’s previously reported consolidated financial statements in any prior period nor did it result in a cumulative effect adjustment to retained earnings.

Recently issued accounting pronouncements

In December 2019, the FASB issued ASU 2019-12, “Income Taxes (Topic 740): Simplifying the Accounting for Income Taxes”. ASU 2019-12 simplifies the accounting for income taxes by removing exceptions within the general principles of Topic 740 regarding the calculation of deferred tax liabilities, the incremental approach for intraperiod tax allocation, and calculating income taxes in an interim period. In addition, the ASU adds clarifications to the accounting for franchise tax (or similar tax), which is partially based on income, evaluating tax basis of goodwill recognized from a business combination, and reflecting the effect of any enacted changes in tax laws or rates in the annual effective tax rate computation in the interim period that includes the enactment date. The ASU is effective for fiscal years beginning after December 15, 2020, and will be applied either retrospectively or prospectively based upon the applicable amendments. Early adoption is permitted. The Company is currently evaluating the potential impacts of ASU 2019-12 on its consolidated financial statements.

Except as mentioned above, the Company does not believe other recently issued but not yet effective accounting standards, if currently adopted, would have a material effect on the Company’s consolidated financial statements.

Note 3 – Accounts receivable, net

Accounts receivable, net consist of the following:

	As of June 30,	As of December 31,
	2020	2019
Accounts receivable	$9,293,475	$9,900,458
Less: Allowance for doubtful accounts	(1,747,156)	(1,772,280)
Accounts receivable, net	$7,546,319	$8,128,178

Movements of allowance for doubtful accounts are as follows:

	As of June 30,	As of December 31,
	2020	2019
Allowance for doubtful accounts, beginning balance	$(1,772,280)	$(1,769,468)
Add: Provision for doubtful accounts	-	(26,297)
Effects of foreign exchange rate	25,124	23,485

Allowance for doubtful accounts, ending balance	$(1,747,156)	$(1,772,280)

Note 4 – Inventories, net

	As of June 30,	As of December 31,
	2020	2019
Finished goods	$9,178,720	$2,959,783
Work in process	44,365,291	48,177,240
Raw materials	12,451,061	18,131,911
	65,995,072	69,268,934
Less: inventory write-down	(57,172,608)	(56,180,392)
Inventories, net	$8,822,464	$13,088,542

During the six months ended June 30, 2020 and 2019, the Company recorded write-down for the potentially obsolete, slow-moving inventories and lower of cost or market adjustment of $1,406,327 and $2,754,688 in cost of revenues, respectively.

Note 5 – Property, plant and equipment, net

Property, plant and equipment, net consist of the following:

	As of June 30,	As of December 31,
	2020	2019
Buildings	$4,086,287	$4,135,656
Mechanical equipment	22,659,976	18,432,857
Motor vehicles	317,159	321,719
Office equipment	1,873,438	1,678,977
Computer software	164,023	147,665
Leasehold improvement	216,260	219,370
Construction in progress	10,441,570	4,457,380
Total	39,758,713	29,393,624
Accumulated depreciation	(18,854,560)	(16,168,863)
Property, plant and equipment, net	$20,904,153	$13,224,761

Depreciation expense for the six months ended June 30, 2020 and 2019 amounted to $2,788,690 and $4,726,486, respectively.

Note 6 – Loans

There were no outstanding loans from third parties as of June 30, 2020. Outstanding balances of loans as of December 31, 2019 consist of the following:

As of December 31, 2019	Balance	Maturity Date	Effective Interest Rate	Collateral/Guarantee
Haitong International Credit Company Limited	$4,871,795	January 10, 2020	8.6641%	See below
Total short-term loan	4,871,795
Less: unamortized debt issuance costs	7,098
Loan due within one year, less unamortized debt issuance costs	$4,864,697

The loan borrowed from Haitong International Credit Company Limited was secured by all of the assets, rights, title, interests and benefits of HK Ebang Technology and was guaranteed by Mr. Hu, the controlling shareholder and chief executive officer. Top Max Limited, principal shareholder of the Company, also mortgaged 48,061,530 of its shares for the loan. The Company has fully repaid the loan borrowed from Haitong International Credit Company Limited on January 10, 2020. The related collateral and guarantee have been released accordingly.

Interest expenses for the six months ended June 30, 2020 and 2019 amounted to $579,486 and $1,315,770, respectively. As of June 30, 2020, the Company’s future loan obligations according to the terms of the loan, including long-term loans from related party are as follows:

Remaining of 2020	$-
2021	-
2022	17,632,000
2023	6,481,700
2024	-
Thereafter	-
Total	$24,113,700

Also see Note 12 for related party loans.

Note 7 – Income taxes

Cayman Islands

Under the current laws of the Cayman Islands, Ebang International is not subject to tax on income or capital gain. Additionally, upon payments of dividends to the shareholders, no Cayman Islands withholding tax will be imposed.

British Virgin Islands (“BVI”)

The Company’s subsidiaries, Orient Plus, Power Ebang and Leader Forever, are incorporated in the BVI and under the current laws of the BVI, Orient Plus, Power Ebang and Leader Forever are not subject to tax on income or capital gain, In addition, payments of dividend by these subsidiaries to their shareholders are not subject to withholding tax in the BVI.

Hong Kong

HK Ebang Communications, HK Ebang Technology and HK Ebang Information are incorporated in Hong Kong and are subject to Hong Kong Profits Tax on the taxable income as reported in its statutory financial statements adjusted in accordance with relevant Hong Kong tax laws. The applicable tax rate is 8.25% on assessable profits arising in or derived from Hong Kong up to HKD2,000,000 and 16.5% on any part of assessable profits over HKD2,000,000. HK Ebang Communications, HK Ebang Technology and HK Ebang Information did not make any provisions for Hong Kong profit tax as there were no assessable profits derived from or earned in Hong Kong since inception.

PRC

Ebang Hongfa, Ebang Hongling, Wuhai Ebang, Zhejiang Ebang, Ebang IT, Yunnan Ebang, Suzhou Yiquansheng, Hangzhou Dewang and Ebang Jusheng are governed by the income tax laws of the PRC and the income tax provision in respect to operations in the PRC is calculated at the applicable tax rates on the taxable income for the periods based on existing legislation, interpretations and practices in respect thereof. Under the Enterprise Income Tax Laws of the PRC (the “EIT Laws”), domestic enterprises and Foreign Investment Enterprises (the “FIE”) are usually subject to a unified 25% enterprise income tax rate while preferential tax rates, tax holidays and even tax exemption may be granted on case-by-case basis. EIT Laws grant preferential tax treatment to certain High and New Technology Enterprises (“HNTEs”). Under this preferential tax treatment, HNTEs are entitled to an income tax rate of 15%, subject to a requirement that they re-apply for HNTE status every three years. Zhejiang Ebang obtained the “high-tech enterprise” tax status in November 2017, which reduced its statutory income tax rate to 15% for the fiscal year of 2017, 2018 and 2019. Hangzhou Dewang obtained the “high-tech enterprise” tax status in November 2018, which reduced its statutory income tax rate to 15% for the fiscal year 2018, 2019 and 2020. In addition, Ebang IT, was qualified as a software enterprise in 2018, and thus was entitled to a five-year tax holiday (full exemption for the first two years and a 50% reduction in the statutory income tax rate for the following three years) in 2018 until its software enterprise qualification expired in 2019.

The effective tax rate for the six months ended June 30, 2020 and 2019 was and -11.80% and -2.30%, respectively.

Significant components of the provision for income taxes are as follows:

	For the six months ended	For the six months ended
	June 30, 2020	June 30, 2019
Current income tax expense	$800,265	$496,202
Deferred tax benefit	(65,217)	(67,606)

Income taxes provision	$735,048	$428,596

For the purpose of presentation in the consolidated balance sheets, deferred income tax assets and liabilities have been offset, and included in other assets on the accompanying consolidated balance sheets. Significant component of deferred tax assets and liabilities are as follows:

	As of June 30,	As of December 31,
	2020	2019

Accrued expenses and others	$283,391	$287,467
Bad debt allowance	255,442	259,114
Net operating loss	17,300,229	15,391,873
	17,839,062	15,938,454
Less: valuation allowance	(17,300,229)	(15,391,873)
Deferred tax assets	$538,833	$546,581

Intangible Assets	$194,659	$263,278
Revenue and expense	11,558	11,724
Deferred tax liabilities	$206,217	$275,002

Total	$332,616	$271,579

In assessing the realizability of deferred tax assets, management considers whether it is more likely than not that some portion or all of the deferred tax assets will not be realized. The ultimate realization of deferred tax assets is dependent upon the generation of future taxable income during the periods in which those temporary differences become deductible. Management considers the cumulative earnings and projected future taxable income in making this assessment. Recovery of substantially all of the Company’s deferred tax assets is dependent upon the generation of future income, exclusive of reversing taxable temporary differences.

Uncertain tax positions

The PRC tax authorities conduct periodic and ad hoc tax filing reviews on business enterprises operating in the PRC after those enterprises complete their relevant tax filings. In general, the PRC tax authorities have up to five years to conduct examinations of the tax filings of the Company’s PRC entities. Accordingly, the PRC subsidiaries’ tax years of 2014 through 2018 remain open to examination by the respective tax authorities. It is therefore uncertain as to whether the PRC tax authorities may take different views about the Company’s PRC entities’ tax filings, which may lead to additional tax liabilities.

The Company evaluates each uncertain tax position (including the potential application of interest and penalties) based on the technical merits, and measure the unrecognized benefits associated with the tax positions. As of June 30, 2020 and December 31, 2019, the Company did not have any significant unrecognized uncertain tax positions.

Note 8 – Shareholders’ equity

Ebang International was established under the laws of the Cayman Islands on May 17, 2018. The authorized number of ordinary shares is 380,000,000 shares with a par value of HKD0.001 per ordinary share.

Immediately upon the completion of the initial public offering (IPO), the Company adopted a dual-class share structure, consisting of Class A common shares and Class B common shares, with par value of HKD0.001 per share. 46,625,783 common shares, beneficially owned by its incorporator Top Max Limited, were re-designated into Class B common shares on a one-for-one basis, the remaining 65,145,217 common shares were re-designated into Class A common shares on a one-for-one basis.

Each Class A common share is entitled to one vote per share and each Class B common share is entitled to twenty-five votes per share. Each Class B common share can be converted into one Class A common share at any time, while Class A common shares cannot be converted into Class B common shares.

As of June 30, 2020, the Company completed the IPO with new issuance of totaling 19,264,337 Class A common shares at a price of $5.23 per share. Net proceeds raised by the Company from the IPO amounted to $91,684,760 after deducting underwriting discounts and commissions and other offering expenses. The Company received all the net proceeds on July 2, 2020.

Note 9 – Operating leases

The Company entered into operating lease agreements for factory buildings, office spaces and employee dormitories including lease agreements with its related party, with various initial term expiration dates through 2022 and various renewal and termination options. None of the amounts disclosed below for these leases contains variable payments, residual value guarantees or options that were recognized as part of the right-of-use assets and lease liabilities. As the Company’s leases did not provide an implicit discount rate, the Company used an incremental borrowing rate based on the information available at commencement date in determining the present value of lease payments.

As of June 30, 2020, the Company recognized operating lease liabilities, including current and noncurrent, in the amount of $1,181,075 and the corresponding operating lease right-of-use assets of $1,148,304.

Also see Note 12 for related party operating lease commitments.

The following component of lease cost are included in the Company’s unaudited condensed consolidated statements of operations and comprehensive loss:

	For the six months ended June 30,	For the six months ended June 30,
	2020	2019

Operating lease cost	$347,615	$361,722
Short-term lease cost	3,923	34,604
Total lease cost	$351,538	$396,326

Lease commitments

The Company’s maturity analysis of operating lease liabilities as of June 30, 2020 is as follows:

Operating
Leases
Remaining of 2020	$676,886
2021	507,726
2022	45,440
2023	-
2024	-
Thereafter	-
Total lease payment	1,230,052
Less: imputed interest	(48,977)
Present value of operating lease liabilities	1,181,075
Less: current obligation	719,839
Long-term obligation at June 30, 2020	$461,236

Supplemental disclosure related to operating leases were as follows:

For the six months ended
June 30,
2020

Cash paid for amounts included in the measurement of lease liabilities
Operating cash flows for operating leases	$185,469
Supplemental lease cash flow disclosure
Operating lease right-of-use assets obtained in exchange for new operating lease liabilities during the six months ended June 30, 2020	$191,705

Weighted average remaining lease term of operating leases	1.82 years
Weighted average discount rate of operating leases	6.5250%

Note 10 – Revenue streams

The Company operates in a single operating segment that includes the selling of bitcoin mining machines and related accessories, telecommunication products and providing management and maintenance services.

The following table summarizes the revenue generated from different revenue streams:

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
Revenue
Product sale - Bitcoin mining machines and related accessories	$4,488,809	$12,583,782
Product sale - Telecommunication	465,690	2,527,417
Service - Management and maintenance	6,087,856	7,240,536
	$11,042,355	$22,351,735

The following table summarizes the revenues generated from different geographic region:

	For the six months ended June 30, 2020	For the six months ended June 30, 2019
Geographic region
Revenue
Mainland China	$10,983,148	$20,964,793
Other foreign countries	59,207	1,386,942
	$11,042,355	$22,351,735

Note 11 – Credit risk and major customers

Accounts receivable concentration of credit risk is as below:

	As of June 30,	As of December 31,
	2020	2019

Customer A	17%	15%
Customer B	* %	12%
Customer D	10%	15%

*	Less than 10%

Note 12 – Related party transactions

a)	Related parties

Name of related parties	Relationship with the Company
Hong Kong Dewang Limited	Wholly owned by Qianzheng Jiang, father-in-law of Dong Hu, our chief executive officer
Zhejiang Wansi Computer Manufacturing Company Limited	68% owned by Aiqun Jiang, spouse of Dong Hu, our chief executive officer
Shubo Qian	Brother-in-law of Dong Hu, our chief executive officer
Jun Hu	Sister of Dong Hu, our chief executive officer
Dong Hu	Our chief executive officer

b)	Long-term loans from related party

	As of June 30, 2020	As of December 31, 2019

Hong Kong Dewang Limited	$24,113,700	$17,632,000

During the six months ended June 30, 2020, the Company obtained loans in the amount of $6,481,700 from Hong Kong Dewang Limited with interest rate of 4.7500% per annum. The maturity dates of the loans existing as of June 30, 2020 ranged from June 5, 2022 to May 27, 2023. The principal and interests shall be repaid in full on the maturity date.

c)	Operating leases with related party:

	As of	As of
	June 30,	December 31,
	2020	2019
Operating lease right-of-use assets - related party
- Zhejiang Wansi Computer Manufacturing Company Limited	$23,016	$37,266
Operating lease liabilities - related party, current
- Zhejiang Wansi Computer Manufacturing Company Limited	$32,732	$37,266

The Company leases office space from Zhejiang Wansi Computer Manufacturing Company Limited under non-cancellable operating lease agreements with lease terms ranging from two to three years. Lease expense from related party for the six months ended June 30, 2020 and 2019 amounted to $14,513 and $15,044, respectively.

d)	Due to related parties

The balance of due to related parties represents advances the Company obtained from related parties. The balances owed to the related parties are unsecured, non-interest bearing and payable on demand. As of June 30, 2020 and December 31, 2019, due to related parties consisted of the followings:

	As of	As of
	June 30,	December 31,
	2020	2019
Dong Hu	$749,942	$-
Zhejiang Wansi Computer Manufacturing Company Limited	6,158,160	6,242,824
	$6,908,102	$6,242,824

Note 13 – Contingencies

On July 16, 2018, Wangjing Technology (Suzhou) Co., Ltd. (“Wangjing Technology”) filed a copyright infringement dispute against Zhejiang Ebang and three other defendants. On January 1, 2016, due to production and operation needs, Zhejiang Ebang entrusted the fourth defendant Suzhou Qiao Network Technology Co., Ltd. (“Suzhou Qiao”) to carry out technical development (involving products: embedded software for gateway). In the process of technical cooperation, the software developed by the fourth defendant Suzhou Qiao was charged for copyright infringement and Zhejiang Ebang is thereby involved in the case. The plaintiff, Wangjing Technology sued the defendants in this case to jointly compensate the plaintiff for the economic losses and reasonable rights maintenance costs totalling RMB3 million (approximately $431,000). On August 6, 2020, Zhejiang Ebang received the judgment of the first trial of the case, and the judgment was as follows: 1) Zhejiang Ebang and Suzhou Qiao should immediately cease the infringement of the plaintiff’s software copyright. 2) Zhejiang Ebang and Suzhou Qiao should jointly compensate the plaintiff by RMB0.5 million (approximately $71,000). 3) Zhejiang Ebang should publish notices on its official website regarding the copyright infringement involved in the case for no less than 15 consecutive days. 4) The Court rejected the plaintiff’s other claims. Zhejiang Ebang has filed an appeal and the judgement of the first trial has not yet become effective due to the appeal. The result of this case is still pending. Further, at this stage, the management of the Company, together with the trial counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On January 29, 2019, the Company filed a civil action in the Hangzhou Intermediate People’s Court against one of our customers. The defendant had purchased from the Company, and the Company had delivered 90,000 units of mining machines for a total amount of RMB453.6 million (approximately $65,098,000) pursuant to an executed sales contract. The defendant has paid RMB380 million (approximately $54,535,000), and the Company is seeking payment of the remaining balance of RMB73.6 million (approximately $10,563,000) plus interest and legal expenses. On August 15, 2019, the defendant filed a counterclaim against the Company, primarily alleging incompletion of delivery of products, only 65,000 units out of 90,000 units of mining machines were delivered and accepted, and the defendant sought for the refund of the payment of the alleged undelivered products of 25,000 mining machines amounted to RMB52.4 million (approximately $7,520,000) plus interest and legal expenses. On July 17, 2020, the Hangzhou Intermediate People’s Court ruled that it had no jurisdiction over these claims, and the Company has filed an appeal, and such application was accepted on August 31, 2020. On October 15, 2020, the Zhejiang High People’s Court ruled that this case shall be tried in the Hangzhou Intermediate People’s Court. Both claims are now under trial. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On March 18, 2019, the Company filed a civil action in the Baoshan Intermediate People’s Court against one of our customers. The defendant had purchased from the Company, and the Company had delivered 10,000 units of mining machines for a total amount of RMB50.4 million (approximately $7,233,000). The defendant has paid RMB20 million (approximately $2,870,000), and the Company is seeking the payment of the outstanding balance of RMB30.4 million (approximately $4,363,000). On September 23, 2019, the defendant filed a counterclaim against the Company, primarily alleging failure to deliver products of 10,000 units of mining machines, and sought for the refund of the payment of the alleged undelivered products amounted to RMB10 million (approximately $1,435,000) plus interest and legal expenses. The case has been abated waiting for the verdict results of the undergoing action filed on January 29, 2019 and August 15, 2019, as discussed above. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On June 24, 2019, one of our customers filed a civil action in the Hangzhou Intermediate People’s Court against the Company in relation to the sales of 80,000 units of mining machines amounting to RMB403.2 million (approximately $57,865,000) pursuant to an executed sales contract. The plaintiff claimed that only 24,000 units out of the 80,000 units were received, and the remaining 56,000 units were still pending to be delivered. For the delivered 24,000 units of mining machines, the quality did not meet the plaintiff’s specifications. The plaintiff sought to rescind the sales contract and supplementary contract, return the 24,000 units of mining machines, which cannot meet the agreed performance, and asked for the return of partial payment totalling RMB120.96 million (approximately $17,359,000) under the sales contract and undertake the legal expenses. On June 29, 2020, the Hangzhou Intermediate People’s Court ruled to allow the plaintiff to withdraw the lawsuit and the case was closed. On November 22, 2019, the Company brought a counterclaim against the customer and the ultimate beneficial owner of the mining machines, alleging that the Company have delivered all 80,000 units of mining machines and sought for the remaining payment of RMB282.2 million (approximately $40,499,000) plus interest, the lawsuit is currently under trial while the customer has filed a counterclaim. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

On November 19, 2019, the Company filed a civil action in the High Court of the Hong Kong Special Administrative Region, Court of First Instance against one of the Company’s suppliers, alleging breach of contract for delivering defective products and seeking damages in the total of $25.1 million plus interest and costs. Further, at this stage, the management of the Company, together with the trail counsel of this case, do not believe the possibility and magnitude of the outcomes of the aforementioned lawsuit can be reasonably estimated.

Note 14 – Subsequent events

The Company has evaluated subsequent events through the date the financial statements were issued and filed with the Securities and Exchange Commission. Based on the Company’s evaluation, no other event has occurred requiring adjustment or disclosure in the notes to the consolidated financial statements, except the following:

From July 2020 to October 2020, the Company repaid loans from Hong Kong Dewang Limited and Zhejiang Wansi Computer Manufacturing Company Limited in the total amount of $21,000,000 and RMB750,000 (approximately $108,000), respectively.

As of October 23, 2020, the Company still has $3,113,700 outstanding loan balance with Hong Kong Dewang Limited.

On July 2, 2020, the Company purchased a bond, with a principal amount of $40,000,000 issued by L.R. Capital Property Investment Limited (formerly known as L.R. Capital Principal Investment Limited). The total purchase price is $40,000,000, and the bond bears interest of 6% per annum, on an annual and non-compounded basis. The principal and interests shall be repaid in full on the mature date, December 12, 2023. As of the date of this prospectus, the bond was fully redeemed by the Company.

On July 8, 2020, the Company purchased a bond, with a principal amount of $39,915,000 issued by International Merchants Holdings. The total purchase price is $39,999,265, and the bond bears interest of 4% per annum, on an annual and non-compounded basis. The principal and interests shall be repaid in full on the mature date, June 19, 2023.

On August 14, 2020, the Company purchased a bond, with a principal amount of $23,700,000 issued by International Merchants Holdings. The total purchase price is $23,700,000, and the bond bears interest of 6.8% per annum, on an annual and non-compounded basis. The principal and interests shall be repaid in full on the mature date, June 19, 2025.

Ebonex Pte. Ltd., Lucky Chance Global Limited, Ebang Communication Limited and Australia Ebon Pty. Ltd. were established as wholly foreign owned subsidiaries of the Company in the Republic of Singapore, the British Virgin Islands, Canada and Australia on August 13, 2020, August 18, 2020, August 28, 2020 and October 13, 2020, respectively.

Ebang International Holdings Inc.

Up to 8,000,000 Units

Each Unit Consisting of One Class A Ordinary Share and One Warrant to
Purchase One-Half of One Class A Ordinary Share

Prospectus dated November 18, 2020

Until December 13, 2020 (25 calendar days after the date of this Prospectus) all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a Prospectus. This is in addition to the dealers’ obligation to deliver a Prospectus when acting as underwriters and with respect to their unsold allotments or subscriptions.